UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM N-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	File No. 333-201820
Pre-Effective Amendment No. 2	☑
Post-Effective Amendment No.	□
and/or
REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	File No. 811-05701
Amendment No. 72	☑
(Check appropriate box or boxes.)
Nationwide Variable Account-4

(Exact Name of Registrant)
Nationwide Life Insurance Company

(Name of Depositor)
One Nationwide Plaza, Columbus, Ohio 43215

(Address of Depositor's Principal Executive Offices) (Zip Code)
(614) 249-7111

Depositor's Telephone Number, including Area Code
Robert W. Horner III, Vice President Corporate Governance and Secretary,
One Nationwide Plaza, Columbus, Ohio 43215

(Name and Address of Agent for Service)
As soon as possible after effective date

Approximate Date of Proposed Public Offering
Individual Flexible Premium Deferred Variable Annuity Contracts

Title of Securities Being Registered

The Registrant hereby agrees to amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall therefore become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Nationwide Destination Freedom+SM
Individual Flexible Premium Deferred Variable Annuity Contracts
Issued by
Nationwide Life Insurance Company
through its
Nationwide Variable Account-4
The date of this prospectus is _________ 2015.
This prospectus contains basic information about the contracts that should be understood before investing. Read this prospectus carefully and keep it for future reference.
Variable annuities are complex investment products with unique benefits and advantages that may be particularly useful in meeting long-term savings and retirement needs. There are costs and charges associated with these benefits and advantages - costs and charges that are different, or do not exist at all, within other investment products. With help from financial consultants and advisors, investors are encouraged to compare and contrast the costs and benefits of the variable annuity described in this prospectus against those of other investment products, especially other variable annuity and variable life insurance products offered by Nationwide and its affiliates. Nationwide offers a wide array of such products, many with different charges, benefit features, and underlying investment options. This process of comparison and analysis should aid in determining whether the purchase of the contract described in this prospectus is consistent with the purchaser's investment objectives, risk tolerance, investment time horizon, marital status, tax situation, and other personal characteristics and needs.
The Statement of Additional Information (dated _________ 2015), which contains additional information about the contracts and the Variable Account, has been filed with the SEC and is incorporated herein by reference. The table of contents for the Statement of Additional Information is on page 40. To obtain free copies of the Statement of Additional Information or to make any other service requests, contact Nationwide by one of the methods described in Contacting the Service Center.
Information about Nationwide and the variable annuity contract described in this prospectus (including the Statement of Additional Information) may also be reviewed and copied at the SEC's Public Reference Room in Washington, D.C., or may be obtained upon payment of a duplicating fee by writing the Public Reference Section of the SEC, 100 F Street NE, Washington, D.C. 20549. Additional information on the operation of the Public Reference Room may be obtained by calling the SEC at (202) 551-8090. The SEC also maintains a web site (www.sec.gov) that contains the prospectus, the Statement of Additional Information, material incorporated by reference, and other information.
Variable annuities are not insured by the Federal Deposit Insurance Corporation or any other federal government agency, and are not deposits of, guaranteed by, or insured by the depository institution where offered or any of its affiliates. Variable annuity contracts involve investment risk and may lose value. These securities have not been approved or disapproved by the SEC, nor has the SEC passed upon the accuracy or adequacy of the prospectus. Any representation to the contrary is a criminal offense.
The Sub-Accounts available under this contract invest in underlying mutual funds of the portfolio companies listed below.
•	ALPS Variable Investment Trust
•	American Century Variable Portfolios II, Inc.
•	American Funds Insurance Series®
•	BlackRock Variable Series Funds, Inc.
•	Delaware VIP Trust
•	Direxion Insurance Trust
•	Dreyfus Investment Portfolios
•	Eaton Vance Variable Trust
•	Fidelity Variable Insurance Products Fund
•	Franklin Templeton Variable Insurance Products Trust
•	Goldman Sachs Variable Insurance Trust
•	Guggenheim Variable Fund
•	Guggenheim Variable Funds Trust
•	Invesco
•	Ivy Funds Variable Insurance Portfolios
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•	Janus Aspen Series
•	JPMorgan Insurance Trust
•	Lazard Retirement Series, Inc.
•	Legg Mason Partners Variable Equity Trust
•	Legg Mason Partners Variable Income Trust
•	Lord Abbett Series Fund, Inc.
•	MFS® Variable Insurance Trust
•	MFS® Variable Insurance Trust II
•	MFS® Variable Insurance Trust III
•	Nationwide Variable Insurance Trust
•	Neuberger Berman Advisers Management Trust
•	Oppenheimer Variable Account Funds
•	PIMCO Variable Insurance Trust
•	Putnam Variable Trust
•	T. Rowe Price Equity Series, Inc.
•	The Merger Fund VL
•	The Universal Institutional Funds, Inc.
•	Van Eck VIP Trust
For a complete list of the available Sub-Accounts, refer to Appendix A: Underlying Mutual Funds. For more information on the underlying mutual funds, refer to the prospectus for the mutual fund.
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Glossary of Special Terms
Accumulation Unit – An accounting unit of measure used to calculate the Contract Value allocated to the Variable Account before the Annuitization Date.
Annuitant – The person(s) whose length of life determines how long annuity payments are paid.
Annuitization Date – The date on which annuity payments begin.
Annuity Commencement Date – The date on which annuity payments are scheduled to begin.
Annuity Unit – An accounting unit of measure used to calculate the value of variable annuity payments.
Charitable Remainder Trust – A trust meeting the requirements of Section 664 of the Internal Revenue Code.
Co-Annuitant – The person designated by the Contract Owner to receive the benefit associated with the Spousal Protection Feature.
Contingent Annuitant – The individual who becomes the Annuitant if the Annuitant dies before the Annuitization Date.
Contract Anniversary – Each recurring one-year anniversary of the date the contract was issued.
Contract Owner(s) – The person(s) who owns all rights under the contract.
Contract Value – The value of all Accumulation Units in a contract.
Contract Year – Each year the contract is in force beginning with the date the contract is issued.
Daily Net Assets – A figure that is calculated at the end of each Valuation Date and represents the sum of all the Contract Owners' interests in the Sub-Accounts after the deduction of underlying mutual fund expenses.
Individual Retirement Account – An account that qualifies for favorable tax treatment under Section 408(a) of the Internal Revenue Code, but does not include Roth IRAs.
Individual Retirement Annuity or IRA – An annuity contract that qualifies for favorable tax treatment under Section 408(b) of the Internal Revenue Code, but does not include Roth IRAs or Simple IRAs.
Investment-Only Contract – A contract purchased by a qualified pension, profit-sharing, or stock bonus plan as defined by Section 401(a) of the Internal Revenue Code.
Nationwide – Nationwide Life Insurance Company.
Net Asset Value – The value of one share of an underlying mutual fund at the close of the New York Stock Exchange.
Non-Qualified Contract – A contract which does not qualify for favorable tax treatment as a Qualified Plan, IRA, Roth IRA, SEP IRA, Simple IRA, or Tax Sheltered Annuity.
Qualified Plan – A retirement plan that receives favorable tax treatment under Section 401 of the Internal Revenue Code, including Investment-Only Contracts. In this prospectus, all provisions applicable to Qualified Plans apply to Investment-Only Contracts unless specifically stated otherwise.
Quarterly Contract Anniversary – Each recurring three-month anniversary of the date the contract was issued.
Roth IRA – An annuity contract that qualifies for favorable tax treatment under Section 408A of the Internal Revenue Code.
SEC – Securities and Exchange Commission.
SEP IRA – An annuity contract which qualifies for favorable tax treatment under Section 408(k) of the Internal Revenue Code.
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Service Center – The department of Nationwide responsible for receiving all service and transaction requests relating to the contract. For service and transaction requests submitted other than by telephone (including fax requests), the Service Center is Nationwide's mail and document processing facility. For service and transaction requests communicated by telephone, the Service Center is Nationwide's operations processing facility. Information on how to contact the Service Center is in the Contacting the Service Center provision.
Simple IRA – An annuity contract which qualifies for favorable tax treatment under Section 408(p) of the Internal Revenue Code.
Sub-Accounts – Divisions of the Variable Account, each of which invests in a single underlying mutual fund.
Tax Sheltered Annuity – An annuity that qualifies for favorable tax treatment under Section 403(b) of the Internal Revenue Code.
Valuation Date – Each day the New York Stock Exchange is open for business or any other day during which there is a sufficient degree of trading such that the current Net Asset Value of the underlying mutual fund shares might be materially affected. Values of the Variable Account are determined as of the close of the New York Stock Exchange, which generally closes at 4:00 p.m. EST.
Valuation Period – The period of time commencing at the close of a Valuation Date and ending at the close of the New York Stock Exchange for the next succeeding Valuation Date.
Variable Account – Nationwide Variable Account-4, a separate account that Nationwide established to hold Contract Owner assets allocated to variable investment options. The Variable Account is divided into Sub-Accounts, each of which invests in a separate underlying mutual fund.
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Table of Contents (continued)
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Contract Expenses
The following tables describe the fees and expenses that a Contract Owner will pay when buying, owning, or surrendering the contract. Please refer to the applicable section later in this prospectus for a detailed description of each charge.
The first table describes the fees and expenses a Contract Owner will pay at the time the contract is purchased, surrendered, or when cash value is transferred between investment options.
Contract Owner Transaction Expenses
Maximum Contingent Deferred Sales Charge ("CDSC") (as a percentage of purchase payments surrendered)	7%
Range of CDSC over time:
Number of Completed Years from Date of Purchase Payment	0	1	2	3	4	5+
CDSC Percentage	7%	7%	6%	5%	3%	0%
Some state jurisdictions require a lower CDSC schedule. Please refer to your contract for state specific information.
Maximum Premium Tax Charge (as a percentage of purchase payments)	5% [1]
Maximum Short-Term Trading Fee (as a percentage of transaction amount)	1%

The next table describes the fees and expenses that a Contract Owner will pay periodically during the life of the contract (not including underlying mutual fund fees and expenses).
Recurring Contract Expenses
Maximum Annual Contract Maintenance Charge	$50 [2]
Variable Account Annual Expenses (assessed as an annualized percentage of Daily Net Assets)
Mortality and Expense Risk Charge	0.85%
Administrative Charge	0.15% [3]
No CDSC Option ("C Schedule Option") Charge (assessed as an annualized percentage of Daily Net Assets)	0.35%
Death Benefit Options (an applicant may purchase one) (assessed as an annualized percentage of Daily Net Assets)
Highest Anniversary Enhanced Death Benefit Option Charge	0.30%
Return of Premium Enhanced Death Benefit Option Charge	0.20%

The next table shows the fees and expenses that a Contract Owner would pay if he/she elected all of the optional benefits under the contract (and the most expensive of mutually exclusive optional benefits).
Summary of Maximum Contract Expenses (Expenses shown are the annualized rates charged as a percentage of the Daily Net Assets of the Variable Account.)
Mortality and Expense Risk Charge (applicable to all contracts)	0.85%
Administrative Charge (applicable to all contracts)	0.15% [3]
C Schedule Option Charge	0.35%
Highest Anniversary Enhanced Death Benefit Option Charge	0.30%
Maximum Possible Total Variable Account Charges	1.65%

[1]	Nationwide will charge between 0% and 5% of purchase payments for premium taxes levied by state or other government entities. The amount assessed to the contract will equal the amount assessed by the state or government entity.
[2]	On each contract's Contract Anniversary, Nationwide deducts the Contract Maintenance Charge if the Contract Value is less than $50,000 on such Contract Anniversary. This charge is permanently waived for any contracts valued at $50,000 or more on any Contract Anniversary.
[3]	The Administrative Charge is waived if the Contract Value, on the later of the Date of Issue or the most recent Quarterly Contract Anniversary, is greater than or equal to $1,000,000. If the Contract Value subsequently falls to less than $1,000,000 on the most recent Quarterly Contract Anniversary, the Administrative Charge will be reinstated for that quarter.
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Underlying Mutual Fund Annual Expenses
The next table provides the minimum and maximum total operating expenses, as of December 31, 2014, charged by the underlying mutual funds that the Contract Owner may pay periodically during the life of the contract. The table does not reflect Short-Term Trading Fees. More detail concerning each underlying mutual fund's fees and expenses is contained in the prospectus for each underlying mutual fund.
Total Annual Underlying Mutual Fund Operating Expenses
	Minimum	Maximum
(expenses that are deducted from underlying mutual fund assets, including management fees, distribution (12b-1) fees, and other expenses, as a percentage of average underlying mutual fund assets)	0.32%	8.84%
The minimum and maximum underlying mutual fund operating expenses indicated above do not reflect voluntary or contractual reimbursements and/or waivers applied to some underlying mutual funds. Therefore, actual expenses could be lower. Refer to the underlying mutual fund prospectuses for specific expense information.
Example
This Example is intended to help Contract Owners compare the cost of investing in the contract with the cost of investing in other variable annuity contracts. These costs include Contract Owner transaction expenses, contract fees, Variable Account annual expenses, and underlying mutual fund fees and expenses. The Example does not reflect premium taxes or Short-Term Trading Fees which, if reflected, would result in higher expenses.
The Example assumes:
•	a $10,000 investment in the contract for the time periods indicated;
•	a 5% return each year;
•	the maximum and the minimum fees and expenses of any of the underlying mutual funds;
•	the maximum Contingent Deferred Sales Charge under the standard 5 year CDSC schedule;
•	a $50 Contract Maintenance Charge expressed as a percentage of the average contract account size; and
•	the total Variable Account charges associated with the most expensive combination of optional benefits (1.65%).
For those contracts that do not elect the most expensive combination of optional benefits, the expenses would be lower.
	If you surrender your contract at the end of the applicable time period				If you annuitize your contract at the end of the applicable time period				If you do not surrender your contract
	1 Yr.	3 Yrs.	5 Yrs.	10 Yrs.	1 Yr.	3 Yrs.	5 Yrs.	10 Yrs.	1 Yr.	3 Yrs.	5 Yrs.	10 Yrs.
Maximum Total Underlying Mutual Fund Operating Expenses (8.84%)	$1,854	$3,740	$5,063	$8,673	*	$3,240	$5,063	$8,673	$1,154	$3,240	$5,063	$8,673
Minimum Total Underlying Mutual Fund Operating Expenses (0.32%)	$ 959	$1,297	$1,361	$2,893	*	$ 797	$1,361	$2,893	$ 259	$ 797	$1,361	$2,893
*	Generally, the contracts sold under this prospectus do not permit annuitization during the first two Contract Years (see Annuitizing the Contract).
Synopsis of the Contracts
The annuity described in this prospectus is intended to provide benefits to a single or joint owner and his/her beneficiaries. The contracts described in this prospectus are Individual Flexible Premium Deferred Variable Annuity Contracts.
The contracts can be categorized as:
•	Charitable Remainder Trusts
•	Individual Retirement Annuities ("IRAs")
•	Investment-Only Contracts (Qualified Plans)
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•	Non-Qualified Contracts
•	Roth IRAs
•	Simplified Employee Pension IRAs ("SEP IRAs")
•	Simple IRAs
For more detailed information with regard to the differences in contract types, see Appendix C: Contract Types and Tax Information.
Prospective purchasers may apply to purchase a contract through broker dealers that have entered into a selling agreement with Nationwide Investment Services Corporation.
Surrenders/Withdrawals
Contract Owners may generally withdraw some or all of their Contract Value at any time prior to annuitization by notifying the Service Center in writing (see Surrender/Withdrawal Prior to Annuitization). After the Annuitization Date, withdrawals are not permitted (see Surrender/Withdrawal After Annuitization).
Minimum Initial and Subsequent Purchase Payments
All purchase payments must be paid in the currency of the United States of America. The minimum initial purchase payment is $10,000. A Contract Owner will meet the minimum initial purchase payment requirement if purchase payments equal to the required minimum are made over the course of the first Contract Year. The minimum subsequent purchase payment is $500. However, for subsequent purchase payments sent via electronic deposit, the minimum subsequent purchase payment is $50.
Some states have different minimum initial and subsequent purchase payment amounts, and subsequent purchase payments may not be permitted in all states. Contact the Service Center for information on subsequent purchase payment requirements in a particular state.
Nationwide reserves the right to refuse any purchase payment that would result in the cumulative total for all contracts issued by Nationwide on the life of any one Annuitant or owned by any one Contract Owner to exceed $1,000,000. Its decision as to whether or not to accept a purchase payment in excess of that amount will be based on one or more factors, including, but not limited to: age, spouse age (if applicable), Annuitant age, state of issue, total purchase payments, optional benefits elected, current market conditions, and current hedging costs. All such decisions will be based on internally established actuarial guidelines and will be applied in a non-discriminatory manner. In the event that Nationwide does not accept a purchase payment under these guidelines, the purchase payment will be immediately returned in its entirety in the same manner as it was received. If Nationwide accepts the purchase payment, it will be applied to the contract immediately and will receive the next calculated Accumulation Unit value. Any references in this prospectus to purchase payment amounts in excess of $1,000,000 are assumed to have been approved by Nationwide.
Nationwide prohibits subsequent purchase payments made after death of the Contract Owner(s), the Annuitant, or Co-Annuitant. If upon notification of death of the Contract Owner(s), the Annuitant, or Co-Annuitant, it is determined that death occurred prior to a subsequent purchase payment being made, Nationwide reserves the right to return the purchase payment.
Dollar Limit Restrictions
Certain features of the contract have additional purchase payment and/or Contract Value limitations associated with them:
Annuitization. Annuity payment options will be limited if the Contract Owner submits total purchase payments in excess of $2,000,000. Furthermore, if the amount to be annuitized is greater than $5,000,000, Nationwide may limit both the amount that can be annuitized on a single life and the annuity payment options (see Annuity Payment Options).
Death Benefit Calculations. Purchase payments up to $3,000,000 may result in a higher death benefit payment than purchase payments in excess of $3,000,000 (see Death Benefit Calculations).
Mortality and Expense Risk Charge
Nationwide deducts a Mortality and Expense Risk Charge equal to an annualized rate of 0.85% of the Daily Net Assets. The Mortality and Expense Risk Charge compensates Nationwide for providing the insurance benefits under the contract, including the contract's standard death benefit. It also compensates Nationwide for assuming the risk that Annuitants will
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live longer than assumed. Finally, the Mortality and Expense Risk Charge compensates Nationwide for guaranteeing that charges will not increase regardless of actual expenses. Nationwide may realize a profit from this charge.
Administrative Charge
Nationwide deducts an Administrative Charge equal to an annualized rate of 0.15% of the Daily Net Assets. The Administrative Charge reimburses Nationwide for administrative costs it incurs resulting from providing contract benefits, including preparation of the contract and prospectus, confirmation statements, annual account statements and annual reports, legal and accounting fees, as well as various related expenses. Nationwide may realize a profit from this charge.
The Administrative Charge is waived if the Contract Value, on the later of the Date of Issue or the most recent Quarterly Contract Anniversary, is greater than or equal to $1,000,000. Nationwide will determine on each Quarterly Contract Anniversary if the Contract is eligible for a waiver of the Administrative Charge. If the Contract Value subsequently falls to less than $1,000,000 on the most recent Quarterly Contract Anniversary, the Administrative Charge will be reinstated for that quarter.
Contract Maintenance Charge
A $50 Contract Maintenance Charge is assessed on each Contract Anniversary and upon full surrender of the contract. If on any Contract Anniversary (or on the date of a full surrender) the Contract Value is $50,000 or more, Nationwide will waive the Contract Maintenance Charge from that point forward.
Contingent Deferred Sales Charge
Nationwide does not deduct a sales charge from purchase payments upon deposit into the contract. However, Nationwide may deduct a Contingent Deferred Sales Charge ("CDSC") if any amount is withdrawn from the contract. This CDSC reimburses Nationwide for sales expenses. The amount of the CDSC will not exceed 7% of purchase payments withdrawn.
CDSC Options
C Schedule Option
An applicant can elect the C Schedule Option at the time of application. The C Schedule Option eliminates the standard CDSC schedule (the B Schedule) from the contract. In exchange, Nationwide assesses a charge at an annualized rate of 0.35% of the Daily Net Assets.
Death Benefit Options
The contract contains a standard death benefit (return of Contract Value) at no additional charge. Optional death benefits are also available for an additional charge, which may provide a greater death benefit than the standard death benefit.
In lieu of the standard death benefit, an applicant may elect one of the following death benefit options at the time of application:
•	The Highest Anniversary Enhanced Death Benefit Option is available for contracts with Annuitants age 75 or younger at the time of application. The charge for this option is equal to 0.30% of the Daily Net Assets.
•	The Return of Premium Enhanced Death Benefit Option is available for contracts with Annuitants age 75 or younger at the time of application. The charge for this option is equal to 0.20% of the Daily Net Assets.
Changes in ownership and contract assignments could have a negative impact on the death benefit (see Death Benefits).
Charges for Optional Benefits
Generally, the charges associated with optional benefits are only assessed prior to annuitization. However, certain optional benefits will assess the charge for a specified duration, even if the contract is annuitized:
•	The charge for the C Share Option will be assessed both before and after annuitization.
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Underlying Mutual Fund Annual Expenses
The underlying mutual funds charge fees and expenses that are deducted from underlying mutual fund assets. These fees and expenses are in addition to the fees and expenses assessed by the contract. The prospectus for each underlying mutual fund provides information regarding the fees and expenses applicable to the fund.
Short-Term Trading Fees
Some underlying mutual funds may assess (or reserve the right to assess) a short-term trading fee in connection with transfers from a Sub-Account that occur within 60 days after the date of allocation to the Sub-Account.
Any short-term trading fee assessed by any underlying mutual fund available in conjunction with the contracts described in this prospectus will equal 1% of the amount determined to be engaged in short-term trading.
Annuity Payments
On the Annuitization Date, annuity payments begin (see Annuitizing the Contract). Annuity payments will be based on the annuity payment option chosen prior to annuitization. Nationwide will send annuity payments no later than seven days after each annuity payment date.
Taxation
How distributions from an annuity contract are taxed depends on the type of contract issued and the purpose for which the contract is purchased. Generally, distributions from an annuity contract, including the payment of death benefits, are taxable to the extent they exceed investment in the contract (see Appendix C: Contract Types and Tax Information). Nationwide will charge against the contract any premium taxes levied by any governmental authority. Premium tax rates currently range from 0% to 5% (see Premium Taxes and Appendix C: Contract Types and Tax Information).
Death Benefit
An applicant may elect either the standard death benefit (Return of Contract Value) or an available death benefit option that is offered under the contract for an additional charge. If no election is made at the time of application, the death benefit will be the standard death benefit.
Cancellation of the Contract
Under state insurance laws, Contract Owners have the right, during a limited period of time, to examine their contract and decide if they want to keep it or cancel it. This right is referred to as a "free look" right. The length of this time period depends on state law and may vary depending on whether the purchase is a replacement of another annuity contract. For ease of administration, Nationwide will honor any free look cancellation that is received at the Service Center or postmarked within 30 days after the contract issue date (see Right to Examine and Cancel).
If the Contract Owner elects to cancel the contract pursuant to the free look provision, where required by law, Nationwide will return the greater of the Contract Value or the amount of purchase payment(s) applied during the free look period, less any withdrawals from the contract, and applicable federal and state income tax withholding. Otherwise, Nationwide will return the Contract Value, less any withdrawals from the contract, and applicable federal and state income tax withholding (see Right to Examine and Cancel).
Condensed Financial Information
The value of an Accumulation Unit is determined on the basis of changes in the per share value of the underlying mutual funds and the assessment of Variable Account charges which may vary from contract to contract (see Determining the Contract Value). Since this annuity contract was not available as of December 31, 2014, there are no Accumulation Unit values available.
Financial Statements
Financial statements for the Variable Account and consolidated financial statements for Nationwide are located in the Statement of Additional Information. A current Statement of Additional Information may be obtained, without charge, by contacting the Service Center.
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Nationwide Life Insurance Company
Nationwide, the depositor, is a stock life insurance company organized under Ohio law in March 1929, with its home office at One Nationwide Plaza, Columbus, Ohio 43215. Nationwide is a provider of life insurance, annuities, and retirement products. Nationwide is admitted to do business in all states, the District of Columbia, and Puerto Rico.
Nationwide is a member of the Nationwide group of companies. Nationwide Mutual Insurance Company and Nationwide Mutual Fire Insurance Company (the "Companies") are the ultimate controlling persons of the Nationwide group of companies. The Companies were organized under Ohio law in December 1925 and 1933 respectively. The Companies engage in a general insurance and reinsurance business, except life insurance.
Nationwide Investment Services Corporation
The contracts are distributed by the general distributor, Nationwide Investment Services Corporation ("NISC"), One Nationwide Plaza, Columbus, Ohio 43215. NISC is a wholly-owned subsidiary of Nationwide.
Investing in the Contract
The Variable Account and Underlying Mutual Funds
Nationwide Variable Account-4 is a variable account that invests in the underlying mutual funds listed in Appendix A: Underlying Mutual Funds. Nationwide established the Variable Account on October 7, 1987 pursuant to Ohio law. Although the Variable Account is registered with the SEC as a unit investment trust pursuant to the Investment Company Act of 1940 ("1940 Act"), the SEC does not supervise the management of Nationwide or the Variable Account.
Income, gains, and losses credited to or charged against the Variable Account reflect the Variable Account's own investment experience and not the investment experience of Nationwide's other assets. The Variable Account's assets are held separately from Nationwide's assets and are not chargeable with liabilities incurred in any other business of Nationwide. Nationwide is obligated to pay all amounts promised to Contract Owners under the contracts.
The Variable Account is divided into Sub-Accounts, each of which invests in shares of a single underlying mutual fund. Nationwide uses the assets of each Sub-Account to buy shares of the underlying mutual funds based on Contract Owner instructions.
Contract Owners receive underlying mutual fund prospectuses when they make their initial Sub-Account allocations and any time they change those allocations. Contract Owners can obtain prospectuses for underlying mutual funds free of charge at any time by contacting the Service Center. Contract Owners should read these prospectuses carefully before investing.
Underlying mutual funds in the Variable Account are NOT publicly traded mutual funds. They are only available as investment options in variable life insurance policies or variable annuity contracts issued by life insurance companies, or in some cases, through participation in certain qualified pension or retirement plans.
The investment advisers of the underlying mutual funds may manage publicly traded mutual funds with similar names and investment objectives. However, the underlying mutual funds are NOT directly related to any publicly traded mutual fund. Contract Owners should not compare the performance of a publicly traded fund with the performance of underlying mutual funds participating in the Variable Account. The performance of the underlying mutual funds could differ substantially from that of any publicly traded funds.
The particular underlying mutual funds available under the contract may change from time to time. Specifically, underlying mutual funds or underlying mutual fund share classes that are currently available may be removed or closed off to future investment. New underlying mutual funds or new share classes of currently available underlying mutual funds may be added. Contract Owners will receive notice of any such changes that affect their contract.
In the future, additional underlying mutual funds managed by certain financial institutions, brokerage firms, or their affiliates may be added to the Variable Account. These additional underlying mutual funds may be offered exclusively to purchasing customers of the particular financial institution or brokerage firm, or through other exclusive distribution arrangements.
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Voting Rights
Contract Owners with assets allocated to Sub-Accounts are entitled to certain voting rights. Nationwide will vote Contract Owner shares at special shareholder meetings based on Contract Owner instructions. However, if the law changes and Nationwide is allowed to vote in its own right, it may elect to do so.
Contract Owners with voting interests in an underlying mutual fund will be notified of issues requiring the shareholders' vote as soon as possible before the shareholder meeting. Notification will contain proxy materials and a form with which to give Nationwide voting instructions. Nationwide will vote shares for which no instructions are received in the same proportion as those that are received. What this means is that when only a small number of Contract Owners vote, each vote has a greater impact on, and may control, the outcome.
The number of shares which a Contract Owner may vote is determined by dividing the cash value of the amount they have allocated to an underlying mutual fund by the Net Asset Value of that underlying mutual fund. Nationwide will designate a date for this determination not more than 90 days before the shareholder meeting.
Material Conflicts
The underlying mutual funds may be offered through separate accounts of other insurance companies, as well as through other separate accounts of Nationwide. Nationwide does not anticipate any disadvantages to this. However, it is possible that a conflict may arise between the interests of the Variable Account and one or more of the other separate accounts in which these underlying mutual funds participate.
Material conflicts may occur due to a change in law affecting the operations of variable life insurance policies and variable annuity contracts, or differences in the voting instructions of the Contract Owners and those of other companies. If a material conflict occurs, Nationwide will take whatever steps are necessary to protect Contract Owners and variable annuity payees, including withdrawal of the Variable Account from participation in the underlying mutual fund(s) involved in the conflict.
Substitution of Securities
Nationwide may substitute, eliminate, or combine shares of another underlying mutual fund for shares already purchased or to be purchased in the future if either of the following occurs:
(1)	shares of a current underlying mutual fund are no longer available for investment; or
(2)	further investment in an underlying mutual fund is inappropriate.
No substitution of shares may take place without the prior approval of the SEC. All affected Contract Owners will be notified in the event there is a substitution, elimination, or combination of shares.
Deregistration of the Variable Account
Nationwide may deregister the Variable Account under the 1940 Act in the event the Variable Account meets an exemption from registration under the 1940 Act, if there are no shareholders in the separate account, or for any other purpose approved by the SEC.
No deregistration may take place without the prior approval of the SEC. All affected Contract Owners will be notified in the event Nationwide deregisters the Variable Account.
Contacting the Service Center
All inquiries, paperwork, information requests, service requests, and transaction requests should be made to the Service Center:
•	by telephone at 1-800-848-6331 (TDD 1-800-238-3035)
•	by mail to P.O. Box 182021, Columbus, Ohio 43218-2021
•	by fax at 1-888-634-4472
•	by Internet at www.nationwide.com.
Nationwide reserves the right to restrict or remove the ability to submit service requests via Internet, phone, or fax upon written notice.
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Not all methods of communication are available for all types of requests. To determine which methods are permitted for a particular request, refer to the specific transaction provision in this prospectus or call the Service Center. Requests submitted by means other than described in this prospectus could be returned or delayed.
Service and transaction requests will generally be processed on the Valuation Date they are received at the Service Center as long as the request is in good order. Good order generally means that all necessary information to process the request is complete and in a form acceptable to Nationwide. If a request is not in good order, Nationwide will take reasonable actions to obtain the information necessary to process the request. Requests that are not in good order may be delayed or returned. Nationwide reserves the right to process any purchase payment or withdrawal request sent to a location other than the Service Center on the Valuation Date it is received at the Service Center. On any day the post office is closed, Nationwide is unable to retrieve service and transaction requests that are submitted by mail. This will result in a delay of the delivery of those requests to the Service Center.
Nationwide may be required to provide information about one or more contracts to government regulators. If mandated under applicable law, Nationwide may be required to reject a purchase payment and to refuse to process transaction requests for transfers, withdrawals, loans, and/or death benefits until instructed otherwise by the appropriate regulator.
Nationwide will use reasonable procedures to confirm that instructions are genuine and will not be liable for following instructions that it reasonably determined to be genuine. Nationwide may record telephone requests. Telephone and computer systems may not always be available. Any telephone system or computer can experience outages or slowdowns for a variety of reasons. The outages or slowdowns could prevent or delay processing. Although Nationwide has taken precautions to support heavy use, it is still possible to incur an outage or delay. To avoid technical difficulties, submit transaction requests by mail.
The Contract in General
In order to comply with the USA Patriot Act and rules promulgated thereunder, Nationwide has implemented procedures designed to prevent contracts described in this prospectus from being used to facilitate money laundering or the financing of terrorist activities.
Due to state law variations, the options and benefits described in this prospectus may vary or may not be available depending on the state in which the contract is issued. Possible state law variations include, but are not limited to, minimum initial and subsequent purchase payment amounts, availability of certain optional benefits, free look rights, annuity payment options, ownership and interests in the contract, death benefit calculations, and CDSC-free withdrawal privileges. This prospectus describes all the material features of the contract. To review a copy of the contract and any endorsements, contact the Service Center.
If the contract described in this prospectus is replacing another variable annuity, the mortality tables used to determine the amount of annuity payments for this contract may be less favorable than those in the contract being replaced. Additionally, upon replacement, all benefits accrued under the replaced contract are forfeited.
Except in certain circumstances involving fraud and where permitted by state law, Nationwide will not contest the contract after it has been in force during the lifetime of the Annuitant for two years after the date of contract issuance or effective date of certain contract changes, as defined in the contract.
The annuity described in this prospectus is intended to provide benefits to a single individual and his/her beneficiaries. It is not intended to be used by institutional investors, in connection with other Nationwide contracts that have the same Annuitant, or in connection with other Nationwide contracts that have different Annuitants, but the same Contract Owner. If Nationwide determines that the risks it intended to assume in issuing the contract have been altered by misusing the contract as described above, Nationwide reserves the right to take any action it deems necessary to reduce or eliminate the altered risk. Nationwide also reserves the right to take any action it deems necessary to reduce or eliminate altered risk resulting from materially false, misleading, incomplete, or otherwise deficient information provided by the Contract Owner.
These contracts are offered to customers of various financial institutions and brokerage firms. No financial institution or brokerage firm is responsible for any of the contractual insurance benefits and features guaranteed under the contracts. These guarantees are the sole responsibility of Nationwide.
In general, deferred variable annuities are long-term investments; they are not intended as short-term investments. The contracts associated with this prospectus are not intended to be sold to a terminally ill Contract Owner or Annuitant. Accordingly, Nationwide has designed the contract to offer features, pricing, and investment options that encourage long-term ownership. It is very important that Contract Owners and prospective purchasers understand all the costs associated
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with owning a contract, and if and how those costs change during the lifetime of the contract. Contract charges may not be the same in later Contract Years as they are in early Contract Years. The various contract charges are assessed in order to compensate Nationwide for administrative services, distribution and operational expenses, and assumed actuarial risks associated with the contract.
Nationwide's businesses are highly dependent upon its computer systems and those of its business partners. This makes Nationwide potentially susceptible to operational and information security risks resulting from a cyber-attack. These risks include direct risks, such as theft, misuse, corruption and destruction of data maintained by Nationwide, and indirect risks, such as denial of service, attacks on service provider websites and other operational disruptions that impede Nationwide's ability to electronically interact with service providers. Cyber-attacks affecting Nationwide, the underlying mutual funds, intermediaries, and other service providers may adversely affect Nationwide and Contract Values. In connection with any such cyber-attack, Nationwide and/or its service providers and intermediaries may be subject to regulatory fines and financial losses and/or reputational damage. Cyber security risks may also impact the issuers of securities in which the underlying mutual funds invest, which may cause the underlying mutual funds to lose value. Although Nationwide undertakes substantial efforts to protect its computer systems from cyber-attacks, including internal processes and technological defenses that are preventative or detective, and other controls designed to provide multiple layers of security assurance, there can be no guarantee that Nationwide, its service providers, or the underlying mutual funds will avoid losses affecting contracts due to cyber-attacks or information security breaches in the future.
In the event that Contract Values are adversely affected as a result of the failure of Nationwide's cyber-security controls, Nationwide will take reasonable steps to restore Contract Values to the levels that they would have been had the cyber-attack not occurred. Nationwide will not, however, be responsible for any adverse impact to Contract Values that result from the Contract Owner or its designee's negligent acts or failure to use reasonably appropriate safeguards to protect against cyber-attacks.
Following is a discussion of some relevant factors that may be of particular interest to prospective investors.
Distribution, Promotional, and Sales Expenses
Nationwide pays commissions to the firms that sell the contracts. The maximum gross commission that Nationwide will pay on the sale of the contracts is 5.25% of purchase payments. Note: The individual registered representatives typically receive only a portion of this amount; the remainder is retained by the firm. Nationwide may also, instead of a premium-based commission, pay an asset-based commission (sometimes referred to as "trails" or "residuals"), or a combination of the two.
In addition to or partially in lieu of commission, Nationwide may also pay the selling firms a marketing allowance, which is based on the firm's ability and demonstrated willingness to promote and market Nationwide's products. How any marketing allowance is spent is determined by the firm, but generally will be used to finance firm activities that may contribute to the promotion and marketing of Nationwide's products. For more information on the exact compensation arrangement associated with this contract, consult your sales representative.
Underlying Mutual Fund Payments
Nationwide's Relationship with the Underlying Mutual Funds
The underlying mutual funds incur expenses each time they sell, administer, or redeem their shares. The Variable Account aggregates Contract Owner purchase, redemption, and transfer requests and submits net or aggregated purchase/redemption requests to each underlying mutual fund daily. The Variable Account (not the Contract Owners) is the underlying mutual fund shareholder. When the Variable Account aggregates transactions, the underlying mutual fund does not incur the expense of processing individual transactions it would normally incur if it sold its shares directly to the public. Nationwide incurs these expenses instead.
Nationwide also incurs the distribution costs of selling the contract (as discussed above), which benefit the underlying mutual funds by providing Contract Owners with Sub-Account options that correspond to the underlying mutual funds.
An investment adviser or subadviser of an underlying mutual fund or its affiliates may provide Nationwide or its affiliates with wholesaling services that assist in the distribution of the contract and may pay Nationwide or its affiliates to participate in educational and/or marketing activities. These activities may provide the adviser or subadviser (or their affiliates) with increased exposure to persons involved in the distribution of the contract.
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Types of Payments Nationwide Receives
In light of the above, the underlying mutual funds and their affiliates make certain payments to Nationwide or its affiliates (the "payments"). The amount of these payments is typically based on a percentage of assets invested in the underlying mutual funds attributable to the contracts and other variable contracts Nationwide and its affiliates issue, but in some cases may involve a flat fee. These payments are made for various purposes, including payments for the services provided and expenses incurred by the Nationwide companies in promoting, marketing and administering the contracts and underlying funds. Nationwide may realize a profit on the payments received.
Nationwide or its affiliates receive the following types of payments:
•	Underlying mutual fund 12b-1 fees, which are deducted from underlying mutual fund assets;
•	Sub-transfer agent fees or fees pursuant to administrative service plans adopted by the underlying mutual fund, which may be deducted from underlying mutual fund assets; and
•	Payments by an underlying mutual fund's adviser or subadviser (or its affiliates). Such payments may be derived, in whole or in part, from the advisory fee, which is deducted from underlying mutual fund assets and is reflected in mutual fund charges.
Furthermore, Nationwide benefits from assets invested in Nationwide's affiliated underlying mutual funds (i.e., Nationwide Variable Insurance Trust) because its affiliates also receive compensation from the underlying mutual funds for investment advisory, administrative, transfer agency, distribution, and/or other services. Thus, Nationwide may receive more revenue with respect to affiliated underlying mutual funds than unaffiliated underlying mutual funds.
Nationwide took into consideration the anticipated payments from the underlying mutual funds when it determined the charges imposed under the contracts (apart from fees and expenses imposed by the underlying mutual funds). Without these payments, Nationwide would have imposed higher charges under the contract.
Amount of Payments Nationwide Receives
For the year ended December 31, 2014, the underlying mutual fund payments Nationwide and its affiliates received from the underlying mutual funds did not exceed 0.75% (as a percentage of the average Daily Net Assets invested in the underlying mutual funds) offered through this contract or other variable contracts that Nationwide and its affiliates issue. Payments from investment advisers or subadvisers to participate in educational and/or marketing activities have not been taken into account in this percentage.
Most underlying mutual funds or their affiliates have agreed to make payments to Nationwide or its affiliates, although the applicable percentages may vary from underlying mutual fund to underlying mutual fund and some may not make any payments at all. Because the amount of the actual payments Nationwide and its affiliates receive depends on the assets of the underlying mutual funds attributable to the contract, Nationwide and its affiliates may receive higher payments from underlying mutual funds with lower percentages (but greater assets) than from underlying mutual funds that have higher percentages (but fewer assets).
For contracts owned by an employer sponsored retirement plan, upon a plan trustee's request, Nationwide will provide a best estimate of plan-specific, aggregate data regarding the amount of underlying mutual fund payments Nationwide received in connection with the plan's investments either for the previous calendar year or plan year, if the plan year is not the same as the calendar year.
Identification of Underlying Mutual Funds
Nationwide may consider several criteria when identifying the underlying mutual funds, including some or all of the following: investment objectives, investment process, investment performance, risk characteristics, investment capabilities, experience and resources, investment consistency, and fund expenses. Another factor Nationwide considers during the identification process is whether the underlying mutual fund's adviser or subadviser is a Nationwide affiliate or whether the underlying mutual fund, its adviser, its subadviser(s), or an affiliate will make payments to Nationwide or its affiliates.
There may be underlying mutual funds with lower fees, as well as other variable contracts that offer underlying mutual funds with lower fees. The purchaser should consider all of the fees and charges of the contract in relation to its features and benefits when making a decision to invest. Note: Higher contract and underlying mutual fund fees and charges have a direct effect on and may lower investment performance.
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Treatment of Unclaimed Property
Every state has unclaimed property laws which generally declare annuity contracts to be abandoned after a period of inactivity of three to five years from the contract's Annuity Commencement Date or the date Nationwide becomes informed that a death benefit is due and payable. For example, if the payment of a death benefit has been triggered, but, if after a thorough search, Nationwide is still unable to locate the beneficiary of the death benefit, or the beneficiary does not come forward to claim the death benefit in a timely manner, Nationwide will escheat the death benefit to the abandoned property division or unclaimed property office of the state in which the beneficiary or the Contract Owner last resided, as shown on Nationwide's books and records, or to Ohio, Nationwide's state of domicile. If a claim is subsequently made, the state is obligated to pay any such amount (without interest) to the designated recipient upon presentation of proper documentation.
To prevent escheatment, it is important to update beneficiary designations - including complete names, complete addresses, phone numbers, and social security numbers - as they change. Such updates should be sent to the Service Center.
Profitability
Nationwide does consider profitability when determining the charges in the contract. In early Contract Years, Nationwide does not anticipate earning a profit, since that is a time when administrative and distribution expenses are typically higher. Nationwide does, however, anticipate earning a profit in later Contract Years. In general, Nationwide's profit will be greater the higher the investment return and the longer the contract is held.
Contract Modification
Nationwide may modify the contract, but no modification will affect the amount or term of any contract unless a modification is required to conform the contract to applicable federal or state law. No modification will affect the method by which Contract Value is determined.
Standard Charges and Deductions
Mortality and Expense Risk Charge
Nationwide deducts a Mortality and Expense Risk Charge equal to an annualized rate of 0.85% of the Daily Net Assets. The Mortality and Expense Risk Charge compensates Nationwide for providing the insurance benefits under the contract, including the contract's standard death benefit. It also compensates Nationwide for assuming the risk that Annuitants will live longer than assumed. Finally, the Mortality and Expense Risk Charge compensates Nationwide for guaranteeing that charges will not increase regardless of actual expenses. Nationwide may realize a profit from this charge.
Administrative Charge
Nationwide deducts an Administrative Charge equal to an annualized rate of 0.15% of the Daily Net Assets. The Administrative Charge reimburses Nationwide for administrative costs it incurs resulting from providing contract benefits, including preparation of the contract and prospectus, confirmation statements, annual account statements and annual reports, legal and accounting fees, as well as various related expenses. Nationwide may realize a profit from this charge.
The Administrative Charge is waived if the Contract Value, on the later of the Date of Issue or the most recent Quarterly Contract Anniversary, is greater than or equal to $1,000,000. Nationwide will determine on each Quarterly Contract Anniversary if the Contract is eligible for a waiver of the Administrative Charge. If the Contract Value subsequently falls to less than $1,000,000 on the most recent Quarterly Contract Anniversary, the Administrative Charge will be reinstated for that quarter.
Contract Maintenance Charge
A $50 Contract Maintenance Charge is assessed on each Contract Anniversary and upon full surrender of the contract.
This charge reimburses Nationwide for administrative expenses involved in issuing and maintaining the contract. If on any Contract Anniversary (or on the date of a full surrender) the Contract Value is $50,000 or more, Nationwide will waive the Contract Maintenance Charge from that point forward.
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The deduction of the Contract Maintenance Charge will be taken proportionally from each Sub-Account based on the value in each option as compared to the total Contract Value.
Nationwide will not reduce or eliminate the Contract Maintenance Charge where it would be discriminatory or unlawful.
Contingent Deferred Sales Charge
No sales charge deduction is made from purchase payments upon deposit into the contract. However, if any part of the contract is withdrawn, Nationwide may deduct a CDSC. The CDSC will not exceed 7% of purchase payments withdrawn.
The CDSC is calculated by multiplying the applicable CDSC percentage (noted in the following table) by the amount of purchase payments withdrawn. For purposes of calculating the CDSC, withdrawals are considered to come first from the oldest purchase payment made to the contract, then the next oldest purchase payment, and so forth. CDSC provisions vary by state. Refer to the contract for state specific information.
The CDSC applies as follows:
Number of Completed Years from Date of Purchase Payment	0	1	2	3	4	5+
CDSC Percentage	7%	7%	6%	5%	3%	0%
Earnings are not subject to the CDSC, but may not be distributed prior to the distribution of all purchase payments. (For tax purposes, a withdrawal is usually treated as a withdrawal of earnings first.)
The CDSC is used to cover sales expenses, including commissions, production of sales material, and other promotional expenses. If expenses are greater than the CDSC, the shortfall will be made up from Nationwide's general assets, which may indirectly include portions of the Variable Account charges, since Nationwide may generate a profit from these charges.
All or a portion of any withdrawal may be subject to federal income taxes. Contract Owners taking withdrawals before age 59½ may be subject to a 10% penalty tax.
Additional purchase payments made to the contract after receiving the benefit of the Spousal Protection Feature are subject to the same CDSC provisions that were applicable prior to receiving the benefit of the Spousal Protection Feature. However, no CDSC will apply to purchase payments made prior to the death of the first spouse.
Waiver of Contingent Deferred Sales Charge
If the Contract Owner elected the No CDSC Option, no CDSC will be assessed on amounts withdrawn from the contract.
For those contracts where the No CDSC Option is not elected, the maximum amount that can be withdrawn annually without a CDSC is the greatest of:
(1)	10% of the net difference of purchase payments that are subject to CDSC minus purchase payments previously withdrawn that were subject to CDSC; or
(2)	any amount withdrawn to meet minimum distribution requirements for this contract under the Internal Revenue Code.
This CDSC-free withdrawal privilege is non-cumulative. Free amounts not taken during any given Contract Year cannot be taken as free amounts in a subsequent Contract Year.
Note: CDSC-free withdrawals do not count as "purchase payments previously withdrawn that were subject to CDSC" and, therefore, do not reduce the amount used to calculate subsequent CDSC-free withdrawal amounts.
In addition, no CDSC will be deducted:
(1)	upon the annuitization of contracts which have been in force for at least two years;
(2)	upon payment of a death benefit;
(3)	from any values which have been held under a contract for at least five years; or
(4)	if an optional death benefit is elected and the conditions described in the Long-Term Care/Nursing Home and Terminal Illness Waiver section are met.
No CDSC applies to transfers between or among the various investment options in the contract.
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The CDSC-free withdrawal privilege does not apply to full surrenders of the contract. For purposes of the CDSC-free withdrawal privilege, a full surrender is:
•	multiple withdrawals taken within a Contract Year that deplete the entire Contract Value; or
•	any single net withdrawal of 90% or more of the Contract Value.
A contract held by a Charitable Remainder Trust (within the meaning of Internal Revenue Code Section 664) may withdraw the greater of (i) the amount available under the CDSC-free withdrawal privilege described above, and (ii) the difference between:
(a)	the Contract Value at the close of the day prior to the date of the withdrawal; and
(b)	the total purchase payments made to the contract as of the date of the withdrawal (less an adjustment for amounts previously withdrawn).
The CDSC will not be eliminated if to do so would be unfairly discriminatory or prohibited by state law.
Long-Term Care/Nursing Home and Terminal Illness Waiver
The death benefit options (but not the standard death benefit) include a Long-Term Care/Nursing Home and Terminal Illness Waiver. This benefit may not be available in every state.
Under this provision, no CDSC will be charged if:
(1)	the first Contract Anniversary has passed and the Contract Owner has been confined to a long-term care facility or hospital for a continuous 90-day period that began after the contract issue date; or
(2)	the Contract Owner has been diagnosed by a physician at any time after contract issuance to have a terminal illness and Nationwide receives and records a letter from that physician indicating such diagnosis.
Written notice and proof of terminal illness or confinement for 90 days in a hospital or long-term care facility must be received in a form satisfactory to Nationwide and recorded at the Service Center prior to waiver of the CDSC.
In the case of joint ownership, the waivers will apply if either joint owner meets the qualifications listed above.
For those contracts that have a non-natural person as Contract Owner as an agent for a natural person, the Annuitant may exercise the right of the Contract Owner for purposes described in this provision. If the non-natural Contract Owner does not own the contract as an agent for a natural person (e.g., the Contract Owner is a corporation or a trust for the benefit of an entity), the Annuitant may not exercise the rights described in this provision.
Note: The benefit associated with this feature is the waiver of CDSC under certain circumstances. This feature is not intended to provide or imply that the contract provides long-term care or nursing home insurance coverage.
Premium Taxes
Nationwide will charge against the Contract Value any premium taxes levied by a state or other government entity. Premium tax rates currently range from 0% to 5% and vary from state to state. This range is subject to change. Nationwide will assess premium taxes to the contract at the time Nationwide is assessed the premium taxes by the state. Premium taxes may be deducted from death benefit proceeds.
Short-Term Trading Fees
Some underlying mutual funds may assess (or reserve the right to assess) a short-term trading fee in connection with transfers from a Sub-Account that occur within 60 days after the date of allocation to the Sub-Account.
Short-term trading fees are intended to compensate the underlying mutual fund (and Contract Owners with interests in the underlying mutual fund) for the negative impact on fund performance that may result from frequent, short-term trading strategies. Short-term trading fees are not intended to affect the large majority of Contract Owners not engaged in such strategies.
Any short-term trading fee assessed by any underlying mutual fund available in conjunction with the contracts described in this prospectus will equal 1% of the amount determined to be engaged in short-term trading.
Short-term trading fees will only apply to those Sub-Accounts corresponding to underlying mutual funds that charge such fees (see the underlying mutual fund prospectus). Contract Owners are responsible for monitoring the length of time
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allocations are held in any particular Sub-Account. Nationwide will not provide advance notice of the assessment of any applicable short-term trading fee.
To determine whether a particular underlying mutual fund assesses (or reserves the right to assess) a short-term trading fee, see Appendix A: Underlying Mutual Funds.
If a short-term trading fee is assessed, the underlying mutual fund will charge the Variable Account 1% of the amount determined to be engaged in short-term trading. The Variable Account will then pass the short-term trading fee on to the specific Contract Owner that engaged in short-term trading by deducting an amount equal to the short-term trading fee from that Contract Owner's Sub-Account value. All such fees will be remitted to the underlying mutual fund; none of the fee proceeds will be retained by Nationwide or the Variable Account.
When multiple purchase payments (or exchanges) are made to a Sub-Account that is subject to short-term trading fees, transfers will be considered to be made on a first in/first out (FIFO) basis for purposes of determining short-term trading fees. In other words, units held the longest time will be treated as being transferred first, and units held for the shortest time will be treated as being transferred last.
Some transactions are not subject to the short-term trading fees, including:
•	scheduled and systematic transfers;
•	withdrawals, including CDSC-free withdrawals;
•	withdrawals of Annuity Units to make annuity payments;
•	withdrawals of Accumulation Units to pay the Contract Maintenance Charge;
•	withdrawals of Accumulation Units to pay a death benefit; or
•	transfers made upon annuitization of the contract.
New share classes of currently available underlying mutual funds may be added as investment options under the contracts. These new share classes may require the assessment of short-term trading fees. When these new share classes are added, new purchase payment allocations and exchange reallocations to the underlying mutual funds in question may be limited to the new share class.
Optional Contract Benefits, Charges, and Deductions
For an additional charge, the following optional benefits are available to applicants. Not all optional benefits are available in every state. Unless otherwise indicated:
(1)	optional benefits must be elected at the time of application;
(2)	optional benefits, once elected, may not be terminated;
(3)	the charges associated with the optional benefits are calculated and deducted daily as part of the Accumulation Unit value calculation; and
(4)	the charges associated with the optional benefits will be assessed until annuitization.
CDSC Options
C Schedule Option
An applicant can elect the C Schedule Option, which eliminates the standard CDSC schedule (the B Schedule) from the contract. In exchange, Nationwide assesses a charge at an annualized rate of 0.35% of the Daily Net Assets. The charge for this option is assessed before and after annuitization (for the life of the contract). Nationwide may realize a profit from the charge assessed for this option.
Some Nationwide contracts provide for additional credits to be applied to a contract when cumulative purchase payments reach certain aggregate levels. For purposes of determining cumulative purchase payments, Nationwide may also include purchase payments to other Nationwide annuity contracts. Note: Election of the C Schedule Option makes this contract ineligible to be included when determining cumulative purchase payments for such additional credits.
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Death Benefit Options
For an additional charge, the applicant may elect one of the following death benefit options in lieu of the standard death benefit.
Changes in ownership and contract assignments could have a negative impact on the death benefit (see Death Benefits).
Highest Anniversary Enhanced Death Benefit Option
For an additional charge at an annualized rate of 0.30% of the Daily Net Assets, an applicant can elect the Highest Anniversary Enhanced Death Benefit Option. The Highest Anniversary Enhanced Death Benefit Option is only available for contracts with Annuitants age 75 or younger at the time of application. Nationwide may realize a profit from the charge assessed for this option.
If the Annuitant dies before the Annuitization Date and the total of all purchase payments made to the contract is less than or equal to $3,000,000, the death benefit will be the greatest of:
(1)	the Contract Value;
(2)	the total of all purchase payments, less an adjustment for amounts withdrawn; or
(3)	the highest Contract Value on any Contract Anniversary before the Annuitant's 80th birthday, less an adjustment for amounts subsequently withdrawn, plus purchase payments received after that Contract Anniversary.
Any adjustment for amounts withdrawn will reduce the applicable factor above in the same proportion that the Contract Value was reduced on the date(s) of the partial withdrawal(s).
Note: For Contract Owners who have elected this option, if the total of all purchase payments made to the contract is greater than $3,000,000, the death benefit calculation will be adjusted as described in the Death Benefit Calculations provision.
The Highest Anniversary Enhanced Death Benefit Option also includes the a Long-Term Care/Nursing Home and Terminal Illness Waiver which allows for the withdrawals without CDSC if certain conditions are met (see Contingent Deferred Sales Charge), and the Spousal Protection Feature, which allows a surviving spouse to continue the contract while receiving the economic benefit of the death benefit upon the death of the other spouse (see Spousal Protection Feature).
Return of Premium Enhanced Death Benefit Option
For an additional charge at an annualized rate of 0.20% of the Daily Net Assets, an applicant can elect the Return of Premium Enhanced Death Benefit Option (as used herein, "premium" means purchase payments made to the contract), which provides a death benefit that is the greater of (i) Contract Value or (ii) purchase payments less an adjustment for withdrawals. The Return of Premium Enhanced Death Benefit Option is only available for contracts with Annuitants age 75 or younger at the time of application. Nationwide may realize a profit from the charge assessed for this option.
If the Annuitant dies prior to the Annuitization Date and the total of all purchase payments made to the contract is less than or equal to $3,000,000, the death benefit will be the greater of:
(1)	the Contract Value; or
(2)	the total of all purchase payments, less an adjustment for amounts withdrawn.
Any adjustment for amounts withdrawn will reduce the applicable factor above in the same proportion that the Contract Value was reduced on the date(s) of the partial withdrawal(s).
Note: For Contract Owners who have elected this option, if the total of all purchase payments made to the contract is greater than $3,000,000, the death benefit calculation will be adjusted as described in the Death Benefit Calculations provision.
The Return of Premium Enhanced Death Benefit Option also includes the a Long-Term Care/Nursing Home and Terminal Illness Waiver which allows for the withdrawals without CDSC if certain conditions are met (see Contingent Deferred Sales Charge), and the Spousal Protection Feature, which allows a surviving spouse to continue the contract while receiving the economic benefit of the death benefit upon the death of the other spouse (see Spousal Protection Feature).
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Ownership and Interests in the Contract
Contract Owner
Prior to the Annuitization Date, the Contract Owner has all rights under the contract, unless a joint owner is named. If a joint owner is named, each joint owner has all rights under the contract. Purchasers who name someone other than themselves as the Contract Owner will have no rights under the contract.
On the Annuitization Date, the Annuitant becomes the Contract Owner, unless the Contract Owner is a Charitable Remainder Trust. If the Contract Owner is a Charitable Remainder Trust, the Charitable Remainder Trust continues to be the Contract Owner after annuitization.
Contract Owners of Non-Qualified Contracts may name a new Contract Owner at any time before the Annuitization Date. Any change of Contract Owner automatically revokes any prior Contract Owner designation. Changes in contract ownership may result in federal income taxation and may be subject to state and federal gift taxes.
Changes in ownership and contract assignments could have a negative impact on the death benefit (see Death Benefits).
Joint Owner
Joint owners each own an undivided interest in the contract.
Non-Qualified Contract Owners can name a joint owner at any time before annuitization. However, joint owners must be spouses at the time joint ownership is requested, unless state law requires Nationwide to allow non-spousal joint owners. Joint ownership is not permitted on contracts owned by a non-natural Contract Owner.
Generally, the exercise of any ownership rights under the contract must be in writing and signed by both joint owners. However, if a written election, signed by both Contract Owners, authorizing Nationwide to allow the exercise of ownership rights independently by either joint owner is submitted, Nationwide will permit joint owners to act independently. If such an authorization is submitted, Nationwide will not be liable for any loss, liability, cost, or expense for acting in accordance with the instructions of either joint owner.
If either joint owner dies before the Annuitization Date, the contract continues with the surviving joint owner as the remaining Contract Owner.
Contingent Owner
The contingent owner succeeds to the rights of a Contract Owner if a Contract Owner who is not the Annuitant dies before the Annuitization Date and there is no surviving joint owner.
If a Contract Owner who is the Annuitant dies before the Annuitization Date, the contingent owner will not have any rights under the contract, unless such contingent owner is also the beneficiary.
The Contract Owner may name a contingent owner at any time before the Annuitization Date.
Annuitant
The Annuitant is the person who will receive annuity payments and upon whose continuation of life any annuity payment involving life contingencies depends. This person must be age 85 or younger at the time of contract issuance, unless Nationwide approves a request for an Annuitant of greater age.
Only Non-Qualified Contract Owners may name someone other than himself/herself as the Annuitant.
The Contract Owner may not name a new Annuitant without Nationwide's consent.
Contingent Annuitant
If the Annuitant dies before the Annuitization Date, the Contingent Annuitant becomes the Annuitant. The Contingent Annuitant must be age 85 or younger at the time of contract issuance, unless Nationwide approves a request for a Contingent Annuitant of greater age.
If a Contingent Annuitant is named, all provisions of the contract that are based on the Annuitant's death prior to the Annuitization Date will be based on the death of the last survivor of the Annuitant and Contingent Annuitant.
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Only Non-Qualified Contract Owners may name a Contingent Annuitant.
Co-Annuitant
A Co-Annuitant, if named, must be the Annuitant's spouse. The Co-Annuitant may be named at any time prior to annuitization and will receive the benefit of the Spousal Protection Feature, provided all of the requirements set forth in the Spousal Protection Feature section are met.
If either Co-Annuitant dies before the Annuitization Date, the surviving Co-Annuitant may continue the contract and will receive the benefit of the Spousal Protection Feature.
Joint Annuitant
The joint annuitant is designated as a second person (in addition to the Annuitant) upon whose continuation of life any annuity payment involving life contingencies depends. The joint annuitant is named at the time of annuitization.
Beneficiary and Contingent Beneficiary
The beneficiary is the person who is entitled to the death benefit if the Annuitant (and contingent annuitant, if applicable) dies before the Annuitization Date and there is no joint owner. The Contract Owner can name more than one beneficiary. Multiple beneficiaries will share the death benefit equally, unless otherwise specified.
A contingent beneficiary will succeed to the rights of the beneficiary if no beneficiary is alive when a death benefit is paid. The Contract Owner can name more than one contingent beneficiary. Multiple contingent beneficiaries will share the death benefit equally, unless otherwise specified.
Changes to the Parties to the Contract
Prior to the Annuitization Date (and subject to any existing assignments), the Contract Owner may request to change the following:
•	Contract Owner (Non-Qualified Contracts only);
•	Joint Owner (must be Contract Owner's spouse)
•	Contingent Owner;
•	Annuitant (subject to Nationwide's underwriting and approval);
•	Contingent Annuitant (subject to Nationwide's underwriting and approval);
•	Co-Annuitant (must be Annuitant's spouse)
•	beneficiary; or
•	contingent beneficiary.
The Contract Owner must submit the request to Nationwide in writing and Nationwide must receive the request at the Service Center before the Annuitization Date. Once Nationwide receives and records the change request, the change will be effective as of the date the written request was signed (unless otherwise specified by the Contract Owner), whether or not the Contract Owner or Annuitant is living at the time it was recorded. The change will not affect any action taken by Nationwide before the change was recorded.
Any request to change the Contract Owner must be signed by the existing Contract Owner and the person designated as the new Contract Owner. Nationwide may require a signature guarantee.
If the Contract Owner is not a natural person and there is a change of the Annuitant, distributions will be made as if the Contract Owner died at the time of the change, regardless of whether the Contract Owner named a contingent annuitant.
Nationwide reserves the right to reject any change request that would alter the nature of the risk that Nationwide assumed when it originally issued the contract.
Certain options and features under the contract have specific requirements as to who can be named as the Contract Owner, Annuitant, Co-Annuitant, and/or beneficiary in order to receive the benefit of the option or feature. Changes to the parties to the contract may result in the termination or loss of benefit of these options or features. Contract Owners contemplating changes to the parties to the contract should contact their registered representative to determine how the changes impact the options and features under the contract.
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Operation of the Contract
Pricing
Generally, Nationwide prices Accumulation Units on each day that the New York Stock Exchange is open. (Pricing is the calculation of a new Accumulation Unit value that reflects that day's investment experience.)
Accumulation Units are not priced when the New York Stock Exchange is closed or on the following nationally recognized holidays:
•	New Year's Day
•	Martin Luther King, Jr. Day
•	Presidents' Day
•	Good Friday
•	Memorial Day
•	Independence Day
•	Labor Day
•	Thanksgiving
•	Christmas
Nationwide also will not price purchase payments, withdrawals, or transfers if:
(1)	trading on the New York Stock Exchange is restricted;
(2)	an emergency exists making disposal or valuation of securities held in the Variable Account impracticable; or
(3)	the SEC, by order, permits a suspension or postponement for the protection of security holders.
Rules and regulations of the SEC will govern as to when the conditions described in (2) and (3) exist. If Nationwide is closed on days when the New York Stock Exchange is open, Contract Value may change and Contract Owners will not have access to their accounts.
Application and Allocation of Purchase Payments
Initial Purchase Payments
Initial purchase payments will be priced at the Accumulation Unit value next determined no later than two business days after receipt of an order to purchase if the application and all necessary information are complete and are received at the Service Center before the close of the New York Stock Exchange, which generally occurs at 4:00 p.m. EST. If the order is received after the close of the New York Stock Exchange, the initial purchase payment will be priced within two business days after the next Valuation Date.
If an incomplete application is not completed within five business days after receipt at the Service Center, the prospective purchaser will be informed of the reason for the delay. The purchase payment will be returned unless the prospective purchaser specifically consents to allow Nationwide to hold the purchase payment until the application is completed.
Generally, initial purchase payments are allocated according to Contract Owner instructions on the application. However, in some states, Nationwide will allocate initial purchase payments to the money market Sub-Account during the free look period. After the free look period, Nationwide will reallocate the Contract Value among the investment options based on the instructions contained on the application. In other states, Nationwide will immediately allocate initial purchase payments to the investment options based on the instructions contained on the application. Contact the Service Center or refer to your contract for state specific information on the allocation of initial purchase payments.
Subsequent Purchase Payments
Any subsequent purchase payment received at the Service Center (along with all necessary information) before the close of the New York Stock Exchange on any Valuation Date will be priced at the Accumulation Unit value next determined after receipt of the purchase payment. If a subsequent purchase payment is received at the Service Center (along with all necessary information) after the close of the New York Stock Exchange, it will be priced at the Accumulation Unit value determined on the following Valuation Date.
Allocation of Purchase Payments
Nationwide allocates purchase payments to Sub-Accounts as instructed by the Contract Owner. Shares of the underlying mutual funds allocated to the Sub-Accounts are purchased at Net Asset Value, then converted into Accumulation Units.
Contract Owners can change allocations or make exchanges among the Sub-Accounts after the time of application by submitting a written request to the Service Center. However, no change may be made that would result in an amount less
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than 1% of the purchase payments being allocated to any Sub-Account. In the event that Nationwide receives such a request, Nationwide will inform the Contract Owner that the allocation instructions are invalid and that the contract's allocations among the Sub-Accounts prior to the request will remain in effect. Certain transactions may be subject to conditions imposed by the underlying mutual funds.
Determining the Contract Value
The Contract Value is the sum of the value of amounts allocated to the Sub-Accounts. If charges are assessed against the whole Contract Value, Nationwide will deduct a proportionate amount from each Sub-Account based on current cash values.
Determining Variable Account Value - Valuing an Accumulation Unit
Sub-Account allocations are accounted for in Accumulation Units. Accumulation Unit values (for each Sub-Account) are determined by calculating the Net Investment Factor for the Sub-Accounts for the current Valuation Period and multiplying that result with the Accumulation Unit values determined on the previous Valuation Period. For each Sub-Account, the Net Investment Factor is the investment performance of the underlying mutual fund in which a particular Sub-Account invests, including the charges assessed against that Sub-Account for a Valuation Period.
Nationwide uses the Net Investment Factor as a way to calculate the investment performance of a Sub-Account from Valuation Period to Valuation Period.
The Net Investment Factor for any particular Sub-Account before the Annuitization Date is determined by dividing (a) by (b), and then subtracting (c) from the result, where:
(a)	is the sum of:
(1)	the Net Asset Value of the underlying mutual fund as of the end of the current Valuation Period; and
(2)	the per share amount of any dividend or income distributions made by the underlying mutual fund (if the date of the dividend or income distribution occurs during the current Valuation Period).
(b)	is the Net Asset Value of the underlying mutual fund determined as of the end of the preceding Valuation Period.
(c)	is a factor representing the daily total Variable Account charges, which may include charges for optional benefits elected by the Contract Owner. The factor is equal to an annualized rate ranging from 1.00% to 1.65% of the Daily Net Assets, depending on which optional benefits the Contract Owner elects.
Based on the change in the Net Investment Factor, the value of an Accumulation Unit may increase or decrease. Changes in the Net Investment Factor may not be directly proportional to changes in the Net Asset Value of the underlying mutual fund shares because of the deduction of Variable Account charges.
Though the number of Accumulation Units will not change as a result of investment experience, the value of an Accumulation Unit may increase or decrease from Valuation Period to Valuation Period.
Transfer Requests
Contract Owners may submit transfer requests in writing, over the telephone, or via the Internet to the Service Center. Some benefits or features under the contract may limit the manner in which transfer requests can be submitted, as indicated in the respective provision. Nationwide may restrict or withdraw the telephone and/or Internet transfer privilege at any time.
Generally, Sub-Account transfers will receive the Accumulation Unit value next computed after the transfer request is received at the Service Center. However, if a contract that is limited to submitting transfer requests via U.S. mail submits a transfer request via the Internet or telephone pursuant to Nationwide's one-day delay policy, the transfer will be executed on the next Valuation Date after the exchange request is received at the Service Center (see Managers of Multiple Contracts).
Transfer Restrictions
Neither the contracts described in this prospectus nor the underlying mutual funds are designed to support active trading strategies that require frequent movement between or among Sub-Accounts (sometimes referred to as "market-timing" or "short-term trading"). A Contract Owner who intends to use an active trading strategy should consult his/her registered
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representative and request information on other Nationwide variable annuity contracts that offer investment in underlying mutual funds that are designed specifically to support active trading strategies.
Nationwide discourages (and will take action to deter) short-term trading in this contract because the frequent movement between or among Sub-Accounts may negatively impact other investors in the contract. Short-term trading can result in:
•	the dilution of the value of the investors' interests in the underlying mutual fund;
•	underlying mutual fund managers taking actions that negatively impact performance (keeping a larger portion of the underlying mutual fund assets in cash or liquidating investments prematurely in order to support redemption requests); and/or
•	increased administrative costs due to frequent purchases and redemptions.
To protect investors in this contract from the negative impact of these practices, Nationwide has implemented, or reserves the right to implement, several processes and/or restrictions aimed at eliminating the negative impact of active trading strategies. Nationwide makes no assurances that all risks associated with short-term trading will be completely eliminated by these processes and/or restrictions.
Nationwide cannot guarantee that its attempts to deter active trading strategies will be successful. If Nationwide is unable to deter active trading strategies, the performance of the Sub-Accounts that are actively traded may be adversely impacted.
Redemption Fees
Some underlying mutual funds assess a short-term trading fee in connection with transfers from a Sub-Account that occur within 60 days after the date of the allocation to the Sub-Account. The fee is assessed against the amount transferred and is paid to the underlying mutual fund. Redemption fees compensate the underlying mutual fund for any negative impact on fund performance resulting from short-term trading.
U.S. Mail Restrictions
Nationwide monitors transfer activity in order to identify those who may be engaged in harmful trading practices. Transaction reports are produced and examined. Generally, a contract may appear on these reports if the Contract Owner (or a third party acting on their behalf) engages in a certain number of "transfer events" in a given period. A "transfer event" is any transfer, or combination of transfers, occurring on a given trading day (Valuation Period). For example, if a Contract Owner executes multiple transfers involving 10 investment options in one day, this counts as one transfer event. A single transfer occurring on a given trading day and involving only two investment options will also count as one transfer event.
As a result of this monitoring process, Nationwide may restrict the method of communication by which transfer orders will be accepted. In general, Nationwide will adhere to the following guidelines:
Trading Behavior	Nationwide's Response
Six or more transfer events in one calendar quarter	Nationwide will mail a letter to the Contract Owner notifying them that:
(1) they have been identified as engaging in harmful trading practices; and
(2) if their transfer events exceed 11 in two consecutive calendar quarters or 20 in one calendar year, the Contract Owner will be limited to submitting transfer requests via U.S. mail on a Nationwide issued form.

More than 11 transfer events in two consecutive calendar quarters OR More than 20 transfer events in one calendar year	Nationwide will automatically limit the Contract Owner to submitting transfer requests via U.S. mail on a Nationwide issued form.
For purposes of Nationwide's transfer policy, U.S. mail includes standard U.S. mail, overnight U.S. mail, and overnight delivery via private carrier.
Each January 1, Nationwide will start the monitoring anew, so that each contract starts with 0 transfer events each January 1. See, however, the Other Restrictions provision.
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Managers of Multiple Contracts
Some investment advisors/representatives manage the assets of multiple Nationwide contracts pursuant to trading authority granted or conveyed by multiple Contract Owners. These multi-contract advisors will generally be required by Nationwide to submit all transfer requests via U.S. mail.
Nationwide may, as an administrative practice, implement a "one-day delay" program for these multi-contract advisors, which they can use in addition to or in lieu of submitting transfer requests via U.S. mail. The one-day delay option permits multi-contract advisors to continue to submit transfer requests via the Internet or telephone. However, transfer requests submitted by multi-contract advisors via the Internet or telephone will not receive the next available Accumulation Unit value. Rather, they will receive the Accumulation Unit value that is calculated on the following Valuation Date. Transfer requests submitted under the one-day delay program are irrevocable. Multi-contract advisors will receive advance notice of being subject to the one-day delay program.
Other Restrictions
Contract Owners that are required to submit transfer requests via U.S. mail will be required to use a Nationwide issued form for their transfer request. Nationwide will refuse transfer requests that either do not use the Nationwide issued form for their transfer request or fail to provide accurate and complete information on their transfer request form. In the event that a Contract Owner's transfer request is refused by Nationwide, they will receive notice in writing by U.S. mail and will be required to resubmit their transfer request on a Nationwide issued form.
Nationwide reserves the right to refuse or limit transfer requests, or take any other action it deems necessary in order to protect Contract Owners, Annuitants, and beneficiaries from the negative investment results that may result from short-term trading or other harmful investment practices employed by some Contract Owners (or third parties acting on their behalf). In particular, trading strategies designed to avoid or take advantage of Nationwide's monitoring procedures (and other measures aimed at curbing harmful trading practices) that are nevertheless determined by Nationwide to constitute harmful trading practices, may be restricted.
Any restrictions that Nationwide implements will be applied consistently and uniformly.
Underlying Mutual Fund Restrictions and Prohibitions
Pursuant to regulations adopted by the SEC, Nationwide is required to enter into written agreements with the underlying mutual funds which allow the underlying mutual funds to:
(1)	request the taxpayer identification number, international taxpayer identification number, or other government issued identifier of any Contract Owner;
(2)	request the amounts and dates of any purchase, redemption, transfer, or exchange request ("transaction information"); and
(3)	instruct Nationwide to restrict or prohibit further purchases or exchanges by Contract Owners that violate policies established by the underlying mutual fund (whose policies may be more restrictive than Nationwide's policies).
Nationwide is required to provide such transaction information to the underlying mutual funds upon their request. In addition, Nationwide is required to restrict or prohibit further purchases or requests to exchange into a specific Sub-Account upon instruction from the underlying mutual fund in which that Sub-Account invests. Nationwide and any affected Contract Owner may not have advance notice of such instructions from an underlying mutual fund to restrict or prohibit further purchases or requests to exchange. If an underlying mutual fund refuses to accept a purchase or request to exchange into the Sub-Account associated with the underlying mutual fund submitted by Nationwide, Nationwide will keep any affected Contract Owner in their current Sub-Account allocation.
Transfers Prior to Annuitization
Transfers Among the Sub-Accounts
A Contract Owner may request to transfer allocations among the Sub-Accounts at any time, subject to terms and conditions imposed by this prospectus and the underlying mutual funds.
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Transfers After Annuitization
After annuitization, the portion of the Contract Value allocated to fixed annuity payments and the portion of the Contract Value allocated to variable annuity payments may not be changed.
After annuitization, transfers among Sub-Accounts may only be made once per calendar year.
Right to Examine and Cancel
If the Contract Owner elects to cancel the contract, he/she may return it to the Service Center within a certain period of time known as the "free look" period. Depending on the state in which the contract was purchased (and, in some states, if the contract is purchased as a replacement for another annuity contract), the free look period may be 10 days or longer. For ease of administration, Nationwide will honor any free look cancellation that is received at the Service Center or postmarked within 30 days after the contract issue date. The contract issue date is the date the initial purchase payment is applied to the contract.
Where state law requires the return of purchase payments for free look cancellations, Nationwide will return all purchase payments applied to the contract, less any withdrawals from the contract and any applicable federal and state income tax withholding.
Where state law requires the return of Contract Value for free look cancellations, Nationwide will return the Contract Value as of the date of the cancellation, less any withdrawals from the contract and any applicable federal and state income tax withholding.
Liability of the Variable Account under this provision is limited to the Contract Value in each Sub-Account on the date of revocation. Any additional amounts refunded to the Contract Owner will be paid by Nationwide.
Allocation of Purchase Payments during Free Look Period
Where state law requires the return of purchase payments for free look cancellations, Nationwide will allocate initial purchase payments allocated to Sub-Accounts to the money market Sub-Account during the free look period.
Where state law requires the return of Contract Value for free look cancellations, Nationwide will immediately allocate initial purchase payments to the investment options based on the instructions contained on the application.
Surrender/Withdrawal Prior to Annuitization
Prior to annuitization and before the Annuitant's death, Contract Owners may generally withdraw some or all of their Contract Value. Withdrawals from the contract may be subject to federal income tax and/or a tax penalty (see Appendix C: Contract Types and Tax Information). Withdrawal requests may be submitted in writing or by telephone to the Service Center and Nationwide may require additional information. Requests submitted by telephone will be subject to dollar amount limitations and may be subject to payment and other restrictions to prevent fraud. Nationwide reserves the right to require written requests to be submitted on current Nationwide forms for withdrawals. Nationwide reserves the right to remove the ability to submit requests by telephone upon written notice. Contact the Service Center for current limitations and restrictions. When taking a full surrender, Nationwide may require that the contract accompany the request. Nationwide may require a signature guarantee.
Surrender and withdrawal requests will receive the Accumulation Unit value next determined at the end of the current Valuation Period if the request and all necessary information is received at the Service Center before the close of the New York Stock Exchange (generally, 4:00 pm EST). If the request and all necessary information is received after the close of the New York Stock Exchange, the request will receive the Accumulation Unit value determined at the end of the next Valuation Day.
Nationwide will pay any amounts withdrawn from the Sub-Accounts within seven days after the request is received in good order at the Service Center (see Determining the Contract Value). However, Nationwide may suspend or postpone payment when it is unable to price a purchase payment or transfer.
Partial Withdrawals
If a Contract Owner requests a partial withdrawal, Nationwide will redeem Accumulation Units from the Sub-Accounts. The amount withdrawn from each investment option will be in proportion to the value in each option at the time of the withdrawal request, unless Nationwide is instructed otherwise.
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Partial withdrawals are subject to the CDSC provisions of the contract. If a CDSC is assessed, the Contract Owner may elect to have the CDSC deducted from either:
(a)	the amount requested; or
(b)	the Contract Value remaining after the Contract Owner has received the amount requested.
If the Contract Owner does not make a specific election, any applicable CDSC will be deducted from the amount requested by the Contract Owner.
The CDSC deducted is a percentage of the amount requested by the Contract Owner. Amounts deducted for CDSC are not subject to subsequent CDSC.
Full Surrenders
Upon full surrender, the Contract Value may be more or less than the total of all purchase payments made to the contract. The Contract Value will reflect:
•	Variable Account charges
•	underlying mutual fund charges
•	the investment performance of the underlying mutual funds
•	a $50 Contract Maintenance Charge (this charge will be waived upon full surrender if the Contract Value is equal to or greater than $50,000 at the time of the full surrender or on any Contract Anniversary prior to the full surrender)
Except for a surrender made in accordance with the Enhanced Surrender Value for Terminal Illness provision, the CDSC-free withdrawal privilege does not apply to full surrenders of the contract. For purposes of the CDSC-free withdrawal privilege, a full surrender is:
•	multiple withdrawals taken within a Contract Year that deplete the entire Contract Value; or
•	any single net withdrawal of 90% or more of the Contract Value.
Enhanced Surrender Value for Terminal Illness
If an optional death benefit is elected, Nationwide will pay the Contract Value plus any additional amount necessary to equal the optional death benefit, if the Contract Owner/Annuitant (or Co-Annuitant, if applicable) is terminally ill and the Contract Owner fully surrenders the Contract after the first Contract Anniversary. There is no additional charge for this benefit and no CDSC will be deducted from the surrender proceeds.
Under this provision, no enhanced surrender value will be paid unless:
•	The same person is named as Owner and as Annuitant since Contract issuance, and
•	The Contract Owner or Co-Annuitant has been diagnosed by a physician to have a terminal illness and Nationwide receives and records an application, on a form satisfactory to Nationwide, containing a certification from that physician indicating such diagnosis.
Once the Contract Owner submits an approved application, the decision to surrender the contract and receive the enhanced surrender value is irrevocable.
Surrender/Withdrawal After Annuitization
After the Annuitization Date, withdrawals other than regularly scheduled annuity payments are not permitted.
Assignment
Contracts other than Non-Qualified Contracts may not be assigned, pledged or otherwise transferred except where allowed by law.
A Non-Qualified Contract Owner may assign some or all rights under the contract subject to Nationwide's consent. Additionally, Nationwide reserves the right to refuse to recognize assignments on a non-discriminatory basis. Nationwide is not responsible for the validity or tax consequences of any assignment and Nationwide is not liable for any payment or settlement made before the assignment is recorded. Assignments will not be recorded until Nationwide receives sufficient direction from the Contract Owner and the assignee regarding the proper allocation of contract rights.
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Where permitted under state law, an assignment or collateral assignment may negatively impact certain benefits under this contract, including the death benefit.
Contract Owner Services
Asset Rebalancing
Asset Rebalancing is the automatic reallocation of Contract Values to the Sub-Accounts on a predetermined percentage basis. Requests for Asset Rebalancing must be on a Nationwide form and submitted to the Service Center. Once Asset Rebalancing is elected, it will only be terminated upon specific instruction from the Contract Owner; manual transfers will not automatically terminate the program. Currently, there is no additional charge for Asset Rebalancing.
Asset Rebalancing occurs every three months or on another frequency if permitted by Nationwide. If the last day of the designated rebalancing period falls on a Saturday, Sunday, recognized holiday, or any other day when the New York Stock Exchange is closed, Asset Rebalancing will occur on the next business day. Each Asset Rebalancing reallocation is considered a transfer event (see Transfer Restrictions).
Contract Owners should consult a financial advisor to discuss the use of Asset Rebalancing.
Nationwide reserves the right to stop establishing new Asset Rebalancing programs. Existing Asset Rebalancing programs will remain in effect unless otherwise terminated.
Nationwide® Guided Portfolio Strategies
The Nationwide Guided Portfolio Strategies (GPS) are static allocation strategies comprised of two or more underlying mutual funds that together provide a unique allocation mix not available as a single underlying mutual fund. Contract Owners that elect a GPS directly own Sub-Account units of the underlying mutual funds that comprise the particular portfolio elected. In other words, a GPS is not a portfolio of underlying mutual funds with one Accumulation Unit value, but rather, direct investment in a certain allocation of Sub-Accounts. There is no additional charge associated with investing in a GPS.
GPS portfolios are available under the contract at the time of application, and only one portfolio can be elected. Contract Owners that elect a GPS portfolio must allocate 100% of their Contract Value to the GPS.
A GPS is a static portfolio. The allocations or "split" between one or more Sub-Accounts is not monitored or adjusted to reflect changing market conditions. Nationwide will not automatically rebalance a Contract Owner's Variable Account value to ensure that the assets are allocated to the percentages in the same proportion that they were allocated at the time of election. However, Contract Owners can elect Asset Rebalancing for no additional charge (see Asset Rebalancing).
Nationwide is not providing investment advice by providing these portfolios. Contract Owners are responsible for determining which GPS is best for them. Consult a qualified investment advisor.
Contract Owners may transfer out of a GPS subject to the terms of this prospectus. Transfers may be subject to a Short-Term Trading Fee (see Short-Term Trading Fees).
For additional information about the underlying mutual funds that comprise a GPS, see Appendix A: Underlying Mutual Funds.
Systematic Withdrawals
Systematic Withdrawals allow Contract Owners to receive a specified amount (of at least $100) on a monthly, quarterly, semi-annual, or annual basis. Requests for Systematic Withdrawals and requests to discontinue Systematic Withdrawals must be submitted in writing to the Service Center.
The withdrawals will be taken from the Sub-Accounts proportionally unless Nationwide is instructed otherwise.
Nationwide will withhold federal income taxes from Systematic Withdrawals unless otherwise instructed by the Contract Owner. The Internal Revenue Service may impose a 10% penalty tax if the Contract Owner is under age 59½ unless the Contract Owner has made an irrevocable election of distributions of substantially equal payments.
A CDSC may apply to amounts taken through Systematic Withdrawals. If the Contract Owner takes Systematic Withdrawals, the maximum amount that can be withdrawn annually without a CDSC is the greater of the amount available
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under the CDSC-free withdrawal privilege (see Contingent Deferred Sales Charge), and a given percentage of the Contract Value that is based on the Contract Owner's age, as shown in the following table:
Contract Owner's Age	Percentage of Contract Value
Under age 59½	5%
59½ through age 61	7%
62 through age 64	8%
65 through age 74	10%
75 and over	13%
The Contract Owner's age is determined as of the date the request for Systematic Withdrawals is recorded by the Service Center. For joint owners, the older joint owner's age will be used.
The CDSC-free withdrawal privilege for Systematic Withdrawals is non-cumulative. Free amounts not taken during any Contract Year cannot be taken as free amounts in a subsequent Contract Year. In any given Contract Year, any amount withdrawn in excess of the amount permitted under this program will be subject to the CDSC provisions (see Contingent Deferred Sales Charge).
Nationwide reserves the right to stop establishing new Systematic Withdrawal programs. Systematic Withdrawals are not available before the end of the free look period.
Death Benefit
Death of Contract Owner
If a Contract Owner (including a Joint Owner) who is not the Annuitant dies before the Annuitization Date, no death benefit is payable and the surviving Joint Owner becomes the Contract Owner. If there is no surviving Joint Owner, the Contingent Owner becomes the Contract Owner. If there is no surviving Contingent Owner, the beneficiary becomes the Contract Owner. If there is no surviving beneficiary, the last surviving Contract Owner's estate becomes the Contract Owner.
A distribution of the Contract Value will be made in accordance with tax rules and as described in Appendix C: Contract Types and Tax Information. A CDSC may apply.
Death of Annuitant
If the Annuitant who is not a Contract Owner dies before the Annuitization Date, the Contingent Annuitant becomes the Annuitant and no death benefit is payable. If no Contingent Annuitant is named, a death benefit is payable to the beneficiary. Multiple beneficiaries will share the death benefit equally unless otherwise specified. If no beneficiaries survive the Annuitant, the contingent beneficiary receives the death benefit. Multiple contingent beneficiaries will share the death benefit equally unless otherwise specified. If no beneficiaries or contingent beneficiaries survive the Annuitant, the Contract Owner or the last surviving Contract Owner's estate will receive the death benefit.
If the Annuitant dies after the Annuitization Date, any benefit that may be payable will be paid according to the selected annuity payment option.
If the Contract Owner is a Charitable Remainder Trust and the Annuitant dies before the Annuitization Date, the death benefit will accrue to the Charitable Remainder Trust. Any designation in conflict with the Charitable Remainder Trust's right to the death benefit will be void.
Death of Contract Owner/Annuitant
If a Contract Owner (including a Joint Owner) who is also the Annuitant dies before the Annuitization Date, a death benefit is payable to the surviving Joint Owner. If there is no surviving Joint Owner, the death benefit is payable to the beneficiary. Multiple beneficiaries will share the death benefit equally unless otherwise specified. If no beneficiaries survive the Contract Owner/Annuitant, the contingent beneficiary receives the death benefit. Multiple contingent beneficiaries will share the death benefit equally unless otherwise specified. If no contingent beneficiaries survive the Contract Owner/Annuitant, the last surviving Contract Owner's estate will receive the death benefit.
If the Contract Owner/Annuitant dies after the Annuitization Date, any benefit that may be payable will be paid according to the selected annuity payment option.
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Death Benefit Payment
The recipient of the death benefit may elect to receive the death benefit:
(1)	in a lump sum;
(2)	as an annuity (see Annuity Payment Options); or
(3)	in any other manner permitted by law and approved by Nationwide.
Premium taxes may be deducted from death benefit proceeds. Nationwide will pay (or will begin to pay) the death benefit after it receives proof of death and the instructions as to the payment of the death benefit. Death benefit claims must be submitted to the Service Center. If the recipient of the death benefit does not elect the form in which to receive the death benefit payment, Nationwide will pay the death benefit in a lump sum. Contract Value will continue to be allocated according to the most recent allocation instructions until the death benefit is paid.
If the contract has multiple beneficiaries entitled to receive a portion of the death benefit, the Contract Value will continue to be allocated according to the most recent allocation instructions until the first beneficiary provides Nationwide with all the information necessary to pay that beneficiary's portion of the death benefit proceeds. At the time the first beneficiary's proceeds are paid, the remaining portion(s) of the death benefit proceeds that are allocated to Sub-Accounts will be reallocated to the available money market Sub-Account until instructions are received from the remaining beneficiary(ies).
Impact of Ownership Changes and Assignment on the Death Benefits
Where permitted under state law, if the Contract Owner is changed or if the contract is assigned (including a collateral assignment), the elected death benefit will be forfeited and replaced with a death benefit equal to the Contract Value on the date Nationwide receives proper proof of the Annuitant's death, an election specifying the distribution method, and any state required forms. Where prohibited by state law, or if any of the following situations apply, the death benefit forfeiture will not apply:
(1)	The new Contract Owner or assignee assumes full ownership of the contract and is essentially the same person (e.g., individual ownership is changed to ownership by a personal revocable trust, a change to the Contract Owner's spouse during the Contract Owner's lifetime, a change to a court appointed guardian representing the Contract Owner during the Contract Owner's lifetime, etc.);
(2)	Ownership of a contract issued as an IRA or Roth IRA is being changed from one custodian to another, from the determining life to a custodian, or from a custodian to the determining life;
(3)	The assignment is for the purpose of effectuating an exchange pursuant to Section 1035 under the Internal Revenue Code; or
(4)	The change is merely the removal of a Contract Owner where the contract is jointly owned.
Contract Owners contemplating changes to the ownership of their contract, including assignments, should contact their registered representative to determine how the changes impact the death benefit.
Death Benefit Calculations
An applicant may elect either the standard death benefit (Return of Contract Value) or an available death benefit option that is offered under the contract for an additional charge. If no election is made at the time of application, the death benefit will be the standard death benefit.
As indicated previously, the death benefit calculations discussed in this provision may not apply if the Contract Owner has been changed or the contract has been assigned.
The value of each component of the death benefit calculation will be determined as of the date of the Annuitant's death, except for the Contract Value component, which will be determined as of the date Nationwide receives:
(1)	proper proof of the Annuitant's death;
(2)	an election specifying the distribution method; and
(3)	any state required form(s).
Nationwide reserves the right to refuse any purchase payment that would result in the cumulative total for all contracts issued by Nationwide on the life of any one Annuitant or owned by any one Contract Owner to exceed
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$1,000,000. If a Contract Owner does not submit purchase payments in excess of $1,000,000, or if Nationwide has refused to accept purchase payments in excess of $1,000,000, the references in this provision to purchase payments in excess of $1,000,000 will not apply.
Standard Death Benefit (Return of Contract Value)
If the Annuitant dies prior to the Annuitization Date, the death benefit will be the Contract Value.
Highest Anniversary Enhanced Death Benefit Option
For an additional charge at an annualized rate of 0.30% of the Daily Net Assets, an applicant can elect the Highest Anniversary Enhanced Death Benefit Option. The Highest Anniversary Enhanced Death Benefit Option is only available for contracts with Annuitants age 75 or younger at the time of application. Nationwide may realize a profit from the charge assessed for this option.
If the Annuitant dies before the Annuitization Date and the total of all purchase payments made to the contract is less than or equal to $3,000,000, the death benefit will be the greatest of:
(1)	the Contract Value;
(2)	the total of all purchase payments, less an adjustment for amounts withdrawn; or
(3)	the highest Contract Value on any Contract Anniversary before the Annuitant's 80th birthday, less an adjustment for amounts subsequently withdrawn, plus purchase payments received after that Contract Anniversary.
Any adjustment for amounts withdrawn will reduce the applicable factor above in the same proportion that the Contract Value was reduced on the date(s) of the partial withdrawal(s).
If the Annuitant dies before the Annuitization Date and the total of all purchase payments made to the contract is greater than $3,000,000, the death benefit will be determined using the following formula:
A x F + B x (1 - F) Where:
A	=	The greatest of:
		(1)	the Contract Value;
		(2)	the total of all purchase payments made to the contract, less an adjustment for amounts withdrawn; and
		(3)	the highest Contract Value on any Contract Anniversary before the Annuitant's 80th birthday, less an adjustment for amounts subsequently withdrawn, plus purchase payments received after that Contract Anniversary.
B	=	the Contract Value;
F	=	the ratio of $3,000,000 to the total of all purchase payments made to the contract.
Any adjustment for amounts withdrawn will reduce the applicable factor above in the same proportion that the Contract Value was reduced on the date(s) of the partial withdrawal(s).
The practical effect of this formula is that, in down markets, the beneficiary recovers a lesser percentage of purchase payments in excess of $3,000,000 than for purchase payments up to $3,000,000. In up markets, the formula is less likely to have a negative effect. In no event will the beneficiary receive less than the Contract Value.
The Highest Anniversary Enhanced Death Benefit Option also includes the a Long-Term Care/Nursing Home and Terminal Illness Waiver which allows for the withdrawals without CDSC if certain conditions are met (see Contingent Deferred Sales Charge), and the Spousal Protection Feature, which allows a surviving spouse to continue the contract while receiving the economic benefit of the death benefit upon the death of the other spouse (see Spousal Protection Feature).
Return of Premium Enhanced Death Benefit Option
For an additional charge at an annualized rate of 0.20% of the Daily Net Assets, an applicant can elect the Return of Premium Enhanced Death Benefit Option (as used herein, "premium" means purchase payments made to the contract), which provides a death benefit that is the greater of (i) Contract Value or (ii) purchase payments less an adjustment for withdrawals. The Return of Premium Enhanced Death Benefit Option is only available for contracts with Annuitants age 75 or younger at the time of application. Nationwide may realize a profit from the charge assessed for this option.
If the Annuitant dies prior to the Annuitization Date and the total of all purchase payments made to the contract is less than or equal to $3,000,000, the death benefit will be the greater of:
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(1)	the Contract Value; or
(2)	the total of all purchase payments, less an adjustment for amounts withdrawn.
Any adjustment for amounts withdrawn will reduce the applicable factor above in the same proportion that the Contract Value was reduced on the date(s) of the partial withdrawal(s).
If the Annuitant dies prior to the Annuitization Date and the total of all purchase payments made to the contract is greater than $3,000,000, the death benefit will be determined using the following formula:
(A x F) + B(1 - F), where
A	=	the greater of:
(1) the Contract Value; or
(2) the total of all purchase payments, less an adjustment for amounts withdrawn.
B	=	the Contract Value; and
F	=	the ratio of $3,000,000 to the total of all purchase payments made to the contract.
Any adjustment for amounts withdrawn will reduce the applicable factor above in the same proportion that the Contract Value was reduced on the date(s) of the partial withdrawal(s).
The practical effect of this formula is that, in down markets, the beneficiary recovers a lesser percentage of purchase payments in excess of $3,000,000 than for purchase payments up to $3,000,000. In up markets, the formula is less likely to have a negative effect. In no event will the beneficiary receive less than the Contract Value.
The Return of Premium Enhanced Death Benefit Option also includes the a Long-Term Care/Nursing Home and Terminal Illness Waiver which allows for the withdrawals without CDSC if certain conditions are met (see Contingent Deferred Sales Charge), and the Spousal Protection Feature, which allows a surviving spouse to continue the contract while receiving the economic benefit of the death benefit upon the death of the other spouse (see Spousal Protection Feature).
Spousal Protection Feature
Each of the optional death benefits includes a Spousal Protection Feature. The Spousal Protection Feature is not available for contracts issued as Charitable Remainder Trusts. The Spousal Protection Feature allows a surviving spouse to continue the contract while receiving the economic benefit of the death benefit upon the death of the other spouse, provided the conditions described below are satisfied:
(1)	One or both spouses (or a revocable trust of which either or both of the spouses is/are grantor(s)) must be named as the Contract Owner. For contracts issued as an IRA or Roth IRA, only the person for whom the IRA or Roth IRA was established may be named as the Contract Owner;
(2)	The spouses must be Co-Annuitants;
(3)	Both spouses must be age 75 or younger at the time the contract is issued;
(4)	Both spouses must be named as beneficiaries;
(5)	No person other than the spouse may be named as Contract Owner, Annuitant, or primary beneficiary;
(6)	If both spouses are alive upon annuitization, the Contract Owner must specify which spouse is the Annuitant upon whose continuation of life any annuity payments involving life contingencies depend (for an IRA or Roth IRA contract, this person must be the Contract Owner); and
(7)	If the Contract Owner requests to add a Co-Annuitant after contract issuance, the date of marriage must be after the contract issue date and Nationwide will require the Contract Owner to provide a copy of the marriage certificate.
If a Co-Annuitant dies before the Annuitization Date, the surviving spouse may continue the contract as its sole Contract Owner. Additionally, if the death benefit value is higher than the Contract Value at the time of the first Co-Annuitant's death, Nationwide will adjust the Contract Value to equal the death benefit value. The surviving Co-Annuitant may then name a new beneficiary but may not name another Co-Annuitant.
If the marriage of the Co-Annuitants terminates due to the death of a spouse, divorce, dissolution, or annulment, the Spousal Protection Feature terminates and the Contract Owner is not permitted to cover a subsequent spouse.
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The Spousal Protection Feature may not apply if certain changes to the parties or assignments are made to the contract. Contract Owners contemplating changes to the parties to the contract, including assignments, should contact their registered representative to determine how the changes impact the Spousal Protection Feature.
Additional purchase payments made to the contract after receiving the benefit of the Spousal Protection Feature are subject to the same CDSC provisions that were applicable prior to receiving the benefit of the Spousal Protection Feature. However, no CDSC will apply to purchase payments made prior to the death of the first spouse.
Annuity Commencement Date
The Annuity Commencement Date is the date on which annuity payments are scheduled to begin. Generally, the Contract Owner designates the Annuity Commencement Date at the time of application. If no Annuity Commencement Date is designated at the time of application, Nationwide will establish the Annuity Commencement Date as the date the Annuitant reaches age 90.
The Contract Owner may change the Annuity Commencement Date before annuitization. This change must be submitted in writing to the Service Center and approved by Nationwide. The Annuity Commencement Date may not be later than the first day of the first calendar month after the Annuitant's 90th birthday (or the 90th birthday of the oldest Annuitant if there are joint annuitants) unless approved by Nationwide.
Generally, Nationwide will not initiate annuitization until specifically directed to do so. However, for Non-Qualified Contracts only, Nationwide will automatically initiate annuitization within 45 days after the Annuity Commencement Date (whether default or otherwise), unless (1) Nationwide has had direct contact with the Contract Owner (indicating that the contract is not abandoned); or (2) the Contract Owner has taken some type of action which is inconsistent with the desire to annuitize.
Annuitizing the Contract
Annuitization Date
The Annuitization Date is the date that annuity payments begin.
Any optional death benefit that the Contract Owner elects will automatically terminate upon annuitization.
The Annuitization Date will be the first day of a calendar month unless otherwise agreed. Unless otherwise required by state law, the Annuitization Date must be at least two years after the contract is issued, but may not be later than either:
•	the age (or date) specified in the contract; or
•	the age (or date) specified by state law, where applicable.
The Internal Revenue Code may require that distributions be made prior to the Annuitization Date (see Appendix C: Contract Types and Tax Information).
On the Annuitization Date, the Annuitant becomes the Contract Owner unless the Contract Owner is a Charitable Remainder Trust.
Annuitization
Annuitization is the period during which annuity payments are received. It is irrevocable once payments have begun. Upon arrival of the Annuitization Date, the Annuitant must choose:
(1)	an annuity payment option; and
(2)	either a fixed payment annuity, variable payment annuity, or an available combination.
Annuity purchase rates are used to determine the amount of the annuity payments based upon the annuity payment option elected. Actual purchase rates used to determine annuity payments will be those in effect on the Annuitization Date, and will not be less than the guaranteed minimum purchase rates as provided in the contract.
Nationwide guarantees that each payment under a fixed payment annuity will be the same throughout annuitization. Under a variable payment annuity, the amount of each payment will vary with the performance of the Sub-Accounts elected.
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Fixed Annuity Payments
Fixed annuity payments provide for level annuity payments. Premium taxes are deducted prior to determining fixed annuity payments. The fixed annuity payments will remain level unless the annuity payment option provides otherwise.
Variable Annuity Payments
Variable annuity payments will vary depending on the performance of the Sub-Accounts selected. The Sub-Accounts available during annuitization are those Sub-Accounts corresponding to the underlying mutual funds shown in Appendix A: Underlying Mutual Funds.
First Variable Annuity Payment
A number of factors determine the amount of the first variable annuity payment, including, but not limited to:
•	the portion of purchase payments allocated to provide variable annuity payments;
•	the Variable Account value on the Annuitization Date;
•	the adjusted age and sex of the Annuitant (and joint annuitant, if any) in accordance with the contract;
•	the annuity payment option elected;
•	the frequency of annuity payments;
•	the Annuitization Date;
•	the assumed investment return (the net investment return required to maintain level variable annuity payments);
•	the deduction of applicable premium taxes; and
•	the date the contract was issued.
Assumed Investment Return
An assumed investment return is the net investment return required to maintain level variable annuity payments. Nationwide uses a 3.5% assumed investment return factor. Therefore, if the net investment performance of each Sub-Account in which the Contract Owner invests exactly equals 3.5% for every payment period, then each payment will be the same amount. To the extent that investment performance is not equal to 3.5% for given payment periods, the amount of the payments in those periods will not be the same. Payments will increase from one payment date to the next if the annualized net rate of return is greater than 3.5% during that time. Conversely, payments will decrease from one payment to the next if the annualized net rate of return is less than 3.5% during that time.
Nationwide uses the assumed investment rate of return to determine the amount of the first variable annuity payment.
Subsequent Variable Annuity Payments
Variable annuity payments after the first will vary with the performance of the Sub-Accounts chosen by the Contract Owner after the investment performance is adjusted by the assumed investment return factor.
The dollar amount of each subsequent variable annuity payment is determined by taking the portion of the first annuity payment funded by a particular Sub-Account divided by the Annuity Unit value for that Sub-Account as of the Annuitization Date. This establishes the number of Annuity Units provided by each Sub-Account for each variable annuity payment after the first.
The number of Annuity Units comprising each variable annuity payment, on a Sub-Account basis, will remain constant, unless the Contract Owner transfers value from one Sub-Account to another. After annuitization, transfers among Sub-Accounts may only be made once per calendar year.
The number of Annuity Units for each Sub-Account is multiplied by the Annuity Unit value for that Sub-Account for the Valuation Period for which the payment is due. The sum of these results for all the Sub-Accounts in which the Contract Owner invests establishes the dollar amount of the variable annuity payment.
Subsequent variable annuity payments may be more or less than the previous variable annuity payment, depending on whether the net investment performance of the elected Sub-Accounts is greater or lesser than the assumed investment return.
Value of an Annuity Unit
Annuity Unit values for Sub-Accounts are determined by:
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(1)	multiplying the Annuity Unit value for each Sub-Account for the immediately preceding Valuation Period by the Net Investment Factor for the Sub-Account for the subsequent Valuation Period; and then
(2)	multiplying the result from (1) by a factor to neutralize the assumed investment return factor.
The Net Investment Factor for any particular Sub-Account on or after the Annuitization Date is determined by dividing (a) by (b), and then subtracting (c) from the result, where:
(a)	is the sum of:
(1)	the Net Asset Value of the underlying mutual fund as of the end of the current Valuation Period; and
(2)	the per share amount of any dividend or income distributions made by the underlying mutual fund (if the date of the dividend or income distribution occurs during the current Valuation Period).
(b)	is the Net Asset Value of the underlying mutual fund determined as of the end of the preceding Valuation Period.
(c)	is a factor representing the daily Variable Account charges, which is equal to 1.00% of the Daily Net Assets.
The charge used to calculate the Annuity Unit Value may be higher if the Contract Owner elected an optional benefit that assesses a charge after the Annuitization Date (see Synopsis of the Contracts).
Based on the change in the Net Investment Factor, the value of an Annuity Unit may increase or decrease. Changes in the Net Investment Factor may not be directly proportional to changes in the Net Asset Value of the underlying mutual fund shares because of the deduction of Variable Account charges.
Though the number of Annuity Units will not change as a result of investment experience, the value of an Annuity Unit may increase or decrease from Valuation Period to Valuation Period.
Frequency and Amount of Annuity Payments
Annuity payments are based on the annuity payment option elected.
If the net amount to be annuitized is less than $2,000, Nationwide reserves the right to pay this amount in a lump sum instead of periodic annuity payments.
Nationwide reserves the right to change the frequency of payments if the amount of any payment becomes less than $100. The payment frequency will be changed to an interval that will result in payments of at least $100. Nationwide will send annuity payments no later than seven days after each annuity payment date.
Annuity Payment Options
The Annuitant must elect an annuity payment option before the Annuitization Date. If the Annuitant does not elect an annuity payment option, a variable payment Single Life with a 20 Year Term Certain annuity payment option will be assumed as the automatic form of payment upon annuitization. Once elected or assumed, the annuity payment option may not be changed.
Not all of the annuity payment options may be available in all states. Additionally, the annuity payment options available may be limited based on the Annuitant's age (and the joint annuitant's age, if applicable) or requirements under the Internal Revenue Code.
Nationwide reserves the right to refuse any purchase payment that would result in the cumulative total for all contracts issued by Nationwide on the life of any one Annuitant or owned by any one Contract Owner to exceed $1,000,000. If a Contract Owner does not submit purchase payments in excess of $1,000,000, or if Nationwide has refused to accept purchase payments in excess of $1,000,000, the references in this provision to purchase payments in excess of $1,000,000 will not apply. If the Contract Owner is permitted to submit purchase payments in excess of $1,000,000, additional restrictions apply, as follows.
Annuity Payment Options for Contracts with Total Purchase Payments and Contract Value Annuitized Less Than or Equal to $2,000,000
If, at the Annuitization Date, the total of all purchase payments made to the contract and the Contract Value annuitized is less than or equal to $2,000,000, the annuity payment options available are:
•	Single Life;
•	Standard Joint and Survivor; and
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•	Single Life with a 10 or 20 Year Term Certain.
Each of the annuity payment options is discussed more thoroughly below.
Single Life
The Single Life annuity payment option provides for annuity payments to be paid during the lifetime of the Annuitant. This option is not available if the Annuitant is 86 or older on the Annuitization Date.
Payments will cease with the last payment before the Annuitant's death. For example, if the Annuitant dies before the second annuity payment date, the Annuitant will receive only one payment. The Annuitant will only receive two annuity payments if he or she dies before the third payment date, and so on. No death benefit will be paid.
No withdrawals other than the scheduled annuity payments are permitted.
Standard Joint and Survivor
The Standard Joint and Survivor annuity payment option provides for annuity payments to continue during the joint lifetimes of the Annuitant and joint annuitant. After the death of either the Annuitant or joint annuitant, payments will continue for the life of the survivor. This option is not available if the Annuitant or joint Annuitant is 86 or older on the Annuitization Date.
Payments will cease with the last payment due prior to the death of the last survivor of the Annuitant and joint annuitant. As is the case of the Single Life annuity payment option, there is no guaranteed number of payments. Therefore, it is possible that if the Annuitant dies before the second annuity payment date, the Annuitant will receive only one annuity payment. No death benefit will be paid.
No withdrawals other than the scheduled annuity payments are permitted.
Single Life with a 10 or 20 Year Term Certain
The Single Life with a 10 or 20 Year Term Certain annuity payment option provides that monthly annuity payments will be paid during the Annuitant's lifetime or for the term selected, whichever is longer. The term may be either 10 or 20 years.
If the Annuitant dies before the end of the 10 or 20 year term, payments will be paid to the beneficiary for the remainder of the term.
No withdrawals other than the scheduled annuity payments are permitted.
Any Other Option
Annuity payment options not set forth in this provision may be available. Any annuity payment option not set forth in this provision must be approved by Nationwide.
Annuity Payment Options for Contracts with Total Purchase Payments and/or Contract Value Annuitized Greater Than $2,000,000
If, at the Annuitization Date, the total of all purchase payments made to the contract and/or the Contract Value to be annuitized is greater than $2,000,000, Nationwide may limit the annuity payment option to the longer of:
(1)	a Fixed Life Annuity with a 20 Year Term Certain; or
(2)	a Fixed Life Annuity with a Term Certain to Age 95.
Annuitization of Amounts Greater than $5,000,000
Additionally, Nationwide may limit the amount that may be annuitized on a single life to $5,000,000. If the total amount to be annuitized is greater than $5,000,000 under this contract and/or for all Nationwide issued annuity contracts with the same Annuitant, the Contract Owner must:
(1)	reduce the amount to be annuitized to $5,000,000 or less by taking a partial withdrawal from the contract;
(2)	reduce the amount to be annuitized to $5,000,000 or less by exchanging the portion of the Contract Value in excess of $5,000,000 to another annuity contract; or
(3)	annuitize the portion of the Contract Value in excess of $5,000,000 under an annuity payment option with a term certain, if available.
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Statements and Reports
Nationwide will mail Contract Owners statements and reports. Therefore, Contract Owners should promptly notify the Service Center of any address change.
These mailings will contain:
•	statements showing the contract's quarterly activity;
•	confirmation statements showing transactions that affect the contract's value. Confirmation statements will not be sent for recurring transactions (i.e., Dollar Cost Averaging or salary reduction programs). Instead, confirmation of recurring transactions will appear in the contract's quarterly statements; and
•	semi-annual and annual reports of allocated underlying mutual funds.
Contract Owners can receive information from Nationwide faster and reduce the amount of mail received by signing up for Nationwide's eDelivery program. Nationwide will notify Contract Owners by email when important documents (statements, prospectuses, and other documents) are ready for a Contract Owner to view, print, or download from Nationwide's secure server. To choose this option, go to: www.nationwide.com/login.
Contract Owners should review statements and confirmations carefully. All errors or corrections must be reported to Nationwide immediately to assure proper crediting to the contract. Unless Nationwide is notified within 30 days of receipt of the statement, Nationwide will assume statements and confirmation statements are correct.
IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY OWNER DOCUMENTS
When multiple copies of the same disclosure document(s), such as prospectuses, supplements, proxy statements, and semi-annual and annual reports are required to be mailed to multiple Contract Owners in the same household, Nationwide will mail only one copy of each document, unless notified otherwise by the Contract Owner(s). Household delivery will continue for the life of the contracts.
A Contract Owner can revoke their consent to household delivery and reinstitute individual delivery by contacting the Service Center. Nationwide will reinstitute individual delivery within 30 days after receiving such notification.
Legal Proceedings
Nationwide Life Insurance Company
Nationwide Financial Services, Inc. (NFS, or collectively with its subsidiaries, "the Company") was formed in November 1996. NFS is the holding company for Nationwide Life Insurance Company (NLIC), Nationwide Life and Annuity Insurance Company (NLAIC) and other companies that comprise the life insurance and retirement savings operations of the Nationwide group of companies (Nationwide). This group includes Nationwide Financial Network (NFN), an affiliated distribution network that markets directly to its customer base. NFS is incorporated in Delaware and maintains its principal executive offices in Columbus, Ohio.
The Company is subject to legal and regulatory proceedings in the ordinary course of its business. The Company's legal and regulatory matters include proceedings specific to the Company and other proceedings generally applicable to business practices in the industries in which the Company operates. These matters are subject to many uncertainties, and given their complexity and scope, their outcomes cannot be predicted. Regulatory proceedings could also affect the outcome of one or more of the Company's litigation matters. Furthermore, it is often not possible to determine the ultimate outcomes of the pending regulatory investigations and legal proceedings or to provide reasonable ranges of potential losses with any degree of certainty. Some matters, including certain of those referred to below, are in very preliminary stages, and the Company does not have sufficient information to make an assessment of the plaintiffs' claims for liability or damages. In some of the cases seeking to be certified as class actions, the court has not yet decided whether a class will be certified or (in the event of certification) the size of the class and class period. In many of the cases, the plaintiffs are seeking undefined amounts of damages or other relief, including punitive damages and equitable remedies, which are difficult to quantify and cannot be defined based on the information currently available. The Company believes, however, that based on currently known information, the ultimate outcome of all pending legal and regulatory matters is not likely to have a material adverse effect on the Company's condensed consolidated financial position. Nonetheless, given the large or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation, it is possible that such outcomes could materially affect the Company's condensed consolidated financial position or results of operations in a particular quarter or annual period.
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The various businesses conducted by the Company are subject to oversight by numerous federal and state regulatory entities, including but not limited to the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Department of Labor, the Internal Revenue Service, the Federal Reserve Bank and state insurance authorities. Such regulatory entities may, in the normal course, be engaged in general or targeted inquiries, examinations and investigations of the Company and/or its affiliates. The financial services industry has been the subject of increasing scrutiny in connection with a broad spectrum of regulatory issues; with respect to all such scrutiny directed at the Company and/or its affiliates, the Company is cooperating with regulators. The Company will cooperate with Nationwide Mutual Insurance Company (NMIC) insofar as any inquiry, examination or investigation encompasses NMIC's operations.
On August 15, 2001, NFS and NLIC were named in a lawsuit filed in the United States District Court for the District of Connecticut entitled Lou Haddock, as trustee of the Flyte Tool & Die, Incorporated Deferred Compensation Plan, et al v. Nationwide Financial Services, Inc. and Nationwide Life Insurance Company. On November 18, 2009, the plaintiffs filed a sixth amended complaint amending the list of named plaintiffs and claiming to represent a class of qualified retirement plan trustees under the Employee Retirement Income Security Act of 1974 (ERISA) that purchased variable annuities from NLIC. The plaintiffs allege that they invested ERISA plan assets in their variable annuity contracts and that NLIC and NFS breached ERISA fiduciary duties by allegedly accepting service payments from certain mutual funds. The complaint seeks damages in an amount equivalent to some or all of the payments allegedly received by NFS and NLIC, other unspecified relief for restitution, declaratory and injunctive relief, and attorneys fees. On November 6, 2009, the Court granted the plaintiffs motion for class certification. On October 21, 2010, the District Court dismissed NFS from the lawsuit. On February 6, 2012, the Second Circuit Court of Appeals vacated the November 6, 2009 order granting class certification and remanded the case back to the District Court for further consideration. On September 6, 2013, the District Court granted the plaintiffs motion for class certification. On December 11, 2014, the plaintiffs filed a 7th Amended Complaint adding another sub class of defendants that held trust platform products. On December 11, 2014, plaintiff filed a motion for preliminary approval of settlement. On January 5, 2015, the Court signed the Order Preliminarily Approving Settlement and Approving Form and Manner of Notice. On March 31, 2015, the Court held a Fairness Hearing. On April 9, 2015, the Court entered the Final Order and Consent Judgment. NFS has made adequate provision for all probable and reasonably estimable losses associated with this settlement.
Nationwide Investment Services Corporation
The general distributor, NISC, is not engaged in any litigation of any material nature.
Contents of Statement of Additional Information
General Information and History
Services
Purchase of Securities Being Offered
Underwriters
Advertising
Annuity Payments
Condensed Financial Information
Financial Statements
Investment Company Act of 1940 Registration File No. 811-05701
Securities Act of 1933 Registration File No. 333-201820
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Appendix A: Underlying Mutual Funds
This appendix contains information about the underlying mutual funds in which the Sub-Accounts invest. The underlying mutual funds in which the Sub-Accounts invest are designed primarily as investments for variable annuity contracts and variable life insurance policies issued by insurance companies. There is no guarantee that the investment objectives will be met. Refer to the prospectus for each underlying mutual fund for more detailed information.

Designations Key:
STTF:	The underlying mutual fund assesses (or reserves the right to assess) a short-term trading fee (see Short-Term Trading Fees).
FF:	The underlying mutual fund primarily invests in other mutual funds. Therefore, a proportionate share of the fees and expenses of any acquired funds are indirectly borne by investors. As a result, investors in this Sub-Account may incur higher charges than if the assets were invested in an underlying mutual fund that does not invest in other mutual funds. Refer to the prospectus for this underlying mutual fund for more information.
VOL:	This underlying mutual fund uses a volatility management strategy to reduce a Contract Owner's exposure to equity investments when equity markets are volatile which may limit investment losses in a down market. However, use of such a strategy may also limit the growth of Contract Value. Allocation to this type of investment option may result in foregone investment gains that could otherwise be realized by investing in riskier investment options.
ALPS Variable Investment Trust - ALPS/Alerian Energy Infrastructure Portfolio: Class III
Investment Advisor:	ALPS Advisors, Inc.
Investment Objective:	The Portfolio seeks investment results that correspond (before fees and expenses) generally to the price and yield performance of its underlying index, the Alerian Energy Infrastructure Index (the "Index").
ALPS Variable Investment Trust - ALPS/Red Rocks Listed Private Equity Portfolio: Class III
Investment Advisor:	ALPS Advisors, Inc.
Sub-advisor:	Red Rocks Capital LLC
Investment Objective:	To seek to maximize total return, which consists of appreciation on its investments and a variable income stream.
American Century Variable Portfolios II, Inc. - American Century VP Inflation Protection Fund: Class II
Investment Advisor:	American Century Investment Management, Inc.
Investment Objective:	Long-term total return using a strategy that seeks to protect against U.S. inflation.
American Funds Insurance Series® - Blue Chip Income and Growth Fund: Class 4
Investment Advisor:	Capital Research and Management Company
Investment Objective:	The fund's investment objectives are to produce income exceeding the average yield on U.S. stocks generally and to provide an opportunity for growth of principal consistent with sound common stock investing.
American Funds Insurance Series® - Capital Income Builder®: Class 4
Investment Advisor:	Capital Research and Management Company
Investment Objective:	It seeks (1) to provide you with a level of current income that exceeds the average yield on U.S. stocks generally and (2) to provide you with a growing stream of income over the years.
American Funds Insurance Series® - Global Small Capitalization Fund: Class 4
Investment Advisor:	Capital Research and Management Company
Investment Objective:	Seeks long-term growth of capital through investments in smaller companies in the U.S. and around the world.
American Funds Insurance Series® - International Fund: Class 4
Investment Advisor:	Capital Research and Management Company
Investment Objective:	The fund's investment objective is to provide you with long-term growth of capital.
American Funds Insurance Series® - New World Fund: Class 4
Investment Advisor:	Capital Research and Management Company
Investment Objective:	The fund's investment objective is long-term capital appreciation.
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BlackRock Variable Series Funds, Inc. - BlackRock Global Allocation V.I. Fund: Class III
Investment Advisor:	BlackRock Advisors, LLC
Sub-advisor:	BlackRock Investment Management, LLC
Investment Objective:	Seeks high total investment return.
BlackRock Variable Series Funds, Inc. - BlackRock High Yield V.I. Fund: Class III
Investment Advisor:	BlackRock Advisors, LLC
Sub-advisor:	BlackRock Financial Management, Inc.
Investment Objective:	The Fund seeks to maximize total return, consistent with income generation and prudent investment management.
Delaware VIP Trust - Delaware VIP Small Cap Value Series: Service Class
Investment Advisor:	Delaware Management Company, Inc.
Investment Objective:	The fund seeks capital appreciation.
Direxion Insurance Trust - Direxion VP Indexed Commodity Strategy Fund
Investment Advisor:	Rafferty Asset Management, LLC
Investment Objective:	The Fund seeks investment results, before fees and expenses, that track the performance of the Auspice Broad Commodity Index (the "Index").
Direxion Insurance Trust - Direxion VP Indexed Managed Futures Strategy Fund
Investment Advisor:	Rafferty Asset Management, LLC
Investment Objective:	The Fund seeks investment results, before fees and expenses, that track the performance of the Auspice Managed Futures Index ("the Index").
Dreyfus Investment Portfolios - Mid Cap Stock Portfolio: Service Shares
Investment Advisor:	The Dreyfus Corporation
Investment Objective:	The fund seeks investment results that are greater than the total return performance of publicly traded common stocks of medium-size domestic companies in the aggregate, as represented by the Standard & Poor's MidCap 400® Index (S&P 400 Index).
Eaton Vance Variable Trust - Eaton Vance VT Floating-Rate Income Fund
Investment Advisor:	Eaton Vance Management
Investment Objective:	The fund seeks to provide a high level of current income.
Fidelity Variable Insurance Products Fund - VIP Balanced Portfolio: Service Class 2
Investment Advisor:	Fidelity Management & Research Company
Sub-advisor:	FMR Co., Inc., Fidelity Investments Money Management, Inc., Fidelity Management & Research (U.K.) Inc., Fidelity Research & Analysis Company, Fidelity Investments Japan Limited, Fidelity International Investment Advisors, Fidelity International Investment Advisors (U.K.) Limited
Investment Objective:	Income and capital growth consistent with reasonable risk.
Fidelity Variable Insurance Products Fund - VIP Growth Portfolio: Service Class 2
Investment Advisor:	Fidelity Management & Research Company
Sub-advisor:	FMR Co., Inc., Fidelity Management & Research (U.K.) Inc., Fidelity Research & Analysis Company, Fidelity International Investment Advisors, Fidelity International Investment Advisors (U.K.) Limited, Fidelity Investments Japan Limited
Investment Objective:	Capital appreciation.
Fidelity Variable Insurance Products Fund - VIP Real Estate Portfolio: Service Class 2
Investment Advisor:	Fidelity Management & Research Company
Sub-advisor:	FMR Co., Inc., Fidelity Research & Analysis Company
Investment Objective:	The fund seeks above-average income and long-term capital growth, consistent with reasonable investment risk.
Fidelity Variable Insurance Products Fund - VIP Strategic Income Portfolio: Service Class 2
Investment Advisor:	Fidelity Management & Research Company
Sub-advisor:	Fidelity Investments Money Management, Inc., Fidelity International Investment Advisors, Fidelity International Investment Advisors (U.K.) Limited, Fidelity Research & Analysis Company, Fidelity Management & Research (U.K.) Inc.
Investment Objective:	The fund seeks a high level of current income. The fund may also seek capital appreciation.
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Franklin Templeton Variable Insurance Products Trust - Franklin Founding Funds Allocation VIP Fund: Class 2
Investment Advisor:	Franklin Templeton Services, LLC
Investment Objective:	Capital appreciation with income as a secondary goal.
Designation: FF
Franklin Templeton Variable Insurance Products Trust - Franklin Income VIP Fund: Class 2
Investment Advisor:	Franklin Advisers, Inc.
Investment Objective:	Maximum income while maintaining prospects for capital appreciation.
Franklin Templeton Variable Insurance Products Trust - Franklin Mutual Global Discovery VIP Fund: Class 2
Investment Advisor:	Franklin Mutual Advisers, LLC
Investment Objective:	Capital appreciation.
Franklin Templeton Variable Insurance Products Trust - Templeton Global Bond VIP Fund: Class 2
Investment Advisor:	Franklin Advisers, Inc.
Investment Objective:	High current income, consistent with preservation of capital, with capital appreciation as a secondary consideration.
Goldman Sachs Variable Insurance Trust - Goldman Sachs Global Trends Allocation Fund: Service Shares
Investment Advisor:	Goldman Sachs Asset Management, L.P.
Investment Objective:	Seeks to achieve investment results that approximate the performance of the GS Global Markets Navigator Index (the "Index").
Goldman Sachs Variable Insurance Trust - Goldman Sachs High Quality Floating Rate Fund: Advisor Shares
Investment Advisor:	Goldman Sachs Asset Management, L.P.
Investment Objective:	Seeks to provide a high level of current income, consistent with low volatility of principal.
Goldman Sachs Variable Insurance Trust - Goldman Sachs Strategic Income Fund: Advisor Shares
Investment Advisor:	Goldman Sachs Asset Management, L.P.
Investment Objective:	Seeks total return comprised of income and capital appreciation.
Guggenheim Variable Fund - Global Managed Futures Strategy
Investment Advisor:	Guggenheim Investments
Investment Objective:	The Managed Futures Strategy Fund seeks to provide investment results that match the performance of a benchmark for measuring trends in the commodity and financial futures markets.
Guggenheim Variable Fund - Long Short Equity Fund
Investment Advisor:	Guggenheim Investments
Investment Objective:	Long-term capital appreciation.
Guggenheim Variable Fund - Multi-Hedge Strategies
Investment Advisor:	Guggenheim Investments
Investment Objective:	Capital appreciation consistent with the return and risk characteristics of the hedge fund universe and, secondarily, to achieve these returns with low correlation to and less volatility than equity indices.
Guggenheim Variable Funds Trust - Series M (Macro Opportunities Series)
Investment Advisor:	Guggenheim Investments
Investment Objective:	Series M seeks to provide total return, comprised of current income and capital appreciation.
Invesco - Invesco V.I. Balanced-Risk Allocation Fund: Series II Shares
Investment Advisor:	Invesco Advisers, Inc.
Investment Objective:	The Fund's investment objective is total return with a low to moderate correlation to traditional financial market indices.
Invesco - Invesco V.I. Equally-Weighted S&P 500 Fund: Series II Shares
Investment Advisor:	Invesco Advisers, Inc.
Investment Objective:	To achieve a high level of total return on its assets through a combination of capital appreciation and current income.
43

Invesco - Invesco V.I. International Growth Fund: Series II Shares
Investment Advisor:	Invesco Advisers, Inc.
Investment Objective:	Long-term growth of capital.
Ivy Funds Variable Insurance Portfolios - Asset Strategy
Investment Advisor:	Waddell & Reed Investment Management Company
Investment Objective:	To seek to provide total return.
Ivy Funds Variable Insurance Portfolios - Energy
Investment Advisor:	Waddell & Reed Investment Management Company
Investment Objective:	To seek to provide capital growth and appreciation.
Janus Aspen Series - Balanced Portfolio: Service Shares
Investment Advisor:	Janus Capital Management LLC
Investment Objective:	Long-term capital growth, consistent with preservation of capital and balanced by current income. The Portfolio pursues its investment objective by normally investing 35-65% of its assets in equity securities and the remaining assets in fixed-income securities and cash equivalents. The Portfolio normally invests at least 25% of its assets in fixed-income senior securities. The Portfolio's fixed-income investments may reflect a broad range of credit qualities and may include corporate debt securities, U.S. Government obligations, mortgage-backed securities and other mortgage-related products, and short-term securities. In addition, the Portfolio may invest up to 35% of its nets assets in high-yield/high-risk bonds, also known as "junk" bonds. The Portfolio may also invest in foreign securities, which may include investments in emerging markets.
Janus Aspen Series - Enterprise Portfolio: Service Shares
Investment Advisor:	Janus Capital Management LLC
Investment Objective:	Long-term growth of capital. The Portfolio pursues its investment objective by investing primarily in common stocks selected for their growth potential, and normally invests at least 50% of its equity assets in medium-sized companies. Medium-sized companies are those whose market capitalization falls within the range of companies in the Russell Midcap® Growth Index. Market capitalization is a commonly used measure of the size and value of a company. The Portfolio may also invest in foreign securities, which may include investments in emerging markets.
Janus Aspen Series - Flexible Bond Portfolio: Service Shares
Investment Advisor:	Janus Capital Management LLC
Investment Objective:	Maximum total return, consistent with preservation of capital.
Janus Aspen Series - Global Technology Portfolio: Service Shares
Investment Advisor:	Janus Capital Management LLC
Investment Objective:	Long-term growth of capital.
JPMorgan Insurance Trust - JPMorgan Insurance Trust Global Allocation Portfolio: Class 2
Investment Advisor:	J.P. Morgan Investment Management Inc.
Investment Objective:	The Portfolio seeks to maximize long-term total return.
JPMorgan Insurance Trust - JPMorgan Insurance Trust Income Builder Portfolio: Class 2
Investment Advisor:	J.P. Morgan Investment Management Inc.
Investment Objective:	The Portfolio seeks to maximize income while maintaining prospects for capital appreciation.
Lazard Retirement Series, Inc. - Lazard Retirement Emerging Markets Equity Portfolio: Service Shares
Investment Advisor:	Lazard Asset Management LLC
Investment Objective:	Long-term capital appreciation.
Legg Mason Partners Variable Equity Trust - ClearBridge Variable Aggressive Growth Portfolio: Class II
Investment Advisor:	Legg Mason Partners Fund Advisor, LLC
Sub-advisor:	ClearBridge Investments, LLC
Investment Objective:	The fund seeks capital appreciation.
Legg Mason Partners Variable Equity Trust - ClearBridge Variable Small Cap Growth Portfolio: Class II
Investment Advisor:	Legg Mason Partners Fund Advisor, LLC
Sub-advisor:	ClearBridge Investments, LLC
Investment Objective:	The fund seeks long-term growth of capital.
44

Legg Mason Partners Variable Income Trust - Western Asset Variable Global High Yield Bond Portfolio: Class II
Investment Advisor:	Legg Mason Partners Fund Advisor, LLC
Sub-advisor:	Western Asset Management Company and Western Asset Management Company Limited and Western Asset Management Company Pte. Ltd.
Investment Objective:	Seeks to maximize total return, consistent with the preservation of capital.
Lord Abbett Series Fund, Inc. - Short Duration Income Portfolio: Class VC
Investment Advisor:	Lord, Abbett & Co. LLC
Investment Objective:	The Fund's investment objective is to seek a high level of income consistent with preservation of capital.
Lord Abbett Series Fund, Inc. - Total Return Portfolio: Class VC
Investment Advisor:	Lord, Abbett & Co. LLC
Investment Objective:	The Fund's investment objective is to seek income and capital appreciation to produce a high total return.
MFS® Variable Insurance Trust - MFS Utilities Series: Service Class
Investment Advisor:	Massachusetts Financial Services Company
Investment Objective:	To seek total return
MFS® Variable Insurance Trust II - MFS Blended Research® Core Equity Portfolio: Service Class
Investment Advisor:	Massachusetts Financial Services Company
Investment Objective:	To seek capital appreciation.
MFS® Variable Insurance Trust II - MFS Global Tactical Allocation Portfolio: Service Class
Investment Advisor:	Massachusetts Financial Services Company
Investment Objective:	The fund seeks total return.
MFS® Variable Insurance Trust II - MFS International Value Portfolio: Service Class
Investment Advisor:	Massachusetts Financial Services Company
Investment Objective:	The fund's investment objective is to seek capital appreciation. MFS normally invests the fund's assets primarily in foreign equity securities, including emerging market equity securities.
MFS® Variable Insurance Trust III - MFS Mid Cap Value Portfolio: Service Class
Investment Advisor:	Massachusetts Financial Services Company
Investment Objective:	The fund's investment objective is to seek capital appreciation.
Nationwide Variable Insurance Trust - American Century NVIT Multi Cap Value Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	American Century Investment Management, Inc.
Investment Objective:	The Fund seeks capital appreciation, and secondarily current income.
Nationwide Variable Insurance Trust - American Funds NVIT Asset Allocation Fund: Class II
Investment Advisor:	Capital Research and Management Company
Investment Objective:	The fund seeks to provide high total return (including income and capital gains) consistent with preservation of capital over the long term.
Designation: FF
Nationwide Variable Insurance Trust - American Funds NVIT Bond Fund: Class II
Investment Advisor:	Capital Research and Management Company
Investment Objective:	The Fund seeks to maximize an investors level of current income and preserve the investor's capital.
Nationwide Variable Insurance Trust - American Funds NVIT Global Growth Fund: Class II
Investment Advisor:	Capital Research and Management Company
Investment Objective:	The Fund is designed for investors seeking capital appreciation through stocks.
Nationwide Variable Insurance Trust - American Funds NVIT Growth Fund: Class II
Investment Advisor:	Capital Research and Management Company
Investment Objective:	The Fund is designed for investors seeking capital appreciation principally through investment in stocks.
45

Nationwide Variable Insurance Trust - American Funds NVIT Growth-Income Fund: Class II
Investment Advisor:	Capital Research and Management Company
Investment Objective:	The fund seeks to achieve long-term growth of capital and income.
Designation: FF
Nationwide Variable Insurance Trust - BlackRock NVIT Managed Global Allocation Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	Nationwide Asset Management, LLC
Investment Objective:	Seeks high total investment return consistent with preservation of capital over the long term.
Designation: FF, VOL
Nationwide Variable Insurance Trust - Federated NVIT High Income Bond Fund: Class I
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	Federated Investment Management Company
Investment Objective:	The Fund seeks to provide high current income.
Nationwide Variable Insurance Trust - Invesco NVIT Comstock Value Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	Invesco Advisers, Inc.
Investment Objective:	The Fund's investment objective is to seek capital growth and income through investments in equity securities, including common stocks, preferred stocks, and convertible securities.
Nationwide Variable Insurance Trust - Lazard NVIT Flexible Opportunistic Strategies Fund: Class P
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	Lazard Asset Management LLC
Investment Objective:	The Fund seeks long-term capital appreciation.
Designation: FF
Nationwide Variable Insurance Trust - Loring Ward NVIT Capital Appreciation Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	LWI Financial Inc.
Investment Objective:	Seeks primarily to provide growth of capital, and secondarily current income.
Designation: FF
Nationwide Variable Insurance Trust - Loring Ward NVIT Moderate Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	LWI Financial Inc.
Investment Objective:	Seeks a high level of total return consistent with a moderate level of risk.
Designation: FF
Nationwide Variable Insurance Trust - Neuberger Berman NVIT Socially Responsible Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	Neuberger Berman Management LLC
Investment Objective:	The Fund seeks long-term total return by investing primarily in securities of companies that meet the fund's financial criteria and social policy.
Nationwide Variable Insurance Trust - NVIT Bond Index Fund: Class I
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	BlackRock Investment Management, LLC
Investment Objective:	The Fund seeks to match the performance of the Barclays U.S. Aggregate Bond Index ("Aggregate Bond Index") as closely as possible before the deduction of Fund expenses.
Nationwide Variable Insurance Trust - NVIT Cardinal(SM) Aggressive Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Investment Objective:	The Aggressive Fund seeks maximum growth of capital consistent with a more aggressive level of risk as compared to other Cardinal Funds.
Designation: FF
Nationwide Variable Insurance Trust - NVIT Cardinal(SM) Balanced Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Investment Objective:	The Fund seeks a high level of total return through investment in both equity and fixed income securities.
Designation: FF
46

Nationwide Variable Insurance Trust - NVIT Cardinal(SM) Capital Appreciation Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Investment Objective:	The Fund seeks growth of capital, but also seeks income consistent with a less aggressive level of risk as compared to other Cardinal Funds.
Designation: FF
Nationwide Variable Insurance Trust - NVIT Cardinal(SM) Conservative Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Investment Objective:	The Fund seeks a high level of total return consistent with a conservative level of risk as compared to other Cardinal Funds.
Designation: FF
Nationwide Variable Insurance Trust - NVIT Cardinal(SM) Managed Growth & Income Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	Nationwide Asset Management, LLC
Investment Objective:	Seeks a high level of total return through investment in both equity and fixed-income securities, consistent with preservation of capital.
Designation: FF, VOL
Nationwide Variable Insurance Trust - NVIT Cardinal(SM) Managed Growth Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	Nationwide Asset Management, LLC
Investment Objective:	Seeks growth primarily and investment income secondarily.
Designation: FF, VOL
Nationwide Variable Insurance Trust - NVIT Cardinal(SM) Moderate Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Investment Objective:	The Fund seeks a high level of total return consistent with a moderate level of risk as compared to other Cardinal Funds.
Designation: FF
Nationwide Variable Insurance Trust - NVIT Cardinal(SM) Moderately Aggressive Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Investment Objective:	The Fund seeks growth of capital, but also seeks income consistent with a moderately aggressive level of risk as compared to other Cardinal Funds.
Designation: FF
Nationwide Variable Insurance Trust - NVIT Cardinal(SM) Moderately Conservative Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Investment Objective:	The fund seeks a high level of total return consistent with a moderately conservative level of risk.
Designation: FF
Nationwide Variable Insurance Trust - NVIT Core Bond Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	Nationwide Asset Management, LLC
Investment Objective:	The Fund seeks a high level of current income consistent with preserving capital.
Nationwide Variable Insurance Trust - NVIT Core Plus Bond Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	Neuberger Berman Fixed Income LLC
Investment Objective:	The Fund seeks long-term total return consistent with reasonable risk.
Nationwide Variable Insurance Trust - NVIT Emerging Markets Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	The Boston Company Asset Management, LLC
Investment Objective:	The Fund seeks long-term capital growth by investing primarily in equity securities of companies located in emerging market countries.
Nationwide Variable Insurance Trust - NVIT Flexible Fixed Income Fund: Class P
Investment Advisor:	Nationwide Fund Advisors
Investment Objective:	Seeks income primarily, and total return secondarily, through investment in other mutual funds with a fixed-income orientation.
Designation: FF
47

Nationwide Variable Insurance Trust - NVIT Flexible Moderate Growth Fund: Class P
Investment Advisor:	Nationwide Fund Advisors
Investment Objective:	Seeks long-term growth of capital through a broad and flexible allocation in stocks, bonds and other asset classes through investment in other mutual funds.
Designation: FF
Nationwide Variable Insurance Trust - NVIT Government Bond Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	Nationwide Asset Management, LLC
Investment Objective:	The fund seeks as high level of income as is consistent with the preserving of capital.
Nationwide Variable Insurance Trust - NVIT International Equity Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	Lazard Asset Management LLC
Investment Objective:	The Fund seeks long-term capital growth by investing primarily in equity securities of companies in Europe, Australasia, the Far East and other regions, including developing countries.
Nationwide Variable Insurance Trust - NVIT International Index Fund: Class I
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	BlackRock Investment Management, LLC
Investment Objective:	The Fund seeks to match the performance of the Morgan Stanley Capital International Europe, Australasia and Far East Index ("MSCI EAFE® Index") as closely as possible before the deduction of Fund expenses.
Nationwide Variable Insurance Trust - NVIT Investor Destinations Aggressive Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Investment Objective:	The NVIT Investor Destinations Aggressive Fund seeks maximum growth of capital consistent with a more aggressive level of risk as compared to other Investor Destinations Funds.
Designation: FF
Nationwide Variable Insurance Trust - NVIT Investor Destinations Balanced Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Investment Objective:	The NVIT Investor Destinations Balanced Fund seeks a high level of total return through investment in both equity and fixed-income securities.
Designation: FF
Nationwide Variable Insurance Trust - NVIT Investor Destinations Capital Appreciation Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Investment Objective:	The NVIT Investor Destinations Capital Appreciation Fund seeks growth of capital, but also seeks income consistent with a less aggressive level of risk as compared to other NVIT Investor Destinations Funds.
Designation: FF
Nationwide Variable Insurance Trust - NVIT Investor Destinations Conservative Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Investment Objective:	The NVIT Investor Destinations Conservative Fund seeks a high level of total return consistent with a conservative level of risk as compared to other Investor Destinations Funds.
Designation: FF
Nationwide Variable Insurance Trust - NVIT Investor Destinations Managed Growth & Income Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	Nationwide Asset Management, LLC
Investment Objective:	Seeks a high level of total return through investment in both equity and fixed-income securities, consistent with preservation of capital.
Designation: FF, VOL
Nationwide Variable Insurance Trust - NVIT Investor Destinations Managed Growth Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	Nationwide Asset Management, LLC
Investment Objective:	Seeks growth primarily and investment income secondarily.
Designation: FF, VOL
48

Nationwide Variable Insurance Trust - NVIT Investor Destinations Moderate Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Investment Objective:	The NVIT Investor Destinations Moderate Fund seeks a high level of total return consistent with a moderate level of risk as compared to other Investor Destinations Funds.
Designation: FF
Nationwide Variable Insurance Trust - NVIT Investor Destinations Moderately Aggressive Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Investment Objective:	The NVIT Investor Destinations Moderately Aggressive Fund seeks growth of capital, but also seeks income consistent with a moderately aggressive level of risk as compared to other Investor Destinations Funds.
Designation: FF
Nationwide Variable Insurance Trust - NVIT Investor Destinations Moderately Conservative Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Investment Objective:	The NVIT Investor Destinations Moderately Conservative Fund seeks a high level of total return consistent with a moderately conservative level of risk.
Designation: FF
Nationwide Variable Insurance Trust - NVIT Large Cap Growth Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	The Boston Company Asset Management, LLC
Investment Objective:	The Fund seeks long-term capital growth.
Nationwide Variable Insurance Trust - NVIT Managed American Funds Asset Allocation Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	Nationwide Asset Management, LLC
Investment Objective:	Seeks to provide a high total return (including income and capital gains) consistent with preservation of capital over the long term.
Designation: FF, VOL
Nationwide Variable Insurance Trust - NVIT Managed American Funds Growth-Income Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	Nationwide Asset Management, LLC
Investment Objective:	Seeks to achieve long-term growth of capital and income.
Designation: FF, VOL
Nationwide Variable Insurance Trust - NVIT Mid Cap Index Fund: Class I
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	BlackRock Investment Management, LLC
Investment Objective:	The Fund seeks capital appreciation.
Nationwide Variable Insurance Trust - NVIT Money Market Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	Federated Investment Management Company
Investment Objective:	The Fund seeks as high a level of current income as is consistent with preserving capital and maintaining liquidity.
Nationwide Variable Insurance Trust - NVIT Multi Sector Bond Fund: Class I
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	Logan Circle Partners, L.P.
Investment Objective:	The Fund seeks to provide above average total return over a market cycle of three to five years.
Nationwide Variable Insurance Trust - NVIT Multi-Manager International Growth Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	Invesco Advisers, Inc. and American Century Investment Management, Inc.
Investment Objective:	The fund seeks long-term capital growth.
Nationwide Variable Insurance Trust - NVIT Multi-Manager International Value Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	Dimensional Fund Advisors LP; JPMorgan Investment Management Inc.
Investment Objective:	The Fund seeks long-term capital appreciation.
49

Nationwide Variable Insurance Trust - NVIT Multi-Manager Large Cap Growth Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	Massachusetts Financial Services Company; Pyramis Global Advisors LLC; and Winslow Capital Management, LLC
Investment Objective:	The fund seeks long-term capital growth.
Nationwide Variable Insurance Trust - NVIT Multi-Manager Large Cap Value Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	Massachusetts Financial Services Company; Wellington Management Company, LLP; The Boston Company Asset Management, LLC
Investment Objective:	The fund seeks long-term capital growth.
Nationwide Variable Insurance Trust - NVIT Multi-Manager Mid Cap Growth Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	Neuberger Berman Management LLC; Wells Capital Management, Inc.
Investment Objective:	The fund seeks long-term capital growth.
Nationwide Variable Insurance Trust - NVIT Multi-Manager Mid Cap Value Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	American Century Investment Management, Inc.; Thompson, Siegel & Walmsley LLC; WEDGE Capital Management L.L.P.
Investment Objective:	The fund seeks long-term capital appreciation.
Nationwide Variable Insurance Trust - NVIT Multi-Manager Small Cap Growth Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	OppenheimerFunds, Inc.; Wellington Management Company, LLP
Investment Objective:	The Fund seeks capital growth.
Nationwide Variable Insurance Trust - NVIT Multi-Manager Small Cap Value Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	Epoch Investment Partners, Inc.; JPMorgan Investment Management Inc.
Investment Objective:	The Fund seeks capital appreciation.
Nationwide Variable Insurance Trust - NVIT Multi-Manager Small Company Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	Morgan Stanley Investment Management Inc; Neuberger Berman Management LLC.; OppenheimerFunds, Inc.; Putnam Investment Management, LLC
Investment Objective:	The Fund seeks capital appreciation.
Nationwide Variable Insurance Trust - NVIT Nationwide Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	HighMark Capital Management, Inc.
Investment Objective:	The Fund seeks total return through a flexible combination of capital appreciation and current income.
Nationwide Variable Insurance Trust - NVIT Real Estate Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	Brookfield Investment Management, Inc.
Investment Objective:	The Fund seeks current income and long-term capital appreciation.
Nationwide Variable Insurance Trust - NVIT S&P 500® Index Fund: Class I
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	BlackRock Investment Management, LLC
Investment Objective:	Long-term capital appreciation.
Nationwide Variable Insurance Trust - NVIT Short Term Bond Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	Nationwide Asset Management, LLC
Investment Objective:	The Fund seeks to provide a high level of current income while preserving capital and minimizing fluctuations in share value.
Nationwide Variable Insurance Trust - NVIT Small Cap Index Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	BlackRock Investment Management, LLC
Investment Objective:	The Fund seeks to match the performance of the Russell 2000® Index.
50

Nationwide Variable Insurance Trust - Templeton NVIT International Value Fund: Class I
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	Templeton Investment Counsel, LLC
Investment Objective:	The Fund seeks to maximize total return consisting of capital appreciation and/or current income.
Neuberger Berman Advisers Management Trust - Absolute Return Multi-Manager Portfolio: S Class Shares
Investment Advisor:	Neuberger Berman Management LLC
Sub-advisor:	Cramer Rosenthal McGlynn, LLC, GAMCO Asset Management Inc., Lazard Asset Management LLC, Levin Capital Strategies, L.P., Loeb Arbitrage Management LP, SLS Management, LLC, Sound Point Capital Management, L.P., Visium Asset Management, LP
Investment Objective:	The Fund seeks capital appreciation with an emphasis on absolute (i.e., positive) returns.
Oppenheimer Variable Account Funds - Oppenheimer Global Fund/VA: Service Shares
Investment Advisor:	OFI Global Asset Management, Inc.
Sub-advisor:	OppenheimerFunds, Inc.
Investment Objective:	The Fund seeks capital appreciation.
Oppenheimer Variable Account Funds - Oppenheimer International Growth Fund/VA: Service Shares
Investment Advisor:	OFI Global Asset Management, Inc.
Sub-advisor:	OppenheimerFunds, Inc.
Investment Objective:	The Fund seeks capital appreciation.
Oppenheimer Variable Account Funds - Oppenheimer Main Street Small Cap Fund®/VA: Service Shares
Investment Advisor:	OFI Global Asset Management, Inc.
Sub-advisor:	OppenheimerFunds, Inc.
Investment Objective:	Capital appreciation.
PIMCO Variable Insurance Trust - All Asset Portfolio: Advisor Class
Investment Advisor:	Pacific Investment Management Company LLC
Sub-advisor:	Research Affiliates
Investment Objective:	The fund seeks maximum real return, consistent with preservation of real capital and prudent investment management.
Designation: FF
PIMCO Variable Insurance Trust - CommodityRealReturn® Strategy Portfolio: Advisor Class
Investment Advisor:	Pacific Investment Management Company LLC
Investment Objective:	The Portfolio seeks maximum real return, consistent with prudent investment management.
PIMCO Variable Insurance Trust - Emerging Markets Bond Portfolio: Advisor Class
Investment Advisor:	Pacific Investment Management Company LLC
Investment Objective:	The portfolio seeks maximum total return consistent with preservation of capital and prudent investment management.
PIMCO Variable Insurance Trust - Foreign Bond Portfolio (Unhedged): Advisor Class
Investment Advisor:	Pacific Investment Management Company LLC
Investment Objective:	The portfolio seeks maximum total return consistent with preservation of capital and prudent investment management.
PIMCO Variable Insurance Trust - Short-Term Portfolio: Advisor Class
Investment Advisor:	Pacific Investment Management Company LLC
Investment Objective:	The Portfolio seeks maximum current income, consistent with preservation of capital and daily liquidity.
PIMCO Variable Insurance Trust - Total Return Portfolio: Advisor Class
Investment Advisor:	Pacific Investment Management Company LLC
Investment Objective:	The Portfolio seeks maximum total return, consistent with preservation of capital and prudent investment management.
PIMCO Variable Insurance Trust - Unconstrained Bond Portfolio: Advisor Class
Investment Advisor:	Pacific Investment Management Company LLC
Investment Objective:	The Portfolio seeks maximum long-term return, consistent with preservation of capital and prudent investment management.
51

Putnam Variable Trust - Putnam VT Equity Income Fund: Class IB
Investment Advisor:	Putnam Investment Management, LLC
Investment Objective:	Seeks capital growth and current income.
T. Rowe Price Equity Series, Inc. - T. Rowe Price Health Sciences Portfolio: II
Investment Advisor:	T. Rowe Price Associates, Inc.
Investment Objective:	Long-term capital appreciation.
The Merger Fund VL - The Merger Fund VL
Investment Advisor:	Westchester Capital Management, LLC
Investment Objective:	Seeks to achieve capital growth by engaging in merger arbitrage.
The Universal Institutional Funds, Inc. - Emerging Markets Debt Portfolio: Class II
Investment Advisor:	Morgan Stanley Investment Management Inc.
Investment Objective:	High total return by investing primarily in fixed income securities of government and government-related issuers and, to a lesser extent, of corporate issuers in emerging market countries.
The Universal Institutional Funds, Inc. - Global Infrastructure Portfolio: Class II
Investment Advisor:	Morgan Stanley Investment Management Inc.
Investment Objective:	Both capital appreciation and current income.
The Universal Institutional Funds, Inc. - Global Real Estate Portfolio: Class II
Investment Advisor:	Morgan Stanley Investment Management Inc.
Investment Objective:	The Portfolio seeks to provide current income and capital appreciation.
The Universal Institutional Funds, Inc. - Global Strategist Portfolio: Class II
Investment Advisor:	Morgan Stanley Investment Management Inc.
Investment Objective:	The fund seeks total return.
Van Eck VIP Trust - Van Eck VIP Global Hard Assets Fund: Service Class
Investment Advisor:	Van Eck Associates Corporation
Investment Objective:	Long-term capital appreciation by investing primarily in hard asset securities. Income is a secondary consideration.
52

Appendix B: Condensed Financial Information
Because the contracts described in this prospectus have not been previously made available for sale, there are no Accumulation Unit values for the year ending December 31, 2014. The Statement of Additional Information is available free of charge by contacting the Service Center.
53

Appendix C: Contract Types and Tax Information
Types of Contracts
The contracts described in this prospectus are classified according to the tax treatment to which they are subject under the Internal Revenue Code (the "Code"). Following is a general description of the various contract types. Eligibility requirements, tax benefits (if any), limitations, and other features of the contracts will differ depending on contract type.
Non-Qualified Contracts
A non-qualified contract is a contract that does not qualify for certain tax benefits under the Code, and which is not an IRA, Roth IRA, SEP IRA, Simple IRA, or tax sheltered annuity.
Upon the death of the owner of a non-qualified contract, mandatory distribution requirements are imposed to ensure distribution of the entire balance in the contract within a required period.
Non-qualified contracts that are owned by natural persons allow the deferral of taxation on the income earned in the contract until it is distributed or deemed to be distributed. Non-qualified contracts that are owned by non-natural persons, such as trusts, corporations, and partnerships are generally subject to current income tax on the income earned inside the contract, unless the non-natural person owns the contract as an agent of a natural person.
Charitable Remainder Trusts
Charitable Remainder Trusts are trusts that meet the requirements of Section 664 of the Code. Non-Qualified Contracts that are issued to Charitable Remainder Trusts will differ from other Non-Qualified Contracts in three respects:
(1)	Waiver of sales charges. In addition to any sales load waivers included in the contract, Charitable Remainder Trusts may also withdraw the difference between:
(a)	the contract value on the day before the withdrawal; and
(b)	the total amount of purchase payments made to the contract (less an adjustment for amounts surrendered).
(2)	Contract ownership at annuitization. On the annuitization date, if the contract owner is a Charitable Remainder Trust, the Charitable Remainder Trust will continue to be the contract owner and the annuitant will NOT become the contract owner.
(3)	Recipient of death benefit proceeds. With respect to the death benefit proceeds, if the contract owner is a Charitable Remainder Trust, the death benefit is payable to the Charitable Remainder Trust. Any designation in conflict with the Charitable Remainder Trust's right to the death benefit will be void.
While these provisions are intended to facilitate a Charitable Remainder Trust's ownership of this contract, the rules governing Charitable Remainder Trusts are numerous and complex. A Charitable Remainder Trust that is considering purchasing this contract should seek the advice of a qualified tax and/or financial advisor prior to purchasing the contract. An annuity that has a Charitable Remainder Trust endorsement is not a Charitable Remainder Trust; the endorsement is merely to facilitate ownership of the contract by a Charitable Remainder Trust.
Individual Retirement Annuities (IRAs)
IRAs are contracts that satisfy the provisions of Section 408(b) of the Code, including the following requirements:
•	the contract is not transferable by the owner;
•	the premiums are not fixed;
•	if the contract owner is younger than age 50, the annual premium cannot exceed $5,500; if the contract owner is age 50 or older, the annual premium cannot exceed $6,500 (although rollovers of greater amounts from Qualified Plans, Tax Sheltered Annuities, and other IRAs can be received);
•	certain minimum distribution requirements must be satisfied after the owner attains the age of 70½;
•	the entire interest of the owner in the contract is nonforfeitable; and
•	after the death of the owner, additional distribution requirements may be imposed to ensure distribution of the entire balance in the contract within the statutory period of time.
Depending on the circumstance of the owner, all or a portion of the contributions made to the account may be deducted for federal income tax purposes.
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IRAs may receive rollover contributions from other individual retirement accounts, other individual retirement annuities, tax sheltered annuities, certain 457 governmental plans, and qualified retirement plans (including 401(k) plans).
When the owner of an IRA attains the age of 70½, the Code requires that certain minimum distributions be made. In addition, upon the death of the owner of an IRA, mandatory distribution requirements are imposed by the Code to ensure distribution of the entire contract value within the required statutory period. Due to recent changes in Treasury Regulations, the amount used to compute the mandatory distributions may exceed the contract value.
Failure to make the mandatory distributions can result in an additional penalty tax of 50% of the excess of the amount required to be distributed over the amount that was actually distributed.
For further details regarding IRAs, refer to the disclosure statement provided when the IRA was established and the annuity contract's IRA endorsement.
As used herein, the term "individual retirement plans" shall refer to both individual retirement annuities and individual retirement accounts that are described in Section 408 of the Code.
One-Rollover-Per-Year Limitation
A contract owner can receive a distribution from an IRA and roll it into another IRA within 60 days from the date of the distribution and not have the amount of the distribution included in taxable income. Only one rollover per year from a contract owner's IRA is allowed. The one year period begins on the date the contract owner receives the IRA distribution, and not on the date the IRA was rolled over. The Internal Revenue Service ("IRS") has interpreted this one-rollover-per-year limitation as applying separately to each IRA a contract owner owns.
However, on March 20, 2014, the IRS issued Announcement 2014-15 in which it decided to follow the Tax Court's interpretation of the one rollover per year rule in the Bobrow case. In Bobrow, the Tax Court interpreted the one-rollover-per-year limitation as applying in the aggregate to all the IRAs that a taxpayer owns. This means that a contract owner cannot make an IRA rollover distribution if, within the previous one year period, an IRA rollover distribution was taken from any other IRAs owned. The IRS began applying this new interpretation to any IRA rollover distribution that occurs on or after January 1, 2015.
To allow time for transition to the new interpretation of the one-rollover-per-year limitation, the IRS issued Announcement 2014-32 on November 10, 2014. The aggregation rule will apply to distributions from different IRAs only if each of the distributions occur after December 31, 2014. Therefore, a 2014 IRA distribution that is rolled over can be ignored when applying the one-rollover-per-year limitation to a 2015 IRA distribution. The announcement also clarified that rollovers between an individual's Roth IRAs would prevent a separate rollover within the 1-year period between the individual's traditional IRAs, and vice versa.
Roth IRAs
Roth IRA contracts are contracts that satisfy the provisions of Section 408A of the Code, including the following requirements:
•	the contract is not transferable by the owner;
•	the premiums are not fixed;
•	if the contract owner is younger than age 50, the annual premium cannot exceed $5,500; if the contract owner is age 50 or older, the annual premium cannot exceed $6,500 (although rollovers of greater amounts from other Roth IRAs and other individual retirement plans can be received);
•	the entire interest of the owner in the contract is nonforfeitable; and
•	after the death of the owner, certain distribution requirements may be imposed to ensure distribution of the entire balance in the contract within the statutory period of time.
A Roth IRA can receive a rollover from an individual retirement plan or another eligible retirement plan; however, the amount rolled over from the individual retirement plan or other eligible retirement plan to the Roth IRA is required to be included in the owner's federal gross income at the time of the rollover, and will be subject to federal income tax.
There are income limitations on eligibility to participate in a Roth IRA.
For further details regarding Roth IRAs, please refer to the disclosure statement provided when the Roth IRA was established and the annuity contract's IRA endorsement.
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Simplified Employee Pension IRAs (SEP IRA)
A SEP IRA is a written plan established by an employer for the benefit of employees which permits the employer to make contributions to an IRA established for the benefit of each employee.
An employee may make deductible contributions to a SEP IRA subject to the same restrictions and limitations as an IRA. In addition, the employer may make contributions to the SEP IRA, subject to dollar and percentage limitations imposed by both the Code and the written plan.
A SEP IRA plan must satisfy:
•	minimum participation rules;
•	top-heavy contribution rules;
•	nondiscriminatory allocation rules; and
•	requirements regarding a written allocation formula.
In addition, the plan cannot restrict withdrawals of non-elective contributions, and must restrict withdrawals of elective contributions before March 15th of the following year.
When the owner of a SEP IRA attains the age of 70½, the Code requires that certain minimum distributions be made. Due to recent changes in Treasury Regulations, the amount used to compute the minimum distributions may exceed the contract value. In addition, upon the death of the owner of a SEP IRA, mandatory distribution requirements are imposed by the Code to ensure distribution of the entire contract value within the required statutory period.
Simple IRAs
A Simple IRA is an Individual Retirement Annuity that is funded exclusively by a qualified salary reduction arrangement and satisfies:
•	vesting requirements;
•	participation requirements; and
•	administrative requirements.
The funds contributed to a Simple IRA cannot be commingled with funds in other individual retirement plans or SEP IRAs.
A Simple IRA cannot receive rollover distributions except from another Simple IRA.
When the owner of a Simple IRA attains the age of 70½, the Code requires that certain minimum distributions be made. Due to recent changes in Treasury Regulations, the amount used to compute the minimum distributions may exceed the contract value. In addition, upon the death of the owner of a Simple IRA, mandatory distribution requirements are imposed by the Code to ensure distribution of the entire contract value within the required statutory period.
Investment Only (Qualified Plans)
Contracts that are owned by Qualified Plans are not intended to confer tax benefits on the beneficiaries of the plan; they are used as investment vehicles for the plan. The income tax consequences to the beneficiary of a Qualified Plan are controlled by the operation of the plan, not by operation of the assets in which the plan invests.
Beneficiaries of Qualified Plans should contact their employer and/or trustee of the plan to obtain and review the plan, trust, summary plan description and other documents for the tax and other consequences of being a participant in a Qualified Plan.
Federal Tax Considerations
Federal Income Taxes
The tax consequences of purchasing a contract described in this prospectus will depend on:
•	the type of contract purchased;
•	the purposes for which the contract is purchased; and
•	the personal circumstances of individual investors having interests in the contracts.
Existing tax rules are subject to change, and may affect individuals differently depending on their situation. Nationwide does not guarantee the tax status of any contracts or any transactions involving the contracts.
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The following is a brief summary of some of the federal income tax considerations related to the types of contracts sold in connection with this prospectus. In addition to the federal income tax, distributions from annuity contracts may be subject to state and local income taxes. Nothing in this prospectus should be considered to be tax advice. Purchasers and prospective purchasers of the contract should consult a financial consultant, tax advisor, or legal counsel to discuss the taxation and use of the contracts.
IRAs, SEP IRAs, and Simple IRAs
Distributions from IRAs, SEP IRAs, and Simple IRAs are generally taxed as ordinary income when received. If any of the amounts contributed to the Individual Retirement Annuity was non-deductible for federal income tax purposes, then a portion of each distribution is excludable from income.
If distributions of income from an IRA are made prior to the date that the owner attains the age of 59½ years, the income is subject to the regular income tax, and an additional penalty tax of 10% is generally applicable. (For Simple IRAs, the 10% penalty is increased to 25% if the distribution is made during the 2-year period beginning on the date that the individual first participated in the Simple IRA.) The 10% penalty tax can be avoided if the distribution is:
•	made to a beneficiary on or after the death of the owner;
•	attributable to the owner becoming disabled (as defined in the Code);
•	part of a series of substantially equal periodic payments made not less frequently than annually made for the life (or life expectancy) of the owner, or the joint lives (or joint life expectancies) of the owner and his or her designated beneficiary;
•	used for qualified higher education expenses; or
•	used for expenses attributable to the purchase of a home for a qualified first-time buyer.
If the contract owner dies before the contract is completely distributed, the balance will be included in the contract owner's gross estate for tax purposes.
Roth IRAs
Distributions of earnings from Roth IRAs are taxable or nontaxable depending upon whether they are "qualified distributions" or "non-qualified distributions." A "qualified distribution" is one that is made after the Roth IRA has satisfied the five-year rule and meets one of the following requirements:
•	it is made on or after the date on which the contract owner attains age 59½;
•	it is made to a beneficiary (or the contract owner's estate) on or after the death of the contract owner;
•	it is attributable to the contract owner's disability; or
•	it is used for expenses attributable to the purchase of a home for a qualified first-time buyer.
The five-year rule is satisfied if a five taxable-year period, beginning with the first taxable year in which a contribution is made to any Roth IRA established for the owner, has passed.
A qualified distribution is not included in gross income for federal income tax purposes.
A non-qualified distribution is not includable in gross income to the extent that the distribution, when added to all previous distributions, does not exceed the total amount of contributions made to the Roth IRA. Any non-qualified distribution in excess of total contributions is includable in the contract owner's gross income as ordinary income in the year that it is distributed to the contract owner.
Special rules apply for Roth IRAs that have proceeds received from an individual retirement plan prior to January 1, 1999 if the owner elected the special four-year income averaging provisions that were in effect for 1998.
If non-qualified distributions of income from a Roth IRA are made prior to the date that the owner attains the age of 59½ years, the income is subject to both the regular income tax and an additional penalty tax of 10%. The penalty tax can be avoided if the distribution is:
•	made to a beneficiary on or after the death of the owner;
•	attributable to the owner becoming disabled (as defined in the Code);
•	part of a series of substantially equal periodic payments made not less frequently than annually made for the life (or life expectancy) of the owner, or the joint lives (or joint life expectancies) of the owner and his or her designated beneficiary;
•	for qualified higher education expenses; or
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•	used for expenses attributable to the purchase of a home for a qualified first-time buyer.
If the contract owner dies before the contract is completely distributed, the balance will be included in the contract owner's gross estate for tax purposes.
Non-Qualified Contracts - Natural Persons as Contract Owners
Generally, the income earned inside a non-qualified annuity contract that is owned by a natural person is not taxable until it is distributed from the contract.
Distributions before the annuitization date are taxable to the contract owner to the extent that the cash value of the contract exceeds the contract owner's investment in the contract at the time of the distribution. In general, the investment in the contract is equal to the purchase payments made with after-tax dollars reduced by any nontaxable distribution. Distributions, for this purpose, include full and partial surrenders, any portion of the contract that is assigned or pledged, amounts borrowed from the contract, or any portion of the contract that is transferred by gift. For these purposes, a transfer by gift may occur upon annuitization if the contract owner and the annuitant are not the same individual.
With respect to annuity distributions on or after the annuitization date, a portion of each annuity payment is excludable from taxable income. The amount excludable from each annuity payment is determined by multiplying the annuity payment by a fraction which is equal to the contract owner's investment in the contract, divided by the expected return on the contract. Once the entire investment in the contract is recovered, all distributions are fully includable in income. The maximum amount excludable from income is the investment in the contract. If the annuitant dies before the entire investment in the contract has been excluded from income, and as a result of the annuitant's death no more payments are due under the contract, then the unrecovered investment in the contract may be deducted on his or her final tax return.
Commencing after December 31, 2010, the Code provides that if only a portion of a non-qualified annuity contract is annuitized for either (a) a period of 10 years or greater, or (b) for the life or lives of one or more persons, then the portion of the contract that has been annuitized would be treated as if it were a separate annuity contract. This means that an annuitization date can be established for a portion of the annuity contract (rather than requiring the entire contract to be annuitized at once) and the above description of the taxation of annuity distributions after the annuitization date would apply to the portion of the contract that has been annuitized. The investment in the contract is required to be allocated pro rata between the portion of the contract that is annuitized and the portion that is not. All other benefits under the contract (e.g., death benefit) would also be reduced pro rata. For example, if 1/3 of the cash value of the contract were to be annuitized, the death benefit would also be reduced by 1/3.
In determining the taxable amount of a distribution that is made prior to the annuitization date, all annuity contracts issued after October 21, 1988 by the same company to the same contract owner during the same calendar year will be treated as one annuity contract.
A special rule applies to distributions from contracts that have investments that were made prior to August 14, 1982. For those contracts, distributions that are made prior to the annuitization date are treated first as the nontaxable recovery of the investment in the contract as of that date. A distribution in excess of the amount of the investment in the contract as of August 14, 1982, will be treated as taxable income.
The Code imposes a penalty tax if a distribution is made before the contract owner reaches age 59½. The amount of the penalty is 10% of the portion of any distribution that is includable in gross income. The penalty tax does not apply if the distribution is:
•	the result of a contract owner's death;
•	the result of a contract owner's disability (as defined in the Code);
•	one of a series of substantially equal periodic payments made over the life (or life expectancy) of the contract owner or the joint lives (or joint life expectancies) of the contract owner and the beneficiary selected by the contract owner to receive payment under the annuity payment option selected by the contract owner; or
•	is allocable to an investment in the contract before August 14, 1982.
If the contract owner dies before the contract is completely distributed, the balance will be included in the contract owner's gross estate for tax purposes.
Non-Qualified Contracts - Non-Natural Persons as Contract Owners
The previous discussion related to the taxation of non-qualified contracts owned by individuals. Different rules (the so-called "non-natural persons" rules) apply if the contract owner is not a natural person.
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Generally, contracts owned by corporations, partnerships, trusts, and similar entities are not treated as annuity contracts for most purposes of the Code. Therefore, income earned under a non-qualified contract that is owned by a non-natural person is taxed as ordinary income during the taxable year in which it is earned. Taxation is not deferred, even if the income is not distributed out of the contract. The income is taxable as ordinary income, not capital gain.
The non-natural persons rules do not apply to all entity-owned contracts. For purposes of the non-natural persons rule, a contract that is owned by a non-natural person as an agent of an individual is treated as owned by the individual. This would cause the contract to be treated as an annuity under the Code, allowing tax deferral. However, this exception does not apply when the non-natural person is an employer that holds the contract under a non-qualified deferred compensation arrangement for one or more employees.
The non-natural persons rules also do not apply to contracts that are:
•	acquired by the estate of a decedent by reason of the death of the decedent;
•	issued in connection with certain qualified retirement plans and individual retirement plans;
•	purchased by an employer upon the termination of certain qualified retirement plans; or
•	immediate annuities within the meaning of Section 72(u) of the Code.
If the annuitant dies before the contract is completely distributed, the balance may be included in the annuitant's gross estate for tax purposes, depending on the obligations that the non-natural owner may have owed to the annuitant.
Exchanges
As a general rule, federal income tax law treats exchanges of property in the same manner as a sale of the property. However, pursuant to Section 1035 of the Code, an annuity contract may be exchanged tax-free for another annuity, provided that the obligee (the person to whom the annuity obligation is owed) is the same for both contracts. If the exchange includes the receipt of property in addition to another annuity contract, such as cash, special rules may cause a portion of the transaction to be taxable to the extent of the value of the property, other than the annuity contract received in the exchange.
Tax Treatment of a Partial 1035 Exchange With Subsequent Withdrawal
In June 2011, the Internal Revenue Service issued Rev. Proc. 2011-38, which addresses the income tax consequences of the direct transfer of a portion of the cash value of an annuity contract in exchange for the issuance of a second annuity contract. Rev. Proc. 2011-38 modified and superseded prior guidance that was contained in Rev. Proc. 2008-24. A direct transfer that satisfies the revenue procedure will be treated as a tax-free exchange under Section 1035 of the Code if, for a period of at least 180 days from the date of the direct transfer, there are no distributions or surrenders from either annuity contract involved in the exchange. In addition, the 180-day period will be deemed to have been satisfied with respect to amounts received as an annuity for a period of 10 years or more, or as an annuity for the life of one or more persons. The taxation of distributions (other than distributions described in the immediately preceding sentence) received from either contract within the 180-day period will be determined using general tax principles to determine the substance of those payments. For example, they could be treated as taxable "boot" in an otherwise tax-free exchange, or as a distribution from the new contract. Rev. Proc. 2011-38 also removed numerous exceptions to the 180-day waiting period that Rev. Proc. 2008-11 provided for in its 12-month waiting period. Please discuss any tax consequences concerning any contemplated or completed transactions with a professional tax advisor.
Same-Sex Marriages, Domestic Partnership, and Other Similar Relationships
In U.S. v. Windsor, the United States Supreme Court declared Section 3 of the Defense of Marriage Act to be unconstitutional and concluded that same sex marriages, in states that recognize them, are to be accorded the same federal benefits, rights and obligations as other marriages recognized by that state.
Revenue Ruling 2013-17 declared that the terms "spouse," "husband and wife," "husband" and "wife" do not include individuals (whether of the opposite sex or the same sex) who have entered into a registered domestic partnership, civil union, or other similar formal relationship recognized under state law that is not denominated as a marriage under the laws of that state. Therefore, the favorable income-deferral options afforded by federal tax law to a married spouse under Code Sections 72 and 401(a)(9) are not available to individuals who have entered into a domestic partnership, civil union or other similar formal relationship recognized under state law that is not denominated as a marriage under the laws of that state.
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Withholding
Pre-death distributions from the contracts are subject to federal income tax. Nationwide is required to withhold the tax from the distributions unless the contract owner requests otherwise. Under some circumstances, the Code will not permit contract owners to waive withholding. Such circumstances include:
•	if the payee does not provide Nationwide with a taxpayer identification number; or
•	if Nationwide receives notice from the Internal Revenue Service that the taxpayer identification number furnished by the payee is incorrect.
If a contract owner is prohibited from waiving withholding, as described above, the distribution will be subject to withholding rates established by Section 3405 of the Code and is applied against the amount of income that is distributed.
If the distribution is from a Tax Sheltered Annuity, it will be subject to mandatory 20% withholding that cannot be waived, unless:
•	the distribution is made directly to another Tax Sheltered Annuity, qualified pension or profit-sharing plan described in Section 401(a), an eligible deferred compensation plan described in Section 457(b) which is maintained by an eligible employer described in section 457(e)(1)(A) or individual retirement plan; or
•	the distribution satisfies the minimum distribution requirements imposed by the Code.
Non-Resident Aliens
Generally, a pre-death distribution from a contract to a non-resident alien is subject to federal income tax at a rate of 30% of the amount of income that is distributed.
Nationwide is required to withhold this amount and send it to the Internal Revenue Service. Some distributions to non-resident aliens may be subject to a lower (or no) tax if a treaty applies. In order to obtain the benefits of such a treaty, the non-resident alien must:
(1)	provide Nationwide with a properly completed withholding certificate claiming the treaty benefit of a lower tax rate or exemption from tax; and
(2)	provide Nationwide with an individual taxpayer identification number.
If the non-resident alien does not meet the above conditions, Nationwide will withhold 30% of income from the distribution.
Another exemption from the 30% withholding rate is available if the non-resident alien provides Nationwide with sufficient evidence that:
(1)	the distribution is connected to the non-resident alien's conduct of business in the United States;
(2)	the distribution is includable in the non-resident alien's gross income for United States federal income tax purposes; and
(3)	provide Nationwide with a properly completed withholding certificate claiming the exemption.
Note that for the preceding exemption, the distributions would be subject to the same withholding rules that are applicable to payments to United States persons.
This prospectus does not address any tax matters that may arise by reason of application of the laws of a non-resident alien's country of citizenship and/or country of residence. Purchasers and prospective purchasers should consult a financial consultant, tax advisor or legal counsel to discuss the applicability of laws of those jurisdictions to the purchase or ownership of a contract.
Federal Estate, Gift and Generation Skipping Transfer Taxes
The following transfers may be considered a gift for federal gift tax purposes:
•	a transfer of the contract from one contract owner to another; or
•	a distribution to someone other than a contract owner.
Upon the contract owner's death, the value of the contract may be subject to estate taxes, even if all or a portion of the value is also subject to federal income taxes.
Section 2612 of the Code may require Nationwide to determine whether a death benefit or other distribution is a "direct skip" and the amount of the resulting generation skipping transfer tax, if any. A direct skip is when property is transferred to, or a death benefit or other distribution is made to:
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a)	an individual who is two or more generations younger than the contract owner; or
b)	certain trusts, as described in Section 2613 of the Code (generally, trusts that have no beneficiaries who are not two or more generations younger than the contract owner).
If the contract owner is not an individual, then for this purpose only, "contract owner" refers to any person:
•	who would be required to include the contract, death benefit, distribution, or other payment in his or her federal gross estate at his or her death; or
•	who is required to report the transfer of the contract, death benefit, distribution, or other payment for federal gift tax purposes.
If a payment is subject to the generation skipping transfer tax, Nationwide may be required to deduct the amount of the transfer tax from the death benefit, distribution or other payment, and remit it directly to the Internal Revenue Service.
Charge for Tax
Nationwide is not required to maintain a capital gain reserve liability on non-qualified contracts. If tax laws change requiring a reserve, Nationwide may implement and adjust a tax charge.
Diversification
Code Section 817(h) contains rules on diversification requirements for variable annuity contracts. A variable annuity contract that does not meet these diversification requirements will not be treated as an annuity, unless:
•	the failure to diversify was accidental;
•	the failure is corrected; and
•	a fine is paid to the Internal Revenue Service.
The amount of the fine will be the amount of tax that would have been paid by the contract owner if the income, for the period the contract was not diversified, had been received by the contract owner.
If the violation is not corrected, the contract owner will be considered the owner of the underlying securities and will be taxed on the earnings of his or her contract. Nationwide believes that the investments underlying this contract meet these diversification requirements.
Representatives of the Internal Revenue Service have informally suggested, from time to time, that the number of underlying mutual funds available or the number of transfer opportunities available under a variable product may be relevant in determining whether the product qualifies for the desired tax treatment. In 2003, the Internal Revenue Service issued formal guidance, in Revenue Ruling 2003-91, indicating that if the number of underlying mutual funds available in a variable insurance product does not exceed 20, the number of underlying mutual funds alone would not cause the contract to fail to qualify for the desired tax treatment. The Internal Revenue Service has also indicated that exceeding 20 investment options may be considered a factor, along with other factors including the number of transfer opportunities available under the contract, when determining whether the contract qualifies for the desired tax treatment. The revenue ruling did not indicate the actual number of underlying mutual funds that would cause the contract to not provide the desired tax treatment. Should the U.S. Secretary of the Treasury issue additional rules or regulations limiting the number of underlying mutual funds, transfers between underlying mutual funds, exchanges of underlying mutual funds or changes in investment objectives of underlying mutual funds such that the contract would no longer qualify for tax deferred treatment under Section 72 of the Code, Nationwide will take whatever steps are available to remain in compliance.
If the contract is purchased as an investment in certain retirement plans (such as qualified retirement plans, Individual Retirement Accounts, and custodial accounts as described in Sections 401 and 408(a) of the Code), tax advantages enjoyed by the contract owner and/or annuitant may relate to participation in the plan rather than ownership of the annuity contract. Such plans are permitted to purchase investments other than annuities and retain tax-deferred status.
Based on the above, the contract should be treated as an annuity contract for federal income tax purposes.
Required Distributions
The Code requires that certain distributions be made from the contracts issued in conjunction with this prospectus. Following is an overview of the required distribution rules applicable to each type of contract. Consult a qualified tax or financial advisor for more specific required distribution information.
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Required Distributions – General Information
In general, a beneficiary is an individual or other entity that the contract owner designates to receive death proceeds upon the contract owner's death. The distribution rules in the Code make a distinction between "beneficiary" and "designated beneficiary" when determining the life expectancy that may be used for payments that are made from IRAs, SEP IRAs, Simple IRAs, Roth IRAs and Tax Sheltered Annuities after the death of the contract owner, or that are made from non-qualified contracts after the death of the contract owner. A designated beneficiary is a natural person who is designated by the contract owner as the beneficiary under the contract. Non-natural beneficiaries (e.g. charities or certain trusts) are not designated beneficiaries for the purpose of required distributions and the life expectancy of such a beneficiary is zero.
Life expectancies and joint life expectancies will be determined in accordance with the relevant guidance provided by the Internal Revenue Service and the Treasury Department, including but not limited to Treasury Regulation 1.72-9 and Treasury Regulation 1.401(a)(9)-9.
Required distributions paid upon the death of the contract owner are paid to the beneficiary or beneficiaries stipulated by the contract owner. How quickly the distributions must be made may be determined with respect to the life expectancies of the beneficiaries. For non-qualified contracts, the beneficiaries used in the determination of the distribution period are those in effect on the date of the contract owner's death. For contracts other than non-qualified contracts, the beneficiaries used in the determination of the distribution period do not have to be determined until September 30 of the year following the contract owner's death. If there is more than one beneficiary, the life expectancy of the beneficiary with the shortest life expectancy is used to determine the distribution period. Any beneficiary that is not a designated beneficiary has a life expectancy of zero.
Required Distributions for Non-Qualified Contracts
Code Section 72(s) requires Nationwide to make certain distributions when a contract owner dies. The following distributions will be made in accordance with the following requirements:
(1)	If any contract owner dies on or after the annuitization date and before the entire interest in the contract has been distributed, then the remaining interest must be distributed at least as rapidly as the distribution method in effect on the contract owner's death.
(2)	If any contract owner dies before the annuitization date, then the entire interest in the contract (consisting of either the death benefit or the contract value reduced by charges set forth elsewhere in the contract) must be distributed within five years of the contract owner's death, provided however:
(a)	any interest payable to or for the benefit of a designated beneficiary may be distributed over the life of the designated beneficiary or over a period not longer than the life expectancy of the designated beneficiary. Payments must begin within one year of the contract owner's death unless otherwise permitted by federal income tax regulations; and
(b)	if the designated beneficiary is the surviving spouse of the deceased contract owner, the spouse can choose to become the contract owner instead of receiving a death benefit. Any distributions required under these distribution rules will be made upon that spouse's death.
In the event that the contract owner is not a natural person (e.g., a trust or corporation), but is acting as an agent for a natural person, for purposes of these distribution provisions:
(a)	the death of the annuitant will be treated as the death of a contract owner;
(b)	any change of annuitant will be treated as the death of a contract owner; and
(c)	in either case, the appropriate distribution will be made upon the death or change, as the case may be.
These distribution provisions do not apply to any contract exempt from Section 72(s) of the Code by reason of Section 72(s)(5) or any other law or rule.
Required Distributions for IRAs, SEP IRAs, Simple IRAs, and Roth IRAs
Distributions from IRA, SEP IRA, or Simple IRA must begin no later than April 1 of the calendar year following the calendar year in which the contract owner reaches age 70½. Distributions may be paid in a lump sum or in substantially equal payments over:
(a)	the life of the contract owner or the joint lives of the contract owner and the contract owner's designated beneficiary; or
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(b)	a period not longer than the period determined under the table in Treasury Regulation 1.401(a)(9)-9, which is the deemed joint life expectancy of the contract owner and a person 10 years younger than the contract owner. If the designated beneficiary is the spouse of the Co contract owner, the period may not exceed the longer of the period determined under such table or the joint life expectancy of the contract owner and the contract owner's spouse, determined in accordance with Treasury Regulation 1.72-9, or such additional guidance as may be provided pursuant to Treasury Regulation 1.401(a)(9)-9.
For IRAs, SEP IRAs, and Simple IRAs, required distributions do not have to be withdrawn from this contract if they are being withdrawn from another IRA, SEP IRA, or Simple IRA of the contract owner.
If the contract owner's entire interest in IRA, SEP IRA, or Simple IRA will be distributed in equal or substantially equal payments over a period described in (a) or (b) above, the payments must begin on or before the required beginning date. The required beginning date is April 1 of the calendar year following the calendar year in which the contract owner reaches age 70½. The rules for Roth IRAs do not require distributions to begin during the contract owner's lifetime, therefore, the required beginning date is not applicable to Roth IRAs.
Due to recent changes in Treasury Regulations, the amount used to compute the minimum distribution requirement may exceed the contract value.
If the contract owner dies before the required beginning date (in the case of IRA, SEP IRA, or Simple IRA) or before the entire contract value is distributed (in the case of a Roth IRA), any remaining interest in the contract must be distributed over a period not exceeding the applicable distribution period, which is determined as follows:
(a)	if the designated beneficiary is the contract owner's spouse, the applicable distribution period is the surviving spouse's remaining life expectancy using the surviving spouse's birthday for each distribution calendar year after the calendar year of the contract owner's death. For calendar years after the death of the contract owner's surviving spouse, the applicable distribution period is the spouse's remaining life expectancy using the spouse's age in the calendar year of the spouse's death, reduced by one for each calendar year that elapsed since the calendar year immediately following the calendar year of the spouse's death;
(b)	if the designated beneficiary is not the contract owner's surviving spouse, the applicable distribution period is the designated beneficiary's remaining life expectancy using the designated beneficiary's birthday in the calendar year immediately following the calendar year of the contract owner's death, reduced by one for each calendar year that elapsed thereafter; and
(c)	if there is no designated beneficiary, the entire balance of the contract must be distributed by December 31 of the fifth year following the contract owner's death.
If the contract owner dies on or after the required beginning date, the interest in the IRA, SEP IRA, or Simple IRA must be distributed over a period not exceeding the applicable distribution period, which is determined as follows:
(a)	if the designated beneficiary is the contract owner's spouse, the applicable distribution period is the surviving spouse's remaining life expectancy using the surviving spouse's birthday for each distribution calendar year after the calendar year of the contract owner's death. For calendar years after the death of the contract owner's surviving spouse, the applicable distribution period is the greater of (a) the contract owner's remaining life expectancy using the contract owner's birthday in the calendar year of the contract owner's death, reduced by one for each year thereafter; or (b) the spouse's remaining life expectancy using the spouse's age in the calendar year of the spouse's death, reduced by one for each calendar year that elapsed since the calendar year immediately following the calendar year of the spouse's death;
(b)	if the designated beneficiary is not the contract owner's surviving spouse, the applicable distribution period is the greater of (a) the contract owner's remaining life expectancy using the contract owner's birthday in the calendar year of the contract owner's death, reduced by one for each year thereafter; or (b) the designated beneficiary's remaining life expectancy using the designated beneficiary's birthday in the calendar year immediately following the calendar year of the contract owner's death, reduced by one for each calendar year that elapsed thereafter; and
(c)	if there is no designated beneficiary, the applicable distribution period is the contract owner's remaining life expectancy using the contract owner's birthday in the calendar year of the contract owner's death, reduced by one for each year thereafter.
If distribution requirements are not met, a penalty tax of 50% is levied on the difference between the amount that should have been distributed for that year and the amount that actually was distributed for that year.
63

For IRAs, SEP IRAs, and Simple IRAs, all or a portion of each distribution will be included in the recipient's gross income and taxed at ordinary income tax rates. The portion of a distribution that is taxable is based on the ratio between the amount by which non-deductible purchase payments exceed prior non-taxable distributions and total account balances at the time of the distribution. The owner of an IRA, SEP IRA, or Simple IRA must annually report the amount of non-deductible purchase payments, the amount of any distribution, the amount by which non-deductible purchase payments for all years exceed non taxable distributions for all years, and the total balance of all IRAs, SEP IRAs, or Simple IRAs.
Distributions from Roth IRAs may be either taxable or nontaxable, depending upon whether they are "qualified distributions" or "non-qualified distributions."
Additional Medicare Tax
Effective January 1, 2013, Section 1411 of the Code imposes a surtax of 3.8% on certain net investment income received by individuals and certain trusts and estates. The surtax is imposed on the lesser of (a) net investment income or (b) the excess of the modified adjusted gross income over a threshold amount. For individuals, the threshold amount is $250,000 (married filing jointly, or qualifying widow(er) with dependent child); $125,000 (married filing separately); or $200,000 (single, or head of household (with qualifying person)). The threshold for an estate or trust that is subject to the surtax is generally equal to the dollar amount at which the highest tax bracket under Code Section 1(e) begins for the taxable year. For 2015, that amount is $12,300.
Modified adjusted gross income is equal to gross income with several modifications; consult with a qualified tax advisor regarding how to determine modified adjusted gross income for purposes of determining the applicability of the surtax.
Net investment income includes, but is not limited to, interest, dividends, capital gains, rent and royalty income, and income from nonqualified annuities. It may also include taxable distributions from, and gain from the sale or surrender of, life insurance contracts. Net investment income does not include, among other things, distributions from certain qualified plans (such as IRAs, Roth IRAs, and plans described in Code Sections 401(a), 401(k), 403(a), 403(b) or 457(b)); however, such distributions, to the extent that they are includible in income for federal income tax purposes, are includible in modified adjusted gross income.
Tax Changes
The foregoing tax information is based on Nationwide's understanding of federal tax laws. It is NOT intended as tax advice. All information is subject to change without notice. You should consult with your personal tax and/or financial advisor for more information.
In 2001, the Economic Growth and Tax Relief Reconciliation Act (EGTRRA) was enacted. EGTRRA made numerous changes to the Code, including the following:
•	generally lowering federal income tax rates;
•	increasing the amounts that may be contributed to various retirement plans, such as individual retirement plans, Tax Sheltered Annuities, and Qualified Plans;
•	increasing the portability of various retirement plans by permitting individual retirement plans, Tax Sheltered Annuities, Qualified Plans and certain governmental 457 plans to "roll" money from one plan to another;
•	eliminating and/or reducing the highest federal estate tax rates;
•	increasing the estate tax credit; and
•	for persons dying after 2009, repealing the estate tax.
In 2006, the Pension Protection Act of 2006 made permanent the EGTRRA provisions noted above that increase the amounts that may be contributed to various retirement plans and that increase the portability of various retirement plans. However, all of the other changes resulting from EGTRRA were scheduled to "sunset," or become ineffective, after December 31, 2010 unless they were extended by additional legislation. The American Taxpayer Relief Act (ATRA) was enacted on January 1, 2013 and made permanent the lower federal income tax rates established under EGTRRA, except for individuals with taxable income above $400,000 ($450,000 for married couples) whose tax rate will revert to the pre-EGTRRA tax rate of 39.6%. ATRA also permanently provides for a maximum federal estate tax rate of 40% with an annually inflation-adjusted $5 million exclusion for estates of persons dying after December 31, 2012. Consult a qualified tax or financial advisor for further information relating to these and other tax issues.
64

State Taxation
The tax rules across the various states and localities are not uniform and therefore are not discussed in this prospectus. Tax rules that may apply to contracts issued in U.S. territories such as Puerto Rico and Guam are also not discussed. Purchasers and prospective purchasers should consult a financial consultant, tax advisor or legal counsel to discuss the taxation and use of the contracts.
65

Nationwide Destination Freedom+SM
STATEMENT OF ADDITIONAL INFORMATION
_________ 2015
Individual Flexible Premium Deferred Variable Annuity Contracts
Issued by Nationwide Life Insurance Company
through its Nationwide Variable Account-4
This Statement of Additional Information is not a prospectus. It contains information in addition to and more detailed than set forth in the prospectus and should be read in conjunction with the prospectus dated _________ 2015. The prospectus may be obtained from Nationwide Life Insurance Company by writing P.O. Box 182021, Columbus, Ohio 43218-2021 or calling 1-800-848-6331, TDD 1-800-238-3035. Capitalized terms in this Statement of Additional Information correspond to terms defined in the prospectus.

General Information and History
Nationwide Variable Account-4 (the "Variable Account") is a separate investment account of Nationwide Life Insurance Company ("Nationwide"). Nationwide is a stock life insurance company organized under the laws of the State of Ohio in March 1929 with its Home Office at One Nationwide Plaza, Columbus, Ohio 43215. Nationwide provides life insurance, annuities and retirement products. Nationwide is admitted to do business in all states, the District of Columbia and Puerto Rico. Nationwide is a member of the Nationwide group of companies and all of its common stock is owned by Nationwide Financial Services, Inc. ("NFS"), a holding company. Nationwide Corporation owns all of NFS's common stock and is a holding company, as well. All of Nationwide Corporation's common stock is held by Nationwide Mutual Insurance Company (95.2%) and Nationwide Mutual Fire Insurance Company (4.8%), the ultimate controlling persons of the Nationwide group of companies. The Nationwide group of companies is one of America's largest insurance and financial services family of companies, with combined assets of over $195 billion as of December 31, 2014.
Services
Nationwide, which has responsibility for administration of the contracts and the Variable Account, maintains records of the name, address, taxpayer identification number, and other pertinent information for each Contract Owner, the number and type of contract issued to each Contract Owner, and records with respect to the Contract Value.
The custodian of the assets of the Variable Account is Nationwide. Nationwide will maintain a record of all purchases and redemptions of shares of the underlying mutual funds. Nationwide or its affiliates may have entered into agreements with the underlying mutual funds and/or their affiliates. The agreements relate to services furnished by Nationwide or an affiliate of Nationwide. Some of the services provided include distribution of underlying fund prospectuses, semi-annual and annual fund reports, proxy materials, and fund communications, as well as maintaining the websites and voice response systems necessary for Contract Owners to execute trades in the funds. Nationwide also acts as a limited agent for each underlying mutual fund for purposes of accepting the trades. See Underlying Mutual Fund Payments located in the prospectus.
Distribution, Promotional, and Sales Expenses
In addition to or partially in lieu of commission, Nationwide may pay the selling firms a marketing allowance, which is based on the firm's ability and demonstrated willingness to promote and market Nationwide's products. How any marketing allowance is spent is determined by the firm, but generally will be used to finance firm activities, such as training and education, that may contribute to the promotion and marketing of Nationwide's products. Nationwide makes certain assumptions about the amount of marketing allowance it will pay and takes these assumptions into consideration when it determines the charges that will be assessed under the contracts. For the contracts described in the prospectus, Nationwide assumed 0.50% (of the purchase payment amount) for the marketing allowance when determining the charges for the contracts. The actual amount of the marketing allowance may be higher or lower than this assumption. If the actual amount of marketing allowance paid is more than what was assumed, Nationwide will fund the difference. Nationwide generally does not profit from any excess marketing allowance if the amount assumed was higher than what is actually paid. Any excess would be spent on additional marketing for the contracts. For more information about marketing allowance or how a particular selling firm uses marketing allowances, consult with your registered representative.
Independent Registered Public Accounting Firm
The financial statements of Nationwide Variable Account-4 and the consolidated financial statements and schedules of Nationwide Life Insurance Company for the periods indicated have been included herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP is located at 191 West Nationwide Blvd., Suite 500, Columbus, Ohio 43215.
Purchase of Securities Being Offered
The contracts will be sold by licensed insurance agents in the states where the contracts may be lawfully sold. Such agents will be registered representatives of broker-dealers registered under the Securities Exchange Act of 1934 who are members of the Financial Industry Regulatory Authority (FINRA).
2

Underwriters
The contracts, which are offered continuously, are distributed by Nationwide Investment Services Corporation ("NISC"), One Nationwide Plaza, Columbus, Ohio 43215, a wholly owned subsidiary of Nationwide. For contracts issued in Michigan, all references to NISC will mean Nationwide Investment Svcs. Corporation. No underwriting commissions have been paid by Nationwide to NISC for each of this Variable Account's last three fiscal years.
Advertising
Money Market Yields
Nationwide may advertise the "yield" and "effective yield" for the money market Sub-Account. Yield and effective yield are annualized, which means that it is assumed that the underlying mutual fund generates the same level of net income throughout a year.
Yield is a measure of the net dividend and interest income earned over a specific seven-day period (which period will be stated in the advertisement) expressed as a percentage of the offering price of the underlying mutual fund's units. The effective yield is calculated similarly, but reflects assumed compounding, calculated under rules prescribed by the SEC. Thus, effective yield will be slightly higher than yield, due to the compounding.
Historical Performance of the Sub-Accounts
Nationwide will advertise historical performance of the Sub-Accounts in accordance with SEC prescribed calculations. Performance information is annualized. However, if a Sub-Account has been available in the Variable Account for less than one year, the performance information for that Sub-Account is not annualized.
Performance information is based on historical earnings and is not intended to predict or project future results.
Standardized performance will reflect the maximum Variable Account charges possible under the contract. Non-standardized performance, which will be accompanied by standardized performance, will reflect other expense structures contemplated under the contract. The expense assumptions will be stated in the advertisement.
Additional Materials
Nationwide may provide information on various topics to owners and prospective purchasers in advertising, sales literature, or other materials.
Performance Comparisons
Each Sub-Account may, from time to time, include in advertisements the ranking of its performance figures compared with performance figures of other annuity contracts' Sub-Accounts with the same investment objectives which are created by Lipper Analytical Services, Morningstar, Inc. or other recognized ranking services.
Annuity Payments
See Annuitizing the Contract located in the prospectus.
3

Condensed Financial Information
The contracts were not available for sale as of December 31, 2014. Therefore, no Condensed Financial Information is available.
4

Report of Independent Registered Public Accounting Firm

The Board of Directors of Nationwide Life Insurance Company and Subsidiaries and Contract Owners of Nationwide Variable Account-4:

We have audited the accompanying statement of assets, liabilities and contract owners’ equity of Nationwide Variable Account-4 (comprised of the sub-accounts listed in note 1(b), (collectively, “the Accounts”)) as of December 31, 2014, and the related statements of operations for the period then ended, the statements of changes in contract owners’ equity for each of the periods in the two-year period then ended, and the financial highlights for each of the periods in the five-year period then ended. These financial statements and financial highlights are the responsibility of the Accounts’ management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2014, by correspondence with the transfer agents of the underlying mutual funds or by other appropriate auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the Accounts as of December 31, 2014, the results of their operations for the period then ended, the changes in contract owners’ equity for each of the periods in the two-year period then ended, and the financial highlights for each of the periods in the five-year period then ended, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP
Columbus, Ohio
March 13, 2015

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS’ EQUITY

December 31, 2014

Assets:
Investments at fair value:

VIT- ALPS/Alerian Energy Infrastructure Portfolio: Class III (AAEIP3)
456,647 shares (cost $5,624,206)	$5,434,101
Global Small Capitalization Fund - Class 4 (AMVGS4)
65,285 shares (cost $1,722,491)	1,692,189
Global Allocation V.I. Fund - Class III (MLVGA3)
2,063,968 shares (cost $31,271,053)	29,246,420
Credit Suisse Trust - Commodity Return Strategy Portfolio (CSCRS)
98,385 shares (cost $655,436)	513,570
Insurance Trust - Direxion VP Indexed Managed Futures Strategy Fund (DXVIMF)
14,675 shares (cost $618,229)	669,640
Insurance Trust - Direxion VP Indexed Commodity Strategy Fund (DXVIC)
608 shares (cost $23,198)	22,338
Dynamic VP HY Bond Fund (DXVHY)
66,455 shares (cost $1,084,052)	1,046,465
Goldman Sachs Global Markets Navigator Fund - Service Shares (GVGMNS)
9,125 shares (cost $106,598)	107,859
VI Balanced-Risk Allocation Fund- Series II Shares (IVBRA2)
152,192 shares (cost $1,897,851)	1,852,179
Retirement Emerging Markets Equity Portfolio - Service Shares (LZREMS)
194,907 shares (cost $4,363,693)	3,890,350
MFS Global Tactical Allocation Portfolio - Service Class (MVGTAS)
158,778 shares (cost $2,545,306)	2,575,374
The Merger Fund VL (MGRFV)
94,579 shares (cost $1,060,176)	1,028,079
UIF, Inc. - Global Infrastructure Portfolio- Class II (MSGI2)
182,203 shares (cost $1,677,609)	1,689,021
Emerging Markets Debt Portfolio - Class II (MSEMB)
432,172 shares (cost $3,577,766)	3,414,160
Global Tactical Asset Allocation Portfolio - Class II (MSVGT2)
148,320 shares (cost $1,577,153)	1,518,794
Global Real Estate Portfolio - Class II (VKVGR2)
615,761 shares (cost $6,161,418)	6,508,589
NVIT Flexible Moderate Growth Fund Class P (NVFMGP)
90,122 shares (cost $927,121)	884,100
NVIT Flexible Fixed Income Fund Class P (NVFIP)
56,251 shares (cost $563,967)	538,883
Lazard NVIT Flexible Opportunistic Strategies Fund P (NLFOSP)
60,320 shares (cost $618,834)	617,681
American Funds NVIT Asset Allocation Fund - Class II (GVAAA2)
950,234 shares (cost $22,265,041)	23,660,819
Federated NVIT High Income Bond Fund - Class I (HIBF)
500,993 shares (cost $3,486,882)	3,331,604
NVIT Emerging Markets Fund - Class I (GEM)
248,878 shares (cost $2,879,821)	2,740,148
NVIT Cardinal Aggressive Fund - Class II (NVCRA2)
379,407 shares (cost $4,260,396)	4,131,740
NVIT Cardinal Balanced Fund - Class II (NVCRB2)
1,808,784 shares (cost $21,783,023)	21,416,007
NVIT Cardinal Capital Appreciation Fund - Class II (NVCCA2)
1,177,732 shares (cost $14,209,587)	14,227,004
NVIT Cardinal Conservative Fund - Class II (NVCCN2)
1,479,261 shares (cost $16,227,267)	15,754,128

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS’ EQUITY

December 31, 2014

NVIT Cardinal Moderate Fund - Class II (NVCMD2)
2,343,713 shares (cost $28,685,511)	28,147,998
NVIT Cardinal Moderately Aggressive Fund - Class II (NVCMA2)
372,956 shares (cost $4,170,705)	4,143,543
NVIT Cardinal Moderately Conservative Fund - Class II (NVCMC2)
1,363,344 shares (cost $16,091,259)	15,623,922
NVIT Core Plus Bond Fund - Class II (NVLCP2)
1,076,427 shares (cost $12,480,640)	12,303,562
NVIT Nationwide Fund - Class I (TRF)
219,485 shares (cost $3,022,201)	3,208,866
NVIT Government Bond Fund - Class I (GBF)
596,814 shares (cost $6,668,651)	6,606,733
American Century NVIT Growth Fund -Class II (CAF2)
87,524 shares (cost $1,219,652)	1,272,594
NVIT Investor Destinations Aggressive Fund - Class II (GVIDA)
502,935 shares (cost $6,345,213)	6,502,951
NVIT Investor Destinations Balanced Fund - Class II (NVDBL2)
132,159 shares (cost $2,026,042)	2,044,494
NVIT Investor Destinations Capital Appreciation Fund - Class II (NVDCA2)
238,634 shares (cost $4,249,639)	4,252,465
NVIT Investor Destinations Conservative Fund - Class II (GVIDC)
952,422 shares (cost $10,141,896)	9,933,765
NVIT Investor Destinations Moderate Fund - Class II (GVIDM)
1,370,190 shares (cost $17,894,914)	18,305,734
NVIT Investor Destinations Moderately Aggressive Fund - Class II (GVDMA)
535,700 shares (cost $7,290,080)	7,430,156
NVIT Investor Destinations Moderately Conservative Fund - Class II (GVDMC)
813,711 shares (cost $9,769,780)	9,683,155
NVIT Money Market Fund - Class I (SAM)
108,225 shares (cost $108,225)	108,225
NVIT Multi-Manager International Growth Fund - Class VI (NVMIG6)
267,193 shares (cost $3,181,763)	2,944,472
NVIT Multi-Manager International Value Fund - Class II (GVDIV2)
365,111 shares (cost $4,000,950)	3,654,759
NVIT Multi-Manager Large Cap Growth Fund - Class II (NVMLG2)
337,204 shares (cost $4,485,827)	4,501,676
NVIT Multi-Manager Large Cap Value Fund - Class II (NVMLV2)
482,724 shares (cost $5,807,878)	5,667,177
NVIT Multi-Manager Mid Cap Growth Fund - Class I (NVMMG1)
20,435 shares (cost $174,161)	257,069
NVIT Multi-Manager Mid Cap Growth Fund - Class II (NVMMG2)
360,555 shares (cost $4,617,404)	4,434,821
NVIT Multi-Manager Mid Cap Value Fund - Class II (NVMMV2)
740,247 shares (cost $9,199,246)	8,764,520
NVIT Multi-Manager Small Cap Growth Fund - Class I (SCGF)
117,484 shares (cost $2,502,055)	2,464,805
NVIT Multi-Manager Small Cap Value Fund - Class I (SCVF)
313,309 shares (cost $4,995,878)	4,969,087
NVIT Multi-Manager Small Company Fund - Class I (SCF)
143,021 shares (cost $3,448,666)	3,353,850
NVIT Multi-Sector Bond Fund - Class I (MSBF)
399,049 shares (cost $3,737,690)	3,639,325
NVIT Short Term Bond Fund - Class II (NVSTB2)
970,135 shares (cost $10,147,947)	10,060,305
NVIT Real Estate Fund - Class II (NVRE2)
534,994 shares (cost $4,407,436)	4,493,946

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS’ EQUITY

December 31, 2014

NVIT Money Market Fund - Class II (NVMM2)
206,063,589 shares (cost $206,063,589)	206,063,589
Loring Ward NVIT Moderate Fund - Class II (NVLM2)
520,998 shares (cost $5,939,173)	6,027,952
Loring Ward NVIT Capital Appreciation Fund - Class II (NVLCA2)
137,429 shares (cost $1,682,309)	1,632,653
NVIT Cardinal(SM) Managed Growth Fund - Class II (NCPG2)
56,156 shares (cost $617,709)	583,464
NVIT Cardinal(SM) Managed Growth & Income Fund: Class II (NCPGI2)
93,929 shares (cost $1,016,994)	976,860
NVIT Investor Destinations Managed Growth Fund: Class II (IDPG2)
48,360 shares (cost $513,704)	513,588
NVIT Investor Destinations Managed Growth & Income Fund: Class II (IDPGI2)
30,658 shares (cost $329,230)	324,362
7Twelve Balanced Portfolio (NO7TB)
167,183 shares (cost $1,951,173)	1,885,826
Mariner Hyman Beck Portfolio: Class 2 (NOVMH2)
338,058 shares (cost $3,331,862)	3,664,544
Power Income VIT Fund, advised by WE Donoghue: Class 2 (NOVPI2)
1,054,048 shares (cost $11,060,154)	10,392,913
BTS Tactical Fixed Income VIT Fund - Class 2 (NOTBBA)
1,594,436 shares (cost $15,697,533)	15,673,305
Variable Insurance Trust - Unconstrained Bond Portfolio: Advisor Class (PMUBA)
360,505 shares (cost $3,776,299)	3,767,279
VPS Balanced Wealth Strategy Portfolio - Class B (ALVBWB)
156,382 shares (cost $1,953,016)	1,884,407
VP Income & Growth Fund - Class III (ACVIG3)
1,267,559 shares (cost $12,000,046)	12,815,020
VP Inflation Protection Fund - Class II (ACVIP2)
999,919 shares (cost $10,600,235)	10,389,157
VP Ultra(R) Fund - Class III (ACVU3)
64,796 shares (cost $903,507)	1,043,857
VP Value Fund - Class III (ACVV3)
1,755,760 shares (cost $14,532,088)	16,521,699
Mid Cap Stock Portfolio- Service Shares (DVMCSS)
50,653 shares (cost $1,154,278)	1,163,504
Quality Bond Fund II - Primary Shares (FQB)
459 shares (cost $5,060)	5,242
VIP Asset Manager Portfolio - Service Class 2 (FAM2)
109,624 shares (cost $1,879,248)	1,844,969
VIP Contrafund(R) Portfolio - Service - Class 2R (FC2R)
227,449 shares (cost $5,696,893)	8,331,458
VIP Equity-Income Portfolio - Service Class 2 R (FEI2R)
584,512 shares (cost $13,144,075)	13,829,555
VIP Growth Portfolio - Service Class 2 R (FG2R)
610,112 shares (cost $37,847,393)	38,138,098
VIP High Income Portfolio - Service Class 2R (FHI2R)
681,248 shares (cost $3,950,765)	3,658,299
Franklin Income Securities Fund - Class 2 (FTVIS2)
815,766 shares (cost $13,479,207)	13,052,260
Mutual Global Discovery Securities Fund - Class 2 (FTVMD2)
180,552 shares (cost $4,159,851)	3,991,994
VIP Founding Funds Allocation Fund - Class 2 (FTVFA2)
838,730 shares (cost $6,020,790)	6,223,375
ClearBridge Variable Large Cap Value Portfolio - Class I (SBVI)
103,571 shares (cost $1,710,548)	2,016,521

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS’ EQUITY

December 31, 2014

Western Asset Variable Global High Yield Bond Portfolio - Class II (LPWHY2)
241,671 shares (cost $2,025,505)	1,836,703
Global Securities Fund/VA - Service Class (OVGSS)
70,929 shares (cost $2,828,446)	2,774,047
All Asset Portfolio - Advisor Class (PMVAAD)
1,049,495 shares (cost $11,884,407)	10,988,217
Foreign Bond Portfolio (Unhedged) - Advisor Class (PMVFAD)
195,757 shares (cost $2,179,458)	2,061,324
Low Duration Portfolio - Advisor Class (PMVLAD)
1,309,466 shares (cost $13,946,332)	13,854,154
Total Return Portfolio - Advisor Class (PMVTRD)
1,345,733 shares (cost $15,064,401)	15,072,213
CommodityRealReturn(R) Strategy Portfolio - Advisor Class (PMVRSD)
328,100 shares (cost $2,130,662)	1,610,969
Variable Insurance Trust - Emerging Markets Bond Portfolio - Advisor Class (PMVEBD)
329,605 shares (cost $4,534,902)	4,182,681
Variable Insurance Trust - Global Bond (Unhedged) - Advisor Class (PMVGBD)
567,145 shares (cost $7,151,749)	6,777,386
Variable Insurance Trust - High Yield Portfolio - Advisor Class (PMVHYD)
1,794,653 shares (cost $14,418,600)	14,195,707
Pioneer Emerging Markets VCT Portfolio - Class II (PIVEM2)
27,787 shares (cost $654,118)	594,914
Pioneer High Yield VCT Portfolio - Class II Shares (PIHYB2)
64,609 shares (cost $662,165)	619,598
VP UltraShort NASDAQ-100 (PROUSN)
31,671 shares (cost $527,963)	535,564
VP Access High Yield Fund (PROAHY)
247,725 shares (cost $7,268,289)	7,265,777
VP Asia 30 (PROA30)
25,104 shares (cost $1,405,341)	1,382,240
VP Banks (PROBNK)
65,508 shares (cost $1,141,967)	1,188,973
VP Basic Materials (PROBM)
34,496 shares (cost $2,037,002)	1,933,839
VP Bear (PROBR)
154,099 shares (cost $1,587,329)	1,502,464
VP Biotechnology (PROBIO)
178,479 shares (cost $11,910,850)	12,338,245
VP Bull (PROBL)
958,961 shares (cost $39,669,122)	39,528,359
VP Consumer Goods (PROCG)
163,972 shares (cost $8,764,956)	9,185,721
VP Consumer Services (PROCS)
162,261 shares (cost $10,029,468)	10,409,065
VP Emerging Markets (PROEM)
129,784 shares (cost $3,004,606)	2,987,619
VP Europe 30 (PROE30)
136,361 shares (cost $3,410,538)	3,184,026
VP Financials (PROFIN)
110,390 shares (cost $3,394,125)	3,480,600
VP Health Care (PROHC)
211,123 shares (cost $12,740,855)	13,490,738
VP Industrials (PROIND)
58,641 shares (cost $3,417,670)	3,536,642
VP International (PROINT)
110,998 shares (cost $2,280,962)	2,237,728

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS’ EQUITY

December 31, 2014

VP Internet (PRONET)
	25,168 shares (cost $1,890,554)	1,950,041
VP Japan (PROJP)
	167,682 shares (cost $1,661,490)	1,732,159
VP NASDAQ-100 (PRON)
	515,631 shares (cost $17,825,016)	17,742,869
VP Oil & Gas (PROOG)
	239,265 shares (cost $11,726,090)	10,659,238
VP Pharmaceuticals (PROPHR)
	109,917 shares (cost $4,184,737)	4,274,660
VP Precious Metals (PROPM)
	108,398 shares (cost $1,849,869)	1,943,577
VP Real Estate (PRORE)
	105,420 shares (cost $6,389,409)	6,623,526
VP Rising Rates Opportunity (PRORRO)
	108,331 shares (cost $627,072)	614,238
VP Semiconductor (PROSCN)
	164,908 shares (cost $5,156,715)	5,387,560
VP Short Emerging Markets (PROSEM)
	3,675 shares (cost $47,169)	46,269
VP Short International (PROSIN)
	33,453 shares (cost $439,519)	442,253
VP Short NASDAQ-100 (PROSN)
	19,521 shares (cost $382,209)	381,628
VP Technology (PROTEC)
	217,762 shares (cost $5,806,615)	5,892,636
VP Telecommunications (PROTEL)
	66,984 shares (cost $589,359)	570,699
VP U.S. Government Plus (PROGVP)
	105,313 shares (cost $2,518,866)	2,539,098
VP UltraNASDAQ-100 (PROUN)
	89,863 shares (cost $6,339,411)	6,287,696
VP Utilities (PROUTL)
	123,631 shares (cost $5,200,252)	5,370,536
Global Managed Futures Strategy (RVMFU)
	160,981 shares (cost $3,091,909)	3,359,676
Variable Fund - Long Short Equity Fund (RSRF)
	517,779 shares (cost $6,791,891)	7,808,111
Variable Fund - CLS AdvisorOne Amerigo (RVAMR)
	383,606 shares (cost $14,726,890)	15,543,718
Variable Trust - Banking Fund (RBKF)
	161,757 shares (cost $2,135,487)	1,926,523
Variable Trust - Basic Materials Fund (RBMF)
	170,244 shares (cost $4,073,192)	3,602,368
Variable Fund - CLS AdvisorOne Select Allocation (RVBER)
	373,426 shares (cost $10,294,233)	9,985,400
Variable Trust - Biotechnology Fund (RBF)
	178,821 shares (cost $12,449,698)	13,717,393
Variable Fund - CLS AdvisorOne Clermont (RVCLR)
	861,680 shares (cost $22,915,832)	22,412,304
Variable Trust - Commodities Strategy Fund (RVCMD)
	338,698 shares (cost $3,513,758)	2,425,081
Variable Trust - Consumer Products Fund (RCPF)
	146,851 shares (cost $8,928,478)	8,838,962
Variable Trust - Dow 2x Strategy Fund (RVLDD)
	85,137 shares (cost $9,602,919)	9,586,454

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS’ EQUITY

December 31, 2014

Variable Trust - Electronics Fund (RELF)
93,014 shares (cost $4,269,225)	4,465,599
Variable Trust - Energy Fund (RENF)
701,053 shares (cost $20,727,351)	15,843,796
Variable Trust - Energy Services Fund (RESF)
788,382 shares (cost $14,441,078)	11,202,902
Variable Trust - Europe 1.25x Strategy Fund (RLCE)
85,019 shares (cost $1,450,946)	1,362,851
Variable Trust - Financial Services Fund (RFSF)
345,114 shares (cost $7,411,435)	7,747,808
Variable Trust - Government Long Bond 1.2x Strategy Fund (RUGB)
271,657 shares (cost $11,853,334)	12,297,908
Variable Trust - Health Care Fund (RHCF)
328,375 shares (cost $18,672,681)	19,315,044
Variable Trust - Internet Fund (RINF)
181,167 shares (cost $3,887,905)	3,583,481
Variable Trust - Inverse Dow 2x Strategy Fund (RVIDD)
49,244 shares (cost $1,702,700)	1,679,727
Variable Trust - Inverse Government Long Bond Strategy Fund (RJNF)
66,077 shares (cost $2,391,206)	2,388,701
Variable Trust - Inverse Mid-Cap Strategy Fund (RVIMC)
21,225 shares (cost $739,711)	698,317
Variable Trust - Inverse NASDAQ-100(R) Strategy Fund (RAF)
15,726 shares (cost $390,418)	392,211
Variable Trust - Inverse Russell 2000(R) Strategy Fund (RVISC)
41,994 shares (cost $1,237,646)	1,245,958
Variable Trust - Inverse S&P 500 Strategy Fund (RUF)
120,922 shares (cost $2,025,406)	2,018,190
Variable Trust - Japan 2x Strategy Fund (RLCJ)
96,172 shares (cost $1,213,303)	881,895
Variable Trust - Leisure Fund (RLF)
56,278 shares (cost $5,286,733)	4,941,787
Variable Trust - Mid-Cap 1.5x Strategy Fund (RMED)
88,156 shares (cost $3,060,843)	3,088,999
Variable Fund - Multi-Hedge Strategies (RVARS)
282,004 shares (cost $6,397,959)	6,714,514
Variable Trust - NASDAQ-100(R) 2x Strategy Fund (RVF)
746,354 shares (cost $34,550,536)	31,048,332
Variable Trust - NASDAQ-100(R) Fund (ROF)
564,794 shares (cost $19,300,405)	19,033,549
Variable Trust - Nova Fund (RNF)
81,477 shares (cost $12,532,156)	12,705,512
Variable Trust - Precious Metals Fund (RPMF)
295,583 shares (cost $10,750,411)	8,158,079
Variable Trust - Real Estate Fund (RREF)
297,977 shares (cost $10,548,314)	10,849,358
Variable Trust - Retailing Fund (RRF)
226,273 shares (cost $4,307,378)	4,394,223
Variable Trust - Russell 2000(R) 1.5x Strategy Fund (RMEK)
103,269 shares (cost $5,487,262)	5,575,488
Variable Trust - S&P 500 2x Strategy Fund (RTF)
73,374 shares (cost $16,555,023)	16,675,786
Variable Trust - S&P 500 Pure Growth Fund (RVLCG)
1,315,882 shares (cost $66,292,127)	62,517,541
Variable Trust - S&P 500 Pure Value Fund (RVLCV)
292,059 shares (cost $42,747,865)	41,597,905

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS’ EQUITY

December 31, 2014

Variable Trust - S&P MidCap 400 Pure Growth Fund (RVMCG)
555,939 shares (cost $21,709,626)	18,929,710
Variable Trust - S&P MidCap 400 Pure Value Fund (RVMCV)
102,877 shares (cost $11,741,757)	11,065,417
Variable Trust - S&P SmallCap 600 Pure Growth Fund (RVSCG)
327,754 shares (cost $14,893,273)	14,965,256
Variable Trust - S&P SmallCap 600 Pure Value Fund (RVSCV)
69,719 shares (cost $9,729,710)	9,163,924
Variable Trust - Strengthening Dollar 2x Strategy Fund (RVSDL)
89,058 shares (cost $3,601,435)	3,757,363
Variable Trust - Technology Fund (RTEC)
138,011 shares (cost $9,386,500)	9,837,431
Variable Trust - Telecommunications Fund (RTEL)
21,433 shares (cost $1,160,275)	1,138,329
Variable Trust - Transportation Fund (RTRF)
335,218 shares (cost $9,605,959)	10,200,677
Variable Trust - Utilities Fund (RUTL)
349,374 shares (cost $8,734,130)	8,856,632
Variable Trust - Weakening Dollar 2x Strategy Fund (RVWDL)
28,226 shares (cost $543,534)	525,008
Variable Funds Trust - Series F (Floating Rate Strategies Series) (GVFRB)
255,808 shares (cost $6,720,216)	6,709,840
Series M (Macro Opportunities Series) (GSBLMO)
37,489 shares (cost $980,833)	996,836
VIP Trust Global Hard Assets Fund - Initial Class (VWHA)
160,076 shares (cost $5,237,945)	4,061,119
VIP Trust - Multi-Manager Alternatives Fund: Initial Class (VWAR)
180,523 shares (cost $1,802,170)	1,819,667
Variable Insurance Portfolios - Asset Strategy (WRASP)
2,404,814 shares (cost $28,343,693)	26,136,242

Total Investments	$1,524,710,065

Accounts Receivable-VP Short Emerging Markets (PROSEM)	17
Accounts Receivable-Variable Trust - Inverse Dow 2x Strategy Fund (RVIDD)	18,410

Accounts Payable-Variable Trust - Government Long Bond 1.2x Strategy Fund (RUGB)	(11,976)
Other Accounts Payable	(28,596)

$1,524,687,920

Contract Owners’ Equity:
Accumulation units	1,524,598,631
Contracts in payout (annuitization) period (note 1f)	89,289

Total Contract Owners’ Equity (note 5)	$1,524,687,920

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENT OF OPERATIONS

Year Ended December 31, 2014

Investment Activity:	Total	AAEIP3	AMVGS4	MLVGA3	CSCRS	DXVIMF	DXVIC	DXVHY
Reinvested dividends	$16,972,937	6,156	1,131	656,108	-	-	-	55,862
Mortality and expense risk charges (note 2)	(21,082,048)	(33,335)	(24,585)	(397,912)	(15,260)	(5,381)	(141)	(41,379)

Net investment income (loss)	(4,109,111)	(27,179)	(23,454)	258,196	(15,260)	(5,381)	(141)	14,483

Realized gain (loss) on investments	41,898,152	141,105	47,490	869,702	(78,148)	82,804	(65)	60,365
Change in unrealized gain (loss) on investments	(79,705,914)	(192,688)	(71,153)	(3,513,334)	(102,947)	51,411	(860)	(77,295)

Net gain (loss) on investments	(37,807,762)	(51,583)	(23,663)	(2,643,632)	(181,095)	134,215	(925)	(16,930)

Reinvested capital gains	65,899,099	33,107	7,929	2,519,267	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$23,982,226	(45,655)	(39,188)	133,831	(196,355)	128,834	(1,066)	(2,447)

Investment Activity:	GVGMNS	IVBRA2	LZREMS	MVGTAS	MGRFV	MSGI2	MSEMB	MSVGT2
Reinvested dividends	$38	-	68,609	59,772	13,150	-	127,165	10,243
Mortality and expense risk charges (note 2)	(957)	(15,436)	(32,274)	(31,093)	(10,454)	(7,135)	(37,494)	(20,493)

Net investment income (loss)	(919)	(15,436)	36,335	28,679	2,696	(7,135)	89,671	(10,250)

Realized gain (loss) on investments	66	13,592	35,228	18,805	(945)	3,377	(77,999)	32,357
Change in unrealized gain (loss) on investments	1,261	(45,535)	(425,773)	(7,525)	(32,119)	11,413	(79,110)	(134,661)

Net gain (loss) on investments	1,327	(31,943)	(390,545)	11,280	(33,064)	14,790	(157,109)	(102,304)

Reinvested capital gains	839	80,582	32,071	2,911	5,280	-	17,667	113,574

Net increase (decrease) in contract owners’ equity resulting from operations	$1,247	33,203	(322,139)	42,870	(25,088)	7,655	(49,771)	1,020

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENT OF OPERATIONS

Year Ended December 31, 2014

Investment Activity:	VKVGR2	NVFMGP	NVFIP	NLFOSP	GVAAA2	HIBF	GEM	NVCRA2
Reinvested dividends	$35,019	17,961	13,694	4,272	205,897	133,945	26,304	92,141
Mortality and expense risk charges (note 2)	(70,860)	(6,637)	(5,530)	(5,156)	(322,444)	(35,655)	(34,947)	(64,239)

Net investment income (loss)	(35,841)	11,324	8,164	(884)	(116,547)	98,290	(8,643)	27,902

Realized gain (loss) on investments	108,383	(11,517)	(16,238)	2,168	832,332	3,118	43,331	(25,422)
Change in unrealized gain (loss) on investments	408,795	(43,021)	(25,084)	(1,153)	(179,069)	(155,278)	(139,673)	(324,656)

Net gain (loss) on investments	517,178	(54,538)	(41,322)	1,015	653,263	(152,160)	(96,342)	(350,078)

Reinvested capital gains	-	27,626	-	2,611	33,844	-	-	237,486

Net increase (decrease) in contract owners’ equity resulting from operations	$481,337	(15,588)	(33,158)	2,742	570,560	(53,870)	(104,985)	(84,690)

Investment Activity:	NVCRB2	NVCCA2	NVCCN2	NVCMD2	NVCMA2	NVCMC2	NVLCP2	TRF
Reinvested dividends	$369,777	302,047	315,433	688,953	245,313	304,123	292,874	23,081
Mortality and expense risk charges (note 2)	(123,831)	(152,830)	(169,476)	(415,750)	(212,184)	(117,872)	(140,902)	(20,886)

Net investment income (loss)	245,946	149,217	145,957	273,203	33,129	186,251	151,972	2,195

Realized gain (loss) on investments	318,494	301,152	9,425	383,707	(1,147,067)	122,949	55,067	31,996
Change in unrealized gain (loss) on investments	(635,235)	(508,666)	(442,504)	(1,233,844)	(432,486)	(560,639)	(84,231)	186,665

Net gain (loss) on investments	(316,741)	(207,514)	(433,079)	(850,137)	(1,579,553)	(437,690)	(29,164)	218,661

Reinvested capital gains	187,789	328,627	356,098	763,433	1,502,430	223,586	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$116,994	270,330	68,976	186,499	(43,994)	(27,853)	122,808	220,856

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENT OF OPERATIONS

Year Ended December 31, 2014

Investment Activity:	GBF	CAF2	GVIDA	NVDBL2	NVDCA2	GVIDC	GVIDM	GVDMA
Reinvested dividends	$79,643	4,957	92,230	31,532	60,749	162,928	277,227	109,397
Mortality and expense risk charges (note 2)	(71,905)	(8,920)	(63,451)	(16,397)	(21,603)	(102,359)	(166,169)	(69,239)

Net investment income (loss)	7,738	(3,963)	28,779	15,135	39,146	60,569	111,058	40,158

Realized gain (loss) on investments	157,206	21,753	30,277	2,026	11,233	3,205	54,521	34,413
Change in unrealized gain (loss) on investments	(61,919)	50,168	157,738	18,452	2,827	(208,130)	410,820	140,076

Net gain (loss) on investments	95,287	71,921	188,015	20,478	14,060	(204,925)	465,341	174,489

Reinvested capital gains	-	-	-	6,646	23,054	314,709	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$103,025	67,958	216,794	42,259	76,260	170,353	576,399	214,647

Investment Activity:	GVDMC	SAM	NVMIG6	GVDIV2	NVMLG2	NVMLV2	NVMMG1	NVMMG2
Reinvested dividends	$156,890	-	78,638	59,790	12,046	56,114	-	-
Mortality and expense risk charges (note 2)	(107,237)	(1,641)	(55,006)	(37,777)	(58,006)	(76,009)	(3,728)	(48,824)

Net investment income (loss)	49,653	(1,641)	23,632	22,013	(45,960)	(19,895)	(3,728)	(48,824)

Realized gain (loss) on investments	121,973	-	236,804	(45,664)	361,430	403,747	22,861	(102,494)
Change in unrealized gain (loss) on investments	(86,625)	-	(522,808)	(346,191)	(279,296)	(409,053)	(48,855)	(406,857)

Net gain (loss) on investments	35,348	-	(286,004)	(391,855)	82,134	(5,306)	(25,994)	(509,351)

Reinvested capital gains	180,447	-	154,938	-	291,964	474,909	34,269	342,651

Net increase (decrease) in contract owners’ equity resulting from operations	$265,448	(1,641)	(107,434)	(369,842)	328,138	449,708	4,547	(215,524)

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENT OF OPERATIONS

Year Ended December 31, 2014

Investment Activity:	NVMMV2	SCGF	SCVF	SCF	MSBF	NVSTB2	NVRE2	NVMM2
Reinvested dividends	$96,274	-	9,112	5,731	89,115	70,430	114,312	-
Mortality and expense risk charges (note 2)	(91,739)	(20,140)	(30,048)	(30,781)	(35,175)	(90,889)	(33,491)	(3,087,139)

Net investment income (loss)	4,535	(20,140)	(20,936)	(25,050)	53,940	(20,459)	80,821	(3,087,139)

Realized gain (loss) on investments	247,312	(39,076)	(20,969)	(208,924)	34,227	1,961	(933,242)	-
Change in unrealized gain (loss) on investments	(624,135)	(37,250)	(26,791)	(94,816)	(93,446)	(44,286)	90,467	-

Net gain (loss) on investments	(376,823)	(76,326)	(47,760)	(303,740)	(59,219)	(42,325)	(842,775)	-

Reinvested capital gains	1,251,663	265,989	292,184	500,313	-	-	1,021,844	-

Net increase (decrease) in contract owners’ equity resulting from operations	$879,375	169,523	223,488	171,523	(5,279)	(62,784)	259,890	(3,087,139)

Investment Activity:	NVLM2	NVLCA2	NCPG2	NCPGI2	IDPG2	IDPGI2	NO7TB	NOVMH2
Reinvested dividends	$72,277	20,343	14,626	23,118	6,244	4,546	4,696	-
Mortality and expense risk charges (note 2)	(66,126)	(22,262)	(5,864)	(7,956)	(2,725)	(1,588)	(16,106)	(44,783)

Net investment income (loss)	6,151	(1,919)	8,762	15,162	3,519	2,958	(11,410)	(44,783)

Realized gain (loss) on investments	26,993	63,794	8,010	5,474	594	1	5,138	(24,159)
Change in unrealized gain (loss) on investments	(107,048)	(117,439)	(34,236)	(40,134)	(135)	(4,803)	(65,346)	293,134

Net gain (loss) on investments	(80,055)	(53,645)	(26,226)	(34,660)	459	(4,802)	(60,208)	268,975

Reinvested capital gains	64,444	55,367	10,163	16,459	417	425	3,121	-

Net increase (decrease) in contract owners’ equity resulting from operations	$(9,460)	(197)	(7,301)	(3,039)	4,395	(1,419)	(68,497)	224,192

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENT OF OPERATIONS

Year Ended December 31, 2014

Investment Activity:	NOVPI2	NOTBBA	PMUBA	ALVBWB	ACVIG3	ACVIP2	ACVU3	ACVV3
Reinvested dividends	$355,027	89,555	21,758	31,847	146,033	129,248	3,837	152,774
Mortality and expense risk charges (note 2)	(188,953)	(206,849)	(28,496)	(22,623)	(100,593)	(138,717)	(11,167)	(143,593)

Net investment income (loss)	166,074	(117,294)	(6,738)	9,224	45,440	(9,469)	(7,330)	9,181

Realized gain (loss) on investments	191,652	79,406	17,897	44,505	841,918	(542,169)	71,368	1,046,082
Change in unrealized gain (loss) on investments	(754,582)	(37,233)	(8,977)	(150,421)	(204,704)	392,255	14,900	45,058

Net gain (loss) on investments	(562,930)	42,173	8,920	(105,916)	637,214	(149,914)	86,268	1,091,140

Reinvested capital gains	155,571	-	-	203,668	-	163,231	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$(241,285)	(75,121)	2,182	106,976	682,654	3,848	78,938	1,100,321

Investment Activity:	DVMCSS	FQB	FAM2	FC2R	FEI2R	FG2R	FHI2R	FTVIS2
Reinvested dividends	$-	194	23,637	58,768	373,489	44,979	206,300	508,351
Mortality and expense risk charges (note 2)	(4,558)	(67)	(26,383)	(115,865)	(182,038)	(254,210)	(93,562)	(142,771)

Net investment income (loss)	(4,558)	127	(2,746)	(57,097)	191,451	(209,231)	112,738	365,580

Realized gain (loss) on investments	1,719	2	194,617	928,318	470,193	3,302,279	(945,559)	1,591
Change in unrealized gain (loss) on investments	9,226	(3)	(212,121)	(222,618)	(42,482)	(1,642,415)	(197,163)	(553,292)

Net gain (loss) on investments	10,945	(1)	(17,504)	705,700	427,711	1,659,864	(1,142,722)	(551,701)

Reinvested capital gains	-	-	89,523	166,733	185,750	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$6,387	126	69,273	815,336	804,912	1,450,633	(1,029,984)	(186,121)

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENT OF OPERATIONS

Year Ended December 31, 2014

Investment Activity:	FTVMD2	FTVFA2	SBVI	LPWHY2	OVGSS	PMVAAD	PMVFAD	PMVLAD
Reinvested dividends	$82,026	157,592	35,407	125,194	17,034	593,656	49,775	141,829
Mortality and expense risk charges (note 2)	(50,312)	(74,978)	(26,763)	(138,956)	(30,488)	(183,346)	(35,817)	(215,875)

Net investment income (loss)	31,714	82,614	8,644	(13,762)	(13,454)	410,310	13,958	(74,046)

Realized gain (loss) on investments	124,329	(403,689)	34,662	268,939	44,628	(166,337)	43,927	121,515
Change in unrealized gain (loss) on investments	(417,118)	353,639	251	156,563	(91,191)	(363,895)	(72,094)	(160,449)

Net gain (loss) on investments	(292,789)	(50,050)	34,913	425,502	(46,563)	(530,232)	(28,167)	(38,934)

Reinvested capital gains	253,853	4,807	148,678	-	89,626	-	5,941	-

Net increase (decrease) in contract owners’ equity resulting from operations	$(7,222)	37,371	192,235	411,740	29,609	(119,922)	(8,268)	(112,980)

Investment Activity:	PMVTRD	PMVRSD	PMVEBD	PMVGBD	PMVHYD	PIVEM2	PIHYB2	PROUSN
Reinvested dividends	$394,201	5,858	240,839	147,117	1,663,695	1,510	33,895	-
Mortality and expense risk charges (note 2)	(308,324)	(31,695)	(64,875)	(94,397)	(450,211)	(10,938)	(11,373)	(14,871)

Net investment income (loss)	85,877	(25,837)	175,964	52,720	1,213,484	(9,428)	22,522	(14,871)

Realized gain (loss) on investments	(298,564)	(51,380)	(204,900)	(399,439)	(32,239)	(23,129)	(4,923)	(558,465)
Change in unrealized gain (loss) on investments	673,085	(418,254)	(69,312)	119,314	(539,192)	(91,466)	(52,996)	14,426

Net gain (loss) on investments	374,521	(469,634)	(274,212)	(280,125)	(571,431)	(114,595)	(57,919)	(544,039)

Reinvested capital gains	-	-	83,395	203,308	-	4,294	29,779	-

Net increase (decrease) in contract owners’ equity resulting from operations	$460,398	(495,471)	(14,853)	(24,097)	642,053	(119,729)	(5,618)	(558,910)

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENT OF OPERATIONS

Year Ended December 31, 2014

Investment Activity:	PROAHY	PROA30	PROBNK	PROBM	PROBR	PROBIO	PROBL	PROCG
Reinvested dividends	$3,290,287	1,640	1,682	44,631	-	-	-	36,520
Mortality and expense risk charges (note 2)	(771,355)	(36,966)	(26,217)	(73,594)	(26,355)	(130,136)	(233,469)	(64,496)

Net investment income (loss)	2,518,932	(35,326)	(24,535)	(28,963)	(26,355)	(130,136)	(233,469)	(27,976)

Realized gain (loss) on investments	(2,369,880)	5,528	37,551	332,673	(657,661)	1,312,915	923,278	264,478
Change in unrealized gain (loss) on investments	(1,477,742)	(81,248)	(41,554)	(229,635)	(18,823)	(122,579)	(182,080)	348,126

Net gain (loss) on investments	(3,847,622)	(75,720)	(4,003)	103,038	(676,484)	1,190,336	741,198	612,604

Reinvested capital gains	1,094,952	-	-	-	-	419,243	651,704	-

Net increase (decrease) in contract owners’ equity resulting from operations	$(233,738)	(111,046)	(28,538)	74,075	(702,839)	1,479,443	1,159,433	584,628

Investment Activity:	PROCS	PROEM	PROE30	PROFIN	PROHC	PROIND	PROINT	PRONET
Reinvested dividends	$-	13,350	44,956	3,085	3,922	6,559	-	-
Mortality and expense risk charges (note 2)	(46,841)	(114,710)	(60,123)	(48,776)	(131,425)	(57,372)	(53,573)	(43,788)

Net investment income (loss)	(46,841)	(101,360)	(15,167)	(45,691)	(127,503)	(50,813)	(53,573)	(43,788)

Realized gain (loss) on investments	89,858	(43,477)	(53,353)	453,662	1,194,029	501,933	(392,718)	(73,865)
Change in unrealized gain (loss) on investments	70,595	(35,336)	(380,672)	(30,064)	518,321	(487,390)	(239,829)	(159,051)

Net gain (loss) on investments	160,453	(78,813)	(434,025)	423,598	1,712,350	14,543	(632,547)	(232,916)

Reinvested capital gains	1,631	-	-	-	-	-	363,217	155,349

Net increase (decrease) in contract owners’ equity resulting from operations	$115,243	(180,173)	(449,192)	377,907	1,584,847	(36,270)	(322,903)	(121,355)

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENT OF OPERATIONS

Year Ended December 31, 2014

Investment Activity:	PROJP	PRON	PROOG	PROPHR	PROPM	PRORE	PRORRO	PROSCN
Reinvested dividends	$-	-	29,508	25,291	-	88,043	-	3,089
Mortality and expense risk charges (note 2)	(41,305)	(119,662)	(98,204)	(59,217)	(39,542)	(74,355)	(22,791)	(32,187)

Net investment income (loss)	(41,305)	(119,662)	(68,696)	(33,926)	(39,542)	13,688	(22,791)	(29,098)

Realized gain (loss) on investments	(1,418,320)	1,125,351	(95,127)	402,601	(636,649)	511,256	(533,386)	416,811
Change in unrealized gain (loss) on investments	(76,489)	(269,598)	(1,306,723)	10,202	34,481	299,842	(42,452)	216,213

Net gain (loss) on investments	(1,494,809)	855,753	(1,401,850)	412,803	(602,168)	811,098	(575,838)	633,024

Reinvested capital gains	1,231,498	350,423	477,309	126,265	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$(304,616)	1,086,514	(993,237)	505,142	(641,710)	824,786	(598,629)	603,926

Investment Activity:	PROSEM	PROSIN	PROSN	PROTEC	PROTEL	PROGVP	PROUN	PROUTL
Reinvested dividends	$-	-	-	-	31,730	5,710	-	106,832
Mortality and expense risk charges (note 2)	(3,318)	(10,316)	(10,003)	(88,202)	(11,160)	(46,004)	(61,890)	(76,000)

Net investment income (loss)	(3,318)	(10,316)	(10,003)	(88,202)	20,570	(40,294)	(61,890)	30,832

Realized gain (loss) on investments	(113,557)	(2,773)	(397,414)	697,907	(10,985)	801,635	1,536,139	718,956
Change in unrealized gain (loss) on investments	3,317	27,926	10,104	(124,064)	(17,724)	42,051	(86,427)	166,268

Net gain (loss) on investments	(110,240)	25,153	(387,310)	573,843	(28,709)	843,686	1,449,712	885,224

Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$(113,558)	14,837	(397,313)	485,641	(8,139)	803,392	1,387,822	916,056

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENT OF OPERATIONS

Year Ended December 31, 2014

Investment Activity:	RVMFU	RSRF	RVAMR	RBKF	RBMF	RVBER	RBF	RVCLR
Reinvested dividends	$-	-	41,261	23,496	150,586	55,541	-	127,098
Mortality and expense risk charges (note 2)	(50,210)	(118,360)	(223,762)	(24,912)	(67,997)	(141,507)	(165,338)	(305,662)

Net investment income (loss)	(50,210)	(118,360)	(182,501)	(1,416)	82,589	(85,966)	(165,338)	(178,564)

Realized gain (loss) on investments	183,710	476,304	903,628	(32,725)	(184,128)	420,196	1,836,024	452,119
Change in unrealized gain (loss) on investments	289,461	(278,444)	(1,609,481)	(256,330)	(449,668)	(1,361,247)	850,613	(1,251,752)

Net gain (loss) on investments	473,171	197,860	(705,853)	(289,055)	(633,796)	(941,051)	2,686,637	(799,633)

Reinvested capital gains	-	-	1,119,869	282,260	285,531	1,114,760	-	946,978

Net increase (decrease) in contract owners’ equity resulting from operations	$422,961	79,500	231,515	(8,211)	(265,676)	87,743	2,521,299	(31,219)

Investment Activity:	RVCMD	RCPF	RVLDD	RELF	RENF	RESF	RLCE	RFSF
Reinvested dividends	$-	49,879	-	-	20,669	-	29,540	39,187
Mortality and expense risk charges (note 2)	(45,199)	(109,981)	(123,645)	(51,654)	(177,348)	(138,574)	(42,356)	(90,032)

Net investment income (loss)	(45,199)	(60,102)	(123,645)	(51,654)	(156,679)	(138,574)	(12,816)	(50,845)

Realized gain (loss) on investments	(29,757)	636,170	(464,875)	406,145	142,778	(2,709,752)	(539,005)	443,330
Change in unrealized gain (loss) on investments	(1,085,189)	(324,965)	(978,760)	117,739	(5,056,504)	(3,076,318)	(215,115)	198,643

Net gain (loss) on investments	(1,114,946)	311,205	(1,443,635)	523,884	(4,913,726)	(5,786,070)	(754,120)	641,973

Reinvested capital gains	-	592,993	2,795,138	-	1,805,278	1,268,083	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$(1,160,145)	844,096	1,227,858	472,230	(3,265,127)	(4,656,561)	(766,936)	591,128

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENT OF OPERATIONS

Year Ended December 31, 2014

Investment Activity:	RUGB	RHCF	RINF	RVIDD	RJNF	RVIMC	RAF	RVISC
Reinvested dividends	$96,116	-	-	-	-	-	-	-
Mortality and expense risk charges (note 2)	(159,838)	(217,257)	(77,905)	(35,499)	(67,471)	(12,622)	(12,036)	(29,366)

Net investment income (loss)	(63,722)	(217,257)	(77,905)	(35,499)	(67,471)	(12,622)	(12,036)	(29,366)

Realized gain (loss) on investments	2,681,373	2,777,411	349,470	(498,686)	(2,210,303)	(80,672)	(283,602)	(135,495)
Change in unrealized gain (loss) on investments	746,859	(378,502)	(841,487)	85,278	(68,121)	(16,193)	14,251	12,918

Net gain (loss) on investments	3,428,232	2,398,909	(492,017)	(413,408)	(2,278,424)	(96,865)	(269,351)	(122,577)

Reinvested capital gains	-	672,639	381,276	-	247,206	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$3,364,510	2,854,291	(188,646)	(448,907)	(2,098,689)	(109,487)	(281,387)	(151,943)

Investment Activity:	RUF	RLCJ	RLF	RMED	RVARS	RVF	ROF	RNF
Reinvested dividends	$-	-	11,266	-	-	-	-	11,919
Mortality and expense risk charges (note 2)	(41,984)	(18,072)	(70,092)	(55,863)	(96,213)	(238,766)	(225,576)	(162,766)

Net investment income (loss)	(41,984)	(18,072)	(58,826)	(55,863)	(96,213)	(238,766)	(225,576)	(150,847)

Realized gain (loss) on investments	(716,385)	(789,422)	701,351	142,833	46,369	(2,248,087)	3,710,674	2,270,505
Change in unrealized gain (loss) on investments	25,376	(406,155)	(1,130,567)	(285,631)	250,516	(4,770,138)	(1,067,072)	101,351

Net gain (loss) on investments	(691,009)	(1,195,577)	(429,216)	(142,798)	296,885	(7,018,225)	2,643,602	2,371,856

Reinvested capital gains	-	703,066	707,576	407,497	-	10,822,487	870,062	-

Net increase (decrease) in contract owners’ equity resulting from operations	$(732,993)	(510,583)	219,534	208,836	200,672	3,565,496	3,288,088	2,221,009

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENT OF OPERATIONS

Year Ended December 31, 2014

Investment Activity:	RPMF	RREF	RRF	RMEK	RTF	RVLCG	RVLCV	RVMCG
Reinvested dividends	$16,117	116,923	-	-	-	-	162,204	-
Mortality and expense risk charges (note 2)	(172,473)	(149,188)	(42,275)	(66,781)	(205,840)	(725,220)	(674,202)	(344,056)

Net investment income (loss)	(156,356)	(32,265)	(42,275)	(66,781)	(205,840)	(725,220)	(511,998)	(344,056)

Realized gain (loss) on investments	(1,085,341)	818,454	(315,880)	19,623	1,191,175	5,724,436	4,906,051	(1,709,333)
Change in unrealized gain (loss) on investments	(1,663,300)	565,357	205,821	(227,350)	(960,346)	(7,211,446)	(4,557,991)	(3,652,884)

Net gain (loss) on investments	(2,748,641)	1,383,811	(110,059)	(207,727)	230,829	(1,487,010)	348,060	(5,362,217)

Reinvested capital gains	-	-	354,190	-	3,509,869	5,852,907	2,577,273	3,423,397

Net increase (decrease) in contract owners’ equity resulting from operations	$(2,904,997)	1,351,546	201,856	(274,508)	3,534,858	3,640,677	2,413,335	(2,282,876)

Investment Activity:	RVMCV	RVSCG	RVSCV	RVSDL	RTEC	RTEL	RTRF	RUTL
Reinvested dividends	$8,023	-	-	-	-	25,793	-	120,517
Mortality and expense risk charges (note 2)	(272,720)	(257,141)	(151,080)	(27,706)	(115,372)	(17,231)	(128,629)	(97,277)

Net investment income (loss)	(264,697)	(257,141)	(151,080)	(27,706)	(115,372)	8,562	(128,629)	23,240

Realized gain (loss) on investments	(592,155)	75,947	283,385	430,410	686,781	54,366	1,836,307	840,246
Change in unrealized gain (loss) on investments	(1,191,998)	(1,405,380)	(1,986,151)	164,720	33,726	(71,121)	(124,008)	170,463

Net gain (loss) on investments	(1,784,153)	(1,329,433)	(1,702,766)	595,130	720,507	(16,755)	1,712,299	1,010,709

Reinvested capital gains	1,443,269	-	1,416,133	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$(605,581)	(1,586,574)	(437,713)	567,424	605,135	(8,193)	1,583,670	1,033,949

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENT OF OPERATIONS

Year Ended December 31, 2014

Investment Activity:	RVWDL	GVFRB	GSBLMO	VWHA	VWAR	WRASP	HIBF3	GEM3
Reinvested dividends	$-	-	-	3,358	-	144,631	95,171	13,423
Mortality and expense risk charges (note 2)	(6,150)	(121,722)	(9,056)	(80,945)	(26,035)	(434,083)	(20,901)	(13,314)

Net investment income (loss)	(6,150)	(121,722)	(9,056)	(77,587)	(26,035)	(289,452)	74,270	109

Realized gain (loss) on investments	(92,545)	260,727	3,134	392,706	9,513	550,905	52,432	(120,968)
Change in unrealized gain (loss) on investments	(18,378)	(77,735)	15,899	(1,427,435)	(51,033)	(6,068,427)	3,810	16,547

Net gain (loss) on investments	(110,923)	182,992	19,033	(1,034,729)	(41,520)	(5,517,522)	56,242	(104,421)

Reinvested capital gains	-	-	-	-	23,243	3,833,638	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$(117,073)	61,270	9,977	(1,112,316)	(44,312)	(1,973,336)	130,512	(104,312)

Investment Activity:	TRF3	GBF3	GVIDA6	NVDBL6	NVDCA6	GVIDC6	GVIDM6	GVDMA6
Reinvested dividends	$7,528	62,752	14,744	2,269	2,798	23,127	31,578	15,974
Mortality and expense risk charges (note 2)	(7,298)	(37,335)	(29,267)	(5,470)	(6,908)	(52,408)	(80,498)	(29,747)

Net investment income (loss)	230	25,417	(14,523)	(3,201)	(4,110)	(29,281)	(48,920)	(13,773)

Realized gain (loss) on investments	306,536	(613,313)	1,300,974	113,381	138,912	202,155	3,247,146	1,574,165
Change in unrealized gain (loss) on investments	(280,088)	720,536	(1,293,289)	(104,267)	(127,290)	(64,588)	(3,093,414)	(1,534,223)

Net gain (loss) on investments	26,448	107,223	7,685	9,114	11,622	137,567	153,732	39,942

Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$26,678	132,640	(6,838)	5,913	7,512	108,286	104,812	26,169

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENT OF OPERATIONS

Year Ended December 31, 2014

Investment Activity:	GVDMC6	GVDIV6	SCGF3	SCVF3	SCF3
Reinvested dividends	$15,040	70,702	-	7,983	1,431
Mortality and expense risk charges (note 2)	(41,249)	(14,421)	(9,095)	(11,459)	(15,006)

Net investment income (loss)	(26,209)	56,281	(9,095)	(3,476)	(13,575)

Realized gain (loss) on investments	952,225	157,622	99,734	380,731	793,825
Change in unrealized gain (loss) on investments	(860,071)	(246,132)	(246,631)	(428,283)	(944,694)

Net gain (loss) on investments	92,154	(88,510)	(146,897)	(47,552)	(150,869)

Reinvested capital gains	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$65,945	(32,229)	(155,992)	(51,028)	(164,444)

See accompanying notes to financial statements.

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2014 and 2013

	Total		AAEIP3		AMVGS4		MLVGA3
	2014	2013	2014	2013	2014	2013	2014	2013
Investment activity:
Net investment income (loss)	$(4,109,111)	(4,077,665)	(27,179)	(105)	(23,454)	(3,748)	258,196	(43,695)
Realized gain (loss) on investments	41,898,152	64,019,070	141,105	24	47,490	41,116	869,702	175,685
Change in unrealized gain (loss) on investments	(79,705,914)	44,182,999	(192,688)	2,583	(71,153)	40,851	(3,513,334)	1,440,776
Reinvested capital gains	65,899,099	17,616,463	33,107	-	7,929	-	2,519,267	967,072

Net increase (decrease) in contract owners’ equity resulting from operations	23,982,226	121,740,867	(45,655)	2,502	(39,188)	78,219	133,831	2,539,838

Equity transactions:
Purchase payments received from contract owners (note 3)	341,835,896	294,458,646	1,887,481	12,859	1,082,211	238,694	5,748,792	3,156,303
Transfers between funds	-	-	3,471,766	144,478	(250,348)	800,223	2,216,557	2,679,345
Redemptions (note 3)	(199,195,869)	(203,208,338)	(39,311)	-	(215,703)	(1,840)	(3,767,232)	(2,197,328)
Annuity benefits	(5,043)	(5,930)	-	-	-	-	-	-
Contract maintenance charges (note 2)	(1,140)	(1,264)	-	-	-	-	-	-
Contingent deferred sales charges (note 2)	(838,103)	(792,711)	(1)	-	(47)	-	(22,225)	(6,703)
Adjustments to maintain reserves	245,068	(20,232)	(72)	3	(38)	(6)	(147)	(223)

Net equity transactions	142,040,809	90,430,171	5,319,863	157,340	616,075	1,037,071	4,175,745	3,631,394

Net change in contract owners’ equity	166,023,035	212,171,038	5,274,208	159,842	576,887	1,115,290	4,309,576	6,171,232
Contract owners’ equity beginning of period	1,358,664,885	1,146,493,847	159,842	-	1,115,290	-	24,936,791	18,765,559

Contract owners’ equity end of period	$1,524,687,920	1,358,664,885	5,434,050	159,842	1,692,177	1,115,290	29,246,367	24,936,791

CHANGES IN UNITS:
Beginning units	106,983,668	105,261,098	15,416	-	97,190	-	2,020,857	1,703,212
Units purchased	677,079,826	851,997,208	636,284	15,481	210,164	195,979	1,179,156	1,006,686
Units redeemed	(663,384,593)	(850,274,638)	(176,684)	(65)	(160,202)	(98,789)	(831,882)	(689,041)

Ending units	120,678,901	106,983,668	475,016	15,416	147,152	97,190	2,368,131	2,020,857

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2014 and 2013

	CSCRS		DXVIMF		DXVIC		DXVHY
	2014	2013	2014	2013	2014	2013	2014	2013
Investment activity:
Net investment income (loss)	$(15,260)	(10,595)	(5,381)	-	(141)	-	14,483	199,750
Realized gain (loss) on investments	(78,148)	(57,091)	82,804	-	(65)	-	60,365	568,759
Change in unrealized gain (loss) on investments	(102,947)	(42,438)	51,411	-	(860)	-	(77,295)	(729,997)
Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(196,355)	(110,124)	128,834	-	(1,066)	-	(2,447)	38,512

Equity transactions:
Purchase payments received from contract owners (note 3)	147,559	99,808	67,335	-	22,605	-	1,052,512	589,807
Transfers between funds	27,412	(31,220)	488,680	-	866	-	(2,489,905)	(32,126,407)
Redemptions (note 3)	(143,161)	(37,405)	(15,210)	-	(66)	-	(117,106)	(1,354,260)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	-	-	-	-	-	-	-	-
Contingent deferred sales charges (note 2)	(495)	(111)	-	-	-	-	(8)	(5,007)
Adjustments to maintain reserves	(50)	(16)	(16)	-	(4)	-	(87)	(85)

Net equity transactions	31,265	31,056	540,789	-	23,401	-	(1,554,594)	(32,895,952)

Net change in contract owners’ equity	(165,090)	(79,068)	669,623	-	22,335	-	(1,557,041)	(32,857,440)
Contract owners’ equity beginning of period	678,614	757,682	-	-	-	-	2,603,468	35,460,908

Contract owners’ equity end of period	$513,524	678,614	669,623	-	22,335	-	1,046,427	2,603,468

CHANGES IN UNITS:
Beginning units	77,903	76,969	-	-	-	-	243,208	3,380,507
Units purchased	425,922	83,445	192,391	-	2,577	-	377,462	3,156,592
Units redeemed	(431,717)	(82,511)	(133,283)	-	(139)	-	(520,835)	(6,293,891)

Ending units	72,108	77,903	59,108	-	2,438	-	99,835	243,208

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2014 and 2013

	GVGMNS		IVBRA2		LZREMS		MVGTAS
	2014	2013	2014	2013	2014	2013	2014	2013
Investment activity:
Net investment income (loss)	$(919)	-	(15,436)	(28)	36,335	13,450	28,679	17,932
Realized gain (loss) on investments	66	-	13,592	(344)	35,228	56,819	18,805	34,118
Change in unrealized gain (loss) on investments	1,261	-	(45,535)	(137)	(425,773)	(47,569)	(7,525)	16,629
Reinvested capital gains	839	-	80,582	-	32,071	8,864	2,911	-

Net increase (decrease) in contract owners’ equity resulting from operations	1,247	-	33,203	(509)	(322,139)	31,564	42,870	68,679

Equity transactions:
Purchase payments received from contract owners (note 3)	107,191	-	1,192,319	12,188	2,705,833	404,836	756,298	507,589
Transfers between funds	(432)	-	570,076	88,197	76,717	1,105,242	413,867	324,082
Redemptions (note 3)	(147)	-	(43,292)	-	(104,401)	(6,797)	(75,614)	(126,168)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	-	-	-	-	-	-	-	-
Contingent deferred sales charges (note 2)	-	-	-	-	(299)	(24)	(1,610)	(495)
Adjustments to maintain reserves	(16)	-	(27)	(12)	(199)	(3)	(56)	(28)

Net equity transactions	106,596	-	1,719,076	100,373	2,677,651	1,503,254	1,092,885	704,980

Net change in contract owners’ equity	107,843	-	1,752,279	99,864	2,355,512	1,534,818	1,135,755	773,659
Contract owners’ equity beginning of period	-	-	99,864	-	1,534,818	-	1,439,574	665,915

Contract owners’ equity end of period	$107,843	-	1,852,143	99,864	3,890,330	1,534,818	2,575,329	1,439,574

CHANGES IN UNITS:
Beginning units	-	-	9,981	-	155,773	-	132,266	65,019
Units purchased	10,470	-	253,202	14,066	597,932	256,179	127,775	129,559
Units redeemed	(176)	-	(85,199)	(4,085)	(332,995)	(100,406)	(29,255)	(62,312)

Ending units	10,294	-	177,984	9,981	420,710	155,773	230,786	132,266

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2014 and 2013

	MGRFV		MSGI2		MSEMB		MSVGT2
	2014	2013	2014	2013	2014	2013	2014	2013
Investment activity:
Net investment income (loss)	$2,696	9	(7,135)	-	89,671	18,539	(10,250)	(9,431)
Realized gain (loss) on investments	(945)	12	3,377	-	(77,999)	(13,421)	32,357	33,056
Change in unrealized gain (loss) on investments	(32,119)	22	11,413	-	(79,110)	(147,342)	(134,661)	69,608
Reinvested capital gains	5,280	-	-	-	17,667	11,377	113,574	-

Net increase (decrease) in contract owners’ equity resulting from operations	(25,088)	43	7,655	-	(49,771)	(130,847)	1,020	93,233

Equity transactions:
Purchase payments received from contract owners (note 3)	593,429	5,000	667,660	-	2,400,311	941,983	553,006	397,922
Transfers between funds	1,232,966	2,686	1,065,336	-	(208,863)	(597,230)	(23,095)	386,811
Redemptions (note 3)	(780,956)	-	(51,630)	-	(190,822)	(146,374)	(79,624)	(38,983)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	-	-	-	-	-	-	-	-
Contingent deferred sales charges (note 2)	-	-	-	-	(1,997)	(1,549)	(492)	(831)
Adjustments to maintain reserves	(21)	-	(55)	-	(163)	(22)	(68)	(38)

Net equity transactions	1,045,418	7,686	1,681,311	-	1,998,466	196,808	449,727	744,881

Net change in contract owners’ equity	1,020,330	7,729	1,688,966	-	1,948,695	65,961	450,747	838,114
Contract owners’ equity beginning of period	7,729	-	-	-	1,465,404	1,399,443	1,068,006	229,892

Contract owners’ equity end of period	$1,028,059	7,729	1,688,966	-	3,414,099	1,465,404	1,518,753	1,068,006

CHANGES IN UNITS:
Beginning units	769	-	-	-	136,329	116,382	94,227	23,083
Units purchased	408,697	1,083	178,282	-	266,077	172,040	79,826	342,927
Units redeemed	(306,939)	(314)	(18,905)	-	(87,452)	(152,093)	(40,638)	(271,783)

Ending units	102,527	769	159,377	-	314,954	136,329	133,415	94,227

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2014 and 2013

	VKVGR2		NVFMGP		NVFIP		NLFOSP
	2014	2013	2014	2013	2014	2013	2014	2013
Investment activity:
Net investment income (loss)	$(35,841)	44,994	11,324	-	8,164	-	(884)	-
Realized gain (loss) on investments	108,383	111,497	(11,517)	-	(16,238)	-	2,168	-
Change in unrealized gain (loss) on investments	408,795	(188,156)	(43,021)	-	(25,084)	-	(1,153)	-
Reinvested capital gains	-	-	27,626	-	-	-	2,611	-

Net increase (decrease) in contract owners’ equity resulting from operations	481,337	(31,665)	(15,588)	-	(33,158)	-	2,742	-

Equity transactions:
Purchase payments received from contract owners (note 3)	3,501,498	1,493,254	720,391	-	622,485	-	447,426	-
Transfers between funds	11,132	(196,874)	179,329	-	(49,911)	-	167,547	-
Redemptions (note 3)	(185,360)	(132,569)	(33)	-	(533)	-	(34)	-
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	-	-	-	-	-	-	-	-
Contingent deferred sales charges (note 2)	(455)	(800)	-	-	-	-	-	-
Adjustments to maintain reserves	(166)	(63)	(11)	-	5	-	(2)	-

Net equity transactions	3,326,649	1,162,948	899,676	-	572,046	-	614,937	-

Net change in contract owners’ equity	3,807,986	1,131,283	884,088	-	538,888	-	617,679	-
Contract owners’ equity beginning of period	2,700,517	1,569,234	-	-	-	-	-	-

Contract owners’ equity end of period	$6,508,503	2,700,517	884,088	-	538,888	-	617,679	-

CHANGES IN UNITS:
Beginning units	252,548	147,631	-	-	-	-	-	-
Units purchased	489,878	229,386	155,483	-	539,079	-	104,303	-
Units redeemed	(200,897)	(124,469)	(68,954)	-	(483,676)	-	(43,845)	-

Ending units	541,529	252,548	86,529	-	55,403	-	60,458	-

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2014 and 2013

	GVAAA2		HIBF		GEM		NVCRA2
	2014	2013	2014	2013	2014	2013	2014	2013
Investment activity:
Net investment income (loss)	$(116,547)	2,845	98,290	-	(8,643)	-	27,902	17,783
Realized gain (loss) on investments	832,332	756,557	3,118	-	43,331	-	(25,422)	159,803
Change in unrealized gain (loss) on investments	(179,069)	1,373,775	(155,278)	-	(139,673)	-	(324,656)	193,914
Reinvested capital gains	33,844	3,562	-	-	-	-	237,486	92,189

Net increase (decrease) in contract owners’ equity resulting from operations	570,560	2,136,739	(53,870)	-	(104,985)	-	(84,690)	463,689

Equity transactions:
Purchase payments received from contract owners (note 3)	5,034,342	3,696,504	-	-	493,783	-	218,982	225,421
Transfers between funds	1,583,571	8,677,724	3,840,820	-	2,609,441	-	(411,950)	3,762,622
Redemptions (note 3)	(1,812,838)	(1,097,516)	(454,598)	-	(257,894)	-	(188,491)	(50,170)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	-	-	-	-	-	-	-	-
Contingent deferred sales charges (note 2)	(31,766)	(22,456)	(753)	-	(165)	-	(334)	(1,915)
Adjustments to maintain reserves	(109)	(71)	(44)	-	(82)	-	(49)	(40)

Net equity transactions	4,773,200	11,254,185	3,385,425	-	2,845,083	-	(381,842)	3,935,918

Net change in contract owners’ equity	5,343,760	13,390,924	3,331,555	-	2,740,098	-	(466,532)	4,399,607
Contract owners’ equity beginning of period	18,317,071	4,926,147	-	-	-	-	4,598,220	198,613

Contract owners’ equity end of period	$23,660,831	18,317,071	3,331,555	-	2,740,098	-	4,131,688	4,598,220

CHANGES IN UNITS:
Beginning units	1,422,066	463,618	-	-	-	-	317,750	17,631
Units purchased	962,673	1,556,647	469,355	-	450,194	-	364,170	874,594
Units redeemed	(605,906)	(598,199)	(131,347)	-	(165,735)	-	(404,098)	(574,475)

Ending units	1,778,833	1,422,066	338,008	-	284,459	-	277,822	317,750

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2014 and 2013

	NVCRB2		NVCCA2		NVCCN2		NVCMD2
	2014	2013	2014	2013	2014	2013	2014	2013
Investment activity:
Net investment income (loss)	$245,946	36,825	149,217	31,963	145,957	9,137	273,203	163,449
Realized gain (loss) on investments	318,494	103,929	301,152	142,754	9,425	159,717	383,707	789,283
Change in unrealized gain (loss) on investments	(635,235)	184,791	(508,666)	452,184	(442,504)	(101,140)	(1,233,844)	547,617
Reinvested capital gains	187,789	86,788	328,627	162,752	356,098	133,008	763,433	531,642

Net increase (decrease) in contract owners’ equity resulting from operations	116,994	412,333	270,330	789,653	68,976	200,722	186,499	2,031,991

Equity transactions:
Purchase payments received from contract owners (note 3)	6,087,505	4,150,596	6,713,739	4,037,718	8,169,567	880,424	10,404,746	3,958,858
Transfers between funds	8,124,675	1,126,906	123,596	467,997	3,986,853	(1,671,436)	(4,603,593)	16,695,550
Redemptions (note 3)	(759,525)	(346,137)	(414,186)	(309,147)	(1,528,930)	(1,828,724)	(2,669,983)	(1,360,011)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	-	-	-	-	-	-	-	-
Contingent deferred sales charges (note 2)	(4,935)	(43)	(815)	(41)	(1,268)	(1,878)	(2,255)	(11,292)
Adjustments to maintain reserves	(68)	(40)	(93)	(89)	(89)	(90)	(95)	(51)

Net equity transactions	13,447,652	4,931,282	6,422,241	4,196,438	10,626,133	(2,621,704)	3,128,820	19,283,054

Net change in contract owners’ equity	13,564,646	5,343,615	6,692,571	4,986,091	10,695,109	(2,420,982)	3,315,319	21,315,045
Contract owners’ equity beginning of period	7,851,324	2,507,709	7,534,357	2,548,266	5,058,961	7,479,943	24,832,669	3,517,624

Contract owners’ equity end of period	$21,415,970	7,851,324	14,226,928	7,534,357	15,754,070	5,058,961	28,147,988	24,832,669

CHANGES IN UNITS:
Beginning units	621,011	217,237	561,382	225,897	449,995	685,218	1,910,678	311,040
Units purchased	1,517,663	521,385	630,535	402,431	1,513,905	502,734	3,287,078	3,004,497
Units redeemed	(493,015)	(117,611)	(160,642)	(66,946)	(573,671)	(737,957)	(3,089,673)	(1,404,859)

Ending units	1,645,659	621,011	1,031,275	561,382	1,390,229	449,995	2,108,083	1,910,678

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2014 and 2013

	NVCMA2		NVCMC2		NVLCP2		TRF
	2014	2013	2014	2013	2014	2013	2014	2013
Investment activity:
Net investment income (loss)	$33,129	96,509	186,251	32,393	151,972	(16,557)	2,195	-
Realized gain (loss) on investments	(1,147,067)	583,547	122,949	165,771	55,067	(234,457)	31,996	-
Change in unrealized gain (loss) on investments	(432,486)	324,514	(560,639)	54,126	(84,231)	(4,088)	186,665	-
Reinvested capital gains	1,502,430	592,148	223,586	119,773	-	64,393	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(43,994)	1,596,718	(27,853)	372,063	122,808	(190,709)	220,856	-

Equity transactions:
Purchase payments received from contract owners (note 3)	521,567	1,300,921	2,216,773	467,348	1,176,331	454,908	384,063	-
Transfers between funds	(9,893,907)	11,828,365	7,794,293	3,171,827	8,774,811	(3,555,431)	2,816,298	-
Redemptions (note 3)	(1,948,838)	(726,458)	(540,820)	(317,635)	(812,313)	(528,488)	(211,865)	-
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	-	-	-	-	-	-	-	-
Contingent deferred sales charges (note 2)	(2,454)	-	(725)	(41)	(5,010)	(1,328)	(83)	-
Adjustments to maintain reserves	(69)	(62)	(91)	(48)	(72)	(45)	(770)	-

Net equity transactions	(11,323,701)	12,402,766	9,469,430	3,321,451	9,133,747	(3,630,384)	2,987,643	-

Net change in contract owners’ equity	(11,367,695)	13,999,484	9,441,577	3,693,514	9,256,555	(3,821,093)	3,208,499	-
Contract owners’ equity beginning of period	15,511,195	1,511,711	6,182,259	2,488,745	3,046,972	6,868,065	-	-

Contract owners’ equity end of period	$4,143,500	15,511,195	15,623,836	6,182,259	12,303,527	3,046,972	3,208,499	-

CHANGES IN UNITS:
Beginning units	1,121,366	133,371	508,881	222,877	291,655	635,977	-	-
Units purchased	1,398,846	1,970,878	1,817,783	635,781	1,999,207	533,458	373,009	-
Units redeemed	(2,229,662)	(982,883)	(1,064,212)	(349,777)	(1,147,568)	(877,780)	(79,058)	-

Ending units	290,550	1,121,366	1,262,452	508,881	1,143,294	291,655	293,951	-

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2014 and 2013

	GBF		CAF2		GVIDA		NVDBL2
	2014	2013	2014	2013	2014	2013	2014	2013
Investment activity:
Net investment income (loss)	$7,738	-	(3,963)	155	28,779	-	15,135	-
Realized gain (loss) on investments	157,206	-	21,753	2,038	30,277	-	2,026	-
Change in unrealized gain (loss) on investments	(61,919)	-	50,168	2,773	157,738	-	18,452	-
Reinvested capital gains	-	-	-	-	-	-	6,646	-

Net increase (decrease) in contract owners’ equity resulting from operations	103,025	-	67,958	4,966	216,794	-	42,259	-

Equity transactions:
Purchase payments received from contract owners (note 3)	675,727	-	521,785	28,645	202,958	-	214,057	-
Transfers between funds	7,037,240	-	612,184	53,574	6,277,242	-	1,821,179	-
Redemptions (note 3)	(1,205,992)	-	(16,160)	(353)	(193,721)	-	(33,004)	-
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	-	-	-	-	-	-	-	-
Contingent deferred sales charges (note 2)	(3,193)	-	-	-	(325)	-	-	-
Adjustments to maintain reserves	(121)	-	(49)	1	(39)	-	(48)	-

Net equity transactions	6,503,661	-	1,117,760	81,867	6,286,115	-	2,002,184	-

Net change in contract owners’ equity	6,606,686	-	1,185,718	86,833	6,502,909	-	2,044,443	-
Contract owners’ equity beginning of period	-	-	86,833	-	-	-	-	-

Contract owners’ equity end of period	$6,606,686	-	1,272,551	86,833	6,502,909	-	2,044,443	-

CHANGES IN UNITS:
Beginning units	-	-	7,357	-	-	-	-	-
Units purchased	2,169,173	-	132,365	15,319	711,946	-	207,788	-
Units redeemed	(1,517,863)	-	(41,123)	(7,962)	(83,096)	-	(8,381)	-

Ending units	651,310	-	98,599	7,357	628,850	-	199,407	-

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2014 and 2013

	NVDCA2		GVIDC		GVIDM		GVDMA
	2014	2013	2014	2013	2014	2013	2014	2013
Investment activity:
Net investment income (loss)	$39,146	-	60,569	-	111,058	-	40,158	-
Realized gain (loss) on investments	11,233	-	3,205	-	54,521	-	34,413	-
Change in unrealized gain (loss) on investments	2,827	-	(208,130)	-	410,820	-	140,076	-
Reinvested capital gains	23,054	-	314,709	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	76,260	-	170,353	-	576,399	-	214,647	-

Equity transactions:
Purchase payments received from contract owners (note 3)	1,128,781	-	1,805,261	-	1,157,952	-	523,825	-
Transfers between funds	3,057,306	-	10,533,817	-	18,376,557	-	7,528,829	-
Redemptions (note 3)	(9,263)	-	(2,573,775)	-	(1,801,707)	-	(836,647)	-
Annuity benefits	-	-	-	-	(3,365)	-	-	-
Contract maintenance charges (note 2)	-	-	-	-	-	-	-	-
Contingent deferred sales charges (note 2)	-	-	(1,859)	-	(4,375)	-	(501)	-
Adjustments to maintain reserves	(765)	-	(71)	-	4,204	-	(21)	-

Net equity transactions	4,176,059	-	9,763,373	-	17,729,266	-	7,215,485	-

Net change in contract owners’ equity	4,252,319	-	9,933,726	-	18,305,665	-	7,430,132	-
Contract owners’ equity beginning of period	-	-	-	-	-	-	-	-

Contract owners’ equity end of period	$4,252,319	-	9,933,726	-	18,305,665	-	7,430,132	-

CHANGES IN UNITS:
Beginning units	-	-	-	-	-	-	-	-
Units purchased	457,640	-	1,503,218	-	2,052,034	-	832,479	-
Units redeemed	(45,860)	-	(524,849)	-	(283,732)	-	(112,685)	-

Ending units	411,780	-	978,369	-	1,768,302	-	719,794	-

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2014 and 2013

	GVDMC		SAM		NVMIG6		GVDIV2
	2014	2013	2014	2013	2014	2013	2014	2013
Investment activity:
Net investment income (loss)	$49,653	-	(1,641)	(967)	23,632	(14,519)	22,013	-
Realized gain (loss) on investments	121,973	-	-	59	236,804	166,912	(45,664)	-
Change in unrealized gain (loss) on investments	(86,625)	-	-	-	(522,808)	215,241	(346,191)	-
Reinvested capital gains	180,447	-	-	-	154,938	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	265,448	-	(1,641)	(908)	(107,434)	367,634	(369,842)	-

Equity transactions:
Purchase payments received from contract owners (note 3)	462,202	-	99,481	475	942,531	479,037	455,369	-
Transfers between funds	9,744,925	-	99,532	(13,236)	(466,129)	1,075,348	3,871,006	-
Redemptions (note 3)	(786,787)	-	(159,705)	22	(518,780)	(531,363)	(301,479)	-
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	-	-	(50)	(48)	-	-	-	-
Contingent deferred sales charges (note 2)	(189)	-	-	-	(3,238)	(1,627)	(216)	-
Adjustments to maintain reserves	(2,954)	-	(4)	-	(107)	(53)	408	-

Net equity transactions	9,417,197	-	39,254	(12,787)	(45,723)	1,021,342	4,025,088	-

Net change in contract owners’ equity	9,682,645	-	37,613	(13,695)	(153,157)	1,388,976	3,655,246	-
Contract owners’ equity beginning of period	-	-	70,606	84,301	3,097,568	1,708,592	-	-

Contract owners’ equity end of period	$9,682,645	-	108,219	70,606	2,944,411	3,097,568	3,655,246	-

CHANGES IN UNITS:
Beginning units	-	-	7,408	8,730	224,855	146,827	-	-
Units purchased	1,405,359	-	20,965	-	308,480	247,591	502,290	-
Units redeemed	(460,683)	-	(16,869)	(1,322)	(308,812)	(169,563)	(96,351)	-

Ending units	944,676	-	11,504	7,408	224,523	224,855	405,939	-

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2014 and 2013

	NVMLG2		NVMLV2		NVMMG1		NVMMG2
	2014	2013	2014	2013	2014	2013	2014	2013
Investment activity:
Net investment income (loss)	$(45,960)	(13,361)	(19,895)	(2,230)	(3,728)	(4,224)	(48,824)	(37,735)
Realized gain (loss) on investments	361,430	71,590	403,747	186,676	22,861	52,458	(102,494)	320,648
Change in unrealized gain (loss) on investments	(279,296)	277,293	(409,053)	199,992	(48,855)	29,612	(406,857)	289,280
Reinvested capital gains	291,964	128,436	474,909	89,414	34,269	19,304	342,651	156,933

Net increase (decrease) in contract owners’ equity resulting from operations	328,138	463,958	449,708	473,852	4,547	97,150	(215,524)	729,126

Equity transactions:
Purchase payments received from contract owners (note 3)	1,601,368	351,027	1,552,918	783,427	-	-	1,049,979	575,128
Transfers between funds	544,785	471,142	1,249,985	462,709	(25,000)	(91,010)	1,216,864	(224,966)
Redemptions (note 3)	(374,632)	(98,809)	(174,952)	(80,445)	(21,985)	(18,483)	(153,921)	(242,357)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	-	-	-	-	-	-	-	-
Contingent deferred sales charges (note 2)	(1,860)	(200)	(676)	-	-	-	(843)	(510)
Adjustments to maintain reserves	41	(96)	(114)	(43)	(47)	(28)	(123)	(70)

Net equity transactions	1,769,702	723,064	2,627,161	1,165,648	(47,032)	(109,521)	2,111,956	107,225

Net change in contract owners’ equity	2,097,840	1,187,022	3,076,869	1,639,500	(42,485)	(12,371)	1,896,432	836,351
Contract owners’ equity beginning of period	2,403,821	1,216,799	2,590,277	950,777	299,534	311,905	2,538,327	1,701,976

Contract owners’ equity end of period	$4,501,661	2,403,821	5,667,146	2,590,277	257,049	299,534	4,434,759	2,538,327

CHANGES IN UNITS:
Beginning units	153,389	103,904	177,261	85,985	13,265	18,910	155,713	142,567
Units purchased	375,431	99,083	1,066,048	181,289	-	-	808,140	875,228
Units redeemed	(259,972)	(49,598)	(885,093)	(90,013)	(2,168)	(5,645)	(696,355)	(862,082)

Ending units	268,848	153,389	358,216	177,261	11,097	13,265	267,498	155,713

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2014 and 2013

	NVMMV2		SCGF		SCVF		SCF
	2014	2013	2014	2013	2014	2013	2014	2013
Investment activity:
Net investment income (loss)	$4,535	(9,134)	(20,140)	-	(20,936)	-	(25,050)	-
Realized gain (loss) on investments	247,312	724,313	(39,076)	-	(20,969)	-	(208,924)	-
Change in unrealized gain (loss) on investments	(624,135)	217,420	(37,250)	-	(26,791)	-	(94,816)	-
Reinvested capital gains	1,251,663	212,019	265,989	-	292,184	-	500,313	-

Net increase (decrease) in contract owners’ equity resulting from operations	879,375	1,144,618	169,523	-	223,488	-	171,523	-

Equity transactions:
Purchase payments received from contract owners (note 3)	1,272,682	1,084,807	181,613	-	369,840	-	342,063	-
Transfers between funds	2,064,590	1,881,668	2,188,420	-	4,611,480	-	2,965,010	-
Redemptions (note 3)	(498,778)	(458,566)	(74,566)	-	(235,486)	-	(124,500)	-
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	-	-	-	-	-	-	-	-
Contingent deferred sales charges (note 2)	(2,409)	(1,264)	(31)	-	(199)	-	(234)	-
Adjustments to maintain reserves	(66)	(127)	(274)	-	(87)	-	(111)	-

Net equity transactions	2,836,019	2,506,518	2,295,162	-	4,745,548	-	3,182,228	-

Net change in contract owners’ equity	3,715,394	3,651,136	2,464,685	-	4,969,036	-	3,353,751	-
Contract owners’ equity beginning of period	5,049,077	1,397,941	-	-	-	-	-	-

Contract owners’ equity end of period	$8,764,471	5,049,077	2,464,685	-	4,969,036	-	3,353,751	-

CHANGES IN UNITS:
Beginning units	314,354	117,223	-	-	-	-	-	-
Units purchased	1,206,132	1,339,624	299,921	-	578,492	-	515,404	-
Units redeemed	(1,044,807)	(1,142,493)	(76,249)	-	(116,376)	-	(194,834)	-

Ending units	475,679	314,354	223,672	-	462,116	-	320,570	-

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2014 and 2013

	MSBF		NVSTB2		NVRE2		NVMM2
	2014	2013	2014	2013	2014	2013	2014	2013
Investment activity:
Net investment income (loss)	$53,940	3,272	(20,459)	(7,041)	80,821	823	(3,087,139)	(3,164,691)
Realized gain (loss) on investments	34,227	(12,540)	1,961	(28,522)	(933,242)	(9,345)	-	-
Change in unrealized gain (loss) on investments	(93,446)	(4,918)	(44,286)	(27,046)	90,467	(3,957)	-	-
Reinvested capital gains	-	-	-	7,089	1,021,844	5,721	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(5,279)	(14,186)	(62,784)	(55,520)	259,890	(6,758)	(3,087,139)	(3,164,691)

Equity transactions:
Purchase payments received from contract owners (note 3)	800,394	109,026	2,232,066	1,704,302	576,961	103,533	98,669,021	130,073,784
Transfers between funds	2,491,666	357,422	1,756,691	(839,416)	3,708,460	49,501	13,537,632	(121,774,219)
Redemptions (note 3)	(88,261)	(11,391)	(579,633)	(668,469)	(196,736)	(635)	(51,647,961)	(53,031,977)
Annuity benefits	-	-	-	-	-	-	-	(158)
Contract maintenance charges (note 2)	-	-	-	-	-	-	-	-
Contingent deferred sales charges (note 2)	(9)	(39)	(784)	(1,313)	(257)	-	(194,940)	(258,332)
Adjustments to maintain reserves	(51)	(18)	(13)	(72)	(53)	4	(232)	(196)

Net equity transactions	3,203,739	455,000	3,408,327	195,032	4,088,375	152,403	60,363,520	(44,991,098)

Net change in contract owners’ equity	3,198,460	440,814	3,345,543	139,512	4,348,265	145,645	57,276,381	(48,155,789)
Contract owners’ equity beginning of period	440,814	-	6,714,747	6,575,235	145,645	-	148,787,115	196,942,904

Contract owners’ equity end of period	$3,639,274	440,814	10,060,290	6,714,747	4,493,910	145,645	206,063,496	148,787,115

CHANGES IN UNITS:
Beginning units	46,071	-	670,646	648,630	15,642	-	15,784,398	20,569,054
Units purchased	535,715	85,876	1,250,748	879,301	892,513	24,663	194,611,134	235,096,151
Units redeemed	(209,533)	(39,805)	(903,726)	(857,285)	(527,919)	(9,021)	(188,275,012)	(239,880,807)

Ending units	372,253	46,071	1,017,668	670,646	380,236	15,642	22,120,520	15,784,398

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2014 and 2013

	NVLM2		NVLCA2		NCPG2		NCPGI2
	2014	2013	2014	2013	2014	2013	2014	2013
Investment activity:
Net investment income (loss)	$6,151	2,191	(1,919)	(4,626)	8,762	80	15,162	-
Realized gain (loss) on investments	26,993	5,959	63,794	491	8,010	(6)	5,474	-
Change in unrealized gain (loss) on investments	(107,048)	195,827	(117,439)	67,783	(34,236)	(9)	(40,134)	-
Reinvested capital gains	64,444	14,561	55,367	1,789	10,163	52	16,459	-

Net increase (decrease) in contract owners’ equity resulting from operations	(9,460)	218,538	(197)	65,437	(7,301)	117	(3,039)	-

Equity transactions:
Purchase payments received from contract owners (note 3)	3,170,666	2,647,665	942,883	359,779	162,782	-	991,753	-
Transfers between funds	178,423	(22,201)	151,324	395,175	432,561	5,928	984	-
Redemptions (note 3)	(75,191)	(80,475)	(278,868)	(2,852)	(10,623)	-	(12,838)	-
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	-	-	-	-	-	-	-	-
Contingent deferred sales charges (note 2)	-	-	(14)	-	-	-	-	-
Adjustments to maintain reserves	(27)	(8)	(1)	-	(7)	1	(27)	-

Net equity transactions	3,273,871	2,544,981	815,324	752,102	584,713	5,929	979,872	-

Net change in contract owners’ equity	3,264,411	2,763,519	815,127	817,539	577,412	6,046	976,833	-
Contract owners’ equity beginning of period	2,763,519	-	817,539	-	6,046	-	-	-

Contract owners’ equity end of period	$6,027,930	2,763,519	1,632,666	817,539	583,458	6,046	976,833	-

CHANGES IN UNITS:
Beginning units	239,471	-	69,366	-	584	-	-	-
Units purchased	300,560	297,987	113,639	72,254	94,909	1,156	109,395	-
Units redeemed	(19,725)	(58,516)	(46,627)	(2,888)	(38,822)	(572)	(14,876)	-

Ending units	520,306	239,471	136,378	69,366	56,671	584	94,519	-

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2014 and 2013

	IDPG2		IDPGI2		NO7TB		NOVMH2
	2014	2013	2014	2013	2014	2013	2014	2013
Investment activity:
Net investment income (loss)	$3,519	68	2,958	170	(11,410)	-	(44,783)	(34,371)
Realized gain (loss) on investments	594	-	1	-	5,138	-	(24,159)	(11,343)
Change in unrealized gain (loss) on investments	(135)	19	(4,803)	(65)	(65,346)	-	293,134	62,312
Reinvested capital gains	417	6	425	37	3,121	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	4,395	93	(1,419)	142	(68,497)	-	224,192	16,598

Equity transactions:
Purchase payments received from contract owners (note 3)	396,243	-	321,392	-	910,174	-	1,437,087	1,348,143
Transfers between funds	115,843	4,777	(21)	11,793	1,060,124	-	(303,050)	(28,720)
Redemptions (note 3)	(7,763)	-	(7,525)	-	(15,966)	-	(175,283)	(98,858)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	-	-	-	-	-	-	-	-
Contingent deferred sales charges (note 2)	-	-	-	-	(7)	-	(4,386)	(3,057)
Adjustments to maintain reserves	(3)	3	10	(3)	(25)	-	(104)	10

Net equity transactions	504,320	4,780	313,856	11,790	1,954,300	-	954,264	1,217,518

Net change in contract owners’ equity	508,715	4,873	312,437	11,932	1,885,803	-	1,178,456	1,234,116
Contract owners’ equity beginning of period	4,873	-	11,932	-	-	-	2,486,015	1,251,899

Contract owners’ equity end of period	$513,588	4,873	324,369	11,932	1,885,803	-	3,664,471	2,486,015

CHANGES IN UNITS:
Beginning units	472	-	1,163	-	-	-	253,002	130,290
Units purchased	54,260	472	30,909	1,163	232,945	-	192,237	195,853
Units redeemed	(4,998)	-	(734)	-	(43,255)	-	(92,446)	(73,141)

Ending units	49,734	472	31,338	1,163	189,690	-	352,793	253,002

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2014 and 2013

	NOVPI2		NOTBBA		PMUBA		ALVBWB
	2014	2013	2014	2013	2014	2013	2014	2013
Investment activity:
Net investment income (loss)	$166,074	(72,985)	(117,294)	(46,089)	(6,738)	(15)	9,224	13,525
Realized gain (loss) on investments	191,652	544,953	79,406	(37,614)	17,897	(48)	44,505	40,951
Change in unrealized gain (loss) on investments	(754,582)	(151,428)	(37,233)	13,006	(8,977)	(43)	(150,421)	78,668
Reinvested capital gains	155,571	158,970	-	-	-	88	203,668	-

Net increase (decrease) in contract owners’ equity resulting from operations	(241,285)	479,510	(75,121)	(70,697)	2,182	(18)	106,976	133,144

Equity transactions:
Purchase payments received from contract owners (note 3)	4,533,227	5,974,699	7,751,882	10,126,395	2,162,806	45,899	113,620	85,854
Transfers between funds	(6,828,684)	(2,069,212)	(2,163,734)	786,314	2,147,745	229,708	977,914	(1,658,309)
Redemptions (note 3)	(1,167,506)	(16,587,294)	(492,804)	(188,705)	(820,913)	(123)	(567,910)	(100,895)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	-	-	-	-	-	-	-	-
Contingent deferred sales charges (note 2)	(5,280)	(1,944)	(192)	-	-	-	(3,687)	-
Adjustments to maintain reserves	(88)	5,279	(61)	(32)	(220)	(2)	(16)	(29)

Net equity transactions	(3,468,331)	(12,678,472)	5,095,091	10,723,972	3,489,418	275,482	519,921	(1,673,379)

Net change in contract owners’ equity	(3,709,616)	(12,198,962)	5,019,970	10,653,275	3,491,600	275,464	626,897	(1,540,235)
Contract owners’ equity beginning of period	14,102,480	26,301,442	10,653,275	-	275,464	-	1,257,501	2,797,736

Contract owners’ equity end of period	$10,392,864	14,102,480	15,673,245	10,653,275	3,767,064	275,464	1,884,398	1,257,501

CHANGES IN UNITS:
Beginning units	1,343,033	2,580,347	1,102,338	-	27,734	-	107,843	277,177
Units purchased	896,380	1,725,269	1,309,117	1,256,858	706,408	30,618	143,133	85,162
Units redeemed	(1,222,492)	(2,962,583)	(783,616)	(154,520)	(359,567)	(2,884)	(97,824)	(254,496)

Ending units	1,016,921	1,343,033	1,627,839	1,102,338	374,575	27,734	153,152	107,843

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2014 and 2013

	ACVIG3		ACVIP2		ACVU3		ACVV3
	2014	2013	2014	2013	2014	2013	2014	2013
Investment activity:
Net investment income (loss)	$45,440	43,715	(9,469)	7,536	(7,330)	(2,875)	9,181	26,117
Realized gain (loss) on investments	841,918	613,441	(542,169)	(497,607)	71,368	31,386	1,046,082	503,743
Change in unrealized gain (loss) on investments	(204,704)	708,558	392,255	(696,245)	14,900	85,382	45,058	1,412,957
Reinvested capital gains	-	-	163,231	312,601	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	682,654	1,365,714	3,848	(873,715)	78,938	113,893	1,100,321	1,942,817

Equity transactions:
Purchase payments received from contract owners (note 3)	2,365,737	559,681	5,267,402	2,919,623	12,456	22,849	1,244,170	1,346,694
Transfers between funds	5,001,792	338,380	(593,943)	(4,163,395)	695,165	5,228	5,407,868	2,685,913
Redemptions (note 3)	(720,898)	(723,833)	(801,371)	(984,698)	(157,093)	(63,803)	(1,361,989)	(1,633,516)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	-	-	-	-	-	-	-	-
Contingent deferred sales charges (note 2)	(1,742)	(1,689)	(1,271)	(1,348)	(2)	(16)	(1,385)	(2,878)
Adjustments to maintain reserves	(141)	(98)	(148)	(77)	(15)	(7)	(109)	(137)

Net equity transactions	6,644,748	172,441	3,870,669	(2,229,895)	550,511	(35,749)	5,288,555	2,396,076

Net change in contract owners’ equity	7,327,402	1,538,155	3,874,517	(3,103,610)	629,449	78,144	6,388,876	4,338,893
Contract owners’ equity beginning of period	5,487,546	3,949,391	6,514,580	9,618,190	414,407	336,263	10,132,795	5,793,902

Contract owners’ equity end of period	$12,814,948	5,487,546	10,389,097	6,514,580	1,043,856	414,407	16,521,671	10,132,795

CHANGES IN UNITS:
Beginning units	310,052	296,635	642,753	854,035	25,186	27,728	525,812	392,383
Units purchased	540,248	189,614	1,011,275	607,011	44,094	5,973	442,319	344,358
Units redeemed	(189,969)	(176,197)	(643,953)	(818,293)	(11,481)	(8,515)	(201,072)	(210,929)

Ending units	660,331	310,052	1,010,075	642,753	57,799	25,186	767,059	525,812

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2014 and 2013

	DVMCSS		FQB		FAM2		FC2R
	2014	2013	2014	2013	2014	2013	2014	2013
Investment activity:
Net investment income (loss)	$(4,558)	-	127	148	(2,746)	3,986	(57,097)	(41,087)
Realized gain (loss) on investments	1,719	-	2	3	194,617	42,549	928,318	919,872
Change in unrealized gain (loss) on investments	9,226	-	(3)	(164)	(212,121)	151,416	(222,618)	1,153,511
Reinvested capital gains	-	-	-	-	89,523	4,370	166,733	2,333

Net increase (decrease) in contract owners’ equity resulting from operations	6,387	-	126	(13)	69,273	202,321	815,336	2,034,629

Equity transactions:
Purchase payments received from contract owners (note 3)	871,778	-	-	-	2,490	210,310	14,606	30,167
Transfers between funds	303,876	-	-	-	390,824	191,482	110,196	789,388
Redemptions (note 3)	(17,905)	-	-	-	(530,064)	(62,027)	(1,283,797)	(1,262,412)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	-	-	(8)	(9)	-	-	-	-
Contingent deferred sales charges (note 2)	(632)	-	-	-	-	-	(166)	(823)
Adjustments to maintain reserves	(37)	-	7	(10)	(68)	(24)	(1)	(57)

Net equity transactions	1,157,080	-	(1)	(19)	(136,818)	339,741	(1,159,162)	(443,737)

Net change in contract owners’ equity	1,163,467	-	125	(32)	(67,545)	542,062	(343,826)	1,590,892
Contract owners’ equity beginning of period	-	-	5,116	5,148	1,912,478	1,370,416	8,675,282	7,084,390

Contract owners’ equity end of period	$1,163,467	-	5,241	5,116	1,844,933	1,912,478	8,331,456	8,675,282

CHANGES IN UNITS:
Beginning units	-	-	301	302	167,158	135,649	386,322	408,007
Units purchased	115,751	-	-	-	151,413	90,831	38,944	101,073
Units redeemed	(8,731)	-	-	(1)	(163,446)	(59,322)	(88,589)	(122,758)

Ending units	107,020	-	301	301	155,125	167,158	336,677	386,322

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2014 and 2013

	FEI2R		FG2R		FHI2R		FTVIS2
	2014	2013	2014	2013	2014	2013	2014	2013
Investment activity:
Net investment income (loss)	$191,451	113,887	(209,231)	(89,552)	112,738	125,609	365,580	(3,386)
Realized gain (loss) on investments	470,193	315,073	3,302,279	874,747	(945,559)	(41,253)	1,591	(12,698)
Change in unrealized gain (loss) on investments	(42,482)	570,118	(1,642,415)	1,630,072	(197,163)	(53,011)	(553,292)	126,345
Reinvested capital gains	185,750	630,416	-	10,496	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	804,912	1,629,494	1,450,633	2,425,763	(1,029,984)	31,345	(186,121)	110,261

Equity transactions:
Purchase payments received from contract owners (note 3)	2,065,019	1,837,495	3,133,258	2,119,232	1,089,246	770,803	4,337,042	503,300
Transfers between funds	1,665,799	2,825,961	18,589,007	8,262,068	1,499,085	304,105	7,078,377	2,098,784
Redemptions (note 3)	(1,173,108)	(824,485)	(2,110,096)	(953,368)	(1,108,844)	(480,531)	(792,775)	(95,438)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	-	-	-	-	-	-	-	-
Contingent deferred sales charges (note 2)	(2,455)	(3,535)	(8,906)	(3,257)	(2,461)	(209)	(1,046)	(41)
Adjustments to maintain reserves	(382)	(163)	566	(103)	(117)	(44)	(132)	(5)

Net equity transactions	2,554,873	3,835,273	19,603,829	9,424,572	1,476,909	594,124	10,621,466	2,506,600

Net change in contract owners’ equity	3,359,785	5,464,767	21,054,462	11,850,335	446,925	625,469	10,435,345	2,616,861
Contract owners’ equity beginning of period	10,469,708	5,004,941	17,083,564	5,233,229	3,211,341	2,585,872	2,616,861	-

Contract owners’ equity end of period	$13,829,493	10,469,708	38,138,026	17,083,564	3,658,266	3,211,341	13,052,206	2,616,861

CHANGES IN UNITS:
Beginning units	635,670	380,812	1,062,979	434,393	290,706	243,175	248,403	-
Units purchased	348,858	392,027	2,402,132	980,222	2,548,689	588,409	2,136,470	271,539
Units redeemed	(199,269)	(137,169)	(1,301,403)	(351,636)	(2,505,921)	(540,878)	(1,183,949)	(23,136)

Ending units	785,259	635,670	2,163,708	1,062,979	333,474	290,706	1,200,924	248,403

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2014 and 2013

	FTVMD2		FTVFA2		SBVI		LPWHY2
	2014	2013	2014	2013	2014	2013	2014	2013
Investment activity:
Net investment income (loss)	$31,714	(2,823)	82,614	377,871	8,644	5,828	(13,762)	697,964
Realized gain (loss) on investments	124,329	17,533	(403,689)	165,806	34,662	2,168	268,939	8,582
Change in unrealized gain (loss) on investments	(417,118)	249,261	353,639	(283,909)	251	437,256	156,563	(345,365)
Reinvested capital gains	253,853	44,056	4,807	640,381	148,678	95,478	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(7,222)	308,027	37,371	900,149	192,235	540,730	411,740	361,181

Equity transactions:
Purchase payments received from contract owners (note 3)	1,427,587	741,235	1,175,763	238,258	-	21,719	1,121,957	453,897
Transfers between funds	(1,653,734)	3,423,209	(886,044)	2,224,988	(99,530)	12,685	(13,087,872)	14,285,308
Redemptions (note 3)	(236,377)	(10,654)	(377,435)	(458,645)	(213,621)	(359,975)	(841,815)	(862,108)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	-	-	-	-	(1,082)	(1,207)	-	-
Contingent deferred sales charges (note 2)	(3)	-	(282)	(22)	-	-	(4,801)	(745)
Adjustments to maintain reserves	(114)	(15)	(37)	(103)	(11)	-	(92)	2

Net equity transactions	(462,641)	4,153,775	(88,035)	2,004,476	(314,244)	(326,778)	(12,812,623)	13,876,354

Net change in contract owners’ equity	(469,863)	4,461,802	(50,664)	2,904,625	(122,009)	213,952	(12,400,883)	14,237,535
Contract owners’ equity beginning of period	4,461,802	-	6,273,995	3,369,370	2,138,524	1,924,572	14,237,535	-

Contract owners’ equity end of period	$3,991,939	4,461,802	6,223,331	6,273,995	2,016,515	2,138,524	1,836,652	14,237,535

CHANGES IN UNITS:
Beginning units	390,390	-	444,351	288,602	167,040	196,403	1,421,771	-
Units purchased	439,180	541,346	192,874	856,000	-	3,343	906,125	1,654,680
Units redeemed	(493,448)	(150,956)	(202,074)	(700,251)	(24,182)	(32,706)	(2,138,307)	(232,909)

Ending units	336,122	390,390	435,151	444,351	142,858	167,040	189,589	1,421,771

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2014 and 2013

	OVGSS		PMVAAD		PMVFAD		PMVLAD
	2014	2013	2014	2013	2014	2013	2014	2013
Investment activity:
Net investment income (loss)	$(13,454)	(5,448)	410,310	334,314	13,958	9,375	(74,046)	(32,725)
Realized gain (loss) on investments	44,628	111,215	(166,337)	92,788	43,927	(226,040)	121,515	(195,558)
Change in unrealized gain (loss) on investments	(91,191)	36,792	(363,895)	(686,985)	(72,094)	(26,223)	(160,449)	10,925
Reinvested capital gains	89,626	-	-	-	5,941	19,818	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	29,609	142,559	(119,922)	(259,883)	(8,268)	(223,070)	(112,980)	(217,358)

Equity transactions:
Purchase payments received from contract owners (note 3)	1,050,585	89,033	1,639,712	2,123,855	1,248,542	425,270	2,871,849	2,665,491
Transfers between funds	536,231	1,186,949	(64,843)	(2,033,832)	(822,457)	(213,915)	(1,891,554)	(519,542)
Redemptions (note 3)	(221,044)	(37,307)	(1,419,298)	(883,219)	(272,268)	(438,066)	(1,089,993)	(2,030,981)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	-	-	-	-	-	-	-	-
Contingent deferred sales charges (note 2)	(2,489)	(20)	(2,780)	(1,412)	(443)	(607)	(3,662)	(18,415)
Adjustments to maintain reserves	(45)	(31)	(131)	(107)	(111)	(67)	(450)	234

Net equity transactions	1,363,238	1,238,624	152,660	(794,715)	153,263	(227,385)	(113,810)	96,787

Net change in contract owners’ equity	1,392,847	1,381,183	32,738	(1,054,598)	144,995	(450,455)	(226,790)	(120,571)
Contract owners’ equity beginning of period	1,381,183	-	10,955,429	12,010,027	1,916,166	2,366,621	14,080,239	14,200,810

Contract owners’ equity end of period	$2,774,030	1,381,183	10,988,167	10,955,429	2,061,161	1,916,166	13,853,449	14,080,239

CHANGES IN UNITS:
Beginning units	120,749	-	1,033,371	1,116,827	172,093	194,743	1,403,301	1,391,273
Units purchased	336,996	322,806	781,571	831,987	337,810	311,074	1,580,125	2,067,556
Units redeemed	(216,520)	(202,057)	(766,318)	(915,443)	(321,250)	(333,724)	(1,589,853)	(2,055,528)

Ending units	241,225	120,749	1,048,624	1,033,371	188,653	172,093	1,393,573	1,403,301

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2014 and 2013

	PMVTRD		PMVRSD		PMVEBD		PMVGBD
	2014	2013	2014	2013	2014	2013	2014	2013
Investment activity:
Net investment income (loss)	$85,877	126,797	(25,837)	3,732	175,964	294,897	52,720	(25,359)
Realized gain (loss) on investments	(298,564)	(880,064)	(51,380)	(494,757)	(204,900)	(322,048)	(399,439)	(254,881)
Change in unrealized gain (loss) on investments	673,085	(530,567)	(418,254)	129,124	(69,312)	(915,097)	119,314	(270,908)
Reinvested capital gains	-	174,967	-	-	83,395	31,574	203,308	36,913

Net increase (decrease) in contract owners’ equity resulting from operations	460,398	(1,108,867)	(495,471)	(361,901)	(14,853)	(910,674)	(24,097)	(514,235)

Equity transactions:
Purchase payments received from contract owners (note 3)	2,290,588	5,203,513	792,213	720,589	681,570	835,510	3,081,156	2,123,514
Transfers between funds	(5,487,733)	(9,732,855)	(254,892)	(499,424)	258,073	(9,723,477)	(747,316)	(708,479)
Redemptions (note 3)	(2,132,764)	(7,064,557)	(226,297)	(352,916)	(631,561)	(605,883)	(768,440)	(787,339)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	-	-	-	-	-	-	-	-
Contingent deferred sales charges (note 2)	(8,897)	(6,285)	(3,508)	(3,838)	(6,066)	(1,699)	(1,318)	(747)
Adjustments to maintain reserves	(1,182)	1,755	(82)	(58)	(332)	1,245	(438)	43

Net equity transactions	(5,339,988)	(11,598,429)	307,434	(135,647)	301,684	(9,494,304)	1,563,644	626,992

Net change in contract owners’ equity	(4,879,590)	(12,707,296)	(188,037)	(497,548)	286,831	(10,404,978)	1,539,547	112,757
Contract owners’ equity beginning of period	19,950,741	32,658,037	1,798,964	2,296,512	3,895,080	14,300,058	5,237,413	5,124,656

Contract owners’ equity end of period	$15,071,151	19,950,741	1,610,927	1,798,964	4,181,911	3,895,080	6,776,960	5,237,413

CHANGES IN UNITS:
Beginning units	1,920,626	3,032,974	185,582	198,165	330,217	1,109,109	479,981	421,386
Units purchased	2,152,568	3,354,355	196,616	223,793	612,893	616,192	638,424	381,783
Units redeemed	(2,658,411)	(4,466,703)	(175,058)	(236,376)	(587,980)	(1,395,084)	(499,922)	(323,188)

Ending units	1,414,783	1,920,626	207,140	185,582	355,130	330,217	618,483	479,981

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2014 and 2013

	PMVHYD		PIVEM2		PIHYB2		PROUSN
	2014	2013	2014	2013	2014	2013	2014	2013
Investment activity:
Net investment income (loss)	$1,213,484	1,654,054	(9,428)	(6,522)	22,522	56,158	(14,871)	(17,016)
Realized gain (loss) on investments	(32,239)	820,865	(23,129)	(53,079)	(4,923)	(65,307)	(558,465)	(851,996)
Change in unrealized gain (loss) on investments	(539,192)	(1,000,671)	(91,466)	(23,262)	(52,996)	25,519	14,426	(1,110)
Reinvested capital gains	-	-	4,294	-	29,779	124,389	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	642,053	1,474,248	(119,729)	(82,863)	(5,618)	140,759	(558,910)	(870,122)

Equity transactions:
Purchase payments received from contract owners (note 3)	2,151,744	2,242,574	4,604	2,065	24	5	33,740	68,394
Transfers between funds	(24,604,376)	(9,850,235)	(668,810)	7,247	(151,693)	(1,504,823)	805,976	316,312
Redemptions (note 3)	(4,117,868)	(8,101,377)	(17,314)	(145,696)	(30,719)	(167,868)	(164,344)	(83,183)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	-	-	-	-	-	-	-	-
Contingent deferred sales charges (note 2)	(17,860)	(17,555)	(16)	(179)	(94)	(966)	(8,555)	(4,272)
Adjustments to maintain reserves	3,594	1,884	(30)	(74)	(32)	(301)	(27)	(21)

Net equity transactions	(26,584,766)	(15,724,709)	(681,566)	(136,637)	(182,514)	(1,673,953)	666,790	297,230

Net change in contract owners’ equity	(25,942,713)	(14,250,461)	(801,295)	(219,500)	(188,132)	(1,533,194)	107,880	(572,892)
Contract owners’ equity beginning of period	40,136,238	54,386,699	1,396,179	1,615,679	807,700	2,340,894	427,662	1,000,554

Contract owners’ equity end of period	$14,193,525	40,136,238	594,884	1,396,179	619,568	807,700	535,542	427,662

CHANGES IN UNITS:
Beginning units	3,173,122	4,473,575	156,684	173,846	59,331	193,894	238,140	280,253
Units purchased	5,171,781	6,699,889	361,346	634,720	637	5	32,601,531	23,561,916
Units redeemed	(7,239,774)	(8,000,342)	(440,899)	(651,882)	(14,041)	(134,568)	(32,366,482)	(23,604,029)

Ending units	1,105,129	3,173,122	77,131	156,684	45,927	59,331	473,189	238,140

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2014 and 2013

	PROAHY		PROA30		PROBNK		PROBM
	2014	2013	2014	2013	2014	2013	2014	2013
Investment activity:
Net investment income (loss)	$2,518,932	784,463	(35,326)	(20,559)	(24,535)	(24,994)	(28,963)	(14,000)
Realized gain (loss) on investments	(2,369,880)	(7,493)	5,528	53,721	37,551	232,867	332,673	232,971
Change in unrealized gain (loss) on investments	(1,477,742)	2,062,411	(81,248)	27,258	(41,554)	37,916	(229,635)	82,649
Reinvested capital gains	1,094,952	1,802,745	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(233,738)	4,642,126	(111,046)	60,420	(28,538)	245,789	74,075	301,620

Equity transactions:
Purchase payments received from contract owners (note 3)	2,124,063	3,442,275	329,636	317,821	231,686	360,267	2,024,165	733,611
Transfers between funds	(77,620,796)	27,123,541	(1,515,523)	(89,778)	(523,737)	(159,884)	(2,248,769)	(127,012)
Redemptions (note 3)	(7,996,643)	(6,335,075)	(41,611)	(85,832)	(122,576)	(327,365)	(433,160)	(97,870)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	-	-	-	-	-	-	-	-
Contingent deferred sales charges (note 2)	(57,998)	(29,641)	(86)	(410)	(1,265)	(1,887)	(2,298)	(181)
Adjustments to maintain reserves	(92)	(74)	(63)	(43)	(49)	(65)	(77)	1

Net equity transactions	(83,551,466)	24,201,026	(1,227,647)	141,758	(415,941)	(128,934)	(660,139)	508,549

Net change in contract owners’ equity	(83,785,204)	28,843,152	(1,338,693)	202,178	(444,479)	116,855	(586,064)	810,169
Contract owners’ equity beginning of period	91,050,949	62,207,797	2,720,895	2,518,717	1,633,420	1,516,565	2,519,862	1,709,693

Contract owners’ equity end of period	$7,265,745	91,050,949	1,382,202	2,720,895	1,188,941	1,633,420	1,933,798	2,519,862

CHANGES IN UNITS:
Beginning units	6,759,648	5,021,067	264,312	276,877	126,901	155,165	262,357	208,000
Units purchased	9,161,420	15,204,092	2,471,023	3,403,978	534,493	1,294,281	1,730,344	1,168,115
Units redeemed	(15,385,024)	(13,465,511)	(2,596,185)	(3,416,543)	(575,977)	(1,322,545)	(1,790,175)	(1,113,758)

Ending units	536,044	6,759,648	139,150	264,312	85,417	126,901	202,526	262,357

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2014 and 2013

	PROBR		PROBIO		PROBL		PROCG
	2014	2013	2014	2013	2014	2013	2014	2013
Investment activity:
Net investment income (loss)	$(26,355)	(40,045)	(130,136)	(72,268)	(233,469)	(141,879)	(27,976)	(10,281)
Realized gain (loss) on investments	(657,661)	(934,894)	1,312,915	1,619,902	923,278	2,236,482	264,478	234,226
Change in unrealized gain (loss) on investments	(18,823)	(41,502)	(122,579)	640,287	(182,080)	(144,610)	348,126	64,045
Reinvested capital gains	-	-	419,243	-	651,704	88,396	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(702,839)	(1,016,441)	1,479,443	2,187,921	1,159,433	2,038,389	584,628	287,990

Equity transactions:
Purchase payments received from contract owners (note 3)	48,037	999,695	2,118,220	1,252,901	1,316,257	1,165,839	775,864	1,046,563
Transfers between funds	637,407	937,426	2,344,662	(1,970,729)	29,708,907	(7,364,556)	6,984,808	(598,315)
Redemptions (note 3)	(42,226)	(350,469)	(680,653)	(525,860)	(3,063,589)	(1,677,684)	(558,389)	(72,162)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	-	-	-	-	-	-	-	-
Contingent deferred sales charges (note 2)	(505)	(458)	(4,774)	(4,063)	(26,347)	(16,017)	(2,363)	(24)
Adjustments to maintain reserves	(43)	(40)	(129)	(116)	(4)	(136)	(69)	(42)

Net equity transactions	642,670	1,586,154	3,777,326	(1,247,867)	27,935,224	(7,892,554)	7,199,851	376,020

Net change in contract owners’ equity	(60,169)	569,713	5,256,769	940,054	29,094,657	(5,854,165)	7,784,479	664,010
Contract owners’ equity beginning of period	1,562,595	992,882	7,081,443	6,141,389	10,433,701	16,287,866	1,401,184	737,174

Contract owners’ equity end of period	$1,502,426	1,562,595	12,338,212	7,081,443	39,528,358	10,433,701	9,185,663	1,401,184

CHANGES IN UNITS:
Beginning units	327,711	149,740	330,278	473,197	711,453	1,418,158	102,777	68,405
Units purchased	4,750,744	11,844,790	932,200	1,167,210	26,144,314	19,786,491	971,669	398,085
Units redeemed	(4,703,356)	(11,666,819)	(812,943)	(1,310,129)	(24,413,167)	(20,493,196)	(454,393)	(363,713)

Ending units	375,099	327,711	449,535	330,278	2,442,600	711,453	620,053	102,777

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2014 and 2013

	PROCS		PROEM		PROE30		PROFIN
	2014	2013	2014	2013	2014	2013	2014	2013
Investment activity:
Net investment income (loss)	$(46,841)	(31,650)	(101,360)	(41,266)	(15,167)	(19,432)	(45,691)	(18,198)
Realized gain (loss) on investments	89,858	326,680	(43,477)	(82,581)	(53,353)	315,069	453,662	127,715
Change in unrealized gain (loss) on investments	70,595	280,122	(35,336)	(184,909)	(380,672)	94,799	(30,064)	107,653
Reinvested capital gains	1,631	4,356	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	115,243	579,508	(180,173)	(308,756)	(449,192)	390,436	377,907	217,170

Equity transactions:
Purchase payments received from contract owners (note 3)	783,241	914,024	1,381,635	591,053	1,055,000	264,512	814,796	856,199
Transfers between funds	4,629,582	2,616,546	(828,211)	(1,582,728)	(1,230,404)	1,486,281	805,040	297,696
Redemptions (note 3)	(226,701)	(88,677)	(965,545)	(396,252)	(269,292)	(94,430)	(291,893)	(246,079)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	-	-	-	-	-	-	-	-
Contingent deferred sales charges (note 2)	(411)	(238)	(547)	(2,967)	(1,345)	(348)	(2,955)	-
Adjustments to maintain reserves	(104)	(73)	(95)	(102)	(92)	(54)	(30)	(35)

Net equity transactions	5,185,607	3,441,582	(412,763)	(1,390,996)	(446,133)	1,655,961	1,324,958	907,781

Net change in contract owners’ equity	5,300,850	4,021,090	(592,936)	(1,699,752)	(895,325)	2,046,397	1,702,865	1,124,951
Contract owners’ equity beginning of period	5,108,147	1,087,057	3,580,510	5,280,262	4,079,277	2,032,880	1,777,733	652,782

Contract owners’ equity end of period	$10,408,997	5,108,147	2,987,574	3,580,510	3,183,952	4,079,277	3,480,598	1,777,733

CHANGES IN UNITS:
Beginning units	320,513	94,015	425,737	576,322	314,135	185,175	135,152	64,514
Units purchased	904,394	856,172	4,919,139	4,204,286	1,239,031	1,156,497	955,714	1,018,139
Units redeemed	(636,493)	(629,674)	(4,971,304)	(4,354,871)	(1,281,924)	(1,027,537)	(853,049)	(947,501)

Ending units	588,414	320,513	373,572	425,737	271,242	314,135	237,817	135,152

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2014 and 2013

	PROHC		PROIND		PROINT		PRONET
	2014	2013	2014	2013	2014	2013	2014	2013
Investment activity:
Net investment income (loss)	$(127,503)	(45,468)	(50,813)	(38,176)	(53,573)	(50,275)	(43,788)	(24,637)
Realized gain (loss) on investments	1,194,029	698,137	501,933	531,348	(392,718)	178,589	(73,865)	323,272
Change in unrealized gain (loss) on investments	518,321	233,035	(487,390)	582,633	(239,829)	37,134	(159,051)	211,946
Reinvested capital gains	-	-	-	-	363,217	199,907	155,349	88,106

Net increase (decrease) in contract owners’ equity resulting from operations	1,584,847	885,704	(36,270)	1,075,805	(322,903)	365,355	(121,355)	598,687

Equity transactions:
Purchase payments received from contract owners (note 3)	2,565,944	1,280,396	622,207	1,379,377	286,308	390,965	1,155,258	389,139
Transfers between funds	4,368,007	3,180,732	(3,987,941)	2,885,861	(2,149,453)	1,054,856	(2,040,416)	1,893,411
Redemptions (note 3)	(1,215,396)	(386,210)	(261,289)	(88,548)	(271,974)	(459,010)	(307,614)	(130,639)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	-	-	-	-	-	-	-	-
Contingent deferred sales charges (note 2)	(24,319)	(653)	(887)	(469)	(2)	(3,628)	(1,170)	(102)
Adjustments to maintain reserves	(106)	(119)	(51)	(74)	(47)	(79)	(44)	(96)

Net equity transactions	5,694,130	4,074,146	(3,627,961)	4,176,147	(2,135,168)	983,104	(1,193,986)	2,151,713

Net change in contract owners’ equity	7,278,977	4,959,850	(3,664,231)	5,251,952	(2,458,071)	1,348,459	(1,315,341)	2,750,400
Contract owners’ equity beginning of period	6,211,685	1,251,835	7,200,812	1,948,860	4,695,778	3,347,319	3,265,348	514,948

Contract owners’ equity end of period	$13,490,662	6,211,685	3,536,581	7,200,812	2,237,707	4,695,778	1,950,007	3,265,348

CHANGES IN UNITS:
Beginning units	407,435	113,070	532,485	196,512	383,339	320,958	219,621	51,684
Units purchased	1,465,722	1,705,053	433,244	1,251,397	719,213	987,627	512,236	773,821
Units redeemed	(1,145,214)	(1,410,688)	(714,590)	(915,424)	(901,954)	(925,246)	(600,409)	(605,884)

Ending units	727,943	407,435	251,139	532,485	200,598	383,339	131,448	219,621

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2014 and 2013

	PROJP		PRON		PROOG		PROPHR
	2014	2013	2014	2013	2014	2013	2014	2013
Investment activity:
Net investment income (loss)	$(41,305)	(65,864)	(119,662)	(61,552)	(68,696)	(37,552)	(33,926)	8,911
Realized gain (loss) on investments	(1,418,320)	976,884	1,125,351	1,150,517	(95,127)	332,046	402,601	143,087
Change in unrealized gain (loss) on investments	(76,489)	114,740	(269,598)	187,545	(1,306,723)	273,605	10,202	100,994
Reinvested capital gains	1,231,498	-	350,423	-	477,309	146,333	126,265	97,347

Net increase (decrease) in contract owners’ equity resulting from operations	(304,616)	1,025,760	1,086,514	1,276,510	(993,237)	714,432	505,142	350,339

Equity transactions:
Purchase payments received from contract owners (note 3)	61,195	643,070	1,045,909	668,634	1,931,336	526,833	696,420	440,389
Transfers between funds	(1,671,586)	1,109,289	7,013,128	4,254,644	6,073,555	(477,228)	329,208	1,462,502
Redemptions (note 3)	(181,930)	(262,767)	(1,778,433)	(575,102)	(359,087)	(269,327)	(399,304)	(189,938)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	-	-	-	-	-	-	-	-
Contingent deferred sales charges (note 2)	(1,431)	(2,265)	(10,233)	(1,815)	(3,218)	(911)	(5,117)	(642)
Adjustments to maintain reserves	(98)	(69)	(200)	(55)	(92)	(97)	(172)	(30)

Net equity transactions	(1,793,850)	1,487,258	6,270,171	4,346,306	7,642,494	(220,730)	621,035	1,712,281

Net change in contract owners’ equity	(2,098,466)	2,513,018	7,356,685	5,622,816	6,649,257	493,702	1,126,177	2,062,620
Contract owners’ equity beginning of period	3,830,548	1,317,530	10,386,060	4,763,244	4,009,939	3,516,237	3,148,383	1,085,763

Contract owners’ equity end of period	$1,732,082	3,830,548	17,742,745	10,386,060	10,659,196	4,009,939	4,274,560	3,148,383

CHANGES IN UNITS:
Beginning units	303,478	152,930	634,252	385,195	290,843	311,471	212,949	94,784
Units purchased	1,075,734	3,347,901	8,168,604	8,318,824	1,324,750	688,967	949,218	585,820
Units redeemed	(1,244,470)	(3,197,353)	(7,861,974)	(8,069,767)	(729,164)	(709,595)	(915,857)	(467,655)

Ending units	134,742	303,478	940,882	634,252	886,429	290,843	246,310	212,949

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2014 and 2013

	PROPM		PRORE		PRORRO		PROSCN
	2014	2013	2014	2013	2014	2013	2014	2013
Investment activity:
Net investment income (loss)	$(39,542)	(38,472)	13,688	(13,660)	(22,791)	(32,416)	(29,098)	(2,759)
Realized gain (loss) on investments	(636,649)	(1,401,346)	511,256	(19,451)	(533,386)	225,740	416,811	92,588
Change in unrealized gain (loss) on investments	34,481	283,161	299,842	(12,755)	(42,452)	26,570	216,213	15,235
Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(641,710)	(1,156,657)	824,786	(45,866)	(598,629)	219,894	603,926	105,064

Equity transactions:
Purchase payments received from contract owners (note 3)	293,380	701,190	1,281,840	1,089,830	29,935	297,959	1,175,866	35,757
Transfers between funds	329,492	316,085	3,012,943	(2,127,909)	(996,406)	1,462,141	3,670,481	69,850
Redemptions (note 3)	(230,297)	(524,934)	(457,898)	(233,778)	(134,017)	(527,238)	(358,014)	(23,830)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	-	-	-	-	-	-	-	-
Contingent deferred sales charges (note 2)	(5,377)	(285)	(6,206)	(85)	(2,406)	(1,277)	(1,796)	(226)
Adjustments to maintain reserves	(94)	(47)	(97)	(95)	(40)	(76)	(69)	(26)

Net equity transactions	387,104	492,009	3,830,582	(1,272,037)	(1,102,934)	1,231,509	4,486,468	81,525

Net change in contract owners’ equity	(254,606)	(664,648)	4,655,368	(1,317,903)	(1,701,563)	1,451,403	5,090,394	186,589
Contract owners’ equity beginning of period	2,198,155	2,862,803	1,968,101	3,286,004	2,315,767	864,364	297,110	110,521

Contract owners’ equity end of period	$1,943,549	2,198,155	6,623,469	1,968,101	614,204	2,315,767	5,387,504	297,110

CHANGES IN UNITS:
Beginning units	516,611	410,943	186,742	307,573	406,251	174,521	27,132	13,309
Units purchased	3,220,047	6,454,369	1,414,670	1,342,805	6,538,814	8,358,009	1,009,027	1,324,223
Units redeemed	(3,128,075)	(6,348,701)	(1,091,056)	(1,463,636)	(6,787,074)	(8,126,279)	(664,603)	(1,310,400)

Ending units	608,583	516,611	510,356	186,742	157,991	406,251	371,556	27,132

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2014 and 2013

	PROSEM		PROSIN		PROSN		PROTEC
	2014	2013	2014	2013	2014	2013	2014	2013
Investment activity:
Net investment income (loss)	$(3,318)	(10,282)	(10,316)	(17,090)	(10,003)	(13,404)	(88,202)	(32,561)
Realized gain (loss) on investments	(113,557)	(205,980)	(2,773)	(178,548)	(397,414)	(348,186)	697,907	239,879
Change in unrealized gain (loss) on investments	3,317	24,886	27,926	(1,835)	10,104	(10,113)	(124,064)	274,000
Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(113,558)	(191,376)	14,837	(197,473)	(397,313)	(371,703)	485,641	481,318

Equity transactions:
Purchase payments received from contract owners (note 3)	2,788	64,895	69,557	72,604	47,201	107,271	1,760,647	313,459
Transfers between funds	(68,451)	(23,102)	(126,832)	287,988	348,080	251,848	(154,013)	1,527,391
Redemptions (note 3)	(36,813)	(76,436)	(30,921)	(37,074)	(38,497)	(58,262)	(276,737)	(153,884)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	-	-	-	-	-	-	-	-
Contingent deferred sales charges (note 2)	(39)	(2,999)	(222)	(529)	(901)	(404)	(2,811)	(291)
Adjustments to maintain reserves	(26)	(24)	(23)	(35)	(18)	(38)	(55)	(63)

Net equity transactions	(102,541)	(37,666)	(88,441)	322,954	355,865	300,415	1,327,031	1,686,612

Net change in contract owners’ equity	(216,099)	(229,042)	(73,604)	125,481	(41,448)	(71,288)	1,812,672	2,167,930
Contract owners’ equity beginning of period	262,351	491,393	515,832	390,351	423,062	494,350	4,079,935	1,912,005

Contract owners’ equity end of period	$46,252	262,351	442,228	515,832	381,614	423,062	5,892,607	4,079,935

CHANGES IN UNITS:
Beginning units	33,825	63,269	99,808	58,276	100,893	81,510	329,911	190,108
Units purchased	761,874	3,625,236	902,507	2,141,615	4,039,454	5,500,183	1,316,383	1,076,832
Units redeemed	(789,324)	(3,654,680)	(916,906)	(2,100,083)	(4,026,088)	(5,480,800)	(1,235,974)	(937,029)

Ending units	6,375	33,825	85,409	99,808	114,259	100,893	410,320	329,911

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2014 and 2013

	PROTEL		PROGVP		PROUN		PROUTL
	2014	2013	2014	2013	2014	2013	2014	2013
Investment activity:
Net investment income (loss)	$20,570	6,379	(40,294)	(64,579)	(61,890)	(30,974)	30,832	24,309
Realized gain (loss) on investments	(10,985)	(142,268)	801,635	(1,098,956)	1,536,139	1,331,361	718,956	108,802
Change in unrealized gain (loss) on investments	(17,724)	115,045	42,051	(21,414)	(86,427)	(14,280)	166,268	(540)
Reinvested capital gains	-	25,407	-	303,700	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(8,139)	4,563	803,392	(881,249)	1,387,822	1,286,107	916,056	132,571

Equity transactions:
Purchase payments received from contract owners (note 3)	108,196	307,186	208,390	942,196	158,718	514,896	2,212,820	376,803
Transfers between funds	113,707	(3,861,170)	272,688	(74,585)	(2,679,074)	5,377,652	1,350,289	(666,351)
Redemptions (note 3)	(55,057)	(20,589)	(338,103)	(1,510,425)	(633,780)	(468,473)	(439,976)	(240,174)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	-	-	-	-	-	-	-	-
Contingent deferred sales charges (note 2)	(861)	-	(713)	(6,499)	(8,663)	(1,465)	(5,197)	(688)
Adjustments to maintain reserves	(7)	(48)	79	(12,925)	(70)	(172)	(110)	(82)

Net equity transactions	165,978	(3,574,621)	142,341	(662,238)	(3,162,869)	5,422,438	3,117,826	(530,492)

Net change in contract owners’ equity	157,839	(3,570,058)	945,733	(1,543,487)	(1,775,047)	6,708,545	4,033,882	(397,921)
Contract owners’ equity beginning of period	412,848	3,982,906	1,593,389	3,136,876	8,062,616	1,354,071	1,336,584	1,734,505

Contract owners’ equity end of period	$570,687	412,848	2,539,122	1,593,389	6,287,569	8,062,616	5,370,466	1,336,584

CHANGES IN UNITS:
Beginning units	34,300	363,734	135,761	211,249	312,708	92,860	112,703	163,570
Units purchased	194,448	676,318	3,118,971	8,613,376	2,882,811	3,324,377	1,548,714	991,129
Units redeemed	(180,877)	(1,005,752)	(3,093,570)	(8,688,864)	(3,010,607)	(3,104,529)	(1,296,742)	(1,041,996)

Ending units	47,871	34,300	161,162	135,761	184,912	312,708	364,675	112,703

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2014 and 2013

	RVMFU		RSRF		RVAMR		RBKF
	2014	2013	2014	2013	2014	2013	2014	2013
Investment activity:
Net investment income (loss)	$(50,210)	(47,472)	(118,360)	(97,504)	(182,501)	(176,530)	(1,416)	(21,861)
Realized gain (loss) on investments	183,710	(463,482)	476,304	156,783	903,628	659,201	(32,725)	337,442
Change in unrealized gain (loss) on investments	289,461	533,137	(278,444)	966,197	(1,609,481)	1,861,640	(256,330)	(50,235)
Reinvested capital gains	-	-	-	-	1,119,869	-	282,260	186,293

Net increase (decrease) in contract owners’ equity resulting from operations	422,961	22,183	79,500	1,025,476	231,515	2,344,311	(8,211)	451,639

Equity transactions:
Purchase payments received from contract owners (note 3)	462,837	630,088	1,043,890	1,074,499	2,347,668	886,918	200,691	297,772
Transfers between funds	(279,679)	(303,464)	492,564	(423,993)	83,767	2,222,784	355,020	(2,553,706)
Redemptions (note 3)	(396,432)	(661,957)	(1,785,375)	(890,512)	(1,667,590)	(1,509,162)	(231,395)	(267,595)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	-	-	-	-	-	-	-	-
Contingent deferred sales charges (note 2)	(5,979)	(10,493)	(802)	(4,708)	(15,377)	(12,763)	(1,130)	(408)
Adjustments to maintain reserves	(148)	(137)	(156)	(128)	(51)	(97)	(86)	(329)

Net equity transactions	(219,401)	(345,963)	(249,879)	(244,842)	748,417	1,587,680	323,100	(2,524,266)

Net change in contract owners’ equity	203,560	(323,780)	(170,379)	780,634	979,932	3,931,991	314,889	(2,072,627)
Contract owners’ equity beginning of period	3,156,056	3,479,836	7,978,425	7,197,791	14,563,763	10,631,772	1,611,604	3,684,231

Contract owners’ equity end of period	$3,359,616	3,156,056	7,808,046	7,978,425	15,543,695	14,563,763	1,926,493	1,611,604

CHANGES IN UNITS:
Beginning units	454,481	506,656	564,715	594,453	1,198,793	1,064,254	196,923	584,843
Units purchased	504,463	276,884	187,330	189,781	463,243	553,599	1,235,632	3,744,058
Units redeemed	(519,240)	(329,059)	(206,030)	(219,519)	(412,272)	(419,060)	(1,199,285)	(4,131,978)

Ending units	439,704	454,481	546,015	564,715	1,249,764	1,198,793	233,270	196,923

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2014 and 2013

	RBMF		RVBER		RBF		RVCLR
	2014	2013	2014	2013	2014	2013	2014	2013
Investment activity:
Net investment income (loss)	$82,589	(42,525)	(85,966)	(1,516)	(165,338)	(125,599)	(178,564)	(3,973)
Realized gain (loss) on investments	(184,128)	(508,850)	420,196	447,195	1,836,024	2,656,261	452,119	645,935
Change in unrealized gain (loss) on investments	(449,668)	58,743	(1,361,247)	607,293	850,613	523,250	(1,251,752)	150,597
Reinvested capital gains	285,531	244,947	1,114,760	-	-	-	946,978	323,037

Net increase (decrease) in contract owners’ equity resulting from operations	(265,676)	(247,685)	87,743	1,052,972	2,521,299	3,053,912	(31,219)	1,115,596

Equity transactions:
Purchase payments received from contract owners (note 3)	306,490	291,453	1,162,708	536,013	1,593,534	1,000,339	1,332,281	458,121
Transfers between funds	(741,916)	(1,405,632)	1,891,508	(911,078)	1,511,793	(94,062)	7,644,059	858,328
Redemptions (note 3)	(588,404)	(744,388)	(728,084)	(796,177)	(1,434,291)	(1,078,525)	(1,685,507)	(1,423,045)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	-	-	-	-	-	-	-	-
Contingent deferred sales charges (note 2)	(4,096)	(1,241)	(9,388)	(4,316)	(1,204)	(3,371)	(5,955)	(14,772)
Adjustments to maintain reserves	(51)	(178)	(100)	(39)	(22)	(158)	(87)	(100)

Net equity transactions	(1,027,977)	(1,859,986)	2,316,644	(1,175,597)	1,669,810	(175,777)	7,284,791	(121,468)

Net change in contract owners’ equity	(1,293,653)	(2,107,671)	2,404,387	(122,625)	4,191,109	2,878,135	7,253,572	994,128
Contract owners’ equity beginning of period	4,895,991	7,003,662	7,580,969	7,703,594	9,526,308	6,648,173	15,158,693	14,164,565

Contract owners’ equity end of period	$3,602,338	4,895,991	9,985,356	7,580,969	13,717,417	9,526,308	22,412,265	15,158,693

CHANGES IN UNITS:
Beginning units	218,828	317,742	677,455	803,979	412,742	442,089	1,377,640	1,398,310
Units purchased	842,929	1,313,171	399,379	294,695	1,278,704	2,343,677	1,063,481	633,144
Units redeemed	(894,395)	(1,412,085)	(198,480)	(421,219)	(1,232,905)	(2,373,024)	(416,473)	(653,814)

Ending units	167,362	218,828	878,354	677,455	458,541	412,742	2,024,648	1,377,640

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2014 and 2013

	RVCMD		RCPF		RVLDD		RELF
	2014	2013	2014	2013	2014	2013	2014	2013
Investment activity:
Net investment income (loss)	$(45,199)	(52,691)	(60,102)	(21,306)	(123,645)	(139,986)	(51,654)	(22,605)
Realized gain (loss) on investments	(29,757)	(78,601)	636,170	1,584,161	(464,875)	3,438,553	406,145	580,935
Change in unrealized gain (loss) on investments	(1,085,189)	(66,206)	(324,965)	267,878	(978,760)	916,252	117,739	14,646
Reinvested capital gains	-	-	592,993	-	2,795,138	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(1,160,145)	(197,498)	844,096	1,830,733	1,227,858	4,214,819	472,230	572,976

Equity transactions:
Purchase payments received from contract owners (note 3)	441,233	320,599	591,924	931,605	186,650	1,540,488	176,778	13,158
Transfers between funds	505,453	(817,117)	330,257	(1,447,914)	(5,262,357)	3,279,037	2,396,175	(331,459)
Redemptions (note 3)	(524,800)	(679,136)	(776,331)	(1,112,464)	(1,679,286)	(806,527)	(718,868)	(170,334)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	-	-	-	-	-	-	-	-
Contingent deferred sales charges (note 2)	(453)	(4,282)	(1,940)	(2,902)	(13,523)	(9,576)	(881)	(441)
Adjustments to maintain reserves	(6)	(155)	(112)	(142)	(145)	(141)	(93)	(96)

Net equity transactions	421,427	(1,180,091)	143,798	(1,631,817)	(6,768,661)	4,003,281	1,853,111	(489,172)

Net change in contract owners’ equity	(738,718)	(1,377,589)	987,894	198,916	(5,540,803)	8,218,100	2,325,341	83,804
Contract owners’ equity beginning of period	3,163,749	4,541,338	7,850,995	7,652,079	15,127,161	6,909,061	2,140,213	2,056,409

Contract owners’ equity end of period	$2,425,031	3,163,749	8,838,889	7,850,995	9,586,358	15,127,161	4,465,554	2,140,213

CHANGES IN UNITS:
Beginning units	679,934	929,892	312,694	382,444	860,829	633,796	234,202	298,819
Units purchased	1,022,890	1,341,285	818,213	1,766,043	4,355,011	6,669,569	1,785,566	2,681,931
Units redeemed	(893,528)	(1,591,243)	(813,116)	(1,835,793)	(4,731,152)	(6,442,536)	(1,619,382)	(2,746,548)

Ending units	809,296	679,934	317,791	312,694	484,688	860,829	400,386	234,202

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2014 and 2013

	RENF		RESF		RLCE		RFSF
	2014	2013	2014	2013	2014	2013	2014	2013
Investment activity:
Net investment income (loss)	$(156,679)	(102,845)	(138,574)	(95,266)	(12,816)	(49,149)	(50,845)	(53,307)
Realized gain (loss) on investments	142,778	857,325	(2,709,752)	931,288	(539,005)	629,819	443,330	1,196,595
Change in unrealized gain (loss) on investments	(5,056,504)	748,448	(3,076,318)	157,143	(215,115)	(60,307)	198,643	34,793
Reinvested capital gains	1,805,278	119,075	1,268,083	283,573	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(3,265,127)	1,622,003	(4,656,561)	1,276,738	(766,936)	520,363	591,128	1,178,081

Equity transactions:
Purchase payments received from contract owners (note 3)	1,847,759	665,203	903,685	473,763	230,633	152,577	524,826	957,305
Transfers between funds	10,502,823	(1,703,661)	8,206,991	988,302	(4,865,262)	110,647	1,886,535	(914,871)
Redemptions (note 3)	(1,370,419)	(834,404)	(1,011,847)	(803,902)	(317,148)	(449,669)	(539,411)	(463,969)
Annuity benefits	-	(176)	-	(170)	-	(81)	-	-
Contract maintenance charges (note 2)	-	-	-	-	-	-	-	-
Contingent deferred sales charges (note 2)	(3,145)	(2,074)	(2,082)	(915)	(1,687)	(2,277)	(1,014)	(1,403)
Adjustments to maintain reserves	(2,425)	(2,680)	(148)	(83)	(21)	(142)	(176)	(125)

Net equity transactions	10,974,593	(1,877,792)	8,096,599	656,995	(4,953,485)	(188,945)	1,870,760	(423,063)

Net change in contract owners’ equity	7,709,466	(255,789)	3,440,038	1,933,733	(5,720,421)	331,418	2,461,888	755,018
Contract owners’ equity beginning of period	8,133,526	8,389,315	7,762,863	5,829,130	7,083,250	6,751,832	5,285,828	4,530,810

Contract owners’ equity end of period	$15,842,992	8,133,526	11,202,901	7,762,863	1,362,829	7,083,250	7,747,716	5,285,828

CHANGES IN UNITS:
Beginning units	306,654	384,516	261,356	241,614	598,527	724,600	505,938	545,150
Units purchased	1,499,012	1,275,463	1,486,298	1,340,358	1,525,609	2,552,703	1,335,694	2,646,245
Units redeemed	(1,046,045)	(1,353,325)	(1,195,133)	(1,320,616)	(1,989,528)	(2,678,776)	(1,170,300)	(2,685,457)

Ending units	759,621	306,654	552,521	261,356	134,608	598,527	671,332	505,938

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2014 and 2013

	RUGB		RHCF		RINF		RVIDD
	2014	2013	2014	2013	2014	2013	2014	2013
Investment activity:
Net investment income (loss)	$(63,722)	(94,033)	(217,257)	(131,972)	(77,905)	(69,123)	(35,499)	(51,467)
Realized gain (loss) on investments	2,681,373	(10,076,113)	2,777,411	2,474,699	349,470	867,754	(498,686)	(1,769,502)
Change in unrealized gain (loss) on investments	746,859	(181,154)	(378,502)	1,029,362	(841,487)	904,614	85,278	(153,594)
Reinvested capital gains	-	1,193,928	672,639	-	381,276	144,734	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	3,364,510	(9,157,372)	2,854,291	3,372,089	(188,646)	1,847,979	(448,907)	(1,974,563)

Equity transactions:
Purchase payments received from contract owners (note 3)	1,754,492	1,103,657	2,620,249	2,145,392	226,462	389,319	(205,682)	1,143,326
Transfers between funds	5,225,324	5,476,848	1,977,162	2,029,515	(3,795,674)	3,110,455	498,724	988,958
Redemptions (note 3)	(3,291,520)	(3,157,965)	(1,634,829)	(1,304,172)	(868,092)	(455,502)	(102,492)	(1,758,285)
Annuity benefits	-	-	-	-	-	(144)	-	-
Contract maintenance charges (note 2)	-	-	-	-	-	-	-	-
Contingent deferred sales charges (note 2)	(9,222)	(11,234)	(6,575)	(3,075)	(997)	(1,087)	(2,632)	(5,348)
Adjustments to maintain reserves	10,862	4,934	(2,145)	(2,034)	(66)	(170)	269,624	(536)

Net equity transactions	3,689,936	3,416,240	2,953,862	2,865,626	(4,438,367)	3,042,871	457,542	368,115

Net change in contract owners’ equity	7,054,446	(5,741,132)	5,808,153	6,237,715	(4,627,013)	4,890,850	8,635	(1,606,448)
Contract owners’ equity beginning of period	5,255,438	10,996,570	13,505,899	7,268,184	8,210,449	3,319,599	1,652,682	3,259,130

Contract owners’ equity end of period	$12,309,884	5,255,438	19,314,052	13,505,899	3,583,436	8,210,449	1,661,317	1,652,682

CHANGES IN UNITS:
Beginning units	349,681	587,510	702,990	528,331	310,691	185,142	1,540,494	1,663,040
Units purchased	12,639,851	29,281,459	1,801,445	2,782,064	568,050	976,799	72,642,968	84,767,169
Units redeemed	(12,367,753)	(29,519,288)	(1,685,965)	(2,607,405)	(744,221)	(851,250)	(72,186,866)	(84,889,715)

Ending units	621,779	349,681	818,470	702,990	134,520	310,691	1,996,596	1,540,494

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2014 and 2013

	RJNF		RVIMC		RAF		RVISC
	2014	2013	2014	2013	2014	2013	2014	2013
Investment activity:
Net investment income (loss)	$(67,471)	(95,905)	(12,622)	(14,202)	(12,036)	(20,299)	(29,366)	(25,452)
Realized gain (loss) on investments	(2,210,303)	158,167	(80,672)	(244,138)	(283,602)	(502,351)	(135,495)	(685,042)
Change in unrealized gain (loss) on investments	(68,121)	113,156	(16,193)	(17,759)	14,251	(2,299)	12,918	15,531
Reinvested capital gains	247,206	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(2,098,689)	175,418	(109,487)	(276,099)	(281,387)	(524,949)	(151,943)	(694,963)

Equity transactions:
Purchase payments received from contract owners (note 3)	453,448	349,407	108,837	89,924	86,355	97,328	136,950	152,875
Transfers between funds	(7,274,985)	10,609,672	51,497	436,271	63,115	(946,975)	134,389	942,506
Redemptions (note 3)	(1,081,474)	(1,954,911)	(46,515)	(87,953)	(65,140)	(591,460)	(199,617)	(181,762)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	-	-	-	-	-	-	-	-
Contingent deferred sales charges (note 2)	(3,232)	(3,357)	(215)	(121)	(103)	(1,284)	(1,260)	(1,081)
Adjustments to maintain reserves	(76)	(1,338)	(31)	(305)	(45)	(44)	(79)	(1,250)

Net equity transactions	(7,906,319)	8,999,473	113,573	437,816	84,182	(1,442,435)	70,383	911,288

Net change in contract owners’ equity	(10,005,008)	9,174,891	4,086	161,717	(197,205)	(1,967,384)	(81,560)	216,325
Contract owners’ equity beginning of period	12,393,562	3,218,671	694,206	532,489	589,385	2,556,769	1,327,490	1,111,165

Contract owners’ equity end of period	$2,388,554	12,393,562	698,292	694,206	392,180	589,385	1,245,930	1,327,490

CHANGES IN UNITS:
Beginning units	2,866,211	869,975	298,812	163,777	399,140	1,229,953	603,134	353,496
Units purchased	24,476,066	76,606,273	3,137,046	4,191,920	12,515,058	23,608,721	31,561,713	35,271,159
Units redeemed	(26,544,075)	(74,610,037)	(3,084,221)	(4,056,885)	(12,592,360)	(24,439,534)	(31,509,648)	(35,021,521)

Ending units	798,202	2,866,211	351,637	298,812	321,838	399,140	655,199	603,134

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2014 and 2013

	RUF		RLCJ		RLF		RMED
	2014	2013	2014	2013	2014	2013	2014	2013
Investment activity:
Net investment income (loss)	$(41,984)	(62,514)	(18,072)	(37,709)	(58,826)	(43,910)	(55,863)	(74,433)
Realized gain (loss) on investments	(716,385)	(1,514,696)	(789,422)	648,771	701,351	1,385,348	142,833	1,653,950
Change in unrealized gain (loss) on investments	25,376	31,871	(406,155)	49,475	(1,130,567)	477,732	(285,631)	139,312
Reinvested capital gains	-	-	703,066	-	707,576	-	407,497	-

Net increase (decrease) in contract owners’ equity resulting from operations	(732,993)	(1,545,339)	(510,583)	660,537	219,534	1,819,170	208,836	1,718,829

Equity transactions:
Purchase payments received from contract owners (note 3)	119,696	296,522	14,394	575,313	263,234	645,727	121,560	989,306
Transfers between funds	911,895	(45,657)	(958,025)	(304,628)	392,396	(1,414,161)	(811,617)	(3,206,469)
Redemptions (note 3)	(293,221)	(732,548)	(155,712)	(562,936)	(844,694)	(1,302,590)	(1,296,955)	(1,057,781)
Annuity benefits	-	-	-	(80)	-	-	-	-
Contract maintenance charges (note 2)	-	-	-	-	-	-	-	-
Contingent deferred sales charges (note 2)	(4,673)	(4,356)	(231)	(827)	(1,187)	(3,603)	(8,967)	(5,998)
Adjustments to maintain reserves	(71)	(88)	(71)	(124)	(38)	(220)	(129)	740

Net equity transactions	733,626	(486,127)	(1,099,645)	(293,282)	(190,289)	(2,074,847)	(1,996,108)	(3,280,202)

Net change in contract owners’ equity	633	(2,031,466)	(1,610,228)	367,255	29,245	(255,677)	(1,787,272)	(1,561,373)
Contract owners’ equity beginning of period	2,017,505	4,048,971	2,492,057	2,124,802	4,912,517	5,168,194	4,876,218	6,437,591

Contract owners’ equity end of period	$2,018,138	2,017,505	881,829	2,492,057	4,941,762	4,912,517	3,088,946	4,876,218

CHANGES IN UNITS:
Beginning units	737,210	1,072,355	175,090	246,456	191,698	283,744	181,969	321,813
Units purchased	23,129,048	26,602,273	1,290,563	3,123,192	401,489	255,359	1,088,323	1,607,831
Units redeemed	(22,987,399)	(26,937,418)	(1,386,180)	(3,194,558)	(411,284)	(347,405)	(1,175,803)	(1,747,675)

Ending units	878,859	737,210	79,473	175,090	181,903	191,698	94,489	181,969

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2014 and 2013

	RVARS		RVF		ROF		RNF
	2014	2013	2014	2013	2014	2013	2014	2013
Investment activity:
Net investment income (loss)	$(96,213)	(100,772)	(238,766)	(146,187)	(225,576)	(130,828)	(150,847)	(153,860)
Realized gain (loss) on investments	46,369	190,507	(2,248,087)	3,683,148	3,710,674	2,877,102	2,270,505	4,857,923
Change in unrealized gain (loss) on investments	250,516	(75,720)	(4,770,138)	1,362,512	(1,067,072)	761,861	101,351	(266,949)
Reinvested capital gains	-	-	10,822,487	1,814,037	870,062	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	200,672	14,015	3,565,496	6,713,510	3,288,088	3,508,135	2,221,009	4,437,114

Equity transactions:
Purchase payments received from contract owners (note 3)	689,469	891,040	792,060	396,305	3,736,301	1,672,701	606,802	340,569
Transfers between funds	(305,549)	(356,877)	8,891,897	9,099,774	(2,852,464)	8,071,763	(16,471,982)	16,138,769
Redemptions (note 3)	(930,030)	(1,470,776)	(2,962,454)	(1,401,084)	(4,395,336)	(1,409,589)	(2,146,030)	(1,787,536)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	-	-	-	-	-	-	-	-
Contingent deferred sales charges (note 2)	(2,915)	(5,802)	(11,423)	(6,174)	(7,817)	(3,392)	(8,626)	(3,844)
Adjustments to maintain reserves	54	(118)	16	(172)	(181)	(170)	(183)	(129)

Net equity transactions	(548,971)	(942,533)	6,710,096	8,088,649	(3,519,497)	8,331,313	(18,020,019)	14,687,829

Net change in contract owners’ equity	(348,299)	(928,518)	10,275,592	14,802,159	(231,409)	11,839,448	(15,799,010)	19,124,943
Contract owners’ equity beginning of period	7,062,750	7,991,268	20,772,792	5,970,633	19,264,862	7,425,414	28,504,432	9,379,489

Contract owners’ equity end of period	$6,714,451	7,062,750	31,048,384	20,772,792	19,033,453	19,264,862	12,705,422	28,504,432

CHANGES IN UNITS:
Beginning units	794,484	901,230	936,401	458,586	887,995	436,120	1,902,052	841,905
Units purchased	165,391	575,846	5,717,017	7,499,559	5,980,883	5,273,797	13,564,750	16,470,441
Units redeemed	(227,474)	(682,592)	(5,626,321)	(7,021,744)	(6,122,350)	(4,821,922)	(14,799,873)	(15,410,294)

Ending units	732,401	794,484	1,027,097	936,401	746,528	887,995	666,929	1,902,052

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2014 and 2013

	RPMF		RREF		RRF		RMEK
	2014	2013	2014	2013	2014	2013	2014	2013
Investment activity:
Net investment income (loss)	$(156,356)	(61,194)	(32,265)	62,932	(42,275)	(50,348)	(66,781)	(92,440)
Realized gain (loss) on investments	(1,085,341)	(10,909,563)	818,454	600,129	(315,880)	798,708	19,623	2,501,384
Change in unrealized gain (loss) on investments	(1,663,300)	1,267,214	565,357	(371,515)	205,821	(119,375)	(227,350)	246,587
Reinvested capital gains	-	-	-	-	354,190	414,916	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(2,904,997)	(9,703,543)	1,351,546	291,546	201,856	1,043,901	(274,508)	2,655,531

Equity transactions:
Purchase payments received from contract owners (note 3)	602,821	876,867	869,861	760,946	57,987	68,371	158,722	734,332
Transfers between funds	1,994,014	200,665	2,584,173	(4,632,116)	(21,363)	964,277	226,488	(720,198)
Redemptions (note 3)	(1,064,931)	(1,512,209)	(1,285,653)	(1,467,629)	(453,219)	(357,643)	(524,180)	(1,178,381)
Annuity benefits	-	(139)	-	-	-	-	-	-
Contract maintenance charges (note 2)	-	-	-	-	-	-	-	-
Contingent deferred sales charges (note 2)	(1,432)	(7,604)	(6,071)	(5,130)	(476)	(601)	(4,109)	(5,894)
Adjustments to maintain reserves	(906)	(826)	(90)	(178)	(56)	(96)	(1,362)	(1,103)

Net equity transactions	1,529,566	(443,246)	2,162,220	(5,344,107)	(417,127)	674,308	(144,441)	(1,171,244)

Net change in contract owners’ equity	(1,375,431)	(10,146,789)	3,513,766	(5,052,561)	(215,271)	1,718,209	(418,949)	1,484,287
Contract owners’ equity beginning of period	9,533,254	19,680,043	7,335,555	12,388,116	4,609,507	2,891,298	5,993,870	4,509,583

Contract owners’ equity end of period	$8,157,823	9,533,254	10,849,321	7,335,555	4,394,236	4,609,507	5,574,921	5,993,870

CHANGES IN UNITS:
Beginning units	851,731	885,640	391,260	680,026	192,774	162,131	252,741	279,441
Units purchased	2,852,650	3,287,772	1,710,471	2,495,174	480,578	1,556,340	3,268,013	5,352,149
Units redeemed	(2,824,440)	(3,321,681)	(1,609,075)	(2,783,940)	(485,459)	(1,525,697)	(3,283,272)	(5,378,849)

Ending units	879,941	851,731	492,656	391,260	187,893	192,774	237,482	252,741

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2014 and 2013

	RTF		RVLCG		RVLCV		RVMCG
	2014	2013	2014	2013	2014	2013	2014	2013
Investment activity:
Net investment income (loss)	$(205,840)	(166,574)	(725,220)	(450,880)	(511,998)	(401,183)	(344,056)	(390,580)
Realized gain (loss) on investments	1,191,175	5,084,346	5,724,436	6,154,278	4,906,051	4,936,907	(1,709,333)	1,172,344
Change in unrealized gain (loss) on investments	(960,346)	1,081,013	(7,211,446)	3,284,925	(4,557,991)	2,931,792	(3,652,884)	2,615,495
Reinvested capital gains	3,509,869	-	5,852,907	-	2,577,273	-	3,423,397	2,460,732

Net increase (decrease) in contract owners’ equity resulting from operations	3,534,858	5,998,785	3,640,677	8,988,323	2,413,335	7,467,516	(2,282,876)	5,857,991

Equity transactions:
Purchase payments received from contract owners (note 3)	784,652	1,839,924	5,701,897	3,072,431	6,928,111	6,062,149	3,454,966	2,477,288
Transfers between funds	(1,273,010)	3,502,207	16,869,795	13,121,863	(6,141,804)	19,590,203	(15,450,590)	12,059,764
Redemptions (note 3)	(1,967,685)	(933,621)	(4,156,340)	(3,056,092)	(4,625,811)	(3,194,433)	(2,169,218)	(3,022,106)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	-	-	-	-	-	-	-	-
Contingent deferred sales charges (note 2)	(34,127)	(2,183)	(12,974)	(12,732)	(9,817)	(11,356)	(7,271)	(6,076)
Adjustments to maintain reserves	(83)	(136)	(224)	(112)	(186)	(161)	(139)	(149)

Net equity transactions	(2,490,253)	4,406,191	18,402,154	13,125,358	(3,849,507)	22,446,402	(14,172,252)	11,508,721

Net change in contract owners’ equity	1,044,605	10,404,976	22,042,831	22,113,681	(1,436,172)	29,913,918	(16,455,128)	17,366,712
Contract owners’ equity beginning of period	15,631,139	5,226,163	40,474,629	18,360,948	43,034,012	13,120,094	35,384,794	18,018,082

Contract owners’ equity end of period	$16,675,744	15,631,139	62,517,460	40,474,629	41,597,840	43,034,012	18,929,666	35,384,794

CHANGES IN UNITS:
Beginning units	1,014,924	582,339	2,287,444	1,437,364	2,417,188	1,057,510	1,496,626	995,696
Units purchased	6,309,673	10,185,263	6,943,449	5,020,496	6,185,977	6,909,502	4,671,278	5,313,584
Units redeemed	(6,432,999)	(9,752,678)	(6,036,299)	(4,170,416)	(6,474,435)	(5,549,824)	(5,340,739)	(4,812,654)

Ending units	891,598	1,014,924	3,194,594	2,287,444	2,128,730	2,417,188	827,165	1,496,626

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2014 and 2013

	RVMCV		RVSCG		RVSCV		RVSDL
	2014	2013	2014	2013	2014	2013	2014	2013
Investment activity:
Net investment income (loss)	$(264,697)	(214,369)	(257,141)	(304,450)	(151,080)	(106,372)	(27,706)	(16,687)
Realized gain (loss) on investments	(592,155)	2,920,051	75,947	3,607,947	283,385	1,956,823	430,410	(138,329)
Change in unrealized gain (loss) on investments	(1,191,998)	235,438	(1,405,380)	1,418,422	(1,986,151)	1,241,525	164,720	45,008
Reinvested capital gains	1,443,269	-	-	1,443,441	1,416,133	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(605,581)	2,941,120	(1,586,574)	6,165,360	(437,713)	3,091,976	567,424	(110,008)

Equity transactions:
Purchase payments received from contract owners (note 3)	2,183,257	1,130,825	2,369,634	2,334,962	1,814,241	1,907,425	545,100	41,308
Transfers between funds	(8,751,618)	11,555,166	(14,352,624)	10,759,511	(5,573,168)	4,003,016	2,465,741	(2,192,486)
Redemptions (note 3)	(2,459,791)	(1,550,798)	(1,244,185)	(2,215,162)	(822,150)	(1,101,631)	(628,980)	(131,943)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	-	-	-	-	-	-	-	-
Contingent deferred sales charges (note 2)	(3,050)	(4,051)	(3,230)	(3,414)	(3,576)	(4,344)	(777)	(2,883)
Adjustments to maintain reserves	(209)	(146)	(206)	(139)	(107)	(95)	(89)	(71)

Net equity transactions	(9,031,411)	11,130,996	(13,230,611)	10,875,758	(4,584,760)	4,804,371	2,380,995	(2,286,075)

Net change in contract owners’ equity	(9,636,992)	14,072,116	(14,817,185)	17,041,118	(5,022,473)	7,896,347	2,948,419	(2,396,083)
Contract owners’ equity beginning of period	20,702,285	6,630,169	29,782,353	12,741,235	14,186,349	6,290,002	808,868	3,204,951

Contract owners’ equity end of period	$11,065,293	20,702,285	14,965,168	29,782,353	9,163,876	14,186,349	3,757,287	808,868

CHANGES IN UNITS:
Beginning units	1,127,639	483,777	1,496,718	870,994	812,402	498,760	150,484	567,154
Units purchased	3,942,358	7,008,245	1,769,884	4,687,229	1,318,253	2,641,764	5,669,221	2,755,463
Units redeemed	(4,496,330)	(6,364,383)	(2,509,969)	(4,061,505)	(1,612,956)	(2,328,122)	(5,258,879)	(3,172,133)

Ending units	573,667	1,127,639	756,633	1,496,718	517,699	812,402	560,826	150,484

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2014 and 2013

	RTEC		RTEL		RTRF		RUTL
	2014	2013	2014	2013	2014	2013	2014	2013
Investment activity:
Net investment income (loss)	$(115,372)	(69,183)	8,562	9,298	(128,629)	(105,857)	23,240	91,229
Realized gain (loss) on investments	686,781	751,386	54,366	103,880	1,836,307	2,256,698	840,246	430,793
Change in unrealized gain (loss) on investments	33,726	716,074	(71,121)	52,697	(124,008)	467,263	170,463	35,374
Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	605,135	1,398,277	(8,193)	165,875	1,583,670	2,618,104	1,033,949	557,396

Equity transactions:
Purchase payments received from contract owners (note 3)	649,725	674,612	78,008	87,656	662,503	450,479	773,283	351,691
Transfers between funds	3,287,110	10,646	110,521	(17,225)	(259,017)	3,238,904	3,691,818	(1,832,991)
Redemptions (note 3)	(937,998)	(514,896)	(84,330)	(116,114)	(1,495,162)	(883,512)	(875,239)	(609,781)
Annuity benefits	-	-	-	-	-	(175)	-	-
Contract maintenance charges (note 2)	-	-	-	-	-	-	-	-
Contingent deferred sales charges (note 2)	(3,759)	(1,311)	(165)	(1,197)	(4,194)	(3,159)	(3,519)	(2,374)
Adjustments to maintain reserves	(164)	(125)	(103)	(26)	(164)	(116)	(112)	(70)

Net equity transactions	2,994,914	168,926	103,931	(46,906)	(1,096,034)	2,802,421	3,586,231	(2,093,525)

Net change in contract owners’ equity	3,600,049	1,567,203	95,738	118,969	487,636	5,420,525	4,620,180	(1,536,129)
Contract owners’ equity beginning of period	6,237,296	4,670,093	1,042,534	923,565	9,712,977	4,292,452	4,236,429	5,772,558

Contract owners’ equity end of period	$9,837,345	6,237,296	1,138,272	1,042,534	10,200,613	9,712,977	8,856,609	4,236,429

CHANGES IN UNITS:
Beginning units	362,371	354,947	117,499	119,021	410,896	266,492	315,279	479,076
Units purchased	1,289,754	1,708,792	1,221,987	3,820,047	993,911	1,848,015	3,041,665	4,058,300
Units redeemed	(1,124,150)	(1,701,368)	(1,212,588)	(3,821,569)	(1,049,540)	(1,703,611)	(2,805,174)	(4,222,097)

Ending units	527,975	362,371	126,898	117,499	355,267	410,896	551,770	315,279

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2014 and 2013

	RVWDL		GVFRB		GSBLMO		VWHA
	2014	2013	2014	2013	2014	2013	2014	2013
Investment activity:
Net investment income (loss)	$(6,150)	(7,580)	(121,722)	(32,883)	(9,056)	(28)	(77,587)	(29,575)
Realized gain (loss) on investments	(92,545)	(39,910)	260,727	43,993	3,134	-	392,706	1,814
Change in unrealized gain (loss) on investments	(18,378)	407	(77,735)	67,360	15,899	105	(1,427,435)	229,262
Reinvested capital gains	-	-	-	-	-	-	-	42,986

Net increase (decrease) in contract owners’ equity resulting from operations	(117,073)	(47,083)	61,270	78,470	9,977	77	(1,112,316)	244,487

Equity transactions:
Purchase payments received from contract owners (note 3)	12,474	(4,544)	2,699,331	509,650	750,715	9,212	2,258,745	1,159,568
Transfers between funds	59,945	(35,158)	(261,472)	4,072,036	283,617	14,432	(765,788)	516,879
Redemptions (note 3)	(53,205)	(91,399)	(291,153)	(153,963)	(70,322)	-	(246,024)	(148,709)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	-	-	-	-	-	-	-	-
Contingent deferred sales charges (note 2)	(459)	(1,465)	(1,013)	(3,223)	(870)	-	(3,796)	(1,195)
Adjustments to maintain reserves	(9)	(111)	(63)	(53)	(21)	(3)	(228)	(95)

Net equity transactions	18,746	(132,677)	2,145,630	4,424,447	963,119	23,641	1,242,909	1,526,448

Net change in contract owners’ equity	(98,327)	(179,760)	2,206,900	4,502,917	973,096	23,718	130,593	1,770,935
Contract owners’ equity beginning of period	623,311	803,071	4,502,917	-	23,718	-	3,930,479	2,159,544

Contract owners’ equity end of period	$524,984	623,311	6,709,817	4,502,917	996,814	23,718	4,061,072	3,930,479

CHANGES IN UNITS:
Beginning units	63,300	77,859	443,521	-	2,358	-	461,180	276,250
Units purchased	315,142	902,283	1,753,164	862,369	124,774	2,358	997,223	325,252
Units redeemed	(309,016)	(916,842)	(1,540,338)	(418,848)	(31,645)	-	(859,567)	(140,322)

Ending units	69,426	63,300	656,347	443,521	95,487	2,358	598,836	461,180

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2014 and 2013

	VWAR		WRASP		HIBF3		RVDFA
	2014	2013	2014	2013	2014	2013	2014	2013
Investment activity:
Net investment income (loss)	$(26,035)	(32,041)	(289,452)	(61,134)	74,270	235,127	-	(108,734)
Realized gain (loss) on investments	9,513	6,702	550,905	2,467,510	52,432	123,345	-	1,131,888
Change in unrealized gain (loss) on investments	(51,033)	64,314	(6,068,427)	2,588,277	3,810	(53,091)	-	448,399
Reinvested capital gains	23,243	16,118	3,833,638	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(44,312)	55,093	(1,973,336)	4,994,653	130,512	305,381	-	1,471,553

Equity transactions:
Purchase payments received from contract owners (note 3)	342,974	326,983	4,729,336	4,986,445	(109)	38,814	-	584,239
Transfers between funds	(96,394)	(1,397,685)	(3,975,609)	(15,452)	(4,473,399)	(1,441,463)	-	(11,433,298)
Redemptions (note 3)	(47,525)	(78,907)	(3,424,401)	(2,942,018)	(465,494)	(519,212)	-	(1,056,067)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	-	-	-	-	-	-	-	-
Contingent deferred sales charges (note 2)	(657)	(793)	(8,647)	(7,430)	(2,443)	(3,947)	-	(8,085)
Adjustments to maintain reserves	(61)	(33)	(216)	(200)	(26)	(85)	-	(98)

Net equity transactions	198,337	(1,150,435)	(2,679,537)	2,021,345	(4,941,471)	(1,925,893)	-	(11,913,309)

Net change in contract owners’ equity	154,025	(1,095,342)	(4,652,873)	7,015,998	(4,810,959)	(1,620,512)	-	(10,441,756)
Contract owners’ equity beginning of period	1,665,592	2,760,934	30,788,998	23,773,000	4,810,959	6,431,471	-	10,441,756

Contract owners’ equity end of period	$1,819,617	1,665,592	26,136,125	30,788,998	-	4,810,959	-	-

CHANGES IN UNITS:
Beginning units	168,013	287,520	2,219,333	2,119,340	308,078	435,367	-	1,212,032
Units purchased	47,527	60,622	924,282	2,617,498	3,069	19,496	-	124,873
Units redeemed	(27,183)	(180,129)	(1,120,381)	(2,517,505)	(311,147)	(146,785)	-	(1,336,905)

Ending units	188,357	168,013	2,023,234	2,219,333	-	308,078	-	-

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2014 and 2013

	GEM3		TRF3		GBF3		GVIDA6
	2014	2013	2014	2013	2014	2013	2014	2013
Investment activity:
Net investment income (loss)	$109	(16,875)	230	3,321	25,417	4,826	(14,523)	25,968
Realized gain (loss) on investments	(120,968)	(189,727)	306,536	133,648	(613,313)	(638,445)	1,300,974	361,708
Change in unrealized gain (loss) on investments	16,547	(41,430)	(280,088)	216,452	720,536	(279,594)	(1,293,289)	739,105
Reinvested capital gains	-	-	-	-	-	122,098	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(104,312)	(248,032)	26,678	353,421	132,640	(791,115)	(6,838)	1,126,781

Equity transactions:
Purchase payments received from contract owners (note 3)	532,736	942,277	64,200	101,235	291,638	263,072	215,540	636,739
Transfers between funds	(3,478,851)	913,407	(1,875,430)	756,871	(7,946,919)	(5,344,272)	(6,130,155)	652,270
Redemptions (note 3)	(79,079)	(407,946)	(56,751)	(410,149)	(1,550,941)	(3,252,053)	(530,717)	(382,130)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	-	-	-	-	-	-	-	-
Contingent deferred sales charges (note 2)	(226)	(415)	(189)	(237)	(2,089)	(24,842)	(201)	(433)
Adjustments to maintain reserves	(45)	(71)	(12,841)	(1,154)	(26)	(118)	(19)	(61)

Net equity transactions	(3,025,465)	1,447,252	(1,881,011)	446,566	(9,208,337)	(8,358,213)	(6,445,552)	906,385

Net change in contract owners’ equity	(3,129,777)	1,199,220	(1,854,333)	799,987	(9,075,697)	(9,149,328)	(6,452,390)	2,033,166
Contract owners’ equity beginning of period	3,129,777	1,930,557	1,854,333	1,054,346	9,075,697	18,225,025	6,452,390	4,419,224

Contract owners’ equity end of period	$-	3,129,777	-	1,854,333	-	9,075,697	-	6,452,390

CHANGES IN UNITS:
Beginning units	312,339	190,632	113,926	83,029	669,943	1,281,066	379,377	323,301
Units purchased	81,756	770,468	10,697	74,177	65,376	661,779	26,950	148,456
Units redeemed	(394,095)	(648,761)	(124,623)	(43,280)	(735,319)	(1,272,902)	(406,327)	(92,380)

Ending units	-	312,339	-	113,926	-	669,943	-	379,377

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2014 and 2013

	NVDBL6		NVDCA6		GVIDC6		GVIDM6
	2014	2013	2014	2013	2014	2013	2014	2013
Investment activity:
Net investment income (loss)	$(3,201)	6,370	(4,110)	5,093	(29,281)	(19,149)	(48,920)	12,768
Realized gain (loss) on investments	113,381	17,260	138,912	51,028	202,155	494,868	3,247,146	1,842,849
Change in unrealized gain (loss) on investments	(104,267)	83,045	(127,290)	87,182	(64,588)	(294,064)	(3,093,414)	815,971
Reinvested capital gains	-	9,029	-	16,740	-	146,841	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	5,913	115,704	7,512	160,043	108,286	328,496	104,812	2,671,588

Equity transactions:
Purchase payments received from contract owners (note 3)	114,653	265,821	165,849	400,571	1,506,394	1,931,588	89,477	879,783
Transfers between funds	(1,317,432)	11,815	(1,402,133)	190,528	(10,935,807)	(4,654,491)	(18,202,468)	(5,452,156)
Redemptions (note 3)	(131,731)	(59,390)	(47,904)	(59,062)	(589,641)	(3,182,621)	(928,382)	(1,911,117)
Annuity benefits	-	-	-	-	-	-	(1,678)	(4,807)
Contract maintenance charges (note 2)	-	-	-	-	-	-	-	-
Contingent deferred sales charges (note 2)	-	-	-	(421)	(664)	(17,363)	(1,257)	(3,201)
Adjustments to maintain reserves	(10)	(37)	12	(37)	(5)	(100)	(4,286)	(131)

Net equity transactions	(1,334,520)	218,209	(1,284,176)	531,579	(10,019,723)	(5,922,987)	(19,048,594)	(6,491,629)

Net change in contract owners’ equity	(1,328,607)	333,913	(1,276,664)	691,622	(9,911,437)	(5,594,491)	(18,943,782)	(3,820,041)
Contract owners’ equity beginning of period	1,328,607	994,694	1,276,664	585,042	9,911,437	15,505,928	18,943,782	22,763,823

Contract owners’ equity end of period	$-	1,328,607	-	1,276,664	-	9,911,437	-	18,943,782

CHANGES IN UNITS:
Beginning units	106,233	88,965	96,385	51,664	768,696	1,240,205	1,230,727	1,698,729
Units purchased	24,240	31,513	18,553	78,309	171,902	419,872	89,361	351,230
Units redeemed	(130,473)	(14,245)	(114,938)	(33,588)	(940,598)	(891,381)	(1,320,088)	(819,232)

Ending units	-	106,233	-	96,385	-	768,696	-	1,230,727

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2014 and 2013

	GVDMA6		GVDMC6		GVDIV6		SCGF3
	2014	2013	2014	2013	2014	2013	2014	2013
Investment activity:
Net investment income (loss)	$(13,773)	24,733	(26,209)	(26,518)	56,281	13,142	(9,095)	(16,084)
Realized gain (loss) on investments	1,574,165	393,285	952,225	1,039,062	157,622	61,247	99,734	67,646
Change in unrealized gain (loss) on investments	(1,534,223)	802,612	(860,071)	(184,632)	(246,132)	214,872	(246,631)	238,461
Reinvested capital gains	-	-	-	119,799	-	-	-	62,063

Net increase (decrease) in contract owners’ equity resulting from operations	26,169	1,220,630	65,945	947,711	(32,229)	289,261	(155,992)	352,086

Equity transactions:
Purchase payments received from contract owners (note 3)	190,462	217,543	189,313	242,926	289,986	445,213	216,988	287,440
Transfers between funds	(7,127,211)	620,837	(9,041,849)	(4,363,535)	(2,788,321)	1,098,747	(1,773,648)	634,125
Redemptions (note 3)	(163,396)	(1,044,644)	(803,524)	(2,122,906)	(33,587)	(271,057)	(15,914)	(71,550)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	-	-	-	-	-	-	-	-
Contingent deferred sales charges (note 2)	(812)	(9,430)	(4,664)	(6,305)	(106)	(1,887)	(69)	(752)
Adjustments to maintain reserves	(43)	(56)	(28)	(87)	(43)	(31)	(15)	(76)

Net equity transactions	(7,101,000)	(215,750)	(9,660,752)	(6,249,907)	(2,532,071)	1,270,985	(1,572,658)	849,187

Net change in contract owners’ equity	(7,074,831)	1,004,880	(9,594,807)	(5,302,196)	(2,564,300)	1,560,246	(1,728,650)	1,201,273
Contract owners’ equity beginning of period	7,074,831	6,069,951	9,594,807	14,897,003	2,564,300	1,004,054	1,728,650	527,377

Contract owners’ equity end of period	$-	7,074,831	-	9,594,807	-	2,564,300	-	1,728,650

CHANGES IN UNITS:
Beginning units	427,296	441,954	671,052	1,136,193	210,197	96,323	108,907	47,661
Units purchased	17,103	114,067	44,551	160,245	67,605	204,927	31,617	88,181
Units redeemed	(444,399)	(128,725)	(715,603)	(625,386)	(277,802)	(91,053)	(140,524)	(26,935)

Ending units	-	427,296	-	671,052	-	210,197	-	108,907

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2014 and 2013

	SCVF3		SCF3		RVAAS		RVACS
	2014	2013	2014	2013	2014	2013	2014	2013
Investment activity:
Net investment income (loss)	$(3,476)	(5,199)	(13,575)	(35,313)	-	(1,746)	-	20,736
Realized gain (loss) on investments	380,731	227,309	793,825	316,079	-	62,397	-	151,787
Change in unrealized gain (loss) on investments	(428,283)	350,957	(944,694)	659,248	-	3,317	-	(81,771)
Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(51,028)	573,067	(164,444)	940,014	-	63,968	-	90,752

Equity transactions:
Purchase payments received from contract owners (note 3)	214,763	789,180	325,007	224,357	-	506,983	-	62,774
Transfers between funds	(2,784,204)	628,406	(3,402,921)	(335,768)	-	(1,075,692)	-	(2,936,306)
Redemptions (note 3)	(92,591)	(243,347)	(40,766)	(171,386)	-	(52,292)	-	(116,786)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	-	-	-	-	-	-	-	-
Contingent deferred sales charges (note 2)	(1,382)	(1,630)	(82)	(694)	-	-	-	(1)
Adjustments to maintain reserves	9	(111)	(8)	(119)	-	(21)	-	(24)

Net equity transactions	(2,663,405)	1,172,498	(3,118,770)	(283,610)	-	(621,022)	-	(2,990,343)

Net change in contract owners’ equity	(2,714,433)	1,745,565	(3,283,214)	656,404	-	(557,054)	-	(2,899,591)
Contract owners’ equity beginning of period	2,714,433	968,868	3,283,214	2,626,810	-	557,054	-	2,899,591

Contract owners’ equity end of period	$-	2,714,433	-	3,283,214	-	-	-	-

CHANGES IN UNITS:
Beginning units	132,331	65,799	142,009	156,996	-	51,471	-	274,533
Units purchased	35,824	155,610	28,592	39,894	-	51,609	-	37,556
Units redeemed	(168,155)	(89,078)	(170,601)	(54,881)	-	(103,080)	-	(312,089)

Ending units	-	132,331	-	142,009	-	-	-	-

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2014 and 2013

	RVAMS		RVDSR
	2014	2013	2014	2013
Investment activity:
Net investment income (loss)	$-	(4,630)	-	(133,480)
Realized gain (loss) on investments	-	375,116	-	2,701,315
Change in unrealized gain (loss) on investments	-	(83,431)	-	(649,204)
Reinvested capital gains	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	-	287,055	-	1,918,631

Equity transactions:
Purchase payments received from contract owners (note 3)	-	259,687	-	333,961
Transfers between funds	-	(4,218,685)	-	(14,827,153)
Redemptions (note 3)	-	(347,280)	-	(1,541,464)
Annuity benefits	-	-	-	-
Contract maintenance charges (note 2)	-	-	-	-
Contingent deferred sales charges (note 2)	-	(1,602)	-	(11,701)
Adjustments to maintain reserves	-	(50)	-	(91)

Net equity transactions	-	(4,307,930)	-	(16,046,448)

Net change in contract owners’ equity	-	(4,020,875)	-	(14,127,817)
Contract owners’ equity beginning of period	-	4,020,875	-	14,127,817

Contract owners’ equity end of period	$-	-	-	-

CHANGES IN UNITS:
Beginning units	-	381,412	-	1,578,196
Units purchased	-	41,218	-	149,478
Units redeemed	-	(422,630)	-	(1,727,674)

Ending units	-	-	-	-

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS December 31, 2014

(1) Background and Summary of Significant Accounting Policies

(a) Organization and Nature of Operations

Nationwide Variable Account-4 (the Account) was established pursuant to a resolution of the Board of Directors of Nationwide Life Insurance Company (the Company) on October 7, 1987, and commenced operations on July 10, 1989. The Account is registered as a unit investment trust under the Investment Company Act of 1940. The Account is an investment company and follows accounting and reporting guidance under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 946, Financial Services – Investment Companies. The Company offers tax qualified and non-tax qualified Individual Deferred Variable Annuity Contracts through the Account. The primary distribution for the contracts is through the brokerage community.

(b) The Contracts

Only contracts without a front-end sales charge, but with a contingent deferred sales charge and certain other fees, are offered for purchase. See note 2 for a discussion of contract expenses.

With certain exceptions, contract owners in either the accumulation or the payout phase may invest in the following:

ALPS FUNDS

  VIT- ALPS/Alerian Energy Infrastructure Portfolio: Class III (AAEIP3)

  VIT Red Rocks Private Equity Portfolio - Class III (ARLPE3)*

AMERICAN FUNDS GROUP (THE)

  Global Small Capitalization Fund - Class 4 (AMVGS4)

  Insurance Series(R) - Capital Income Builder(R) - Class 4 (AMVCB4)*

BLACKROCK FUNDS

  Global Allocation V.I. Fund - Class III (MLVGA3)

  VSF - iShares Dynamic Allocation V.I. Fund - Class III (BRVDA3)*

CREDIT SUISSE ASSET MANAGEMENT

  Credit Suisse Trust - Commodity Return Strategy Portfolio (CSCRS)

DIREXION FUNDS

  Insurance Trust - Direxion VP Indexed Managed Futures Strategy Fund  (DXVIMF)

  Insurance Trust - Direxion VP Indexed Commodity Strategy Fund (DXVIC)

  Dynamic VP HY Bond Fund (DXVHY)

FIDELITY INVESTMENTS

  VIP Fund - VIP Strategic Income Portfolio - Service Class 2 (FVSIS2)*

GOLDMAN SACHS ASSET MANAGEMENT GROUP

  Goldman Sachs Global Markets Navigator Fund - Service Shares (GVGMNS)

  VIT - Goldman Sachs High Quality Floating Rate Fund- Advisor Shares  (GVHQFA)*

  VIT - Goldman Sachs Strategic Income Fund - Advisor Shares (GVSIA)*

INVESCO INVESTMENTS

  VI Balanced-Risk Allocation Fund- Series II Shares (IVBRA2)

LAZARD FUNDS

  Retirement Emerging Markets Equity Portfolio - Service Shares (LZREMS)

MASSACHUSETTS FINANCIAL SERVICES CO.

  MFS Global Tactical Allocation Portfolio - Service Class (MVGTAS)

MERGER FUNDS

  The Merger Fund VL (MGRFV)

MORGAN STANLEY

  UIF, Inc. - Global Infrastructure Portfolio- Class II (MSGI2)

  Emerging Markets Debt Portfolio - Class II (MSEMB)

  Global Tactical Asset Allocation Portfolio - Class II (MSVGT2)

  Global Real Estate Portfolio - Class II (VKVGR2)

NATIONWIDE FUNDS GROUP

  NVIT Flexible Moderate Growth Fund Class P (NVFMGP)

  NVIT Flexible Fixed Income Fund Class P (NVFIP)

  Lazard NVIT Flexible Opportunistic Strategies Fund P (NLFOSP)

  NVIT International Index Fund Class I (NVIX)*

  NVIT Bond Index Fund Class I (NVBX)*

  American Funds NVIT Asset Allocation Fund - Class II (GVAAA2)

  Federated NVIT High Income Bond Fund - Class I (HIBF)

  NVIT Emerging Markets Fund - Class I (GEM)

  NVIT Cardinal Aggressive Fund - Class II (NVCRA2)

  NVIT Cardinal Balanced Fund - Class II (NVCRB2)

  NVIT Cardinal Capital Appreciation Fund - Class II (NVCCA2)

  NVIT Cardinal Conservative Fund - Class II (NVCCN2)

  NVIT Cardinal Moderate Fund - Class II (NVCMD2)

  NVIT Cardinal Moderately Aggressive Fund - Class II (NVCMA2)

  NVIT Cardinal Moderately Conservative Fund - Class II (NVCMC2)

  NVIT Core Plus Bond Fund - Class II (NVLCP2)

  NVIT Nationwide Fund - Class I (TRF)

  NVIT Government Bond Fund - Class I (GBF)

  American Century NVIT Growth Fund -Class II (CAF2)

  NVIT Investor Destinations Aggressive Fund - Class II (GVIDA)

  NVIT Investor Destinations Balanced Fund - Class II (NVDBL2)

  NVIT Investor Destinations Capital Appreciation Fund - Class II (NVDCA2)

  NVIT Investor Destinations Conservative Fund - Class II (GVIDC)

  NVIT Investor Destinations Moderate Fund - Class II (GVIDM)

  NVIT Investor Destinations Moderately Aggressive Fund - Class II (GVDMA)

  NVIT Investor Destinations Moderately Conservative Fund - Class II (GVDMC)

  NVIT Mid Cap Index Fund - Class I (MCIF)*

  NVIT Money Market Fund - Class I (SAM)

  NVIT Multi-Manager International Growth Fund - Class VI (NVMIG6)

  NVIT Multi-Manager International Value Fund - Class II (GVDIV2)

  NVIT Multi-Manager Large Cap Growth Fund - Class II (NVMLG2)

  NVIT Multi-Manager Large Cap Value Fund - Class II (NVMLV2)

  NVIT Multi-Manager Mid Cap Growth Fund - Class I (NVMMG1)

  NVIT Multi-Manager Mid Cap Growth Fund - Class II (NVMMG2)

  NVIT Multi-Manager Mid Cap Value Fund - Class II (NVMMV2)

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS December 31, 2014

  NVIT Multi-Manager Small Cap Growth Fund - Class I (SCGF)

  NVIT Multi-Manager Small Cap Value Fund - Class I (SCVF)

  NVIT Multi-Manager Small Company Fund - Class I (SCF)

  NVIT Multi-Sector Bond Fund - Class I (MSBF)

  NVIT Short Term Bond Fund - Class II (NVSTB2)

  NVIT Real Estate Fund - Class II (NVRE2)

  NVIT Money Market Fund - Class II (NVMM2)

  Loring Ward NVIT Moderate Fund - Class II (NVLM2)

  Loring Ward NVIT Capital Appreciation Fund - Class II (NVLCA2)

  NVIT Cardinal(SM) Managed Growth Fund - Class II (NCPG2)

  NVIT Cardinal(SM) Managed Growth & Income Fund: Class II (NCPGI2)

  NVIT Investor Destinations Managed Growth Fund: Class II (IDPG2)

  NVIT Investor Destinations Managed Growth & Income Fund: Class II  (IDPGI2)

  NVIT Small Cap Index Fund Class II (NVSIX2)*

  NVIT S&P 500 Index Fund Class I (GVEX1)*

NEUBERGER & BERMAN MANAGEMENT, INC.

  Advisers Mgmt Trust - Absolute Return Multi-Manager Portfolio - S Cl  Sh (NBARMS)*

NORTHERN LIGHTS

  7Twelve Balanced Portfolio (NO7TB)

  Mariner Hyman Beck Portfolio: Class 2 (NOVMH2)

  Power Income VIT Fund, advised by WE Donoghue: Class 2 (NOVPI2)

  BTS Tactical Fixed Income VIT Fund - Class 2 (NOTBBA)

PIMCO FUNDS

  Variable Insurance Trust - Unconstrained Bond Portfolio: Advisor Class (PMUBA)

PORTFOLIOS OF THE ALLIANCEBERNSTEIN VARIABLE PRODUCTS SERIES FUND, INC

  VPS Balanced Wealth Strategy Portfolio - Class B (ALVBWB)

PORTFOLIOS OF THE AMERICAN CENTURY VARIABLE PORTFOLIOS, INC.

  VP Income & Growth Fund - Class III (ACVIG3)

  VP Inflation Protection Fund - Class II (ACVIP2)

  VP Ultra(R) Fund - Class III (ACVU3)

  VP Value Fund - Class III (ACVV3)

PORTFOLIOS OF THE DREYFUS INVESTMENT PORTFOLIOS

  Mid Cap Stock Portfolio- Service Shares (DVMCSS)

PORTFOLIOS OF THE FEDERATED INSURANCE SERIES

  Quality Bond Fund II - Primary Shares (FQB)

PORTFOLIOS OF THE FIDELITY(R) VARIABLE INSURANCE PRODUCTS

  VIP Asset Manager Portfolio - Service Class 2 (FAM2)

  VIP Contrafund(R) Portfolio - Service - Class 2R (FC2R)

  VIP Equity-Income Portfolio - Service Class 2 R (FEI2R)

  VIP Growth Portfolio - Service Class 2 R (FG2R)

  VIP High Income Portfolio - Service Class 2R (FHI2R)

PORTFOLIOS OF THE FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRU

  Franklin Income Securities Fund - Class 2 (FTVIS2)

  Mutual Global Discovery Securities Fund - Class 2 (FTVMD2)

  VIP Founding Funds Allocation Fund - Class 2 (FTVFA2)

PORTFOLIOS OF THE LEGG MASON PARTNERS VARIABLE EQUITY TRUST

  ClearBridge Variable Large Cap Value Portfolio - Class I (SBVI)

LEGG MASON PARTNERS VARIABLE INCOME TRUST

  Western Asset Variable Global High Yield Bond Portfolio - Class II  (LPWHY2)

PORTFOLIOS OF THE OPPENHEIMER VARIABLE ACCOUNT FUNDS

  Global Securities Fund/VA - Service Class (OVGSS)

PORTFOLIOS OF THE PIMCO VARIABLE INSURANCE TRUST

  All Asset Portfolio - Advisor Class (PMVAAD)

  Foreign Bond Portfolio (Unhedged) - Advisor Class (PMVFAD)

  Low Duration Portfolio - Advisor Class (PMVLAD)

  Total Return Portfolio - Advisor Class (PMVTRD)

  CommodityRealReturn(R) Strategy Portfolio - Advisor Class (PMVRSD)

  Variable Insurance Trust - Emerging Markets Bond Portfolio - Advisor  Class (PMVEBD)

  Variable Insurance Trust - Global Bond (Unhedged) - Advisor Class (PMVGBD)

  Variable Insurance Trust - High Yield Portfolio - Advisor Class (PMVHYD)

PORTFOLIOS OF THE PIONEER VARIABLE CONTRACTS TRUST

  Pioneer Emerging Markets VCT Portfolio - Class II (PIVEM2)

  Pioneer High Yield VCT Portfolio - Class II Shares (PIHYB2)

PRO FUNDS

  VP UltraShort NASDAQ-100 (PROUSN)

  VP Access High Yield Fund (PROAHY)

  VP Asia 30 (PROA30)

  VP Banks (PROBNK)

  VP Basic Materials (PROBM)

  VP Bear (PROBR)

  VP Biotechnology (PROBIO)

  VP Bull (PROBL)

  VP Consumer Goods (PROCG)

  VP Consumer Services (PROCS)

  VP Emerging Markets (PROEM)

  VP Europe 30 (PROE30)

  VP Financials (PROFIN)

  VP Health Care (PROHC)

  VP Industrials (PROIND)

  VP International (PROINT)

  VP Internet (PRONET)

  VP Japan (PROJP)

  VP NASDAQ-100 (PRON)

  VP Oil & Gas (PROOG)

  VP Pharmaceuticals (PROPHR)

  VP Precious Metals (PROPM)

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS December 31, 2014

  VP Real Estate (PRORE)

  VP Rising Rates Opportunity (PRORRO)

  VP Semiconductor (PROSCN)

  VP Short Emerging Markets (PROSEM)

  VP Short International (PROSIN)

  VP Short NASDAQ-100 (PROSN)

  VP Technology (PROTEC)

  VP Telecommunications (PROTEL)

  VP U.S. Government Plus (PROGVP)

  VP UltraNASDAQ-100 (PROUN)

  VP Utilities (PROUTL)

GUGGENHEIM INVESTMENTS

  Global Managed Futures Strategy (RVMFU)

  Variable Fund - Long Short Equity Fund (RSRF)

  Variable Fund - CLS AdvisorOne Amerigo (RVAMR)

  Variable Trust - Banking Fund (RBKF)

  Variable Trust - Basic Materials Fund (RBMF)

  Variable Fund - CLS AdvisorOne Select Allocation (RVBER)

  Variable Trust - Biotechnology Fund (RBF)

  Variable Fund - CLS AdvisorOne Clermont (RVCLR)

  Variable Trust - Commodities Strategy Fund (RVCMD)

  Variable Trust - Consumer Products Fund (RCPF)

  Variable Trust - Dow 2x Strategy Fund (RVLDD)

  Variable Trust - Electronics Fund (RELF)

  Variable Trust - Energy Fund (RENF)

  Variable Trust - Energy Services Fund (RESF)

  Variable Trust - Europe 1.25x Strategy Fund (RLCE)

  Variable Trust - Financial Services Fund (RFSF)

  Variable Trust - Government Long Bond 1.2x Strategy Fund (RUGB)

  Variable Trust - Health Care Fund (RHCF)

  Variable Trust - Internet Fund (RINF)

  Variable Trust - Inverse Dow 2x Strategy Fund (RVIDD)

  Variable Trust - Inverse Government Long Bond Strategy Fund (RJNF)

  Variable Trust - Inverse Mid-Cap Strategy Fund (RVIMC)

  Variable Trust - Inverse NASDAQ-100(R) Strategy Fund (RAF)

  Variable Trust - Inverse Russell 2000(R) Strategy Fund (RVISC)

  Variable Trust - Inverse S&P 500 Strategy Fund (RUF)

  Variable Trust - Japan 2x Strategy Fund (RLCJ)

  Variable Trust - Leisure Fund (RLF)

  Variable Trust - Mid-Cap 1.5x Strategy Fund (RMED)

  Variable Fund - Multi-Hedge Strategies (RVARS)

  Variable Trust - NASDAQ-100(R) 2x Strategy Fund (RVF)

  Variable Trust - NASDAQ-100(R) Fund (ROF)

  Variable Trust - Nova Fund (RNF)

  Variable Trust - Precious Metals Fund (RPMF)

  Variable Trust - Real Estate Fund (RREF)

  Variable Trust - Retailing Fund (RRF)

  Variable Trust - Russell 2000(R) 1.5x Strategy Fund (RMEK)

  Variable Trust - S&P 500 2x Strategy Fund (RTF)

  Variable Trust - S&P 500 Pure Growth Fund (RVLCG)

  Variable Trust - S&P 500 Pure Value Fund (RVLCV)

  Variable Trust - S&P MidCap 400 Pure Growth Fund (RVMCG)

  Variable Trust - S&P MidCap 400 Pure Value Fund (RVMCV)

  Variable Trust - S&P SmallCap 600 Pure Growth Fund (RVSCG)

  Variable Trust - S&P SmallCap 600 Pure Value Fund (RVSCV)

  Variable Trust - Strengthening Dollar 2x Strategy Fund (RVSDL)

  Variable Trust - Technology Fund (RTEC)

  Variable Trust - Telecommunications Fund (RTEL)

  Variable Trust - Transportation Fund (RTRF)

  Variable Trust - Utilities Fund (RUTL)

  Variable Trust - Weakening Dollar 2x Strategy Fund (RVWDL)

  Variable Funds Trust - Series F (Floating Rate Strategies Series) (GVFRB)

  Series M (Macro Opportunities Series) (GSBLMO)

  Rydex Variable Trust - High Yield Strategy Fund (RHYS)*

VAN ECK ASSOCIATES CORPORATION

  VIP Trust Global Hard Assets Fund - Initial Class (VWHA)

  VIP Trust - Multi-Manager Alternatives Fund: Initial Class (VWAR)

WADDELL & REED, INC.

  Variable Insurance Portfolios - Asset Strategy (WRASP)

*At December 31, 2014, contract owners have not invested in this fund.

The contract owners’ equity is affected by the investment results of each fund, equity transactions by contract owners and certain contract expenses (see note 2). The accompanying financial statements include only contract owners’ purchase payments pertaining to the variable portions of their contracts and exclude any purchase payments for fixed dollar benefits, the latter being included in the accounts of the Company.

A contract owner may choose from among a number of different underlying mutual fund options. The underlying mutual fund options are not available to the general public directly. The underlying mutual funds are available as investment options in variable life insurance policies or variable annuity contracts issued by life insurance companies or, in some cases, through participation in certain qualified pension or retirement plans.

Some of the underlying mutual funds have been established by investment advisers which manage publicly traded mutual funds having similar names and investment objectives. While some of the underlying mutual funds may be similar to, and may in fact be modeled after, publicly traded mutual funds, the underlying mutual funds are not otherwise directly related to any publicly traded mutual fund. Consequently, the investment performance of publicly traded mutual funds and any corresponding underlying mutual funds may differ substantially.

A purchase payment could be presented as a negative equity transaction in the Statements of Changes in Contract Owners’ Equity if a prior period purchase payment is refunded to a contract owner due to a contract cancellation during the free look period, and/or if a gain is realized by the contract owner during the free look period.

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS December 31, 2014

The Company allocates purchase payments to sub-accounts and/or the fixed account as instructed by the contract owner. Shares of the sub-accounts are purchased at Net Asset Value, then converted into accumulation units. Certain transactions may be subject to conditions imposed by the underlying mutual funds, as well as those set forth in the contract.

(c) Security Valuation, Transactions and Related Investment Income

Investments in underlying mutual funds are valued at the closing net asset value per share at December 31, 2014 of such funds. The cost of investments sold is determined on a first in - first out basis. Investment transactions are accounted for on the trade date (date the order to buy or sell is executed), and dividends and capital gain distributions are accrued as of the ex-dividend date and are reinvested in the underlying mutual funds.

(d) Federal Income Taxes

Operations of the Account form a part of, and are taxed with, operations of the Company which is taxed as a life insurance company under the Internal Revenue Code. The Company does not provide for income taxes within the Account. Taxes are generally the responsibility of the contract owner upon termination or withdrawal.

(e) Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with U.S. generally accepted accounting principles may require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, if any, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(f) Calculation of Annuity Reserves

At each financial reporting date, the separate account financial statement includes an aggregate amount of net assets allocated to future contract benefits for the contracts in the payout (annuitization) period. The payout (annuitization) period begins when amounts accumulated under the contract (the contract value) are applied according to payment method selected by the contract owner.

Annuity reserves are computed for contracts in the variable payout stage according to industry standard mortality tables. The assumed investment return is 3.5% unless the annuitant elects otherwise, in which case the rate may vary from 3.5% to 7.0%, as regulated by the laws of the respective states. The mortality risk is fully borne by the Company and may result in additional amounts being transferred into the Account by the Company to cover greater longevity of annuitants than expected. Conversely, if reserves exceed amounts required, transfers may be made to the Company.

(g) Recently Issued Accounting Standards

On January 1, 2014, the Company adopted Accounting Standards Update (ASU) 2013-08, which amends existing guidance in ASC 946, Financial Services – Investment Companies. The amended guidance modifies the definition of investment companies and requires new disclosures around the status of investment companies. In addition, the guidance requires an investment company to measure its noncontrolling interests in another investment company at fair value rather than the equity method of accounting. The adoption of this guidance resulted in increased disclosures only and had no impact on the Account’s financial statements.

(h) Subsequent Events

The Company evaluated subsequent events through the date the financial statements were issued with the SEC.

(2) Expenses

The Company does not deduct a sales charge from purchase payments received from the contract owners. However, if any part of the contract value of such contracts is redeemed, the Company will, with certain exceptions, deduct from a contract owners’ contract value a contingent deferred sales charge not to exceed 7% of purchase payments redeemed. This charge declines 1% per year for those products with Contingent Deferred Sales Charge (CDSC) schedules; excluding marketFLEX II, which declines at 1% per year beginning after the purchase payment has been held in the contact for one year. After the purchase payment has been held in the contract for 7 years, the charge is 0%. No contingent deferred sales charge is deducted on marketFLEX Advisor contracts. No sales charges are deducted on redemptions used to purchase units in the fixed investment options of the Company.

For Smith Barney contracts, the Company deducts a contract maintenance charge of $30, which is satisfied by redeeming units.

The Company deducts a mortality and expense risk charge assessed through a reduction of the unit value. The Option table on the following page illustrates the annual rate for all contract level charges by product, as well as the maximum variable account charge per product. The table also summarizes the contract level options available to contract owners. The options are described in more detail in the applicable product prospectus.

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS December 31, 2014

Nationwide Variable Account - 4 Options	Smith Barney	Market Flex Annuity	Market Flex II Annuity	Market Flex Advisor Annuity
Variable Account Charges:	1.25%	1.15%	1.05%	0.25%
CDSC Option:
Administrative Charge	0.05%	0.00%	0.20%	0.20%
Four Year CDSC	-	-	0.35%	-
No CDSC	-	0.20%	0.40%	0.00%
Death Benefit Options:
Highest Anniversary Death Benefit	-	0.20%	0.30%	-

If death before annuitization, benefit will be greatest of (i) contract value, (ii) purchase payments less surrenders or (iii) highest contract value prior to contract age specifications less surrenders.

Highest Anniversary or 5% Enhanced Death Benefit	-	0.25%	-	-

If death before annuitization, benefit will be greatest of (i) contract value, (ii) purchase payments less surrenders, (iii) highest contract value prior to contract age specifications less surrenders, or (iv) the 5% interest anniversary value.

Return of Premium Enhanced Death Benefit Option	-	-	0.20%	0.20%
If death before annuitization, benefit will be greatest of (i) contract value, (ii) purchase payments less surrenders.
Extra Value Option (EV):

Fee assessed to assets of the variable account during the first seven contract years in exchange for an application of Extra Value Credit based on purchase payments made during the first 12 months that contract is in force.

3% Extra Value Credit Option	-	0.45%	0.40%	0.40%
4% Extra Value Credit Option	-	-	0.55%	0.55%
iFLEX Option	-	-	0.60%	-
Withdrawal benefit providing contract owner a choice as to the form the benefit will take.
Note: May not be elected if the No CDSC option is elected.

Maximum Variable Account Charges (1)	1.30%	2.05%	3.10%	1.20%

(1) When maximum options are elected. The contract charges indicated in bold, when summarized, represent the Maximum Variable Account Charges if all optional benefits available under the contract are elected including the most expensive of the mutually exclusive optional benefits.

The following table provides variable account charges by asset fee rates for the period ended December 31, 2014.

	Total	AAEIP3	AMVGS4	MLVGA3	CSCRS	DXVIMF	DXVIC	DXVHY

0.45%	$354,692	$180	$89	$2,733	$397	$-	$-	$202
0.65%	$59,500	146	107	772	66	-	-	-
0.70%	$2,149	-	-	-	-	-	-	-
0.80%	$144	-	-	68	-	-	-	-
0.85%	$8,573	-	-	-	-	-	-	-
0.90%	$472	-	-	-	-	-	-	-
0.95%	$4,329	-	-	153	-	-	-	-
1.00%	$17,753	-	-	-	-	-	-	-
1.05%	$760	-	-	-	-	-	-	-
1.10%	$2,312	-	-	-	-	-	-	-
1.15%	$2,025,138	2,370	275	49,869	1,479	60	-	1,476
1.20%	$2,733	-	-	-	-	-	-	-
1.25%	$1,958,786	5,516	2,395	28,699	1,606	570	64	1,308
1.30%	$28,471	-	-	-	-	-	-	-
1.35%	$3,438,725	6,583	3,632	61,171	1,180	431	-	7,095
1.40%	$768,541	372	1,014	20,941	126	-	-	45
1.45%	$322,720	411	213	8,598	24	131	-	309
1.55%	$2,122,874	4,676	1,038	49,700	1,009	637	44	11,455
1.60%	$2,604,451	5,100	5,119	37,798	6,102	369	-	232
1.65%	$2,312,675	4,444	752	44,244	103	1,547	-	11,098
1.80%	$1,152,067	804	1,733	26,868	499	560	-	671
1.85%	$198,277	289	856	3,210	79	261	-	106
1.90%	$1,692,152	1,867	1,857	24,553	1,076	107	-	1,648
1.95%	$507,824	237	772	10,670	256	-	20	235
2.00%	$175,297	8	310	5,741	-	209	13	97
2.05%	$19,003	-	-	-	-	-	-	-
2.10%	$425,216	323	2,360	9,734	839	299	-	60
2.15%	$352,281	8	1,838	10,297	419	120	-	-
2.20%	$86,049	1	-	1,024	-	-	-	-
2.25%	$9,006	-	-	-	-	-	-	-
2.30%	$112,224	-	-	-	-	-	-	-
2.35%	$68,109	-	142	317	-	80	-	-
2.40%	$12,034	-	-	267	-	-	-	-
2.45%	$126,383	-	83	485	-	-	-	-
2.50%	$100,380	-	-	-	-	-	-	5,342
2.55%	$1,083	-	-	-	-	-	-	-
2.85%	$8,865	-	-	-	-	-	-	-

Totals	$21,082,048	$33,335	$24,585	$397,912	$15,260	$5,381	$141	$41,379

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS December 31, 2014

	GVGMNS	IVBRA2	LZREMS	MVGTAS	MGRFV	MSGI2	MSEMB	MSVGT2

0.45%	$-	$206	$274	$8	$-	$85	$33	$-
0.65%	-	-	46	162	17	13	8	4
0.70%	-	-	-	-	-	-	-	-
0.80%	-	-	-	-	-	-	-	-
0.85%	-	-	-	-	-	-	-	-
0.90%	-	-	-	-	-	-	-	-
0.95%	-	-	-	-	-	-	-	-
1.00%	-	-	-	-	-	-	-	-
1.05%	-	-	-	-	-	-	3	-
1.10%	-	-	-	-	-	-	-	-
1.15%	-	2,035	2,662	1,696	1,974	485	1,473	1,560
1.20%	-	-	-	-	-	-	-	-
1.25%	72	3,741	2,382	2,763	571	875	4,960	2,379
1.30%	-	-	-	-	-	-	-	-
1.35%	-	158	2,030	2,438	82	770	671	3,220
1.40%	-	536	183	4,255	28	-	36	260
1.45%	15	654	1,975	895	979	517	940	857
1.55%	5	354	6,639	1,980	3,774	1,184	5,216	1,676
1.60%	516	1,654	5,745	4,002	652	409	4,674	3,118
1.65%	-	952	2,021	4,671	584	730	6,631	1,274
1.80%	-	1,547	2,230	2,103	212	761	2,641	2,497
1.85%	-	500	212	633	69	63	976	288
1.90%	80	294	3,677	2,295	522	407	3,547	2,057
1.95%	68	1,820	285	2,103	52	101	1,987	426
2.00%	-	83	-	-	81	27	170	233
2.05%	-	-	-	-	-	-	-	-
2.10%	63	-	164	648	38	18	2,152	463
2.15%	138	108	930	-	23	309	1,024	-
2.20%	-	-	308	238	-	51	-	181
2.25%	-	-	-	-	-	-	-	-
2.30%	-	-	97	-	-	-	-	-
2.35%	-	-	266	-	-	-	104	-
2.40%	-	794	-	-	791	323	-	-
2.45%	-	-	148	-	5	7	113	-
2.50%	-	-	-	203	-	-	135	-
2.55%	-	-	-	-	-	-	-	-
2.85%	-	-	-	-	-	-	-	-

Totals	$957	$15,436	$32,274	$31,093	$10,454	$7,135	$37,494	$20,493

	VKVGR2	NVFMGP	NVFIP	NLFOSP	GVAAA2	HIBF	GEM	NVCRA2

0.45%	$184	$-	$-	$-	$1,223	$22	$123	$301
0.65%	130	-	-	-	705	-	83	94
0.70%	-	-	-	-	-	-	-	-
0.80%	-	-	-	-	-	-	-	-
0.85%	-	-	-	-	-	-	-	-
0.90%	-	-	-	-	-	-	-	-
0.95%	-	-	-	-	-	93	-	-
1.00%	-	-	-	-	492	-	-	-
1.05%	-	-	-	-	-	-	-	-
1.10%	-	-	-	-	-	-	-	-
1.15%	3,154	-	2	319	21,616	9,142	1,795	3,690
1.20%	-	-	-	-	-	-	-	-
1.25%	4,782	194	1,274	117	20,832	2,683	1,875	7,818
1.30%	-	-	-	-	-	-	-	-
1.35%	1,374	37	1,317	50	47,201	8,251	1,642	15,935
1.40%	2,712	-	-	39	25,355	2,607	379	457
1.45%	2,190	2,372	2,020	2,399	6,660	-	590	620
1.55%	14,664	252	13	263	26,243	10,314	7,427	503
1.60%	18,369	1,248	19	1,085	23,473	1,032	3,552	12,208
1.65%	7,701	314	524	547	34,492	924	4,337	17,085
1.80%	1,357	115	340	-	12,126	206	2,389	1,641
1.85%	612	804	-	-	3,845	-	513	648
1.90%	7,665	771	9	169	18,113	270	3,250	3,150
1.95%	1,083	530	12	168	8,791	-	4,199	58
2.00%	147	-	-	-	8,505	-	37	-
2.05%	-	-	-	-	-	-	-	-
2.10%	2,146	-	-	-	2,478	-	1,331	31
2.15%	1,362	-	-	-	7,986	111	446	-
2.20%	191	-	-	-	8,758	-	134	-
2.25%	-	-	-	-	-	-	-	-
2.30%	-	-	-	-	26,504	-	-	-
2.35%	-	-	-	-	-	-	-	-
2.40%	625	-	-	-	-	-	-	-
2.45%	328	-	-	-	16,392	-	4	-
2.50%	84	-	-	-	654	-	841	-
2.55%	-	-	-	-	-	-	-	-
2.85%	-	-	-	-	-	-	-	-

Totals	$70,860	$6,637	$5,530	$5,156	$322,444	$35,655	$34,947	$64,239

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS December 31, 2014

	NVCRB2	NVCCA2	NVCCN2	NVCMD2	NVCMA2	NVCMC2	NVLCP2	TRF

0.45%	$768	$41	$106	$774	$765	$309	$1,732	$2,494
0.65%	118	507	250	838	-	-	33	-
0.70%	-	-	-	-	-	-	-	-
0.80%	-	-	-	-	-	-	-	-
0.85%	336	345	-	-	-	-	2	-
0.90%	-	-	-	-	-	-	-	-
0.95%	-	-	-	-	-	727	-	-
1.00%	-	-	-	-	-	-	6	-
1.05%	-	-	-	-	-	-	20	-
1.10%	-	-	-	-	-	-	-	-
1.15%	12,546	8,358	13,257	16,321	13,903	397	3,608	2,477
1.20%	-	-	-	-	-	-	-	-
1.25%	34,726	14,810	6,403	28,917	14,390	2,410	5,170	2,437
1.30%	-	-	-	-	-	-	-	-
1.35%	12,618	6,773	11,634	73,226	55,929	26,607	10,855	4,322
1.40%	6,042	1,676	1,337	7,791	5,155	3,061	973	627
1.45%	1,615	4,361	434	1,979	5,167	642	583	243
1.55%	12,328	17,010	12,370	23,492	3,429	866	4,502	344
1.60%	15,142	27,362	12,213	49,818	22,793	14,653	57,571	4,426
1.65%	8,694	19,279	21,990	155,914	76,735	35,877	17,469	1,931
1.80%	2,659	12,637	7,071	10,495	9,773	4,502	9,938	63
1.85%	1,332	1,793	2,995	3,178	170	578	2,560	22
1.90%	12,598	15,897	54,735	13,266	790	12,760	15,343	582
1.95%	522	8,676	9,397	12,659	91	77	3,762	18
2.00%	291	7,480	1,996	5,903	565	15	918	28
2.05%	-	-	-	-	-	-	-	-
2.10%	989	853	571	3,209	75	-	1,918	611
2.15%	31	4,334	6,777	2,257	414	1,318	2,192	-
2.20%	379	-	3,762	2,719	671	3,835	7	130
2.25%	-	-	54	-	-	-	58	-
2.30%	51	18	2,124	618	-	-	-	63
2.35%	12	-	-	-	-	-	1,429	-
2.40%	-	-	-	106	-	-	-	-
2.45%	-	-	-	-	498	-	253	68
2.50%	34	561	-	2,270	871	373	-	-
2.55%	-	59	-	-	-	-	-	-
2.85%	-	-	-	-	-	8,865	-	-

Totals	$123,831	$152,830	$169,476	$415,750	$212,184	$117,872	$140,902	$20,886

	GBF	CAF2	GVIDA	NVDBL2	NVDCA2	GVIDC	GVIDM	GVDMA

0.45%	$1,057	$12	$27	$669	$54	$443	$2,821	$478
0.65%	18	264	36	-	-	-	31	-
0.70%	-	-	-	-	-	-	-	-
0.80%	-	-	-	-	-	-	-	-
0.85%	25	-	-	-	127	-	-	-
0.90%	-	-	-	-	-	-	-	-
0.95%	196	-	-	-	-	-	-	-
1.00%	-	-	-	14	257	-	-	-
1.05%	-	-	-	-	-	-	-	-
1.10%	-	-	-	-	-	-	-	-
1.15%	14,379	240	5,295	3,239	1,358	20,647	40,544	15,547
1.20%	-	-	-	-	-	-	-	-
1.25%	4,499	726	4,472	1,420	1,502	5,625	2,905	792
1.30%	-	-	-	-	-	-	-	-
1.35%	15,417	505	14,081	1,375	90	22,324	51,137	23,663
1.40%	3,994	65	4,374	198	45	1,995	13,767	6,905
1.45%	1,316	84	-	478	741	276	16	376
1.55%	12,563	748	1,700	920	1,181	16,610	24,846	8,039
1.60%	6,693	345	21,204	3,498	3,320	7,165	15,704	7,568
1.65%	4,121	930	809	1,772	9,220	19,938	6,992	2,071
1.80%	817	853	4,093	810	58	811	498	338
1.85%	62	-	481	-	33	1,268	18	-
1.90%	875	1,716	6,126	851	1,072	330	948	1,964
1.95%	3,680	83	646	248	164	2,521	169	275
2.00%	67	31	-	876	-	215	1,634	-
2.05%	-	-	-	-	-	-	-	-
2.10%	1,256	267	-	-	-	-	77	-
2.15%	604	-	78	-	-	1,323	-	71
2.20%	-	-	-	-	19	-	324	-
2.25%	-	-	-	-	32	-	-	-
2.30%	-	-	-	29	2,060	31	35	-
2.35%	127	-	-	-	-	-	626	-
2.40%	-	-	-	-	-	-	-	-
2.45%	-	-	-	-	-	-	1,273	1,076
2.50%	139	2,051	29	-	270	837	1,804	76
2.55%	-	-	-	-	-	-	-	-
2.85%	-	-	-	-	-	-	-	-

Totals	$71,905	$8,920	$63,451	$16,397	$21,603	$102,359	$166,169	$69,239

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS December 31, 2014

	GVDMC	SAM	NVMIG6	GVDIV2	NVMLG2	NVMLV2	NVMMG1	NVMMG2

0.45%	$1,035	$-	$741	$133	$659	$757	$-	$337
0.65%	-	-	-	-	44	11	-	72
0.70%	-	-	-	-	-	-	-	-
0.80%	-	-	-	-	-	-	-	-
0.85%	-	-	-	-	-	-	-	-
0.90%	-	-	-	-	-	-	-	-
0.95%	-	-	-	-	-	85	-	-
1.00%	-	-	-	-	-	-	-	-
1.05%	-	-	-	-	-	-	-	-
1.10%	-	-	-	-	-	-	-	-
1.15%	7,722	-	2,169	1,850	3,221	4,441	170	3,706
1.20%	-	-	-	-	-	-	-	-
1.25%	11,765	-	4,888	2,279	3,681	4,333	-	2,023
1.30%	-	1,641	-	-	-	-	-	-
1.35%	28,329	-	8,035	3,454	3,249	3,861	2,539	6,368
1.40%	13,025	-	2,891	407	2,120	1,567	741	368
1.45%	183	-	215	359	487	1,387	-	1,869
1.55%	3,870	-	5,285	3,551	5,154	5,698	30	4,279
1.60%	9,266	-	6,716	10,865	4,183	6,265	248	8,338
1.65%	10,537	-	9,683	4,179	4,379	8,361	-	4,468
1.80%	118	-	1,669	2,850	17,904	21,275	-	7,682
1.85%	11	-	51	34	327	458	-	295
1.90%	10,724	-	8,488	4,251	3,545	5,173	-	6,092
1.95%	3,754	-	2,644	1,137	3,259	3,438	-	737
2.00%	-	-	38	225	1,293	1,757	-	419
2.05%	1,130	-	-	-	-	-	-	-
2.10%	2,060	-	579	1,421	1,330	3,499	-	783
2.15%	-	-	50	243	427	3,076	-	814
2.20%	-	-	-	-	-	133	-	-
2.25%	354	-	-	-	-	-	-	-
2.30%	-	-	-	-	-	-	-	-
2.35%	2,124	-	-	-	148	92	-	95
2.40%	-	-	-	-	-	-	-	-
2.45%	-	-	864	539	219	342	-	79
2.50%	1,230	-	-	-	2,377	-	-	-
2.55%	-	-	-	-	-	-	-	-
2.85%	-	-	-	-	-	-	-	-

Totals	$107,237	$1,641	$55,006	$37,777	$58,006	$76,009	$3,728	$48,824

	NVMMV2	SCGF	SCVF	SCF	MSBF	NVSTB2	NVRE2	NVMM2

0.45%	$2,202	$92	$1,562	$183	$381	$134	$165	$80,266
0.65%	118	11	30	99	82	166	90	11,656
0.70%	-	-	-	-	-	-	-	7
0.80%	-	-	-	-	-	-	-	-
0.85%	-	-	122	-	-	2	-	307
0.90%	-	-	-	-	-	-	-	-
0.95%	-	-	28	-	-	-	-	92
1.00%	-	-	-	-	6	-	-	763
1.05%	-	-	-	-	25	-	-	154
1.10%	-	-	-	-	-	-	-	236
1.15%	7,580	791	1,992	5,931	942	15,158	3,484	308,715
1.20%	-	-	-	8	-	-	132	13
1.25%	9,669	1,687	3,058	1,565	3,485	13,387	8,052	263,171
1.30%	-	-	-	-	-	-	-	-
1.35%	14,308	2,568	4,042	9,627	2,183	8,431	3,316	556,580
1.40%	999	619	1,729	2,424	964	1,513	33	134,169
1.45%	1,433	55	236	170	598	1,267	1,793	51,945
1.55%	5,154	1,968	2,352	3,413	2,046	18,035	3,679	278,596
1.60%	14,316	2,210	3,517	1,832	2,643	7,892	784	321,244
1.65%	12,668	677	2,765	3,586	10,989	3,873	4,305	369,336
1.80%	5,255	4,771	2,837	552	1,863	4,680	2,538	297,316
1.85%	1,296	34	80	48	189	8,493	444	32,665
1.90%	8,073	1,472	2,396	776	3,514	4,692	552	142,098
1.95%	2,100	31	565	156	1,117	616	409	52,509
2.00%	645	628	50	-	79	1,555	739	14,856
2.05%	82	65	-	-	-	-	-	1,516
2.10%	3,294	839	2,044	404	2,422	431	1,601	72,491
2.15%	1,690	871	336	7	1,539	91	200	37,265
2.20%	116	534	-	-	-	10	500	7,524
2.25%	-	-	-	-	58	-	-	2,655
2.30%	-	-	-	-	-	-	-	13,396
2.35%	95	91	45	-	-	4	121	11,433
2.40%	-	-	-	-	-	-	-	1,253
2.45%	646	32	262	-	50	459	130	17,868
2.50%	-	94	-	-	-	-	424	4,981
2.55%	-	-	-	-	-	-	-	63
2.85%	-	-	-	-	-	-	-	-

Totals	$91,739	$20,140	$30,048	$30,781	$35,175	$90,889	$33,491	$3,087,139

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS December 31, 2014

	NVLM2	NVLCA2	NCPG2	NCPGI2	IDPG2	IDPGI2	NO7TB	NOVMH2

0.45%	$2,448	$226	$-	$31	$-	$-	$-	$254
0.65%	-	27	712	-	-	-	148	29
0.70%	-	-	-	-	-	-	-	-
0.80%	-	-	-	-	-	-	-	-
0.85%	169	-	-	-	-	-	-	-
0.90%	-	-	-	-	-	-	-	-
0.95%	-	-	-	-	-	-	-	-
1.00%	-	-	-	-	-	-	-	-
1.05%	-	-	-	-	-	-	-	-
1.10%	-	-	-	-	-	-	-	-
1.15%	40	1,298	23	-	-	-	863	83
1.20%	-	-	-	-	-	-	-	-
1.25%	17,963	2,189	53	168	299	273	1,638	3,592
1.30%	-	-	-	-	-	-	-	-
1.35%	51	203	200	11	107	77	1,816	88
1.40%	598	90	-	-	-	-	84	16
1.45%	-	13	3,440	33	-	-	175	3,566
1.55%	95	81	380	4,362	456	787	5,457	5,221
1.60%	22,247	4,134	-	10	335	63	254	6,159
1.65%	10,737	9,949	141	351	1,120	-	997	4,429
1.80%	399	500	615	39	134	201	11	1,153
1.85%	37	-	-	118	123	-	189	992
1.90%	7,154	2,785	300	17	151	148	838	16,996
1.95%	-	34	-	4	-	-	1,444	1,145
2.00%	-	-	-	34	-	13	-	99
2.05%	-	-	-	-	-	-	-	-
2.10%	-	-	-	140	-	26	1,627	216
2.15%	4,188	-	-	2,623	-	-	-	618
2.20%	-	103	-	-	-	-	-	49
2.25%	-	-	-	-	-	-	-	-
2.30%	-	630	-	-	-	-	-	-
2.35%	-	-	-	15	-	-	-	-
2.40%	-	-	-	-	-	-	-	-
2.45%	-	-	-	-	-	-	565	-
2.50%	-	-	-	-	-	-	-	78
2.55%	-	-	-	-	-	-	-	-
2.85%	-	-	-	-	-	-	-	-

Totals	$66,126	$22,262	$5,864	$7,956	$2,725	$1,588	$16,106	$44,783

	NOVPI2	NOTBBA	PMUBA	ALVBWB	ACVIG3	ACVIP2	ACVU3	ACVV3

0.45%	$575	$8,237	$4	$265	$939	$1,020	$-	$1,724
0.65%	1	1	-	171	74	1,037	-	207
0.70%	-	-	-	-	-	-	-	-
0.80%	-	-	-	-	-	-	-	-
0.85%	542	-	-	-	238	151	-	269
0.90%	-	-	-	-	-	-	-	-
0.95%	-	-	-	-	-	-	-	162
1.00%	1,402	-	8	-	-	-	-	157
1.05%	-	-	-	-	-	-	-	-
1.10%	-	-	-	-	-	-	-	-
1.15%	2,769	2,331	1,742	1,396	11,424	4,392	8,620	18,613
1.20%	-	-	-	-	-	-	-	13
1.25%	21,602	24,678	4,008	6,927	9,341	14,226	-	17,149
1.30%	-	-	-	-	-	-	-	-
1.35%	10,489	4,182	1,012	2,557	23,696	9,216	1,268	43,957
1.40%	18	13	1,429	554	7,526	5,148	628	11,738
1.45%	5,832	822	2,369	-	468	1,711	-	4,538
1.55%	18,500	8,711	5,379	515	9,418	28,977	118	17,331
1.60%	17,557	9,169	2,150	5,784	12,054	18,824	533	9,080
1.65%	42,968	101,530	4,384	377	5,520	12,121	-	3,132
1.80%	28,002	24,497	389	3,294	3,015	8,283	-	4,024
1.85%	1,612	11,176	274	-	32	1,191	-	117
1.90%	17,903	8,228	2,444	46	9,977	10,002	-	5,447
1.95%	9,286	1,009	2,610	347	1,969	9,502	-	1,580
2.00%	2,249	1,498	104	-	50	274	-	-
2.05%	-	-	-	-	-	-	-	-
2.10%	3,799	751	9	367	1,657	3,601	-	1,159
2.15%	2,190	1	86	23	1,808	6,181	-	313
2.20%	-	-	95	-	572	-	-	479
2.25%	-	-	-	-	-	-	-	-
2.30%	694	-	-	-	-	-	-	-
2.35%	237	15	-	-	11	327	-	3
2.40%	627	-	-	-	-	-	-	-
2.45%	16	-	-	-	255	2,322	-	1,888
2.50%	83	-	-	-	549	211	-	513
2.55%	-	-	-	-	-	-	-	-
2.85%	-	-	-	-	-	-	-	-

Totals	$188,953	$206,849	$28,496	$22,623	$100,593	$138,717	$11,167	$143,593

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS December 31, 2014

	DVMCSS	FQB	FAM2	FC2R	FEI2R	FG2R	FHI2R	FTVIS2

0.45%	$-	$-	$1,607	$-	$1,362	$2,399	$2,351	$1,889
0.65%	1	-	298	-	427	477	733	299
0.70%	-	-	-	-	-	-	-	-
0.80%	-	-	-	-	-	-	-	-
0.85%	-	-	-	-	-	187	-	1,198
0.90%	-	-	-	-	-	-	-	-
0.95%	-	-	-	85	-	205	-	-
1.00%	-	-	-	34	105	111	29	2,607
1.05%	-	-	-	-	-	-	-	-
1.10%	-	-	-	-	-	-	-	-
1.15%	650	-	3,111	24,973	17,563	20,401	11,096	6,725
1.20%	-	-	-	-	-	-	-	48
1.25%	419	-	1,519	-	10,168	47,217	9,731	13,153
1.30%	-	67	-	-	-	-	-	-
1.35%	184	-	1,019	50,764	42,757	36,654	12,511	20,659
1.40%	-	-	536	19,050	10,169	7,275	1,379	2,734
1.45%	14	-	487	-	536	3,435	608	5,604
1.55%	78	-	567	18,348	17,030	28,025	9,715	13,745
1.60%	201	-	1,116	2,611	32,067	22,197	9,088	11,216
1.65%	176	-	4,110	-	10,810	16,203	16,360	16,602
1.80%	32	-	3,285	-	12,950	33,720	3,001	7,490
1.85%	24	-	-	-	616	232	1,307	3,772
1.90%	407	-	817	-	5,794	13,565	8,459	5,013
1.95%	54	-	528	-	6,528	5,509	3,163	6,597
2.00%	-	-	-	-	588	1,133	580	1,256
2.05%	-	-	-	-	-	101	-	1,725
2.10%	11	-	2	-	3,035	7,774	896	7,800
2.15%	279	-	1,934	-	4,759	2,349	552	2,283
2.20%	-	-	-	-	379	218	-	412
2.25%	-	-	-	-	-	-	-	438
2.30%	-	-	4,989	-	-	-	-	-
2.35%	53	-	-	-	414	729	-	5,932
2.40%	-	-	-	-	-	-	-	1,457
2.45%	-	-	458	-	3,748	3,134	1,456	557
2.50%	1,975	-	-	-	233	960	547	1,560
2.55%	-	-	-	-	-	-	-	-
2.85%	-	-	-	-	-	-	-	-

Totals	$4,558	$67	$26,383	$115,865	$182,038	$254,210	$93,562	$142,771

	FTVMD2	FTVFA2	SBVI	LPWHY2	OVGSS	PMVAAD	PMVFAD	PMVLAD

0.45%	$755	$533	$-	$4,454	$491	$1,862	$688	$2,716
0.65%	106	231	-	313	1,357	239	903	1,899
0.70%	-	-	-	-	-	-	-	-
0.80%	-	-	-	-	-	-	-	-
0.85%	-	-	-	-	-	-	6	-
0.90%	-	-	-	-	-	-	-	-
0.95%	-	259	-	-	-	33	-	-
1.00%	-	-	-	-	-	-	9	-
1.05%	-	-	-	8	-	-	17	-
1.10%	-	-	-	-	-	-	-	-
1.15%	3,901	19,233	-	13,002	2,903	12,805	2,645	12,058
1.20%	-	-	-	-	8	-	-	-
1.25%	5,023	8,057	-	28,394	2,855	6,241	2,774	12,590
1.30%	-	-	26,763	-	-	-	-	-
1.35%	4,916	11,876	-	13,939	1,019	19,305	3,412	22,915
1.40%	617	8,935	-	3,505	940	3,364	429	2,686
1.45%	520	802	-	683	543	8,237	258	5,540
1.55%	12,136	7,820	-	14,670	3,038	20,324	8,692	53,781
1.60%	3,129	3,537	-	11,012	2,443	5,511	7,191	11,328
1.65%	2,899	3,846	-	31,484	1,680	51,529	783	17,576
1.80%	1,372	3,667	-	4,261	3,428	8,921	924	3,937
1.85%	292	109	-	226	291	1,161	266	240
1.90%	9,865	533	-	8,261	4,962	13,220	2,129	16,938
1.95%	1,413	3,499	-	123	1,927	12,634	1,285	8,526
2.00%	124	307	-	222	7	4,243	222	510
2.05%	-	-	-	-	-	-	-	9,481
2.10%	1,135	-	-	1,897	439	2,135	2,635	889
2.15%	1,661	1,190	-	2,501	846	2,974	148	1,410
2.20%	249	291	-	1	-	7,960	28	-
2.25%	-	-	-	-	-	-	-	2,411
2.30%	-	-	-	-	-	-	-	-
2.35%	-	-	-	-	1	246	-	18,635
2.40%	-	-	-	-	-	-	-	358
2.45%	199	253	-	-	-	402	373	966
2.50%	-	-	-	-	1,310	-	-	8,485
2.55%	-	-	-	-	-	-	-	-
2.85%	-	-	-	-	-	-	-	-

Totals	$50,312	$74,978	$26,763	$138,956	$30,488	$183,346	$35,817	$215,875

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS December 31, 2014

	PMVTRD	PMVRSD	PMVEBD	PMVGBD	PMVHYD	PIVEM2	PIHYB2	PROUSN

0.45%	$2,609	$366	$2,064	$871	$12,689	$29	$-	$9
0.65%	304	65	1,780	206	765	-	-	9
0.70%	-	80	66	-	-	-	-	-
0.80%	-	-	-	-	-	-	-	-
0.85%	3	13	7	29	40	-	-	-
0.90%	-	-	-	-	-	-	-	-
0.95%	-	-	189	203	319	53	134	-
1.00%	52	-	15	12	29	-	-	-
1.05%	-	-	22	19	-	-	-	-
1.10%	-	-	-	-	-	-	-	-
1.15%	29,513	1,135	9,455	3,256	40,182	2,489	754	713
1.20%	-	-	-	-	-	-	-	-
1.25%	13,805	4,458	5,628	11,747	48,376	2,020	1,057	1,110
1.30%	-	-	-	-	-	-	-	-
1.35%	49,537	2,102	7,429	8,637	104,123	2,697	3,528	438
1.40%	5,968	252	859	2,080	7,705	648	700	29
1.45%	2,478	2,757	550	2,114	2,609	35	-	87
1.55%	37,181	6,544	5,810	11,847	28,992	292	2,029	2,055
1.60%	51,707	5,034	4,699	12,389	65,512	408	278	812
1.65%	32,861	2,907	7,783	18,036	96,929	-	969	649
1.80%	7,846	1,823	1,024	4,718	10,057	288	1,046	295
1.85%	1,215	122	349	778	662	218	-	210
1.90%	50,620	2,444	6,579	8,245	12,250	504	-	1,177
1.95%	5,014	469	3,713	5,293	8,819	49	-	42
2.00%	1,840	139	82	246	631	-	793	368
2.05%	-	-	-	-	-	-	-	-
2.10%	8,678	367	4,031	1,223	4,938	1,208	85	926
2.15%	2,264	96	670	1,458	3,763	-	-	5,842
2.20%	384	171	244	8	46	-	-	10
2.25%	-	-	-	-	-	-	-	-
2.30%	-	-	-	-	-	-	-	27
2.35%	68	121	97	184	3	-	-	7
2.40%	-	159	-	-	-	-	-	-
2.45%	4,377	26	1,730	568	688	-	-	55
2.50%	-	45	-	230	84	-	-	1
2.55%	-	-	-	-	-	-	-	-
2.85%	-	-	-	-	-	-	-	-

Totals	$308,324	$31,695	$64,875	$94,397	$450,211	$10,938	$11,373	$14,871

	PROAHY	PROA30	PROBNK	PROBM	PROBR	PROBIO	PROBL	PROCG

0.45%	$22,759	$182	$40	$489	$842	$484	$16,098	$518
0.65%	4,428	44	1	-	150	158	1,066	7
0.70%	-	-	-	-	-	-	-	-
0.80%	-	-	-	-	-	-	-	-
0.85%	45	1	15	77	-	273	-	173
0.90%	-	-	-	-	-	-	-	-
0.95%	-	-	-	-	-	-	-	-
1.00%	995	1	90	452	-	310	1,146	-
1.05%	105	-	-	-	-	-	-	-
1.10%	-	-	-	-	-	-	-	-
1.15%	93,369	779	1,803	687	1,118	3,531	8,989	1,602
1.20%	-	-	-	-	-	96	-	-
1.25%	121,982	3,322	368	11,042	988	13,487	11,521	9,621
1.30%	-	-	-	-	-	-	-	-
1.35%	135,553	4,902	6,352	7,424	796	18,359	11,587	2,938
1.40%	4,808	67	108	10	6	2,195	1,073	561
1.45%	24,112	133	554	677	2,655	4,070	2,351	2,155
1.55%	72,706	2,759	731	2,635	1,371	13,561	8,025	8,582
1.60%	47,017	6,225	4,095	10,672	717	23,606	39,783	12,111
1.65%	104,910	2,319	1,857	15,123	11,106	9,787	32,756	9,207
1.80%	32,637	887	1,669	8,693	677	5,627	17,215	7,805
1.85%	5,543	1,147	421	1,063	434	801	13,028	1,530
1.90%	33,017	11,874	1,564	4,593	943	10,119	25,642	4,718
1.95%	42,350	173	251	632	2,900	7,429	5,851	433
2.00%	3,383	71	705	400	16	550	3,272	250
2.05%	-	-	-	-	-	65	-	-
2.10%	13,253	1,356	3,449	2,001	52	3,523	6,593	1,112
2.15%	1,649	663	1,988	6,613	1,029	11,526	3,191	1,122
2.20%	4,337	-	36	177	65	90	1,062	-
2.25%	-	-	-	-	57	-	948	-
2.30%	608	-	-	-	85	-	2,793	-
2.35%	472	15	86	134	174	161	3,619	29
2.40%	-	-	-	-	-	-	289	-
2.45%	1,317	46	34	-	174	79	9,793	22
2.50%	-	-	-	-	-	249	5,778	-
2.55%	-	-	-	-	-	-	-	-
2.85%	-	-	-	-	-	-	-	-

Totals	$771,355	$36,966	$26,217	$73,594	$26,355	$130,136	$233,469	$64,496

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS December 31, 2014

	PROCS	PROEM	PROE30	PROFIN	PROHC	PROIND	PROINT	PRONET

0.45%	$272	$1,823	$205	$10	$345	$567	$572	$55
0.65%	-	239	115	21	169	107	49	-
0.70%	-	-	-	-	-	-	-	-
0.80%	-	-	-	-	-	-	-	-
0.85%	390	61	1	-	-	-	15	-
0.90%	-	-	-	-	-	-	-	-
0.95%	-	-	-	-	-	-	-	-
1.00%	127	-	1	-	-	-	-	-
1.05%	-	8	-	-	-	-	-	-
1.10%	-	-	-	-	-	-	-	-
1.15%	1,322	2,115	3,358	1,040	5,140	5,059	2,479	948
1.20%	-	374	-	-	-	-	-	10
1.25%	9,995	5,600	994	5,037	12,838	3,827	1,501	4,930
1.30%	-	-	-	-	-	-	-	-
1.35%	4,743	9,313	9,609	1,972	12,195	8,228	13,271	3,565
1.40%	536	309	845	109	1,145	1,043	243	1,000
1.45%	1,643	1,241	661	1,094	1,194	363	436	1,770
1.55%	2,275	7,257	2,247	3,406	16,886	1,951	1,585	9,712
1.60%	9,844	58,788	13,153	12,366	27,428	8,680	3,234	8,232
1.65%	5,668	8,103	2,336	9,729	15,248	8,241	5,484	3,868
1.80%	3,431	4,494	2,858	3,700	15,088	3,009	1,547	1,251
1.85%	367	1,180	395	670	1,858	350	404	1,005
1.90%	2,947	8,710	20,524	5,202	9,614	13,630	21,098	3,957
1.95%	111	1,367	343	865	2,502	526	545	339
2.00%	176	531	494	324	906	234	126	289
2.05%	-	-	-	-	-	-	-	-
2.10%	2,667	2,616	1,209	2,248	3,909	551	743	1,423
2.15%	217	246	634	559	4,554	873	50	559
2.20%	37	44	-	-	36	37	-	200
2.25%	-	-	-	-	-	-	-	-
2.30%	-	3	1	-	33	-	6	32
2.35%	29	153	97	14	214	74	-	-
2.40%	-	2	-	-	-	-	-	-
2.45%	44	133	37	410	23	22	185	643
2.50%	-	-	6	-	100	-	-	-
2.55%	-	-	-	-	-	-	-	-
2.85%	-	-	-	-	-	-	-	-

Totals	$46,841	$114,710	$60,123	$48,776	$131,425	$57,372	$53,573	$43,788

	PROJP	PRON	PROOG	PROPHR	PROPM	PRORE	PRORRO	PROSCN

0.45%	$22	$5,999	$222	$326	$180	$699	$523	$112
0.65%	18	725	533	48	1,177	8	58	13
0.70%	-	-	-	-	-	-	-	-
0.80%	-	-	-	-	-	-	-	-
0.85%	-	115	-	-	-	228	20	-
0.90%	-	-	-	-	-	-	-	-
0.95%	-	-	-	-	-	-	-	-
1.00%	-	384	-	-	-	877	7	4
1.05%	-	8	-	-	-	-	5	-
1.10%	-	-	-	-	-	-	-	-
1.15%	265	9,235	2,813	1,942	1,349	1,907	578	1,090
1.20%	-	21	-	-	162	-	-	-
1.25%	2,506	13,799	11,779	8,735	2,289	7,591	1,386	10,902
1.30%	-	-	-	-	-	-	-	-
1.35%	12,438	9,280	11,045	6,587	5,646	8,007	3,834	7,085
1.40%	258	1,111	814	440	600	421	390	565
1.45%	2,011	2,159	831	1,465	272	931	306	685
1.55%	3,364	9,136	7,103	7,857	8,136	6,580	323	2,269
1.60%	2,149	17,023	21,773	5,124	4,001	18,873	2,559	2,008
1.65%	3,844	6,932	8,894	3,361	2,998	11,570	773	2,582
1.80%	2,890	12,502	3,392	3,138	2,322	3,478	3,355	1,120
1.85%	44	4,589	247	410	316	685	191	229
1.90%	7,304	11,548	17,031	1,956	2,082	5,277	764	490
1.95%	1,560	2,304	368	896	1,291	2,706	1,010	302
2.00%	34	1,223	484	607	280	656	735	-
2.05%	-	-	-	-	-	-	-	-
2.10%	2,141	3,414	2,045	4,586	2,083	1,114	2,705	2,442
2.15%	228	1,194	8,572	11,200	4,088	1,884	636	243
2.20%	224	395	-	-	63	545	178	22
2.25%	-	353	-	-	-	-	-	-
2.30%	-	916	155	-	37	-	-	-
2.35%	5	2,026	-	107	62	148	12	13
2.40%	-	107	-	-	-	-	-	-
2.45%	-	3,164	3	432	32	147	2,443	11
2.50%	-	-	100	-	76	23	-	-
2.55%	-	-	-	-	-	-	-	-
2.85%	-	-	-	-	-	-	-	-

Totals	$41,305	$119,662	$98,204	$59,217	$39,542	$74,355	$22,791	$32,187

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS December 31, 2014

	PROSEM	PROSIN	PROSN	PROTEC	PROTEL	PROGVP	PROUN	PROUTL

0.45%	$136	$127	$240	$297	$11	$429	$1,501	$488
0.65%	65	34	22	19	-	67	109	77
0.70%	-	-	-	-	-	-	-	-
0.80%	-	-	-	-	-	-	-	-
0.85%	19	28	-	349	-	30	-	240
0.90%	-	-	-	-	-	-	-	-
0.95%	-	-	-	-	-	-	-	-
1.00%	-	-	-	319	-	-	-	377
1.05%	-	-	-	-	-	-	-	-
1.10%	-	-	-	-	-	-	-	-
1.15%	334	885	840	819	608	2,693	2,823	1,314
1.20%	-	-	-	88	-	-	-	-
1.25%	24	180	585	9,294	942	2,321	7,048	14,909
1.30%	-	-	-	-	-	-	-	-
1.35%	425	102	407	5,008	2,175	5,647	4,649	3,570
1.40%	26	38	6	184	351	260	319	1,312
1.45%	97	11	105	877	305	605	642	1,574
1.55%	518	468	117	3,160	1,220	3,830	1,368	5,907
1.60%	266	1,938	519	16,238	424	10,733	7,525	11,623
1.65%	107	192	419	18,423	3,009	1,212	1,219	10,758
1.80%	70	77	806	14,157	543	2,052	5,296	9,903
1.85%	67	68	210	1,259	1	237	2,385	1,409
1.90%	153	124	440	4,771	180	5,074	8,620	1,296
1.95%	3	171	42	1,501	42	695	3,108	1,118
2.00%	79	72	15	548	14	2,254	676	745
2.05%	-	-	-	61	-	-	-	843
2.10%	324	157	225	1,369	594	3,275	2,533	1,116
2.15%	425	5,493	4,777	9,265	393	4,430	7,060	4,488
2.20%	-	-	21	-	2	65	2,484	81
2.25%	-	-	19	-	-	-	119	214
2.30%	176	149	70	-	-	-	399	-
2.35%	4	-	23	124	-	67	253	1,758
2.40%	-	2	-	-	-	-	36	-
2.45%	-	-	95	15	346	28	1,041	146
2.50%	-	-	-	57	-	-	677	734
2.55%	-	-	-	-	-	-	-	-
2.85%	-	-	-	-	-	-	-	-

Totals	$3,318	$10,316	$10,003	$88,202	$11,160	$46,004	$61,890	$76,000

	RVMFU	RSRF	RVAMR	RBKF	RBMF	RVBER	RBF	RVCLR

0.45%	$343	$4	$511	$35	$322	$393	$763	$2,033
0.65%	29	1	-	13	39	-	102	-
0.70%	-	-	-	-	165	-	-	-
0.80%	-	-	-	-	-	-	-	-
0.85%	44	79	-	-	-	-	1	-
0.90%	-	-	-	-	16	-	80	-
0.95%	-	-	-	-	-	-	-	-
1.00%	-	-	96	-	-	26	-	41
1.05%	-	-	-	-	-	-	-	-
1.10%	72	146	-	-	-	-	-	-
1.15%	2,923	15,394	52,312	3,671	13,798	19,455	16,299	38,009
1.20%	-	-	-	-	-	-	120	-
1.25%	2,180	6,887	13,752	1,797	7,662	12,510	12,577	10,688
1.30%	-	-	-	-	-	-	-	-
1.35%	7,865	34,835	35,743	6,132	18,091	14,623	34,286	18,573
1.40%	819	5,563	2,135	3,133	7,766	823	12,317	1,023
1.45%	2,223	4,139	8	1,132	484	43	3,887	1,669
1.55%	9,816	30,199	35,567	1,231	4,780	39,585	15,216	117,706
1.60%	8,033	6,188	10,095	803	6,583	7,191	23,288	20,751
1.65%	2,253	4,213	7,474	568	1,208	8,175	4,708	16,781
1.80%	2,409	1,614	5,715	290	1,966	2,534	6,654	6,027
1.85%	1,260	167	-	41	196	-	1,960	-
1.90%	7,357	3,706	7,999	5,446	2,560	6,051	11,251	19,243
1.95%	988	286	7,441	16	324	3,396	1,866	15,434
2.00%	332	1,938	9,055	27	311	6,943	1,335	4,431
2.05%	-	-	-	-	-	-	251	-
2.10%	853	1,640	2,966	400	1,035	1,458	5,001	4,666
2.15%	113	338	10,873	64	291	5,901	9,430	420
2.20%	42	803	1,815	2	307	118	1,922	6,822
2.25%	-	-	-	-	-	-	-	-
2.30%	66	24	817	-	-	2,850	-	2,117
2.35%	170	33	79	45	23	-	58	-
2.40%	-	66	1,050	50	18	566	358	103
2.45%	-	3	9,777	16	48	1,700	923	507
2.50%	-	-	8,423	-	4	7,166	685	18,618
2.55%	20	94	59	-	-	-	-	-
2.85%	-	-	-	-	-	-	-	-

Totals	$50,210	$118,360	$223,762	$24,912	$67,997	$141,507	$165,338	$305,662

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS December 31, 2014

	RVCMD	RCPF	RVLDD	RELF	RENF	RESF	RLCE	RFSF

0.45%	$51	$2,083	$259	$431	$562	$326	$306	$309
0.65%	12	115	56	35	102	100	99	22
0.70%	2	152	-	110	234	-	-	122
0.80%	-	-	-	-	-	-	-	-
0.85%	-	-	26	-	167	-	-	-
0.90%	-	51	-	40	21	-	-	-
0.95%	-	137	-	-	-	-	-	-
1.00%	-	146	-	2	-	-	-	1
1.05%	-	-	-	-	-	-	-	-
1.10%	-	-	-	-	-	-	-	-
1.15%	6,950	19,382	25,214	8,854	21,380	20,206	8,047	10,174
1.20%	-	2	-	30	12	10	-	274
1.25%	4,463	11,378	50,143	1,949	19,754	18,339	314	6,439
1.30%	-	-	-	-	-	-	-	-
1.35%	10,520	24,478	15,789	16,626	33,116	21,721	9,345	19,984
1.40%	1,107	12,545	3,566	9,796	13,903	7,586	2,386	7,869
1.45%	980	935	119	50	1,923	2,146	13	974
1.55%	4,711	11,586	8,912	2,077	10,600	8,373	2,133	5,793
1.60%	3,310	6,621	2,386	3,028	23,938	21,322	17,737	19,102
1.65%	2,778	6,208	1,934	1,566	9,647	8,689	172	2,521
1.80%	2,025	3,201	4,745	1,846	9,916	8,444	96	3,423
1.85%	430	460	699	649	804	1,229	135	521
1.90%	1,970	5,362	2,075	1,676	17,841	13,440	486	5,069
1.95%	715	502	1,770	419	7,128	1,249	350	887
2.00%	1,623	596	718	3	641	175	192	653
2.05%	-	-	-	-	-	-	-	-
2.10%	2,134	1,246	2,247	1,972	1,801	3,025	106	2,780
2.15%	323	607	422	182	2,313	1,329	437	951
2.20%	7	328	1,571	258	437	222	2	1,082
2.25%	-	-	-	-	-	-	-	-
2.30%	-	576	8	-	324	306	-	-
2.35%	81	155	-	51	284	195	-	-
2.40%	44	72	305	-	63	-	-	52
2.45%	931	175	92	-	367	120	-	432
2.50%	22	882	589	4	70	22	-	598
2.55%	10	-	-	-	-	-	-	-
2.85%	-	-	-	-	-	-	-	-

Totals	$45,199	$109,981	$123,645	$51,654	$177,348	$138,574	$42,356	$90,032

	RUGB	RHCF	RINF	RVIDD	RJNF	RVIMC	RAF	RVISC

0.45%	$11,079	$3,544	$123	$10	$6,190	$46	$198	$464
0.65%	2,352	298	111	99	1,144	113	18	62
0.70%	5	125	170	-	-	-	-	-
0.80%	-	-	-	-	-	-	-	-
0.85%	289	106	-	-	70	-	2	39
0.90%	-	59	-	-	-	-	-	-
0.95%	-	-	-	-	-	-	-	-
1.00%	1,475	423	-	-	108	-	-	-
1.05%	69	-	-	-	74	-	-	-
1.10%	35	-	-	-	-	-	-	-
1.15%	24,637	23,769	11,997	3,645	10,890	292	1,556	2,078
1.20%	-	245	193	-	-	-	-	-
1.25%	7,483	20,740	3,211	2,744	6,392	225	349	1,923
1.30%	-	-	-	-	-	-	-	-
1.35%	23,740	40,510	23,361	5,379	5,164	1,267	3,193	9,101
1.40%	5,120	17,794	13,858	2,770	1,263	266	246	1,976
1.45%	955	5,150	314	195	1,697	201	-	1,556
1.55%	7,958	14,667	8,928	2,466	4,806	2,551	2,094	5,731
1.60%	35,173	39,624	4,224	4,225	6,647	686	831	1,452
1.65%	14,510	5,597	1,612	938	7,665	101	46	452
1.80%	5,558	11,005	911	3,975	2,961	35	1,721	716
1.85%	801	1,658	334	297	189	-	-	328
1.90%	4,354	12,382	4,640	1,202	3,875	228	20	469
1.95%	2,921	2,897	1,062	211	3,424	130	32	184
2.00%	5,330	1,455	60	102	1,424	47	41	93
2.05%	3	267	-	-	-	-	-	-
2.10%	3,620	8,914	243	410	779	105	119	293
2.15%	932	4,000	1,047	6,511	635	5,964	914	1,857
2.20%	764	288	377	52	1,739	-	-	23
2.25%	-	-	-	-	-	-	-	-
2.30%	27	4	90	87	78	40	89	473
2.35%	160	497	90	38	78	-	-	13
2.40%	90	197	-	-	-	-	-	1
2.45%	302	925	227	82	145	133	256	16
2.50%	-	117	722	61	34	192	311	66
2.55%	96	-	-	-	-	-	-	-
2.85%	-	-	-	-	-	-	-	-

Totals	$159,838	$217,257	$77,905	$35,499	$67,471	$12,622	$12,036	$29,366

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS December 31, 2014

	RUF	RLCJ	RLF	RMED	RVARS	RVF	ROF	RNF

0.45%	$194	$4	$93	$394	$448	$34,086	$13,518	$6,523
0.65%	66	2	106	547	65	3,322	1,317	1,201
0.70%	-	-	197	-	-	-	-	21
0.80%	-	-	-	-	-	-	-	-
0.85%	8	-	-	-	83	186	354	36
0.90%	-	-	-	-	-	-	-	-
0.95%	-	-	112	-	-	-	-	-
1.00%	111	-	9	18	-	48	490	-
1.05%	-	-	-	-	-	110	39	-
1.10%	-	-	-	-	277	-	499	611
1.15%	5,854	4,171	13,175	12,179	14,111	33,413	25,171	38,977
1.20%	-	-	276	-	-	-	-	-
1.25%	2,250	196	2,028	2,941	12,319	64,308	15,690	3,733
1.30%	-	-	-	-	-	-	-	-
1.35%	12,343	4,259	21,897	11,870	19,148	22,264	30,087	54,720
1.40%	1,492	1,792	12,473	2,818	985	2,988	3,725	10,621
1.45%	552	1,070	82	76	7,087	1,374	1,301	-
1.55%	4,412	2,141	9,018	4,201	15,526	23,443	26,937	9,339
1.60%	2,364	1,177	2,495	3,171	8,051	13,132	24,831	4,862
1.65%	1,437	194	4,005	1,217	3,484	11,815	30,125	8,665
1.80%	2,172	1,396	787	3,368	2,289	4,091	20,670	3,867
1.85%	1,218	1	65	376	564	4,572	1,134	2,541
1.90%	571	6	806	3,283	2,583	5,998	11,356	6,849
1.95%	904	-	67	3,598	3,449	3,002	3,749	680
2.00%	44	145	-	363	2,806	1,637	5,301	1,724
2.05%	-	-	-	-	-	20	146	-
2.10%	187	1,179	575	1,309	689	5,837	6,139	1,482
2.15%	5,216	252	56	634	1,176	945	2,037	1,751
2.20%	-	-	431	2,125	154	1,390	567	1,144
2.25%	-	-	-	-	-	-	2	422
2.30%	142	-	659	-	734	-	6	673
2.35%	119	-	-	13	85	191	85	330
2.40%	4	-	26	-	-	128	5	255
2.45%	133	-	201	758	18	322	10	1,217
2.50%	191	87	453	604	-	144	-	207
2.55%	-	-	-	-	82	-	285	315
2.85%	-	-	-	-	-	-	-	-

Totals	$41,984	$18,072	$70,092	$55,863	$96,213	$238,766	$225,576	$162,766

	RPMF	RREF	RRF	RMEK	RTF	RVLCG	RVLCV	RVMCG

0.45%	$4,443	$747	$283	$1,531	$1,935	$11,986	$7,524	$3,388
0.65%	706	133	63	985	623	1,038	1,259	639
0.70%	101	132	163	-	-	8	8	8
0.80%	-	-	-	-	-	-	-	-
0.85%	20	6	-	4	124	43	239	73
0.90%	8	-	-	-	-	-	-	-
0.95%	22	130	-	-	-	109	107	103
1.00%	311	108	284	-	635	30	985	212
1.05%	-	-	-	-	-	4	22	15
1.10%	-	67	-	369	-	-	-	-
1.15%	25,579	20,477	7,578	13,857	26,217	40,414	39,467	28,581
1.20%	13	148	-	-	-	-	-	19
1.25%	12,815	9,277	1,867	2,533	104,826	51,387	53,040	16,396
1.30%	-	-	-	-	-	-	-	-
1.35%	33,545	29,778	12,815	15,169	23,499	168,081	50,819	61,921
1.40%	25,273	9,354	7,375	1,496	1,850	16,983	9,864	8,692
1.45%	821	2,594	53	141	2,418	8,470	6,800	3,434
1.55%	17,779	15,445	5,825	6,865	11,648	43,890	51,945	32,211
1.60%	9,477	16,356	1,378	4,325	7,069	109,289	205,175	47,010
1.65%	16,203	9,585	1,338	2,065	2,310	53,255	51,476	18,893
1.80%	6,104	3,838	359	4,317	9,335	25,753	26,780	13,288
1.85%	1,221	827	19	592	682	4,248	7,240	812
1.90%	5,671	6,466	2,080	2,339	2,378	138,756	105,194	91,075
1.95%	5,372	5,120	147	3,040	1,191	11,989	12,653	3,411
2.00%	1,802	3,058	7	968	1,874	5,439	5,552	928
2.05%	1	-	-	3	3	5	1,843	-
2.10%	3,314	4,762	48	4,049	4,220	9,405	17,087	6,503
2.15%	1,209	6,592	242	448	959	4,634	7,043	588
2.20%	97	404	310	771	524	134	376	214
2.25%	-	-	-	-	-	-	467	-
2.30%	39	567	-	7	244	17,087	62	3,714
2.35%	57	250	8	368	92	744	5,319	64
2.40%	75	-	-	298	23	1	64	-
2.45%	133	2,127	-	84	675	985	4,153	815
2.50%	262	840	33	157	486	1,053	1,639	1,049
2.55%	-	-	-	-	-	-	-	-
2.85%	-	-	-	-	-	-	-	-

Totals	$172,473	$149,188	$42,275	$66,781	$205,840	$725,220	$674,202	$344,056

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS December 31, 2014

	RVMCV	RVSCG	RVSCV	RVSDL	RTEC	RTEL	RTRF	RUTL

0.45%	$4,203	$2,446	$976	$683	$1,401	$36	$280	$1,873
0.65%	715	420	80	207	181	20	11	88
0.70%	7	-	-	2	127	-	137	-
0.80%	-	-	-	-	-	-	-	-
0.85%	34	66	3	104	-	-	-	92
0.90%	-	-	-	-	45	34	52	66
0.95%	93	58	-	29	-	-	100	-
1.00%	220	212	199	1	-	36	8	164
1.05%	21	11	1	-	-	-	-	-
1.10%	-	-	-	-	-	-	-	-
1.15%	15,201	10,940	12,351	4,105	14,764	2,786	20,673	13,205
1.20%	-	-	-	-	100	-	83	12
1.25%	8,987	9,083	12,415	2,278	6,010	1,754	4,976	10,958
1.30%	-	-	-	-	-	-	-	-
1.35%	25,760	65,554	25,780	5,770	30,625	5,050	34,827	18,056
1.40%	6,003	5,007	4,798	1,220	11,416	1,667	12,379	7,044
1.45%	1,364	2,516	1,354	385	2,400	1,378	684	941
1.55%	30,702	14,820	11,235	2,361	8,741	916	7,665	6,226
1.60%	66,729	30,615	14,697	2,755	9,301	1,945	9,770	13,218
1.65%	25,793	8,444	11,437	969	2,696	396	8,182	6,945
1.80%	12,054	6,368	10,600	973	4,780	490	4,596	2,462
1.85%	888	446	639	166	571	-	509	303
1.90%	59,996	67,754	31,094	1,476	13,480	102	11,248	5,608
1.95%	4,676	3,841	7,131	2,095	763	41	1,588	5,087
2.00%	424	879	248	650	565	-	737	180
2.05%	-	-	-	3	-	-	-	1
2.10%	4,289	7,873	3,977	319	4,095	12	5,137	2,445
2.15%	925	389	658	370	1,391	413	1,715	1,216
2.20%	207	9	195	-	263	-	526	127
2.25%	-	-	-	-	-	-	-	-
2.30%	52	18,830	-	723	6	-	679	92
2.35%	-	-	-	38	-	-	227	167
2.40%	-	-	-	24	-	-	-	20
2.45%	3,343	538	1,212	-	1,633	149	773	23
2.50%	34	22	-	-	18	6	1,067	658
2.55%	-	-	-	-	-	-	-	-
2.85%	-	-	-	-	-	-	-	-

Totals	$272,720	$257,141	$151,080	$27,706	$115,372	$17,231	$128,629	$97,277

	RVWDL	GVFRB	GSBLMO	VWHA	VWAR	WRASP	HIBF3	GEM3

0.45%	$90	$437	$206	$513	$-	$1,764	$12	$57
0.65%	33	859	11	46	-	592	-	26
0.70%	-	-	-	-	-	-	-	-
0.80%	-	-	-	-	-	76	-	-
0.85%	6	-	-	-	-	-	-	-
0.90%	-	-	-	-	-	-	-	-
0.95%	-	-	-	-	-	169	42	-
1.00%	-	-	-	-	-	-	-	-
1.05%	-	-	-	-	-	-	-	-
1.10%	-	-	-	-	-	-	-	-
1.15%	2,289	5,533	120	6,909	63	33,757	5,504	871
1.20%	-	-	-	-	-	219	-	-
1.25%	886	5,875	817	6,906	8,842	46,717	1,219	683
1.30%	-	-	-	-	-	-	-	-
1.35%	1,151	36,882	176	5,415	1,934	74,740	5,007	1,056
1.40%	236	2,020	8	775	39	27,228	1,205	182
1.45%	135	2,544	440	1,188	2,611	4,042	-	251
1.55%	338	11,605	4,510	10,293	2,834	70,015	6,170	2,637
1.60%	330	23,638	642	9,077	1,465	55,990	1,013	1,360
1.65%	5	10,704	176	9,599	1,110	45,395	432	1,750
1.80%	155	3,201	441	4,329	2,679	13,990	98	257
1.85%	35	296	-	962	578	4,265	-	39
1.90%	311	7,622	1,177	7,317	1,559	25,145	126	1,387
1.95%	30	2,871	-	9,264	437	12,715	-	2,122
2.00%	77	2,290	-	380	62	1,659	-	14
2.05%	-	-	-	838	-	-	-	-
2.10%	20	1,650	302	2,950	51	7,257	-	433
2.15%	23	905	-	547	1,574	5,417	73	156
2.20%	-	1,994	-	185	197	816	-	-
2.25%	-	-	-	213	-	-	-	-
2.30%	-	-	-	-	-	-	-	-
2.35%	-	19	30	1,714	-	515	-	-
2.40%	-	750	-	130	-	-	-	-
2.45%	-	27	-	485	-	1,420	-	2
2.50%	-	-	-	910	-	180	-	31
2.55%	-	-	-	-	-	-	-	-
2.85%	-	-	-	-	-	-	-	-

Totals	$6,150	$121,722	$9,056	$80,945	$26,035	$434,083	$20,901	$13,314

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS December 31, 2014

	TRF3	GBF3	GVIDA6	NVDBL6	NVDCA6	GVIDC6	GVIDM6	GVDMA6

0.45%	$318	$145	$12	$178	$-	$121	$778	$225
0.65%	-	-	6	-	-	-	-	-
0.70%	-	-	-	-	-	-	-	-
0.80%	-	-	-	-	-	-	-	-
0.85%	-	16	-	-	-	-	-	-
0.90%	-	-	-	-	-	-	-	-
0.95%	-	90	-	-	-	-	-	-
1.00%	-	-	-	78	78	-	-	-
1.05%	-	-	-	-	-	-	-	-
1.10%	-	-	-	-	-	-	-	-
1.15%	1,258	10,036	2,645	1,454	547	9,578	21,624	7,652
1.20%	-	-	-	-	-	-	-	-
1.25%	786	818	2,238	577	446	2,325	1,298	269
1.30%	-	-	-	-	-	-	-	-
1.35%	2,487	9,231	6,508	416	12	10,742	24,230	11,056
1.40%	216	1,612	2,300	89	20	1,808	7,017	3,226
1.45%	-	391	-	60	-	-	7	16
1.55%	-	6,222	1,103	416	288	6,985	10,988	2,573
1.60%	1,594	2,729	8,943	1,039	1,374	3,423	8,337	3,305
1.65%	382	2,142	443	325	2,698	6,046	3,198	391
1.80%	15	282	1,683	353	-	326	224	133
1.85%	9	-	163	-	-	6,683	8	-
1.90%	206	64	2,601	28	306	286	398	874
1.95%	-	2,642	604	36	73	1,280	23	15
2.00%	-	17	-	421	-	793	673	-
2.05%	-	-	-	-	-	-	-	-
2.10%	-	629	-	-	-	7	-	-
2.15%	-	218	18	-	-	82	-	12
2.20%	-	-	-	-	-	-	146	-
2.25%	-	-	-	-	-	-	-	-
2.30%	27	-	-	-	924	1,923	229	-
2.35%	-	51	-	-	-	-	217	-
2.40%	-	-	-	-	-	-	-	-
2.45%	-	-	-	-	-	-	472	-
2.50%	-	-	-	-	142	-	631	-
2.55%	-	-	-	-	-	-	-	-
2.85%	-	-	-	-	-	-	-	-

Totals	$7,298	$37,335	$29,267	$5,470	$6,908	$52,408	$80,498	$29,747

	GVDMC6	GVDIV6	SCGF3	SCVF3	SCF3

0.45%	$81	$78	$32	$865	$103
0.65%	-	-	-	4	34
0.70%	-	-	-	-	-
0.80%	-	-	-	-	-
0.85%	-	-	-	55	-
0.90%	-	-	-	-	-
0.95%	-	-	-	12	-
1.00%	-	-	-	-	-
1.05%	-	-	-	-	-
1.10%	-	-	-	-	-
1.15%	4,148	655	443	527	3,236
1.20%	-	-	-	-	4
1.25%	4,882	926	409	1,533	854
1.30%	-	-	-	-	-
1.35%	12,168	1,125	2,002	2,046	4,485
1.40%	5,363	36	278	751	1,413
1.45%	85	111	43	104	78
1.55%	1,760	1,598	807	893	1,386
1.60%	3,365	4,919	701	1,084	857
1.65%	281	1,623	262	1,181	1,281
1.80%	229	367	1,815	372	238
1.85%	5	17	17	17	18
1.90%	5,214	1,573	772	1,201	551
1.95%	579	482	47	68	128
2.00%	-	62	254	14	-
2.05%	517	-	33	-	-
2.10%	930	531	447	481	328
2.15%	20	67	366	92	12
2.20%	-	-	277	36	-
2.25%	132	-	-	-	-
2.30%	-	-	-	-	-
2.35%	1,034	-	-	-	-
2.40%	-	-	-	-	-
2.45%	-	251	-	123	-
2.50%	456	-	90	-	-
2.55%	-	-	-	-	-
2.85%	-	-	-	-	-

Totals	$41,249	$14,421	$9,095	$11,459	$15,006

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS

December 31, 2014

(3) Related Party Transactions

The Company performs various services on behalf of the mutual fund companies in which the Account invests and may receive fees for the services performed. These services include, among other things, shareholder communications, postage, fund transfer agency and various other record keeping and customer service functions. These fees are paid to an affiliate of the Company.

Contract owners may, with certain restrictions, transfer their assets between the Account and a fixed dollar contract (fixed account) maintained in the accounts of the Company. The fixed account assets are not reflected in the accompanying financial statements. In addition, the Account portion of contract owner loans is transferred to the accounts of the Company for administration and collection. Loan repayments are transferred to the Account at the direction of the contract owner. For the years ended December 31, 2014 and 2013, total transfers to the Account from the fixed account were $16,765,003 and $12,682,538, respectively, and total transfers from the Account to the fixed account were $16,851,051 and $12,657,583, respectively. Transfers from the Account to the fixed account are included in redemptions, and transfers to the Account from the fixed account are included in purchase payments received from contract owners, as applicable, on the accompanying Statements of Changes in Contract Owners’ Equity.

For contracts with the Extra Value option, the Company contributed $1,293,658 and $997,086 to the Account in the form of bonus credits to the contract owner accounts for the years ended December 31, 2014 and 2013, respectively. These amounts are included in purchase payments received from contract owners and are credited at the time the related purchase payment from the contract owner is received.

For Purchase Payment Credits, the Company contributed $709,188 and $524,725 to the Account in the form of additional credit to the contract owner accounts for the years ended December 31, 2014 and 2013, respectively. These amounts are included in purchase payments received from contract owners and, as applicable, are applied to a contract when cumulative purchase payments reach certain aggregate levels.

For guaranteed minimum death benefits, the Company contributed $1,206,401 and $2,818,823 to the Account in the form of additional premium to contract owner accounts for the years ended December 31, 2014 and 2013, respectively. These amounts are included in purchase payments received from contract owners and are credited at time of annuitant death.

(4) Fair Value Measurement

FASB ASC 820, Fair Value Measurements and Disclosures, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Account generally uses the market approach as the valuation technique due to the nature of the mutual fund investments offered in the Account. This technique maximizes the use of observable inputs and minimizes the use of unobservable inputs.

In accordance with FASB ASC 820, the Account categorized its financial instruments into a three level hierarchy based on the priority of the inputs to the valuation technique. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure fair value fall within different levels of the hierarchy, the category level is based on the lowest priority level input that is significant to the fair value measurement of the instrument in its entirety.

The Account categorizes financial assets recorded at fair value as follows:

•Level 1 – Unadjusted quoted prices accessible in active markets and mutual funds where the value per share (unit) is determined and published and is the basis for current transactions for identical assets or liabilities at the measurement date.

• Level 2 – Unadjusted quoted prices for similar assets or liabilities in active markets or inputs (other than quoted prices) that are observable or that are derived principally from or corroborated by observable market data through correlation or other means.

• Level 3 – Prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. Inputs reflect management’s best estimate about the assumptions market participants would use at the measurement date in pricing the asset or liability. Consideration is given to the risk inherent in both the method of valuation and the valuation inputs.

The Account recognizes transfers between fair value hierarchy levels at the reporting period end. There were no transfers between Level 1 and 2 as of December 31, 2014.

The following table summarizes assets measured at fair value on a recurring basis as of December 31, 2014:

	Level 1	Level 2	Level 3	Total

Separate Account Investments	$1,524,710,065	$-	$-	$1,524,710,065

The cost of purchases and proceeds from sales of investments for the year ended December 31, 2014 were as follows:

	Purchases of Investments	Sales of Investments
VIT- ALPS/Alerian Energy Infrastructure Portfolio: Class III (AAEIP3)	$6,889,962	$1,564,112
Global Small Capitalization Fund - Class 4 (AMVGS4)	2,342,095	1,741,534
Global Allocation V.I. Fund - Class III (MLVGA3)	14,569,712	7,616,503
Credit Suisse Trust - Commodity Return Strategy Portfolio (CSCRS)	3,884,668	3,868,624
Insurance Trust - Direxion VP Indexed Managed Futures Strategy Fund (DXVIMF)	2,001,800	1,466,375
Insurance Trust - Direxion VP Indexed Commodity Strategy Fund (DXVIC)	24,664	1,400
Dynamic VP HY Bond Fund (DXVHY)	4,038,903	5,578,973
Goldman Sachs Global Markets Navigator Fund - Service Shares (GVGMNS)	109,229	2,697
VI Balanced-Risk Allocation Fund- Series II Shares (IVBRA2)	2,519,933	735,687
Retirement Emerging Markets Equity Portfolio - Service Shares (LZREMS)	5,533,409	2,787,330
MFS Global Tactical Allocation Portfolio - Service Class (MVGTAS)	1,445,092	320,586
The Merger Fund VL (MGRFV)	1,945,189	891,776
UIF, Inc. - Global Infrastructure Portfolio- Class II (MSGI2)	1,880,292	206,060
Emerging Markets Debt Portfolio - Class II (MSEMB)	2,760,368	654,474
Global Tactical Asset Allocation Portfolio - Class II (MSVGT2)	1,000,116	447,019
Global Real Estate Portfolio - Class II (VKVGR2)	5,245,984	1,955,116
NVIT Flexible Moderate Growth Fund Class P (NVFMGP)	1,603,156	664,518
NVIT Flexible Fixed Income Fund Class P (NVFIP)	5,353,011	4,772,806
Lazard NVIT Flexible Opportunistic Strategies Fund P (NLFOSP)	1,062,103	445,437
American Funds NVIT Asset Allocation Fund - Class II (GVAAA2)	10,641,717	5,951,219
Federated NVIT High Income Bond Fund - Class I (HIBF)	4,283,078	799,315
NVIT Emerging Markets Fund - Class I (GEM)	4,117,524	1,281,035
NVIT Cardinal Aggressive Fund - Class II (NVCRA2)	5,588,216	5,704,636
NVIT Cardinal Balanced Fund - Class II (NVCRB2)	19,249,742	5,368,351
NVIT Cardinal Capital Appreciation Fund - Class II (NVCCA2)	8,765,016	1,864,904
NVIT Cardinal Conservative Fund - Class II (NVCCN2)	16,299,160	5,170,951
NVIT Cardinal Moderate Fund - Class II (NVCMD2)	32,585,604	28,420,133
NVIT Cardinal Moderately Aggressive Fund - Class II (NVCMA2)	20,621,654	30,409,756
NVIT Cardinal Moderately Conservative Fund - Class II (NVCMC2)	19,827,325	9,947,991

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS

December 31, 2014

NVIT Core Plus Bond Fund - Class II (NVLCP2)	20,231,064	10,945,326
NVIT Nationwide Fund - Class I (TRF)	3,664,699	674,494
NVIT Government Bond Fund - Class I (GBF)	20,801,499	14,290,053
American Century NVIT Growth Fund -Class II (CAF2)	1,645,063	531,223
NVIT Investor Destinations Aggressive Fund - Class II (GVIDA)	7,201,783	886,847
NVIT Investor Destinations Balanced Fund - Class II (NVDBL2)	2,123,279	99,264
NVIT Investor Destinations Capital Appreciation Fund - Class II (NVDCA2)	4,762,106	523,700
NVIT Investor Destinations Conservative Fund - Class II (GVIDC)	15,326,404	5,187,713
NVIT Investor Destinations Moderate Fund - Class II (GVIDM)	19,919,833	2,079,440
NVIT Investor Destinations Moderately Aggressive Fund - Class II (GVDMA)	8,494,432	1,238,766
NVIT Investor Destinations Moderately Conservative Fund - Class II (GVDMC)	14,405,724	4,757,917
NVIT Money Market Fund - Class I (SAM)	149,236	111,620
NVIT Multi-Manager International Growth Fund - Class VI (NVMIG6)	3,942,768	3,809,876
NVIT Multi-Manager International Value Fund - Class II (GVDIV2)	4,807,225	760,610
NVIT Multi-Manager Large Cap Growth Fund - Class II (NVMLG2)	5,429,300	3,413,667
NVIT Multi-Manager Large Cap Value Fund - Class II (NVMLV2)	16,033,213	12,950,997
NVIT Multi-Manager Mid Cap Growth Fund - Class I (NVMMG1)	34,269	50,723
NVIT Multi-Manager Mid Cap Growth Fund - Class II (NVMMG2)	13,180,095	10,774,263
NVIT Multi-Manager Mid Cap Value Fund - Class II (NVMMV2)	20,091,020	15,998,830
NVIT Multi-Manager Small Cap Growth Fund - Class I (SCGF)	3,288,409	747,278
NVIT Multi-Manager Small Cap Value Fund - Class I (SCVF)	6,090,899	1,074,052
NVIT Multi-Manager Small Company Fund - Class I (SCF)	5,581,939	1,924,350
NVIT Multi-Sector Bond Fund - Class I (MSBF)	4,785,101	1,527,385
NVIT Short Term Bond Fund - Class II (NVSTB2)	12,067,673	8,679,822
NVIT Real Estate Fund - Class II (NVRE2)	10,071,039	4,879,957
NVIT Money Market Fund - Class II (NVMM2)	1,034,736,228	977,459,809
Loring Ward NVIT Moderate Fund - Class II (NVLM2)	3,562,400	217,915
Loring Ward NVIT Capital Appreciation Fund - Class II (NVLCA2)	1,385,075	516,312
NVIT Cardinal(SM) Managed Growth Fund - Class II (NCPG2)	962,011	358,367
NVIT Cardinal(SM) Managed Growth & Income Fund: Class II (NCPGI2)	1,164,655	153,135
NVIT Investor Destinations Managed Growth Fund: Class II (IDPG2)	562,620	54,361
NVIT Investor Destinations Managed Growth & Income Fund: Class II (IDPGI2)	326,237	9,008
7Twelve Balanced Portfolio (NO7TB)	2,291,789	345,755
Mariner Hyman Beck Portfolio: Class 2 (NOVMH2)	1,574,138	664,610
Power Income VIT Fund, advised by WE Donoghue: Class 2 (NOVPI2)	8,329,781	11,476,368
BTS Tactical Fixed Income VIT Fund - Class 2 (NOTBBA)	11,895,955	6,918,119
Variable Insurance Trust - Unconstrained Bond Portfolio: Advisor Class (PMUBA)	4,810,227	1,327,334
VPS Balanced Wealth Strategy Portfolio - Class B (ALVBWB)	1,828,109	1,095,299
VP Income & Growth Fund - Class III (ACVIG3)	9,383,056	2,692,824
VP Inflation Protection Fund - Class II (ACVIP2)	9,867,217	5,842,744
VP Ultra(R) Fund - Class III (ACVU3)	732,732	189,550
VP Value Fund - Class III (ACVV3)	8,536,161	3,238,419
Mid Cap Stock Portfolio- Service Shares (DVMCSS)	1,245,751	93,193
Quality Bond Fund II - Primary Shares (FQB)	194	75
VIP Asset Manager Portfolio - Service Class 2 (FAM2)	1,887,466	1,937,466
VIP Contrafund(R) Portfolio - Service - Class 2R (FC2R)	813,996	1,863,548
VIP Equity-Income Portfolio - Service Class 2 R (FEI2R)	5,399,126	2,467,041
VIP Growth Portfolio - Service Class 2 R (FG2R)	39,498,855	20,104,196
VIP High Income Portfolio - Service Class 2R (FHI2R)	28,610,827	27,021,167
Franklin Income Securities Fund - Class 2 (FTVIS2)	20,274,347	9,287,242
Mutual Global Discovery Securities Fund - Class 2 (FTVMD2)	5,113,129	5,290,159
VIP Founding Funds Allocation Fund - Class 2 (FTVFA2)	2,689,895	2,690,510
ClearBridge Variable Large Cap Value Portfolio - Class I (SBVI)	184,085	340,998
Western Asset Variable Global High Yield Bond Portfolio - Class II (LPWHY2)	8,161,275	20,987,596
Global Securities Fund/VA - Service Class (OVGSS)	3,713,969	2,274,566
All Asset Portfolio - Advisor Class (PMVAAD)	6,544,044	5,981,034
Foreign Bond Portfolio (Unhedged) - Advisor Class (PMVFAD)	3,221,913	3,048,724
Low Duration Portfolio - Advisor Class (PMVLAD)	12,573,120	12,760,642
Total Return Portfolio - Advisor Class (PMVTRD)	18,004,842	23,257,846
CommodityRealReturn(R) Strategy Portfolio - Advisor Class (PMVRSD)	1,908,315	1,626,714
Variable Insurance Trust - Emerging Markets Bond Portfolio - Advisor Class (PMVEBD)	6,451,339	5,890,051
Variable Insurance Trust - Global Bond (Unhedged) - Advisor Class (PMVGBD)	6,339,125	4,519,096
Variable Insurance Trust - High Yield Portfolio - Advisor Class (PMVHYD)	59,313,506	84,688,385
Pioneer Emerging Markets VCT Portfolio - Class II (PIVEM2)	3,045,338	3,732,037
Pioneer High Yield VCT Portfolio - Class II Shares (PIHYB2)	74,791	205,004
VP UltraShort NASDAQ-100 (PROUSN)	46,538,214	45,886,277
VP Access High Yield Fund (PROAHY)	98,666,619	178,604,192
VP Asia 30 (PROA30)	23,058,929	24,321,870
VP Banks (PROBNK)	6,262,595	6,703,049
VP Basic Materials (PROBM)	15,090,007	15,779,053
VP Bear (PROBR)	20,282,490	19,666,155
VP Biotechnology (PROBIO)	18,637,135	14,570,693
VP Bull (PROBL)	350,541,646	322,188,255
VP Consumer Goods (PROCG)	12,577,610	5,405,697
VP Consumer Services (PROCS)	14,178,493	9,038,031
VP Emerging Markets (PROEM)	35,102,994	35,617,098
VP Europe 30 (PROE30)	14,554,066	15,015,313
VP Financials (PROFIN)	11,864,428	10,585,158
VP Health Care (PROHC)	18,649,575	13,082,930
VP Industrials (PROIND)	4,876,090	8,554,851
VP International (PROINT)	8,083,771	9,909,280
VP Internet (PRONET)	6,125,920	7,208,363
VP Japan (PROJP)	13,193,953	13,797,545
VP NASDAQ-100 (PRON)	118,483,718	111,982,660
VP Oil & Gas (PROOG)	16,897,435	8,846,317
VP Pharmaceuticals (PROPHR)	13,587,039	12,873,557

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS

December 31, 2014

VP Precious Metals (PROPM)		11,903,555	11,555,977
VP Real Estate (PRORE)		14,319,453	10,475,151
VP Rising Rates Opportunity (PRORRO)		30,919,856	32,045,575
VP Semiconductor (PROSCN)		11,420,085	6,962,665
VP Short Emerging Markets (PROSEM)		5,575,955	5,681,802
VP Short International (PROSIN)		3,540,063	3,638,808
VP Short NASDAQ-100 (PROSN)		14,265,609	13,919,743
VP Technology (PROTEC)		15,725,631	14,486,770
VP Telecommunications (PROTEL)		2,363,244	2,176,706
VP U.S. Government Plus (PROGVP)		38,458,454	38,356,142
VP UltraNASDAQ-100 (PROUN)		80,581,021	83,805,749
VP Utilities (PROUTL)		18,284,549	15,135,847
Global Managed Futures Strategy (RVMFU)		3,275,034	3,544,608
Variable Fund - Long Short Equity Fund (RSRF)		1,960,065	2,328,265
Variable Fund - CLS AdvisorOne Amerigo (RVAMR)		5,757,202	4,071,436
Variable Trust - Banking Fund (RBKF)		8,030,620	7,426,682
Variable Trust - Basic Materials Fund (RBMF)		14,770,882	15,430,791
Variable Fund - CLS AdvisorOne Select Allocation (RVBER)		5,225,293	1,879,824
Variable Trust - Biotechnology Fund (RBF)		21,931,143	20,426,748
Variable Fund - CLS AdvisorOne Clermont (RVCLR)		12,308,247	4,255,020
Variable Trust - Commodities Strategy Fund (RVCMD)		3,974,040	3,597,792
Variable Trust - Consumer Products Fund (RCPF)		15,370,751	14,694,068
Variable Trust - Dow 2x Strategy Fund (RVLDD)		61,256,003	65,353,123
Variable Trust - Electronics Fund (RELF)		14,415,037	12,613,564
Variable Trust - Energy Fund (RENF)		31,063,411	18,440,143
Variable Trust - Energy Services Fund (RESF)		32,543,695	23,317,562
Variable Trust - Europe 1.25x Strategy Fund (RLCE)		15,536,008	20,502,333
Variable Trust - Financial Services Fund (RFSF)		11,578,405	9,758,422
Variable Trust - Government Long Bond 1.2x Strategy Fund (RUGB)		169,631,244	166,017,632
Variable Trust - Health Care Fund (RHCF)		26,593,787	23,184,111
Variable Trust - Internet Fund (RINF)		11,067,470	15,202,510
Variable Trust - Inverse Dow 2x Strategy Fund (RVIDD)		64,373,000	63,932,498
Variable Trust - Inverse Government Long Bond Strategy Fund (RJNF)		88,465,519	96,192,970
Variable Trust - Inverse Mid-Cap Strategy Fund (RVIMC)		6,050,942	5,949,977
Variable Trust - Inverse NASDAQ-100(R) Strategy Fund (RAF)		10,932,331	10,860,161
Variable Trust - Inverse Russell 2000(R) Strategy Fund (RVISC)		48,369,496	48,328,396
Variable Trust - Inverse S&P 500 Strategy Fund (RUF)		46,597,564	45,905,889
Variable Trust - Japan 2x Strategy Fund (RLCJ)		14,362,512	14,777,134
Variable Trust - Leisure Fund (RLF)		8,551,307	8,092,911
Variable Trust - Mid-Cap 1.5x Strategy Fund (RMED)		28,381,572	30,025,951
Variable Fund - Multi-Hedge Strategies (RVARS)		1,502,015	2,147,161
Variable Trust - NASDAQ-100(R) 2x Strategy Fund (RVF)		127,963,886	110,670,198
Variable Trust - NASDAQ-100(R) Fund (ROF)		93,759,170	96,634,123
Variable Trust - Nova Fund (RNF)		193,453,752	211,624,544
Variable Trust - Precious Metals Fund (RPMF)		19,612,802	18,239,557
Variable Trust - Real Estate Fund (RREF)		22,697,075	20,567,183
Variable Trust - Retailing Fund (RRF)		9,382,938	9,488,162
Variable Trust - Russell 2000(R) 1.5x Strategy Fund (RMEK)		55,743,111	55,954,026
Variable Trust - S&P 500 2x Strategy Fund (RTF)		75,700,800	74,887,040
Variable Trust - S&P 500 Pure Growth Fund (RVLCG)		104,994,017	81,464,097
Variable Trust - S&P 500 Pure Value Fund (RVLCV)		86,223,787	88,007,981
Variable Trust - S&P MidCap 400 Pure Growth Fund (RVMCG)		99,736,583	110,829,503
Variable Trust - S&P MidCap 400 Pure Value Fund (RVMCV)		64,589,397	72,442,150
Variable Trust - S&P SmallCap 600 Pure Growth Fund (RVSCG)		25,704,468	39,192,135
Variable Trust - S&P SmallCap 600 Pure Value Fund (RVSCV)		17,876,943	21,196,649
Variable Trust - Strengthening Dollar 2x Strategy Fund (RVSDL)		24,234,515	21,881,176
Variable Trust - Technology Fund (RTEC)		16,996,981	14,117,391
Variable Trust - Telecommunications Fund (RTEL)		9,906,744	9,794,177
Variable Trust - Transportation Fund (RTRF)		18,187,936	19,412,560
Variable Trust - Utilities Fund (RUTL)		31,783,678	28,174,195
Variable Trust - Weakening Dollar 2x Strategy Fund (RVWDL)		2,439,572	2,426,993
Variable Funds Trust - Series F (Floating Rate Strategies Series) (GVFRB)		15,641,794	13,617,895
Series M (Macro Opportunities Series) (GSBLMO)		1,285,163	331,081
VIP Trust Global Hard Assets Fund - Initial Class (VWHA)		7,841,229	6,675,894
VIP Trust - Multi-Manager Alternatives Fund: Initial Class (VWAR)		470,818	275,231
Variable Insurance Portfolios - Asset Strategy (WRASP)		12,268,342	11,403,610
Federated NVIT High Income Bond Fund - Class III (obsolete) (HIBF3)		95,171	4,962,383
NVIT Emerging Markets Fund - Class III (obsolete) (GEM3)		735,688	3,761,060
NVIT Nationwide Fund - Class III (obsolete) (TRF3)		177,075	2,058,172
NVIT Government Bond Fund - Class III (obsolete) (GBF3)		626,071	9,809,021
NVIT Investor Destinations Aggressive Fund - Class VI (obsolete) (GVIDA6)		727,122	7,187,212
NVIT Investor Destinations Balanced Fund - Class VI (obsolete) (NVDBL6)		310,304	1,648,033
NVIT Investor Destinations Capital Appreciation Fund - Class VI (obsolete) (NVDCA6)		198,940	1,487,253
NVIT Investor Destinations Conservative Fund - Class VI (obsolete) (GVIDC6)		1,969,968	12,019,007
NVIT Investor Destinations Moderate Fund - Class VI (obsolete) (GVIDM6)		836,014	19,933,567
NVIT Investor Destinations Moderately Aggressive Fund - Class VI (obsolete) (GVDMA6)		247,120	7,361,904
NVIT Investor Destinations Moderately Conservative Fund - Class VI (obsolete) (GVDMC6)		611,195	10,298,177
NVIT Multi-Manager International Value Fund - Class VI (obsolete) (GVDIV6)		802,410	3,278,193
NVIT Multi-Manager Small Cap Growth Fund - Class III (obsolete) (SCGF3)		435,604	2,017,385
NVIT Multi-Manager Small Cap Value Fund - Class III (obsolete) (SCVF3)		768,554	3,435,502
NVIT Multi-Manager Small Company Fund - Class III (obsolete) (SCF3)		528,059	3,660,452

	Total	$4,813,384,026	$4,609,544,542

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS

December 31, 2014

(5) Financial Highlights

The Company offers several variable annuity products through the Account that have unique combinations of features and fees that are assessed to the contract owner. Differences in fee structures result in a variety of contract expense rates, unit fair values and total returns. The following tabular presentation is a summary of units, unit fair values, contract owners’ equity outstanding and contract expense rates for variable annuity contracts as of December 31, 2014, and the investment income ratio and total return for each of the periods in the five year period ended December 31, 2014. The information is presented as a range of minimum to maximum values based upon product grouping. The range is determined by identifying the lowest and the highest contract expense rate for contracts with units outstanding as of the balance sheet date. The unit fair values and total returns related to these identified contract expense rates are also disclosed as a range below. Accordingly, some individual contract amounts may not be within the ranges presented. Total return and investment income ratio for periods with no ending contract owners’ equity were considered to be irrelevant, and therefore are not presented. Contract owners’ equity presented below may not agree to the contract owners’ equity presented in the Statements of Changes due to reserves for annuity contracts in payout.

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS December 31, 2014

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Inception Date****
VIT-ALPS/Alerian Energy Infrastructure Portfolio: Class III (AAEIP3)
2014	0.45% to 2.20%	475,016	$11.57 to $ 11.33	$5,434,050	0.26%	11.41% to 9.45%
2013	1.25% to 1.55%	15,416	10.37 to 10.37	159,842	0.00%	3.70% to 3.65%	****
Global Small Capitalization Fund - Class 4 (AMVGS4)
2014	0.45% to 2.45%	147,152	11.72 to 11.33	1,692,177	0.07%	1.42% to -0.61%
2013	0.45% to 2.45%	97,190	11.55 to 11.40	1,115,290	0.18%	15.53% to 13.97%	****
Global Allocation V.I. Fund -Class III (MLVGA3)
2014	0.45% to 2.45%	2,368,131	12.96 to 11.79	29,246,367	2.43%	1.47% to -0.57%
2013	0.45% to 2.45%	2,020,857	12.78 to 11.86	24,936,791	1.21%	13.90% to 11.61%
2012	0.45% to 2.45%	1,703,212	11.22 to 10.63	18,765,559	1.30%	9.47% to 7.27%
2011	0.45% to 2.45%	2,154,758	10.25 to 9.91	21,919,978	2.34%	-4.07% to -6.00%
2010	0.65% to 2.30%	1,720,332	10.67 to 10.55	18,448,273	1.82%	6.66% to 5.49%	****
Credit Suisse Trust - Commodity Return Strategy Portfolio (CSCRS)
2014	0.45% to 2.15%	72,108	7.45 to 6.87	513,524	0.00%	-17.38% to -18.80%
2013	0.45% to 2.10%	77,903	9.02 to 8.48	678,614	0.00%	-10.67% to -12.16%
2012	0.45% to 2.35%	76,969	10.09 to 9.59	757,682	0.00%	-2.54% to -4.40%
2011	0.45% to 2.35%	220,959	10.36 to 10.03	2,248,913	2.90%	-13.04% to -14.70%
2010	0.45% to 2.10%	52,295	11.91 to 11.78	618,686	8.95%	19.11% to 17.80%	****
Insurance Trust - Direxion VP Indexed Managed Futures Strategy Fund (DXVIMF)
2014	1.15% to 2.10%	59,108	11.36 to 11.29	669,623	0.00%	13.59% to 12.86%	****
Insurance Trust - Direxion VP Indexed Commodity Strategy Fund (DXVIC)
2014	1.25% to 2.00%	2,438	9.18 to 9.13	22,335	0.00%	-8.23% to -8.70%	****
Dynamic VP HY Bond Fund (DXVHY)
2014	1.15% to 2.50%	99,835	10.66 to 10.27	1,046,427	2.25%	-1.25% to -2.60%
2013	0.45% to 2.50%	243,208	10.92 to 10.55	2,603,468	2.21%	3.48% to 1.35%
2012	0.45% to 2.50%	3,380,507	10.55 to 10.41	35,460,908	2.03%	5.51% to 4.06%	****
Goldman Sachs Global Markets Navigator Fund - Service Shares (GVGMNS)
2014	1.25% to 2.15%	10,294	10.54 to 10.43	107,843	0.06%	2.65% to 1.71%
VI Balanced-Risk Allocation Fund-Series II Shares (IVBRA2)
2014	1.15% to 2.40%	177,984	10.46 to 10.31	1,852,143	0.00%	4.49% to 3.17%
2013	1.15% to 1.95%	9,981	10.01 to 10.00	99,864	0.00%	0.09% to -0.02%	****
Retirement Emerging Markets Equity Portfolio - Service Shares (LZREMS)
2014	0.45% to 2.35%	420,710	9.40 to 9.10	3,890,330	3.06%	-5.07% to -6.88%
2013	0.45% to 2.15%	155,773	9.90 to 9.79	1,534,818	2.03%	-1.01% to -2.14%	****
MFS Global Tactical Allocation Portfolio - Service Class (MVGTAS)
2014	0.45% to 2.20%	230,786	11.62 to 10.88	2,575,329	2.96%	3.78% to 1.95%
2013	0.65% to 2.20%	132,266	11.13 to 10.68	1,439,574	3.25%	7.84% to 6.15%
2012	0.45% to 2.10%	65,019	10.36 to 10.07	665,915	1.72%	8.77% to 6.96%
2011	1.25% to 2.10%	10,601	9.47 to 9.42	100,241	1.49%	-5.27% to -5.82%	****
The Merger Fund VL (MGRFV)
2014	0.45% to 2.45%	102,527	10.16 to 9.93	1,028,059	1.94%	0.92% to -1.11%
2013	1.40% to 1.60%	769	10.05	7,729	0.29%	0.53% to 0.50%	****
UIF, Inc. - Global Infrastructure Portfolio - Class II (MSGI2)
2014	0.45% to 2.45%	159,377	10.67 to 10.53	1,688,966	0.00%	6.72% to 5.28%	****
Emerging Markets Debt Portfolio - Class II (MSEMB)
2014	0.45% to 2.50%	314,954	11.33 to 10.49	3,414,099	5.48%	2.43% to 0.32%
2013	0.45% to 2.50%	136,329	11.06 to 10.46	1,465,404	2.97%	-9.17% to -11.04%
2012	0.45% to 2.45%	116,382	12.17 to 11.77	1,399,443	2.00%	17.34% to 14.98%
2011	1.15% to 2.35%	37,475	10.33 to 10.24	387,515	2.14%	3.26% to 2.43%	****
Global Tactical Asset Allocation Portfolio - Class II (MSVGT2)
2014	0.65% to 2.10%	133,415	11.75 to 11.13	1,518,753	0.77%	1.33% to -0.15%
2013	1.15% to 2.20%	94,227	11.44 to 11.12	1,068,006	0.09%	14.42% to 13.21%
2012	0.45% to 2.10%	23,083	10.12 to 9.84	229,892	1.84%	13.18% to 11.30%
2011	1.15% to 1.80%	6,278	8.90 to 8.86	55,665	0.43%	-11.03% to -11.44%	****
Global Real Estate Portfolio - Class II (VKVGR2)
2014	0.45% to 2.50%	541,529	12.50 to 11.58	6,508,503	0.77%	13.34% to 11.01%
2013	0.45% to 2.50%	252,548	11.03 to 10.43	2,700,517	3.52%	2.17% to 0.07%
2012	0.45% to 2.45%	147,631	10.79 to 10.43	1,569,234	0.46%	29.36% to 26.75%
2011	0.45% to 1.90%	10,187	8.34 to 8.26	84,552	1.88%	-16.58% to -17.39%	****
NVIT Flexible Moderate Growth Fund Class P (NVFMGP)
2014	1.25% to 1.95%	86,529	10.24 to 10.20	884,088	2.68%	2.44% to 1.95%	****
NVIT Flexible Fixed Income Fund Class P (NVFIP)
2014	1.25% to 1.90%	55,403	9.75 to 9.70	538,888	3.96%	-2.52% to -2.95%	****
Lazard NVIT Flexible Opportunistic Strategies Fund P (NLFOSP)
2014	1.25% to 1.95%	60,458	10.24 to 10.19	617,679	0.81%	2.38% to 1.89%	****
American Funds NVIT Asset Allocation Fund - Class II (GVAAA2)
2014	0.45% to 2.50%	1,778,833	13.86 to 12.84	23,660,831	1.01%	4.52% to 2.37%
2013	0.45% to 2.45%	1,422,066	13.26 to 12.56	18,317,071	1.62%	22.73% to 20.27%
2012	0.45% to 2.45%	463,618	10.81 to 10.45	4,926,147	1.34%	15.19% to 12.88%
2011	0.45% to 2.45%	91,567	9.38 to 9.25	855,513	0.01%	-6.20% to -7.45%	****
Federated NVIT High Income Bond Fund - Class I (HIBF)
2014	0.45% to 1.90%	338,008	9.90 to 9.80	3,331,555	3.65%	-0.97% to -1.96%	****
NVIT Emerging Markets Fund - Class I (GEM)
2014	0.45% to 2.50%	284,459	9.71 to 9.58	2,740,098	0.85%	-2.86% to -4.23%	****

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS December 31, 2014

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Inception Date****
NVIT Cardinal Aggressive Fund - Class II (NVCRA2)
2014	0.45% to 2.10%	277,822	$15.61 to $ 14.44	$4,131,688	2.08%	4.03% to 2.30%
2013	0.45% to 1.90%	317,750	15.01 to 14.22	4,598,220	2.24%	28.89% to 27.02%
2012	1.15% to 1.90%	17,631	11.43 to 11.20	198,613	1.07%	14.81% to 13.94%
2011	1.15% to 1.90%	36,757	9.95 to 9.83	362,885	1.86%	-7.45% to -8.15%
2010	1.25% to 1.80%	58,478	10.75 to 14.56	635,621	0.00%	7.47% to 7.11%	****
NVIT Cardinal Balanced Fund - Class II (NVCRB2)
2014	0.45% to 2.50%	1,645,659	13.55 to 12.30	21,415,970	3.86%	3.83% to 1.69%
2013	0.45% to 2.30%	621,011	13.05 to 12.19	7,851,324	2.42%	14.14% to 12.02%
2012	0.45% to 2.15%	217,237	11.44 to 10.92	2,507,709	1.54%	10.56% to 8.67%
2011	0.45% to 2.50%	189,389	10.34 to 9.99	2,014,980	2.14%	-1.79% to -3.81%
2010	1.15% to 1.90%	95,478	10.48 to 10.43	1,026,304	0.48%	4.82% to 4.30%	****
NVIT Cardinal Capital Appreciation Fund - Class II (NVCCA2)
2014	0.45% to 2.55%	1,031,275	14.57 to 13.19	14,226,928	3.11%	4.23% to 2.03%
2013	0.45% to 2.50%	561,382	13.98 to 12.95	7,534,357	2.22%	20.70% to 18.22%
2012	1.15% to 2.20%	225,897	11.37 to 11.05	2,548,266	1.34%	12.33% to 11.14%
2011	0.85% to 2.20%	168,205	10.17 to 9.94	1,712,225	2.10%	-4.27% to -5.57%
2010	1.15% to 2.00%	111,776	10.60 to 10.54	1,204,642	0.70%	6.01% to 5.41%	****
NVIT Cardinal Conservative Fund - Class II (NVCCN2)
2014	0.45% to 2.30%	1,390,229	12.01 to 11.01	15,754,070	3.01%	2.87% to 0.96%
2013	0.45% to 2.30%	449,995	11.68 to 10.90	5,058,961	1.60%	4.46% to 2.52%
2012	0.45% to 2.30%	685,218	11.18 to 10.63	7,479,943	1.84%	7.01% to 5.02%
2011	0.45% to 2.30%	547,754	10.44 to 10.12	5,667,245	2.69%	0.96% to -0.92%
2010	0.65% to 2.50%	496,507	10.33 to 10.20	5,160,936	0.61%	3.32% to 2.04%	****
NVIT Cardinal Moderate Fund - Class II (NVCMD2)
2014	0.45% to 2.50%	2,108,083	14.05 to 12.75	28,147,988	2.54%	4.10% to 1.96%
2013	0.45% to 2.50%	1,910,678	13.50 to 12.51	24,832,669	2.68%	17.27% to 14.86%
2012	0.45% to 2.50%	311,040	11.51 to 10.89	3,517,624	1.20%	11.86% to 9.55%
2011	0.45% to 2.50%	354,699	10.29 to 9.94	3,630,782	2.31%	-2.77% to -4.77%
2010	0.65% to 2.20%	284,817	10.57 to 10.46	3,007,048	0.36%	5.71% to 4.61%	****
NVIT Cardinal Moderately Aggressive Fund - Class II (NVCMA2)
2014	0.45% to 2.50%	290,550	14.94 to 13.56	4,143,500	1.78%	4.09% to 1.95%
2013	0.45% to 2.50%	1,121,366	14.35 to 13.30	15,511,195	2.68%	23.72% to 21.17%
2012	0.45% to 2.10%	133,371	11.60 to 11.10	1,511,711	1.14%	14.07% to 12.17%
2011	0.45% to 2.10%	167,695	10.17 to 9.89	1,680,122	2.22%	-5.10% to -6.67%
2010	1.15% to 2.20%	124,800	10.67 to 10.59	1,329,516	0.15%	6.67% to 5.92%	****
NVIT Cardinal Moderately Conservative Fund - Class II (NVCMC2)
2014	0.45% to 2.85%	1,262,452	13.06 to 11.66	15,623,836	3.95%	3.61% to 1.12%
2013	0.45% to 2.85%	508,881	12.61 to 11.53	6,182,259	2.43%	10.74% to 8.07%
2012	0.45% to 2.85%	222,877	11.39 to 10.67	2,488,745	1.89%	9.55% to 6.90%
2011	0.45% to 2.85%	135,890	10.39 to 9.98	1,391,413	2.48%	-0.72% to -3.11%
2010	1.15% to 2.35%	111,604	10.42 to 10.34	1,181,778	0.82%	4.20% to 3.36%	****
NVIT Core Plus Bond Fund - Class II (NVLCP2)
2014	0.45% to 2.45%	1,143,294	11.20 to 10.40	12,303,527	3.39%	4.41% to 2.31%
2013	0.45% to 2.45%	291,655	10.73 to 10.17	3,046,972	1.19%	-2.49% to -4.45%
2012	0.45% to 2.45%	635,977	11.01 to 10.64	6,868,065	2.23%	6.63% to 4.49%
2011	0.45% to 2.35%	239,858	10.32 to 10.19	2,459,167	1.63%	3.20% to 1.89%	****
NVIT Nationwide Fund - Class I (TRF)
2014	0.45% to 2.30%	293,951	10.96 to 10.82	3,208,499	0.87%	9.56% to 8.16%	****
NVIT Government Bond Fund - Class I (GBF)
2014	0.45% to 2.50%	651,310	10.23 to 10.08	6,606,686	1.06%	2.26% to 0.81%	****
American Century NVIT Growth Fund - Class II (CAF2)
2014	0.45% to 2.50%	98,599	13.13 to 12.69	1,272,551	0.92%	10.54% to 8.27%
2013	0.45% to 1.65%	7,357	11.88 to 11.79	86,833	1.24%	18.82% to 17.86%	****
NVIT Investor Destinations Aggressive Fund - Class II (GVIDA)
2014	0.45% to 2.50%	628,850	10.41 to 10.27	6,502,909	1.48%	4.14% to 2.67%	****
NVIT Investor Destinations Balanced Fund - Class II (NVDBL2)
2014	0.45% to 2.30%	199,407	10.32 to 10.19	2,044,443	1.75%	3.17% to 1.85%	****
NVIT Investor Destinations Capital Appreciation Fund - Class II (NVDCA2)
2014	0.45% to 2.50%	411,780	10.39 to 10.25	4,252,319	2.93%	3.94% to 2.47%	****
NVIT Investor Destinations Conservative Fund - Class II (GVIDC)
2014	0.45% to 2.50%	978,369	10.22 to 10.08	9,933,726	1.56%	2.21% to 0.76%	****
NVIT Investor Destinations Moderate Fund - Class II (GVIDM)
2014	0.45% to 2.50%	1,768,302	10.38 to 10.23	18,278,859	1.53%	3.82% to 2.35%	****
NVIT Investor Destinations Moderately Aggressive Fund - Class II (GVDMA)
2014	0.45% to 2.50%	719,794	10.39 to 10.24	7,430,132	1.48%	3.85% to 2.38%	****
NVIT Investor Destinations Moderately Conservative Fund - Class II (GVDMC)
2014	0.45% to 2.50%	944,676	10.31 to 10.17	9,682,645	1.48%	3.12% to 1.66%	****
NVIT Money Market Fund - Class I (SAM)
2014	1.30%	11,504	9.41	108,219	0.00%	-1.30%
2013	1.30%	7,408	9.53	70,606	0.00%	-1.30%
2012	1.30%	8,730	9.66	84,301	0.00%	-1.30%
2011	1.30%	2,844	9.78	27,826	0.00%	-1.30%
2010	1.30%	2,848	9.91	28,231	0.00%	-0.87%	****

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS December 31, 2014

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Inception Date****
NVIT Multi-Manager International Growth Fund - Class VI (NVMIG6)
2014	0.45% to 2.45%	224,523	$13.74 to $ 12.50	$2,944,411	2.27%	-1.80% to -3.77%
2013	0.45% to 2.45%	224,855	13.99 to 12.99	3,097,568	0.87%	20.53% to 18.11%
2012	0.45% to 2.45%	146,827	11.61 to 10.99	1,708,592	0.37%	15.00% to 12.68%
2011	0.45% to 2.10%	134,318	10.09 to 9.82	1,387,046	1.12%	-10.03% to -11.52%
2010	0.45% to 2.00%	117,515	11.22 to 15.12	1,328,684	1.28%	12.16% to 11.04%	****
NVIT Multi-Manager International Value Fund - Class II (GVDIV2)
2014	0.45% to 2.45%	405,939	9.06 to 8.94	3,655,246	1.72%	-9.37% to -10.62%	****
NVIT Multi-Manager Large Cap Growth Fund - Class II (NVMLG2)
2014	0.45% to 2.50%	268,848	17.71 to 16.07	4,501,661	0.33%	9.65% to 7.39%
2013	0.45% to 2.15%	153,389	16.15 to 15.16	2,403,821	0.68%	33.81% to 31.53%
2012	0.45% to 2.20%	103,904	12.07 to 11.51	1,216,799	0.30%	15.62% to 13.58%
2011	0.45% to 2.20%	47,841	10.44 to 10.14	492,097	0.00%	-3.67% to -5.36%
2010	0.45% to 2.20%	11,035	10.84 to 10.71	124,890	0.00%	8.36% to 7.09%	****
NVIT Multi-Manager Large Cap Value Fund - Class II (NVMLV2)
2014	0.45% to 2.45%	358,216	16.68 to 15.17	5,667,146	1.29%	9.75% to 7.54%
2013	0.45% to 2.45%	177,261	15.20 to 14.11	2,590,277	1.44%	34.42% to 31.72%
2012	0.45% to 2.15%	85,985	11.30 to 10.80	950,777	1.62%	17.06% to 15.06%
2011	0.45% to 2.10%	45,504	9.66 to 9.39	435,609	1.01%	-6.51% to -8.06%
2010	0.45% to 2.05%	26,704	10.33 to 14.35	294,080	0.72%	3.30% to 2.23%	****
NVIT Multi-Manager Mid Cap Growth Fund - Class I (NVMMG1)
2014	1.15% to 1.60%	11,097	23.45 to 22.85	257,049	0.00%	2.84% to 2.37%
2013	1.15% to 1.60%	13,265	22.81 to 22.32	299,534	0.00%	37.35% to 36.72%
2012	1.15% to 1.60%	18,910	16.60 to 16.33	311,905	0.00%	13.58% to 13.06%
2011	1.15% to 1.60%	24,039	14.62 to 14.44	349,691	0.00%	-5.33% to -5.76%
2010	1.15% to 1.80%	40,034	15.44 to 9.63	615,744	0.00%	25.36% to 24.65%
NVIT Multi-Manager Mid Cap Growth Fund - Class II (NVMMG2)
2014	0.45% to 2.45%	267,498	17.47 to 15.89	4,434,759	0.00%	3.25% to 1.18%
2013	0.45% to 2.45%	155,713	16.92 to 15.71	2,538,327	0.00%	37.98% to 35.21%
2012	0.45% to 2.35%	142,567	12.26 to 11.65	1,701,976	0.00%	14.13% to 11.94%
2011	0.45% to 2.10%	148,078	10.75 to 10.45	1,602,759	0.00%	-4.88% to -6.45%
2010	0.45% to 2.10%	114,607	11.30 to 11.17	1,316,242	0.00%	12.97% to 11.72%	****
NVIT Multi-Manager Mid Cap Value Fund - Class II (NVMMV2)
2014	0.45% to 2.45%	475,679	19.22 to 17.49	8,764,471	1.61%	16.49% to 14.15%
2013	0.45% to 2.45%	314,354	16.50 to 15.32	5,049,077	1.23%	35.07% to 32.36%
2012	0.45% to 2.10%	117,223	12.22 to 11.69	1,397,941	1.58%	15.82% to 13.90%
2011	0.45% to 2.10%	57,643	10.55 to 10.26	605,470	0.97%	-2.76% to -4.37%
2010	0.45% to 1.80%	17,489	10.85 to 15.14	194,278	1.20%	8.48% to 7.55%	****
NVIT Multi-Manager Small Cap Growth Fund - Class I (SCGF)
2014	0.45% to 2.45%	223,672	11.11 to 10.95	2,464,685	0.00%	11.06% to 9.53%	****
NVIT Multi-Manager Small Cap Value Fund - Class I (SCVF)
2014	0.45% to 2.45%	462,116	10.81 to 10.66	4,969,036	0.27%	8.10% to 6.61%	****
NVIT Multi-Manager Small Company Fund - Class I (SCF)
2014	0.45% to 2.10%	320,570	10.49 to 10.37	3,353,751	0.18%	4.88% to 3.69%	****
NVIT Multi-Sector Bond Fund - Class I (MSBF)
2014	0.45% to 2.45%	372,253	9.96 to 9.63	3,639,274	4.05%	3.42% to 1.34%
2013	0.45% to 1.95%	46,071	9.63 to 9.54	440,814	2.70%	-3.66% to -4.63%	****
NVIT Short Term Bond Fund - Class II (NVSTB2)
2014	0.45% to 2.45%	1,017,668	10.29 to 9.55	10,060,290	1.05%	0.04% to -1.97%
2013	0.45% to 2.45%	670,646	10.28 to 9.74	6,714,747	1.29%	-0.35% to -2.35%
2012	0.45% to 2.45%	648,630	10.32 to 9.98	6,575,235	1.70%	3.06% to 0.98%
2011	0.45% to 2.10%	443,708	10.01 to 9.90	4,420,514	1.17%	0.13% to -0.98%	****
NVIT Real Estate Fund - Class II (NVRE2)
2014	0.45% to 2.50%	380,236	12.00 to 11.59	4,493,910	5.13%	28.03% to 25.39%
2013	1.15% to 1.90%	15,642	9.33 to 9.28	145,645	1.99%	-6.70% to -7.17%	****
NVIT Money Market Fund - Class II (NVMM2)
2014	0.45% to 2.50%	22,120,520	9.77 to 8.80	206,063,496	0.00%	-0.45% to -2.50%
2013	0.45% to 2.55%	15,784,398	9.82 to 9.01	148,787,115	0.00%	-0.45% to -2.55%
2012	0.45% to 2.55%	20,569,054	9.86 to 9.24	196,942,746	0.00%	-0.45% to -2.56%
2011	0.45% to 2.55%	24,210,354	9.91 to 9.48	235,051,949	0.00%	-0.45% to -2.54%
2010	0.45% to 2.85%	22,180,368	9.95 to 9.70	218,477,190	0.00%	-0.45% to -2.85%
Loring Ward NVIT Moderate Fund - Class II (NVLM2)
2014	0.45% to 2.15%	520,306	11.80 to 11.41	6,027,930	1.55%	1.40% to -0.33%
2013	0.45% to 2.15%	239,471	11.64 to 11.45	2,763,519	1.23%	16.42% to 14.51%	****
Loring Ward NVIT Capital Appreciation Fund - Class II (NVLCA2)
2014	0.45% to 2.30%	136,378	12.23 to 11.79	1,632,666	1.44%	2.66% to 0.76%
2013	0.45% to 2.30%	69,366	11.91 to 11.70	817,539	0.00%	19.10% to 16.97%	****
NVIT Cardinal(SM) Managed Growth Fund - Class II (NCPG2)
2014	1.15% to 1.90%	56,671	10.34 to 10.25	583,458	3.29%	-0.15% to -0.91%
2013	1.35%	584	10.35	6,046	1.03%	3.53%	****
NVIT Cardinal(SM) Managed Growth & Income Fund: Class II (NCPGI2)
2014	1.25% to 2.35%	94,519	10.38 to 10.25	976,833	4.59%	0.98% to -0.14%
NVIT Investor Destinations Managed Growth Fund: Class II (IDPG2)
2014	1.25% to 1.90%	49,734	10.37 to 10.30	513,588	3.45%	0.46% to -0.20%
2013	1.35%	472	10.32	4,873	1.54%	3.25%	****
NVIT Investor Destinations Managed Growth & Income Fund: Class II (IDPGI2)
2014	1.25% to 2.10%	31,338	10.38 to 10.28	324,369	4.01%	1.18% to 0.30%
2013	1.35%	1,163	10.26	11,932	1.56%	2.60%	****

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS December 31, 2014

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Inception Date****
7Twelve Balanced Portfolio (NO7TB)
2014	0.65% to 2.45%	189,690	$10.05 to $ 9.84	$1,885,803	0.41%	-0.94% to -2.74%
Mariner Hyman Beck Portfolio: Class 2 (NOVMH2)
2014	0.45% to 2.50%	352,793	10.72 to 10.16	3,664,471	0.00%	7.06% to 4.85%
2013	0.45% to 2.50%	253,002	10.01 to 9.69	2,486,015	0.00%	3.45% to 1.32%
2012	0.45% to 1.90%	130,290	9.68 to 9.60	1,251,899	0.00%	-3.24% to -4.03%	****
Power Income VIT Fund, advised by WE Donoghue: Class 2 (NOVPI2)
2014	0.45% to 2.50%	1,016,921	10.53 to 9.98	10,392,864	3.05%	-1.52% to -3.55%
2013	0.45% to 2.50%	1,343,033	10.69 to 10.35	14,102,480	1.15%	4.13% to 1.99%
2012	0.45% to 2.35%	2,580,347	10.26 to 10.16	26,301,442	0.00%	2.65% to 1.56%	****
BTS Tactical Fixed Income VIT Fund - Class 2 (NOTBBA)
2014	0.45% to 2.35%	1,627,839	9.81 to 9.50	15,673,245	0.63%	0.95% to -0.98%
2013	0.45% to 2.10%	1,102,338	9.72 to 9.61	10,653,275	0.00%	-2.79% to -3.87%	****
Variable Insurance Trust - Unconstrained Bond Portfolio: Advisor Class (PMUBA)
2014	0.45% to 2.20%	374,575	10.19 to 9.99	3,767,064	1.18%	2.48% to 0.68%
2013	1.15% to 1.60%	27,734	9.93	275,464	0.03%	-0.65% to -0.72%	****
VPS Balanced Wealth Strategy Portfolio - Class B (ALVBWB)
2014	0.45% to 2.15%	153,152	12.73 to 11.95	1,884,398	1.93%	6.63% to 4.81%
2013	0.45% to 2.15%	107,843	11.93 to 11.40	1,257,501	2.48%	15.75% to 13.77%
2012	0.45% to 2.15%	277,177	10.31 to 10.02	2,797,736	1.06%	12.86% to 10.93%
2011	1.15% to 1.60%	6,071	9.09 to 9.07	55,121	0.00%	-9.07% to -9.35%	****
VP Income & Growth Fund - Class III (ACVIG3)
2014	0.45% to 2.50%	660,331	18.51 to 14.44	12,814,948	2.01%	12.00% to 9.69%
2013	0.45% to 2.45%	310,052	16.53 to 13.22	5,487,546	2.29%	35.21% to 32.50%
2012	0.45% to 2.45%	296,635	12.22 to 9.98	3,949,391	2.03%	14.23% to 11.93%
2011	0.45% to 1.90%	357,418	10.70 to 11.21	4,212,861	1.53%	2.65% to 1.16%
2010	1.15% to 2.05%	383,684	11.84 to 10.94	4,454,959	1.56%	12.83% to 11.89%
VP Inflation Protection Fund - Class II (ACVIP2)
2014	0.45% to 2.50%	1,010,075	10.72 to 9.93	10,389,097	1.45%	2.83% to 0.72%
2013	0.45% to 2.50%	642,753	10.42 to 9.86	6,514,580	1.62%	-8.89% to -10.77%
2012	0.45% to 2.50%	854,035	11.44 to 11.05	9,618,190	2.50%	6.90% to 4.69%
2011	0.45% to 2.50%	588,753	10.70 to 10.55	6,269,731	2.21%	7.00% to 5.53%	****
VP Ultra(R) Fund - Class III (ACVU3)
2014	1.15% to 1.60%	57,799	18.18 to 17.16	1,043,856	0.42%	8.74% to 8.25%
2013	1.15% to 1.60%	25,186	16.72 to 15.85	414,407	0.53%	35.44% to 34.83%
2012	1.15% to 1.80%	27,728	12.35 to 11.51	336,263	0.00%	12.63% to 11.93%
2011	1.15% to 1.80%	41,872	10.96 to 10.28	448,164	0.00%	-0.09% to -0.68%
2010	1.15% to 2.05%	76,358	10.97 to 10.13	819,374	0.54%	14.77% to 13.83%
VP Value Fund - Class III (ACVV3)
2014	0.45% to 2.50%	767,059	17.75 to 15.03	16,521,671	1.44%	12.57% to 10.25%
2013	0.45% to 2.50%	525,812	15.77 to 13.63	10,132,795	1.71%	31.13% to 28.44%
2012	0.45% to 2.45%	392,383	12.02 to 10.65	5,793,902	1.93%	14.06% to 11.76%
2011	0.45% to 2.10%	433,733	10.54 to 13.71	5,771,459	1.99%	0.56% to -1.10%
2010	1.15% to 2.05%	569,497	13.68 to 12.65	7,598,957	2.36%	12.12% to 11.19%
Mid Cap Stock Portfolio - Service Shares (DVMCSS)
2014	1.15% to 2.50%	107,020	10.90 to 10.80	1,163,467	0.00%	9.01% to 8.01%	****
Quality Bond Fund II - Primary Shares (FQB)
2014	1.30%	301	17.41	5,241	3.71%	2.44%
2013	1.30%	301	17.00	5,116	4.17%	-0.28%
2012	1.30%	302	17.05	5,148	4.02%	8.29%
2011	1.30%	303	15.74	4,769	5.10%	0.95%
2010	1.30%	303	15.59	4,725	0.00%	7.09%
VIP Asset Manager Portfolio - Service Class 2 (FAM2)
2014	0.45% to 2.45%	155,125	12.33 to 11.45	1,844,933	1.27%	5.06% to 2.95%
2013	0.45% to 2.45%	167,158	11.74 to 11.12	1,912,478	1.54%	14.82% to 12.51%
2012	0.45% to 2.10%	135,649	10.22 to 9.94	1,370,416	1.63%	11.73% to 9.87%
2011	0.45% to 2.45%	83,003	9.15 to 9.03	754,254	5.85%	-8.51% to -9.74%	****
VIP Contrafund(R) Portfolio - Service - Class 2R (FC2R)
2014	0.95% to 1.60%	336,677	24.66 to 23.96	8,331,456	0.69%	10.18% to 9.88%
2013	0.95% to 1.60%	386,322	22.38 to 21.80	8,675,282	0.85%	29.17% to 28.81%
2012	1.15% to 2.00%	408,007	17.77 to 16.24	7,084,390	1.04%	14.81% to 14.03%
2011	1.15% to 1.80%	497,387	15.48 to 14.54	7,539,529	0.67%	-3.90% to -4.48%
2010	1.15% to 2.05%	651,814	16.11 to 14.89	10,272,180	0.89%	15.60% to 14.65%
VIP Equity-Income Portfolio - Service Class 2 R (FEI2R)
2014	0.45% to 2.50%	785,259	16.63 to 13.02	13,829,493	3.05%	7.96% to 5.74%
2013	0.45% to 2.45%	635,670	15.41 to 12.37	10,469,708	2.96%	27.22% to 24.66%
2012	0.45% to 2.45%	380,812	12.11 to 9.92	5,004,941	3.16%	16.53% to 14.18%
2011	0.45% to 2.45%	321,625	10.39 to 8.69	3,695,392	1.83%	0.25% to -1.76%
2010	1.15% to 2.05%	437,403	11.83 to 10.92	5,056,213	1.47%	13.58% to 12.65%
VIP Growth Portfolio - Service Class 2 R (FG2R)
2014	0.45% to 2.50%	2,163,708	19.04 to 15.19	38,138,026	0.24%	10.54% to 8.27%
2013	0.45% to 2.45%	1,062,979	17.23 to 14.09	17,083,564	0.33%	35.36% to 32.64%
2012	0.45% to 2.45%	434,393	12.73 to 10.62	5,233,229	0.41%	13.89% to 11.60%
2011	0.45% to 2.45%	475,936	11.17 to 9.52	5,091,681	0.11%	-0.47% to -2.47%
2010	0.45% to 2.05%	518,503	11.23 to 10.19	5,606,178	0.10%	12.26% to 21.44%	****

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS December 31, 2014

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Inception Date****
VIP High Income Portfolio - Service Class 2R (FHI2R)
2014	0.45% to 2.50%	333,474	$11.27 to $ 10.66	$3,658,266	3.60%	0.45% to -1.62%
2013	0.45% to 2.50%	290,706	11.21 to 10.83	3,211,341	5.89%	5.39% to 3.22%
2012	0.45% to 1.95%	243,175	10.64 to 10.53	2,585,872	9.19%	6.41% to 5.34%	****
Franklin Income Securities Fund - Class 2 (FTVIS2)
2014	0.45% to 2.50%	1,200,924	11.05 to 10.68	13,052,206	5.42%	4.15% to 2.00%
2013	0.45% to 2.50%	248,403	10.61 to 10.47	2,616,861	0.71%	6.13% to 4.67%	****
Mutual Global Discovery Securities Fund - Class 2 (FTVMD2)
2014	0.45% to 2.45%	336,122	12.09 to 11.69	3,991,939	2.36%	5.23% to 3.12%
2013	0.45% to 2.45%	390,390	11.49 to 11.34	4,461,802	0.63%	14.93% to 13.38%	****
VIP Founding Funds Allocation Fund - Class 2 (FTVFA2)
2014	0.45% to 2.45%	435,151	14.88 to 13.53	6,223,331	2.81%	2.39% to 0.33%
2013	0.45% to 2.45%	444,351	14.53 to 13.49	6,273,995	9.76%	23.21% to 20.74%
2012	0.45% to 2.45%	288,602	11.79 to 11.17	3,369,370	2.27%	14.81% to 12.50%
2011	0.45% to 2.45%	194,719	10.27 to 9.93	2,015,502	0.02%	-1.98% to -3.95%
2010	0.65% to 2.05%	143,063	10.46 to 13.86	1,533,077	2.88%	4.65% to 3.71%	****
ClearBridge Variable Large Cap Value Portfolio - Class I (SBVI)
2014	1.30%	142,858	14.12	2,016,515	1.72%	10.26%
2013	1.30%	167,040	12.80	2,138,524	1.60%	30.65%
2012	1.30%	196,403	9.80	1,924,572	2.18%	14.99%
2011	1.30%	226,716	8.52	1,932,058	2.20%	3.59%
2010	1.30%	238,143	8.23	1,959,085	3.00%	8.04%
Western Asset Variable Global High Yield Bond Portfolio - Class II (LPWHY2)
2014	0.45% to 2.20%	189,589	9.88 to 9.59	1,836,652	1.34%	-1.95% to -3.68%
2013	0.45% to 2.15%	1,421,771	10.08 to 9.96	14,237,535	7.51%	0.75% to -0.40%	****
Global Securities Fund/VA - Service Class (OVGSS)
2014	0.45% to 2.50%	241,225	11.68 to 11.28	2,774,030	0.81%	1.60% to -0.50%
2013	0.45% to 2.15%	120,749	11.50 to 11.36	1,381,183	0.01%	14.95% to 13.64%	****
All Asset Portfolio - Advisor Class (PMVAAD)
2014	0.45% to 2.45%	1,048,624	10.92 to 10.14	10,988,167	5.10%	0.00% to -2.01%
2013	0.45% to 2.45%	1,033,371	10.92 to 10.35	10,955,429	4.34%	-0.34% to -2.34%
2012	0.45% to 2.45%	1,116,827	10.96 to 10.60	12,010,027	5.62%	14.29% to 11.99%
2011	0.45% to 2.50%	405,198	9.59 to 9.46	3,862,027	6.91%	-4.10% to -5.42%	****
Foreign Bond Portfolio (Unhedged) - Advisor Class (PMVFAD)
2014	0.45% to 2.15%	188,653	11.50 to 10.61	2,061,161	2.05%	-0.15% to -1.86%
2013	0.45% to 2.45%	172,093	11.52 to 10.69	1,916,166	1.68%	-6.99% to -8.86%
2012	0.45% to 2.50%	194,743	12.39 to 11.72	2,366,621	5.86%	4.76% to 2.59%
2011	0.45% to 2.50%	517,027	11.82 to 11.42	6,071,567	1.90%	7.93% to 5.71%
2010	0.45% to 2.50%	198,651	10.95 to 10.80	2,185,251	0.85%	9.54% to 8.02%	****
Low Duration Portfolio - Advisor Class (PMVLAD)
2014	0.45% to 2.50%	1,393,573	10.36 to 9.60	13,853,449	1.04%	0.29% to -1.77%
2013	0.45% to 2.50%	1,403,301	10.33 to 9.77	14,080,239	1.36%	-0.68% to -2.73%
2012	0.45% to 2.50%	1,391,273	10.40 to 10.05	14,200,810	1.77%	5.27% to 3.10%
2011	0.45% to 2.50%	580,305	9.88 to 9.74	5,691,327	0.99%	-1.19% to -2.56%	****
Total Return Portfolio - Advisor Class (PMVTRD)
2014	0.45% to 2.45%	1,414,783	11.09 to 10.29	15,071,151	1.97%	3.70% to 1.62%
2013	0.45% to 2.45%	1,920,626	10.69 to 10.13	19,950,741	2.02%	-2.49% to -4.45%
2012	0.45% to 2.50%	3,032,974	10.97 to 10.59	32,658,037	2.46%	9.01% to 6.76%
2011	0.45% to 2.45%	987,316	10.06 to 9.93	9,871,103	1.72%	0.61% to -0.73%	****
CommodityRealReturn(R) Strategy Portfolio - Advisor Class (PMVRSD)
2014	0.45% to 2.50%	207,140	8.17 to 7.41	1,610,927	0.28%	-18.99% to -20.66%
2013	0.45% to 2.50%	185,582	10.08 to 9.34	1,798,964	1.66%	-15.10% to -16.85%
2012	0.45% to 2.40%	198,165	11.87 to 11.26	2,296,512	2.48%	4.65% to 2.60%
2011	0.45% to 2.45%	307,254	11.34 to 10.97	3,436,177	13.87%	-7.96% to -9.80%
2010	0.45% to 2.15%	368,568	12.32 to 12.18	4,517,473	9.10%	23.24% to 21.85%	****
Variable Insurance Trust - Emerging Markets Bond Portfolio - Advisor Class (PMVEBD)
2014	0.45% to 2.45%	355,130	12.34 to 11.23	4,181,911	5.30%	0.95% to -1.08%
2013	0.45% to 2.15%	330,217	12.23 to 11.48	3,895,080	4.76%	-7.46% to -9.04%
2012	0.45% to 2.50%	1,109,109	13.21 to 12.50	14,300,058	4.82%	17.24% to 14.82%
2011	0.45% to 2.50%	674,109	11.27 to 10.89	7,483,514	5.14%	5.73% to 3.56%
2010	0.45% to 2.50%	574,766	10.66 to 10.51	6,093,650	2.92%	6.61% to 5.15%	****
Variable Insurance Trust - Global Bond (Unhedged) - Advisor Class (PMVGBD)
2014	0.45% to 2.50%	618,483	11.53 to 10.47	6,776,960	2.38%	1.70% to -0.40%
2013	0.45% to 2.50%	479,981	11.34 to 10.51	5,237,413	0.92%	-8.98% to -10.85%
2012	0.45% to 2.45%	421,386	12.46 to 11.80	5,124,656	1.59%	6.38% to 4.24%
2011	0.45% to 2.15%	639,277	11.71 to 11.38	7,377,536	2.44%	6.97% to 5.15%
2010	0.45% to 2.35%	486,960	10.95 to 10.81	5,303,849	1.64%	9.49% to 8.10%	****
Variable Insurance Trust - High Yield Portfolio - Advisor Class (PMVHYD)
2014	0.45% to 2.50%	1,105,129	13.45 to 12.20	14,193,525	5.36%	2.77% to 0.65%
2013	0.45% to 2.50%	3,173,122	13.09 to 12.13	40,136,238	5.31%	5.15% to 2.99%
2012	0.45% to 2.45%	4,473,575	12.44 to 11.79	54,386,699	5.59%	13.68% to 11.39%
2011	0.45% to 2.35%	5,040,280	10.95 to 10.60	54,199,063	5.80%	2.77% to 0.81%
2010	0.45% to 2.50%	1,107,488	10.65 to 10.51	11,718,095	4.30%	6.52% to 5.06%	****
Pioneer Emerging Markets VCT Portfolio - Class II (PIVEM2)
2014	0.45% to 2.10%	77,131	8.05 to 7.45	594,884	0.19%	-13.19% to -14.63%
2013	0.45% to 2.10%	156,684	9.27 to 8.72	1,396,179	0.82%	-2.63% to -4.25%
2012	0.45% to 2.10%	173,846	9.52 to 9.11	1,615,679	0.23%	11.16% to 9.31%
2011	0.45% to 2.10%	415,420	8.57 to 8.33	3,503,665	0.00%	-23.96% to -25.22%
2010	0.45% to 2.45%	611,121	11.27 to 11.12	6,839,923	0.05%	12.67% to 11.17%	****

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS December 31, 2014

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Inception Date****
Pioneer High Yield VCT Portfolio - Class II Shares (PIHYB2)
2014	0.95% to 2.10%	45,927	$21.28 to $ 12.49	$619,568	4.49%	-1.66% to -2.39%
2013	0.95% to 2.10%	59,331	21.64 to 12.80	807,700	5.09%	10.30% to 9.46%
2012	1.15% to 2.45%	193,894	12.00 to 11.58	2,340,894	5.23%	14.36% to 12.85%
2011	0.45% to 2.45%	519,408	10.62 to 10.26	5,496,550	4.99%	-2.47% to -4.42%
2010	0.45% to 2.45%	286,132	10.89 to 17.46	3,267,038	3.01%	8.85% to 7.44%	****
VP UltraShort NASDAQ-100 (PROUSN)
2014	1.15% to 2.15%	473,189	1.17 to 1.12	535,542	0.00%	-36.49% to -37.14%
2013	0.65% to 2.15%	238,140	1.88 to 1.78	427,662	0.00%	-48.97% to -49.74%
2012	1.15% to 2.45%	280,253	3.64 to 3.51	1,000,554	0.00%	-35.97% to -36.82%
2011	1.15% to 2.15%	99,013	5.68 to 5.59	554,202	0.00%	-23.07% to -23.85%
2010	1.15% to 2.15%	9,963	7.39 to 7.34	73,269	0.00%	-26.11% to -26.61%	****
VP Access High Yield Fund (PROAHY)
2014	0.45% to 2.45%	536,044	14.20 to 12.92	7,265,745	6.11%	1.88% to -0.17%
2013	0.45% to 2.45%	6,759,648	13.94 to 12.94	91,050,949	2.72%	9.52% to 7.32%
2012	0.45% to 2.45%	5,021,067	12.72 to 12.06	62,207,797	4.74%	13.61% to 11.32%
2011	0.45% to 2.15%	346,045	11.20 to 10.88	3,817,266	1.25%	2.28% to 0.54%
2010	0.45% to 2.45%	556,884	10.95 to 10.80	6,055,548	2.29%	9.50% to 8.04%	****
VP Asia 30 (PROA30)
2014	0.45% to 2.45%	139,150	10.48 to 9.53	1,382,202	0.08%	-2.01% to -3.98%
2013	0.45% to 2.45%	264,312	10.69 to 9.93	2,720,895	0.03%	14.45% to 12.16%
2012	0.65% to 2.15%	276,877	9.29 to 8.92	2,518,717	0.00%	14.73% to 12.99%
2011	0.45% to 2.00%	172,456	8.13 to 7.92	1,378,726	0.03%	-27.32% to -28.46%
2010	0.45% to 2.30%	480,729	11.18 to 11.05	5,338,907	0.00%	11.83% to 10.45%	****
VP Banks (PROBNK)
2014	1.15% to 2.45%	85,417	14.18 to 13.50	1,188,941	0.10%	9.11% to 7.67%
2013	0.45% to 2.15%	126,901	13.24 to 12.64	1,633,420	0.28%	32.85% to 30.59%
2012	1.15% to 2.15%	155,165	9.85 to 9.68	1,516,565	0.00%	31.87% to 30.53%
2011	1.15% to 1.65%	20,324	7.47 to 7.44	151,367	0.00%	-25.31% to -25.57%	****
VP Basic Materials (PROBM)
2014	1.15% to 2.15%	202,526	9.75 to 9.39	1,933,798	0.99%	0.52% to -0.50%
2013	0.45% to 2.20%	262,357	9.89 to 9.43	2,519,862	0.83%	17.90% to 15.83%
2012	1.15% to 2.15%	208,000	8.29 to 8.15	1,709,693	0.20%	7.24% to 6.15%
2011	1.15% to 2.10%	51,733	7.73 to 7.68	398,830	0.00%	-22.73% to -23.22%	****
VP Bear (PROBR)
2014	0.65% to 2.35%	375,099	4.20 to 3.88	1,502,426	0.00%	-14.81% to -16.26%
2013	0.45% to 2.35%	327,711	4.97 to 4.63	1,562,595	0.00%	-26.88% to -28.28%
2012	0.45% to 2.35%	149,740	6.80 to 6.46	992,882	0.00%	-16.97% to -18.56%
2011	0.45% to 2.35%	235,554	8.19 to 7.93	1,913,731	0.00%	-9.29% to -11.02%
2010	0.45% to 2.10%	373,984	9.03 to 8.93	3,355,405	0.00%	-9.74% to -10.73%	****
VP Biotechnology (PROBIO)
2014	0.45% to 2.50%	449,535	28.53 to 26.44	12,338,212	0.00%	29.14% to 26.49%
2013	0.45% to 2.45%	330,278	22.09 to 20.93	7,081,443	0.00%	67.66% to 64.30%
2012	0.45% to 2.15%	473,197	13.18 to 12.80	6,141,389	0.00%	40.07% to 37.68%
2011	0.45% to 2.10%	13,260	9.41 to 9.30	123,904	0.00%	-5.93% to -6.97%	****
VP Bull (PROBL)
2014	0.45% to 2.50%	2,442,600	16.87 to 15.31	39,528,358	0.00%	10.97% to 8.68%
2013	0.45% to 2.50%	711,453	15.21 to 14.09	10,433,701	0.00%	29.17% to 26.51%
2012	0.45% to 2.45%	1,418,158	11.77 to 11.15	16,287,866	0.00%	13.38% to 11.09%
2011	0.45% to 2.45%	755,218	10.38 to 10.04	7,677,092	0.00%	-0.45% to -2.44%
2010	0.65% to 2.45%	380,000	10.42 to 10.29	3,931,347	0.00%	4.16% to 2.91%	****
VP Consumer Goods (PROCG)
2014	0.45% to 2.45%	620,053	15.40 to 14.29	9,185,663	0.90%	9.73% to 7.53%
2013	0.45% to 2.15%	102,777	14.03 to 13.40	1,401,184	0.86%	27.87% to 25.69%
2012	0.45% to 2.45%	68,405	10.97 to 10.61	737,174	1.31%	10.36% to 8.14%
2011	0.45% to 1.90%	25,237	9.94 to 9.85	249,257	0.00%	-0.57% to -1.53%	****
VP Consumer Services (PROCS)
2014	0.45% to 2.45%	588,414	18.36 to 17.05	10,408,997	0.00%	11.95% to 9.71%
2013	0.45% to 2.15%	320,513	16.40 to 15.67	5,108,147	0.17%	39.24% to 36.86%
2012	0.85% to 2.40%	94,015	11.70 to 11.40	1,087,057	0.00%	21.06% to 19.16%
2011	0.45% to 2.35%	56,622	9.69 to 9.57	544,622	0.00%	-3.08% to -4.31%	****
VP Emerging Markets (PROEM)
2014	0.45% to 2.45%	373,572	8.41 to 7.65	2,987,574	0.21%	-3.85% to -5.79%
2013	0.45% to 2.45%	425,737	8.75 to 8.12	3,580,510	0.38%	-6.84% to -8.72%
2012	0.45% to 2.45%	576,322	9.39 to 8.90	5,280,262	0.99%	6.09% to 3.95%
2011	0.45% to 2.10%	368,467	8.85 to 8.61	3,210,925	0.00%	-20.06% to -21.39%
2010	0.45% to 2.15%	620,286	11.08 to 10.95	6,824,975	0.00%	10.76% to 9.50%	****
VP Europe 30 (PROE30)
2014	0.45% to 2.45%	271,242	12.36 to 11.24	3,183,952	1.22%	-9.06% to -10.89%
2013	0.45% to 2.45%	314,135	13.59 to 12.61	4,079,277	0.46%	21.09% to 18.66%
2012	0.45% to 2.35%	185,175	11.22 to 10.66	2,032,880	1.09%	16.07% to 13.85%
2011	1.15% to 2.00%	17,266	9.55 to 9.42	163,319	0.61%	-9.93% to -10.68%
2010	0.65% to 2.00%	12,935	10.64 to 10.55	136,766	1.01%	6.44% to 5.47%	****
VP Financials (PROFIN)
2014	0.45% to 2.45%	237,817	15.27 to 14.18	3,480,598	0.10%	12.41% to 10.15%
2013	1.15% to 2.45%	135,152	13.33 to 12.87	1,777,733	0.34%	30.56% to 28.84%
2012	1.15% to 2.45%	64,514	10.21 to 9.99	652,782	0.22%	23.29% to 21.67%
2011	1.15% to 2.10%	19,538	8.28 to 8.23	161,225	0.00%	-17.17% to -17.70%	****

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS December 31, 2014

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Inception Date****
VP Health Care (PROHC)
2014	0.45% to 2.50%	727,943	$19.34 to $ 17.92	$13,490,662	0.05%	23.14% to 20.61%
2013	0.45% to 2.50%	407,435	15.70 to 14.86	6,211,685	0.33%	39.13% to 36.27%
2012	1.15% to 2.50%	113,070	11.15 to 10.90	1,251,835	0.33%	16.05% to 14.46%
2011	0.45% to 1.90%	54,929	9.66 to 9.56	526,815	0.00%	-3.43% to -4.37%	****
VP Industrials (PROIND)
2014	0.45% to 2.45%	251,139	14.64 to 13.59	3,536,581	0.17%	5.10% to 2.99%
2013	0.45% to 2.35%	532,485	13.93 to 13.23	7,200,812	0.30%	37.57% to 34.94%
2012	0.45% to 2.45%	196,512	10.12 to 9.79	1,948,860	0.33%	15.28% to 12.96%
2011	0.45% to 2.35%	96,626	8.78 to 8.67	841,929	0.00%	-12.18% to -13.30%	****
VP International (PROINT)
2014	0.45% to 2.10%	200,598	11.70 to 10.82	2,237,707	0.00%	-8.52% to -10.04%
2013	0.45% to 2.45%	383,339	12.79 to 11.87	4,695,778	0.00%	18.96% to 16.57%
2012	0.45% to 2.45%	320,958	10.75 to 10.19	3,347,319	0.00%	15.41% to 13.09%
2011	0.45% to 2.10%	262,523	9.32 to 9.06	2,404,795	0.00%	-14.72% to -16.14%
2010	0.65% to 2.15%	235,682	10.91 to 10.80	2,559,042	0.00%	9.09% to 8.00%	****
VP Internet (PRONET)
2014	0.45% to 2.45%	131,448	15.42 to 14.31	1,950,007	0.00%	0.67% to -1.36%
2013	0.45% to 2.45%	219,621	15.32 to 14.51	3,265,348	0.00%	51.03% to 48.00%
2012	1.15% to 2.15%	51,684	10.02 to 9.85	514,948	0.00%	18.38% to 17.18%
2011	0.85% to 2.10%	9,841	8.48 to 8.41	83,166	0.00%	-15.16% to -15.87%	****
VP Japan (PROJP)
2014	0.45% to 2.20%	134,742	13.51 to 12.44	1,732,082	0.00%	2.76% to 0.96%
2013	0.45% to 2.20%	303,478	13.15 to 12.32	3,830,548	0.00%	47.57% to 44.98%
2012	0.45% to 2.15%	152,930	8.91 to 8.51	1,317,530	0.00%	22.40% to 20.30%
2011	0.45% to 2.10%	34,406	7.28 to 7.08	246,466	0.00%	-18.91% to -20.25%
2010	1.15% to 2.00%	55,182	8.93 to 8.88	492,305	0.00%	-10.66% to -11.21%	****
VP NASDAQ-100 (PRON)
2014	0.45% to 2.45%	940,882	19.72 to 17.94	17,742,745	0.00%	16.48% to 14.14%
2013	0.45% to 2.45%	634,252	16.93 to 15.72	10,386,060	0.00%	33.67% to 30.99%
2012	0.45% to 2.45%	385,195	12.66 to 12.00	4,763,244	0.00%	15.71% to 13.38%
2011	0.45% to 2.45%	244,301	10.95 to 10.58	2,628,101	0.00%	1.00% to -1.03%
2010	1.15% to 2.45%	132,411	10.79 to 10.69	1,422,920	0.00%	7.87% to 6.92%	****
VP Oil & Gas (PROOG)
2014	0.45% to 2.50%	886,429	12.72 to 11.55	10,659,196	0.46%	-11.27% to -13.10%
2013	0.45% to 2.50%	290,843	14.34 to 13.29	4,009,939	0.46%	23.51% to 20.97%
2012	0.45% to 2.45%	311,471	11.61 to 11.00	3,516,237	0.09%	2.43% to 0.37%
2011	0.45% to 2.35%	291,332	11.33 to 10.98	3,242,585	0.18%	1.79% to -0.15%
2010	1.15% to 2.45%	539,567	11.08 to 10.99	5,964,352	0.00%	10.82% to 9.85%	****
VP Pharmaceuticals (PROPHR)
2014	0.45% to 2.45%	246,310	18.12 to 16.83	4,274,560	0.67%	18.82% to 16.44%
2013	0.45% to 2.45%	212,949	15.25 to 14.45	3,148,383	2.06%	31.03% to 28.40%
2012	0.45% to 2.45%	94,784	11.64 to 11.25	1,085,763	0.92%	11.35% to 9.11%
2011	0.45% to 2.35%	284,915	10.45 to 10.32	2,958,723	0.00%	4.54% to 3.22%	****
VP Precious Metals (PROPM)
2014	0.45% to 2.50%	608,583	3.32 to 3.07	1,943,549	0.00%	-24.21% to -25.77%
2013	0.45% to 2.50%	516,611	4.38 to 4.14	2,198,155	0.00%	-38.22% to -39.50%
2012	0.45% to 2.45%	410,943	7.09 to 6.85	2,862,803	0.00%	-14.93% to -16.65%
2011	0.45% to 2.30%	386,534	8.33 to 8.23	3,198,717	0.00%	-16.69% to -17.72%	****
VP Real Estate (PRORE)
2014	0.45% to 2.50%	510,356	13.49 to 12.50	6,623,469	1.77%	24.45% to 21.89%
2013	0.45% to 2.50%	186,742	10.84 to 10.26	1,968,101	1.11%	-0.36% to -2.41%
2012	0.45% to 2.50%	307,573	10.88 to 10.51	3,286,004	2.70%	16.64% to 14.24%
2011	0.45% to 2.50%	45,390	9.33 to 9.20	420,467	0.00%	-6.71% to -7.99%	****
VP Rising Rates Opportunity (PRORRO)
2014	0.45% to 2.20%	157,991	4.11 to 3.78	614,204	0.00%	-30.57% to -31.79%
2013	0.45% to 2.45%	406,251	5.92 to 5.49	2,315,767	0.00%	15.95% to 13.62%
2012	0.45% to 2.45%	174,521	5.10 to 4.84	864,364	0.00%	-7.35% to -9.22%
2011	1.15% to 2.10%	93,888	5.45 to 5.36	508,047	0.00%	-38.22% to -38.81%
2010	0.45% to 2.45%	285,625	8.86 to 8.74	2,515,908	0.00%	-11.44% to -12.63%	****
VP Semiconductor (PROSCN)
2014	0.45% to 2.45%	371,556	15.04 to 13.97	5,387,504	0.14%	33.92% to 31.24%
2013	0.45% to 2.15%	27,132	11.23 to 10.73	297,110	0.14%	32.87% to 30.61%
2012	0.45% to 1.65%	13,309	8.45 to 8.28	110,521	0.32%	-4.60% to -5.75%
2011	1.35% to 1.90%	14,743	8.81 to 8.78	129,655	0.00%	-11.91% to -12.24%	****
VP Short Emerging Markets (PROSEM)
2014	1.35% to 2.30%	6,375	7.35 to 7.03	46,252	0.00%	-4.24% to -5.16%
2013	0.45% to 2.30%	33,825	7.94 to 7.41	262,351	0.00%	-0.68% to -2.53%
2012	1.15% to 2.30%	63,269	7.84 to 7.60	491,393	0.00%	-14.05% to -15.05%
2011	1.15% to 2.45%	87,819	9.13 to 8.93	794,238	0.00%	9.39% to 7.96%
2010	1.15% to 2.10%	40,731	8.34 to 8.29	338,364	0.00%	-16.57% to -17.11%	****
VP Short International (PROSIN)
2014	1.15% to 2.30%	85,409	5.39 to 5.10	442,228	0.00%	1.62% to 0.44%
2013	0.45% to 2.30%	99,808	5.44 to 5.08	515,832	0.00%	-21.36% to -22.83%
2012	1.15% to 2.30%	58,276	6.79 to 6.58	390,351	0.00%	-21.08% to -22.00%
2011	1.15% to 2.50%	162,410	8.60 to 8.41	1,382,717	0.00%	0.63% to -0.73%
2010	1.15% to 2.10%	2,950	8.55 to 8.49	25,147	0.00%	-14.53% to -15.08%	****

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS December 31, 2014

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Inception Date****
VP Short NASDAQ-100 (PROSN)
2014	0.45% to 2.15%	114,259	$3.54 to $ 3.27	$381,614	0.00%	-19.74% to -21.12%
2013	0.45% to 2.15%	100,893	4.42 to 4.15	423,062	0.00%	-29.72% to -30.92%
2012	1.15% to 2.30%	81,510	6.17 to 5.98	494,350	0.00%	-19.73% to -20.67%
2011	1.15% to 2.45%	72,310	7.68 to 7.52	549,135	0.00%	-11.50% to -12.66%
2010	1.15% to 2.15%	90,870	8.68 to 8.62	786,558	0.00%	-13.17% to -13.75%	****
VP Technology (PROTEC)
2014	0.45% to 2.50%	410,320	15.01 to 13.91	5,892,607	0.00%	17.58% to 15.16%
2013	0.85% to 2.15%	329,911	12.63 to 12.19	4,079,935	0.00%	24.13% to 22.50%
2012	0.45% to 2.30%	190,108	10.24 to 9.93	1,912,005	0.00%	9.81% to 7.77%
2011	0.45% to 2.35%	107,196	9.33 to 9.21	992,449	0.00%	-6.71% to -7.89%	****
VP Telecommunications (PROTEL)
2014	0.45% to 2.15%	47,871	12.40 to 11.64	570,687	4.46%	0.11% to -1.60%
2013	0.45% to 2.45%	34,300	12.39 to 11.74	412,848	1.85%	11.56% to 9.32%
2012	1.15% to 2.15%	363,734	10.97 to 10.79	3,982,906	0.12%	15.17% to 14.01%
2011	0.45% to 1.65%	3,690	9.57 to 9.50	35,094	0.00%	-4.27% to -5.04%	****
VP U.S. Government Plus (PROGVP)
2014	0.45% to 2.20%	161,162	16.64 to 15.32	2,539,122	0.18%	35.78% to 33.39%
2013	0.65% to 2.15%	135,761	12.16 to 11.50	1,593,389	0.17%	-19.64% to -20.85%
2012	0.45% to 2.15%	211,249	15.22 to 14.53	3,136,876	0.00%	0.52% to -1.20%
2011	0.45% to 2.45%	221,028	15.14 to 14.64	3,284,785	0.13%	42.87% to 40.00%
2010	1.15% to 2.10%	195,289	10.55 to 10.48	2,057,018	0.30%	5.45% to 4.78%	****
VP UltraNASDAQ-100 (PROUN)
2014	0.45% to 2.50%	184,912	36.14 to 32.80	6,287,569	0.00%	35.23% to 32.45%
2013	0.45% to 2.45%	312,708	26.72 to 24.81	8,062,616	0.00%	78.24% to 74.66%
2012	0.45% to 2.45%	92,860	14.99 to 14.20	1,354,071	0.00%	33.15% to 30.47%
2011	0.45% to 2.15%	161,850	11.26 to 10.94	1,790,643	0.00%	-1.64% to -3.31%
2010	0.65% to 2.45%	54,992	11.43 to 11.29	625,052	0.00%	14.33% to 12.95%	****
VP Utilities (PROUTL)
2014	0.45% to 2.50%	364,675	15.33 to 14.20	5,370,466	2.19%	25.32% to 22.74%
2013	0.45% to 2.50%	112,703	12.23 to 11.57	1,336,584	3.07%	12.80% to 10.48%
2012	0.45% to 2.50%	163,570	10.84 to 10.47	1,734,505	1.99%	-0.31% to -2.37%
2011	0.85% to 2.50%	154,187	10.85 to 10.73	1,663,626	0.00%	8.49% to 7.29%	****
Global Managed Futures Strategy (RVMFU)
2014	0.45% to 2.35%	439,704	8.18 to 7.28	3,359,616	0.00%	11.58% to 9.45%
2013	0.45% to 2.55%	454,481	7.33 to 6.58	3,156,056	0.00%	2.13% to -0.03%
2012	0.45% to 2.55%	506,656	7.18 to 6.58	3,479,836	0.00%	-11.60% to -13.48%
2011	0.45% to 2.55%	884,949	8.12 to 7.61	6,966,058	0.00%	-9.04% to -10.95%
2010	0.45% to 2.55%	855,936	8.93 to 8.54	7,479,850	0.00%	-3.97% to -6.00%
Variable Fund - Long Short Equity Fund (RSRF)
2014	0.45% to 2.40%	546,015	10.59 to 15.48	7,808,046	0.00%	2.33% to 0.33%
2013	0.45% to 2.55%	564,715	10.35 to 10.21	7,978,425	0.00%	16.93% to 14.46%
2012	0.45% to 2.55%	594,453	8.85 to 8.92	7,197,791	0.00%	3.96% to 1.76%
2011	0.45% to 2.55%	738,378	8.52 to 8.77	8,530,419	0.00%	-6.98% to -8.94%
2010	0.45% to 2.55%	945,398	9.15 to 9.63	11,834,837	0.00%	10.71% to 8.37%
Variable Fund - CLS AdvisorOne Amerigo (RVAMR)
2014	0.45% to 2.55%	1,249,764	12.58 to 11.39	15,543,695	0.27%	3.01% to 0.83%
2013	0.45% to 2.50%	1,198,793	12.22 to 11.33	14,563,763	0.02%	22.88% to 20.35%
2012	0.45% to 2.50%	1,064,254	9.94 to 9.42	10,631,772	0.00%	13.19% to 10.86%
2011	0.45% to 2.50%	1,278,798	8.78 to 8.49	11,397,397	0.00%	-7.72% to -9.61%
2010	0.45% to 2.50%	1,384,728	9.52 to 9.40	13,531,612	0.10%	14.62% to 12.26%
Variable Trust - Banking Fund (RBKF)
2014	0.45% to 2.45%	233,270	6.70 to 5.29	1,926,493	1.36%	2.95% to 0.89%
2013	1.15% to 2.40%	196,923	8.50 to 6.91	1,611,604	0.55%	27.70% to 26.08%
2012	0.45% to 2.50%	584,843	5.06 to 4.15	3,684,231	0.24%	23.66% to 21.11%
2011	0.45% to 2.45%	158,278	4.09 to 3.43	833,475	0.23%	-22.58% to -24.13%
2010	0.65% to 2.45%	400,518	5.25 to 4.53	2,746,122	0.91%	12.30% to 10.27%
Variable Trust - Basic Materials Fund (RBMF)
2014	0.45% to 2.50%	167,362	10.66 to 12.02	3,602,338	3.09%	-2.26% to -4.27%
2013	0.45% to 2.50%	218,828	10.90 to 12.55	4,895,991	0.62%	0.79% to -1.28%
2012	0.45% to 2.50%	317,742	10.82 to 12.72	7,003,662	0.00%	10.22% to 7.95%
2011	0.45% to 2.50%	329,769	9.81 to 11.78	6,616,439	0.00%	-16.83% to -18.55%
2010	0.45% to 2.50%	799,928	11.80 to 14.46	19,506,692	0.56%	26.10% to 23.51%
Variable Fund - CLS AdvisorOne Select Allocation (RVBER)
2014	0.45% to 2.50%	878,354	12.34 to 10.52	9,985,356	0.61%	2.34% to 0.23%
2013	0.45% to 2.50%	677,455	12.06 to 10.50	7,580,969	1.52%	18.21% to 15.78%
2012	0.45% to 2.50%	803,979	10.20 to 9.07	7,703,594	1.12%	11.91% to 9.60%
2011	0.45% to 2.50%	912,603	9.12 to 8.27	7,900,607	1.59%	-4.64% to -6.60%
2010	1.15% to 2.50%	863,401	9.32 to 8.86	7,931,016	1.82%	12.44% to 10.91%
Variable Trust - Biotechnology Fund (RBF)
2014	0.45% to 2.50%	458,541	36.85 to 27.25	13,717,417	0.00%	32.10% to 29.38%
2013	0.45% to 2.50%	412,742	27.90 to 21.06	9,526,308	0.00%	53.51% to 50.35%
2012	0.45% to 2.50%	442,089	18.17 to 14.01	6,648,173	0.00%	35.37% to 32.58%
2011	0.45% to 2.50%	511,648	13.43 to 10.57	5,736,404	0.00%	10.09% to 7.83%
2010	0.45% to 2.50%	400,924	12.20 to 9.80	4,139,904	0.00%	10.20% to 7.94%

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS December 31, 2014

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Inception Date****
Variable Fund - CLS AdvisorOne Clermont (RVCLR)
2014	0.45% to 2.50%	2,024,648	$11.74 to $ 10.24	$22,412,265	0.65%	1.34% to -0.75%
2013	0.45% to 2.50%	1,377,640	11.59 to 10.31	15,158,693	1.58%	9.67% to 7.41%
2012	0.45% to 2.50%	1,398,310	10.57 to 9.60	14,164,565	1.63%	10.29% to 8.01%
2011	0.45% to 2.50%	1,041,864	9.58 to 8.89	9,680,693	1.86%	-0.73% to -2.76%
2010	0.45% to 2.50%	846,387	9.65 to 9.14	8,075,221	1.80%	10.49% to 8.21%
Variable Trust - Commodities Strategy Fund (RVCMD)
2014	0.65% to 2.50%	809,296	4.11 to 3.32	2,425,031	0.00%	-34.44% to -35.66%
2013	0.45% to 2.55%	679,934	6.35 to 5.15	3,163,749	0.00%	-3.65% to -5.68%
2012	0.45% to 2.55%	929,892	6.59 to 5.46	4,541,338	0.00%	-1.85% to -3.93%
2011	0.45% to 2.55%	1,163,910	6.72 to 5.68	5,828,149	7.57%	-7.06% to -9.02%
2010	0.45% to 2.55%	1,715,037	7.23 to 6.24	9,325,565	0.00%	7.54% to 5.28%
Variable Trust - Consumer Products Fund (RCPF)
2014	0.45% to 2.50%	317,791	20.06 to 19.65	8,838,889	0.62%	12.12% to 9.81%
2013	0.45% to 2.50%	312,694	17.89	7,850,995	1.14%	27.67% to 25.05%
2012	0.45% to 2.50%	382,444	14.01 to 14.31	7,652,079	1.19%	8.56% to 6.31%
2011	0.45% to 2.50%	453,809	12.91 to 13.46	8,549,906	1.57%	13.25% to 10.93%
2010	0.65% to 2.50%	374,739	11.32 to 12.13	6,296,929	1.13%	16.52% to 14.35%
Variable Trust - Dow 2x Strategy Fund (RVLDD)
2014	0.45% to 2.50%	484,688	14.80 to 16.68	9,586,358	0.00%	16.28% to 13.88%
2013	0.45% to 2.50%	860,829	12.73 to 14.64	15,127,161	0.00%	61.97% to 58.64%
2012	0.45% to 2.50%	633,796	7.86 to 9.23	6,909,061	0.00%	16.62% to 14.21%
2011	0.45% to 2.50%	1,088,961	6.74 to 8.08	10,208,263	0.00%	8.60% to 6.37%
2010	0.65% to 2.50%	865,504	6.16 to 7.60	7,533,276	0.56%	23.78% to 21.47%
Variable Trust - Electronics Fund (RELF)
2014	0.45% to 2.50%	400,386	11.62 to 9.42	4,465,554	0.00%	23.18% to 20.65%
2013	0.45% to 2.50%	234,202	9.43 to 7.81	2,140,213	0.25%	34.44% to 31.68%
2012	1.15% to 2.50%	298,819	7.01 to 5.93	2,056,409	0.00%	-0.16% to -1.48%
2011	1.15% to 2.50%	274,559	7.02 to 6.02	1,890,025	0.00%	-17.45% to -18.57%
2010	0.45% to 2.50%	687,060	8.39 to 7.39	5,727,179	0.00%	9.06% to 6.82%
Variable Trust - Energy Fund (RENF)
2014	0.45% to 2.50%	759,621	9.48 to 9.90	15,822,605	0.17%	-18.99% to -20.66%
2013	0.45% to 2.50%	306,654	11.71 to 12.48	8,105,926	0.20%	22.91% to 20.38%
2012	0.45% to 2.50%	384,516	9.52 to 10.36	8,364,527	0.00%	1.94% to -0.16%
2011	0.45% to 2.50%	431,951	9.34 to 10.38	9,292,765	0.00%	-6.27% to -8.20%
2010	0.45% to 2.50%	604,777	9.97 to 11.31	14,110,519	0.42%	18.52% to 16.08%
Variable Trust - Energy Services Fund (RESF)
2014	0.45% to 2.50%	552,521	7.23 to 7.94	11,202,901	0.00%	-29.66% to -31.11%
2013	0.45% to 2.50%	261,356	10.27 to 11.52	7,762,863	0.00%	23.33% to 20.79%
2012	0.45% to 2.45%	241,614	8.33 to 9.57	5,828,967	0.00%	-0.05% to -2.06%
2011	0.45% to 2.50%	331,307	8.33 to 9.74	8,167,424	0.00%	-9.70% to -11.56%
2010	0.45% to 2.50%	588,785	9.23 to 11.02	16,225,485	0.00%	25.48% to 22.90%
Variable Trust - Europe 1.25x Strategy Fund (RLCE)
2014	0.45% to 2.15%	134,608	6.17 to 11.30	1,362,829	0.92%	-12.88% to -14.37%
2013	0.45% to 2.20%	598,527	7.08 to 13.12	7,083,250	0.19%	23.34% to 21.17%
2012	0.45% to 2.15%	724,600	5.74 to 10.88	6,751,752	1.30%	21.11% to 19.04%
2011	0.45% to 2.00%	226,240	4.74 to 7.75	1,847,382	0.00%	-15.52% to -16.83%
2010	0.45% to 2.15%	316,669	5.61 to 11.01	3,118,650	1.08%	-11.18% to -12.69%
Variable Trust - Financial Services Fund (RFSF)
2014	0.45% to 2.50%	671,332	9.22 to 7.77	7,747,716	0.64%	12.07% to 9.77%
2013	0.45% to 2.50%	505,938	8.22 to 7.07	5,285,828	0.51%	26.98% to 24.37%
2012	0.45% to 2.50%	545,150	6.48 to 5.69	4,530,810	0.20%	22.13% to 19.61%
2011	1.15% to 2.50%	450,938	7.07 to 4.76	3,123,398	0.07%	-15.90% to -17.05%
2010	1.15% to 2.50%	608,405	8.41 to 5.73	5,017,774	0.59%	13.05% to 11.51%
Variable Trust - Government Long Bond 1.2x Strategy Fund (RUGB)
2014	0.45% to 2.55%	621,779	18.64 to 15.05	12,309,884	0.69%	34.05% to 31.23%
2013	0.45% to 2.55%	349,681	13.91 to 11.47	5,255,438	0.73%	-18.62% to -20.34%
2012	0.45% to 2.55%	587,510	17.09 to 14.39	10,996,570	0.78%	2.54% to 0.37%
2011	0.45% to 2.55%	1,104,597	16.67 to 14.34	20,076,897	2.05%	40.85% to 37.89%
2010	0.45% to 2.55%	657,160	11.83 to 10.40	8,797,254	2.54%	9.61% to 7.30%
Variable Trust - Health Care Fund (RHCF)
2014	0.45% to 2.50%	818,470	21.38 to 18.72	19,291,518	0.00%	24.06% to 21.50%
2013	0.45% to 2.50%	702,990	17.24 to 15.41	13,485,978	0.20%	41.18% to 38.27%
2012	0.45% to 2.50%	528,331	12.21 to 11.14	7,252,714	0.00%	16.64% to 14.23%
2011	0.45% to 2.50%	520,632	10.47 to 9.76	6,223,554	0.00%	4.22% to 2.08%
2010	0.65% to 2.50%	491,192	9.98 to 9.56	5,689,049	0.22%	6.07% to 4.10%
Variable Trust - Internet Fund (RINF)
2014	0.45% to 2.50%	134,520	17.88 to 16.84	3,583,436	0.00%	1.50% to -0.59%
2013	0.45% to 2.50%	310,691	17.61 to 16.94	8,210,449	0.00%	50.55% to 47.45%
2012	0.45% to 2.50%	185,142	11.70 to 11.49	3,319,461	0.00%	18.79% to 16.34%
2011	0.85% to 2.50%	221,146	9.67 to 9.88	3,358,860	0.00%	-12.67% to -14.12%
2010	0.45% to 2.50%	611,617	11.23 to 11.50	10,693,886	0.00%	20.23% to 17.76%
Variable Trust - Inverse Dow 2x Strategy Fund (RVIDD)
2014	1.15% to 2.50%	1,996,596	0.87 to 0.94	1,661,317	0.00%	-22.67% to -23.72%
2013	1.15% to 2.30%	1,540,494	1.13 to 1.01	1,652,682	0.00%	-44.53% to -45.18%
2012	1.15% to 2.50%	1,663,040	2.03 to 2.25	3,259,130	0.00%	-23.35% to -24.40%
2011	1.15% to 2.50%	1,321,652	2.65 to 2.97	3,391,507	0.00%	-27.91% to -28.89%
2010	0.45% to 2.35%	2,035,747	6.17 to 3.39	7,402,878	0.00%	-30.60% to -31.93%

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS

December 31, 2014

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Inception Date****
Variable Trust - Inverse Government Long Bond Strategy Fund (RJNF)
2014	0.45% to 2.50%	798,202	$3.65 to $ 3.34	$2,388,554	0.00%	-25.25% to -26.79%
2013	0.45% to 2.50%	2,866,211	4.88 to 4.56	12,393,562	0.00%	14.74% to 12.38%
2012	0.45% to 2.50%	869,975	4.25 to 4.06	3,218,671	0.00%	-6.62% to -8.55%
2011	0.45% to 2.15%	734,014	4.55 to 3.86	2,853,886	0.00%	-30.75% to -31.93%
2010	1.15% to 2.45%	1,192,824	5.77 to 6.56	6,761,742	0.00%	-13.81% to -14.95%
Variable Trust - Inverse Mid-Cap Strategy Fund (RVIMC)
2014	1.15% to 2.50%	351,637	2.12 to 2.48	698,292	0.00%	-12.58% to -13.77%
2013	0.45% to 2.15%	298,812	3.51 to 2.20	694,206	0.00%	-27.90% to -29.13%
2012	1.15% to 2.15%	163,777	3.39 to 3.11	532,489	0.00%	-19.30% to -20.12%
2011	1.15% to 2.45%	212,941	4.20 to 5.13	874,985	0.00%	-8.40% to -9.60%
2010	1.15% to 2.30%	283,512	4.59 to 4.24	1,272,342	0.00%	-26.15% to -27.01%
Variable Trust - Inverse NASDAQ-100(R) Strategy Fund (RAF)
2014	0.45% to 2.50%	321,838	2.69 to 2.09	392,180	0.00%	-19.00% to -20.67%
2013	0.45% to 2.15%	399,140	3.32 to 1.71	589,385	0.00%	-29.37% to -30.58%
2012	0.45% to 2.15%	1,229,953	4.70 to 2.47	2,556,769	0.00%	-19.01% to -20.40%
2011	1.00% to 2.45%	846,407	5.66 to 4.81	2,106,354	0.00%	-10.97% to -12.27%
2010	1.00% to 2.15%	1,332,478	6.36 to 3.52	3,766,653	0.00%	-22.06% to -22.96%
Variable Trust - Inverse Russell 2000(R) Strategy Fund (RVISC)
2014	0.45% to 2.50%	655,199	2.84 to 2.31	1,245,930	0.00%	-9.26% to -11.13%
2013	0.45% to 2.30%	603,134	3.13 to 1.95	1,327,490	0.00%	-31.16% to -32.44%
2012	0.45% to 2.50%	353,496	4.55 to 3.86	1,111,165	0.00%	-18.52% to -20.21%
2011	0.45% to 2.50%	669,629	5.58 to 4.84	2,579,323	0.00%	-8.03% to -9.92%
2010	0.45% to 2.10%	831,180	6.07 to 4.05	3,652,201	0.00%	-27.95% to -29.15%
Variable Trust - Inverse S&P 500 Strategy Fund (RUF)
2014	0.65% to 2.50%	878,859	3.83 to 3.05	2,018,138	0.00%	-15.01% to -16.59%
2013	0.45% to 2.40%	737,210	4.56 to 2.50	2,017,505	0.00%	-26.85% to -28.28%
2012	0.45% to 2.50%	1,072,355	6.24 to 5.10	4,048,971	0.00%	-17.35% to -19.06%
2011	0.45% to 2.50%	1,195,966	7.55 to 6.30	5,557,221	0.00%	-9.45% to -11.31%
2010	0.45% to 2.40%	1,905,883	8.33 to 4.84	9,868,136	0.00%	-17.33% to -18.95%
Variable Trust - Japan 2x Strategy Fund (RLCJ)
2014	1.15% to 2.50%	79,473	11.43 to 8.23	881,829	0.00%	-16.38% to -17.53%
2013	0.45% to 2.50%	175,090	11.30 to 9.98	2,492,057	0.00%	55.30% to 52.10%
2012	1.15% to 2.00%	246,456	8.86 to 8.04	2,124,721	0.00%	18.72% to 17.70%
2011	0.45% to 2.00%	124,422	6.08 to 6.83	909,194	0.00%	-29.26% to -30.37%
2010	0.45% to 2.00%	383,490	8.60 to 9.81	3,956,633	0.00%	15.20% to 13.49%
Variable Trust - Leisure Fund (RLF)
2014	0.45% to 2.50%	181,903	16.70 to 15.57	4,941,762	0.22%	7.00% to 4.80%
2013	0.45% to 2.50%	191,698	15.61 to 14.86	4,912,517	0.59%	41.77% to 38.85%
2012	0.45% to 2.50%	283,744	11.01 to 10.70	5,168,194	0.00%	20.77% to 18.28%
2011	0.45% to 2.50%	271,172	9.12 to 9.05	4,150,612	0.00%	1.99% to -0.10%
2010	0.45% to 2.50%	482,219	8.94 to 9.06	7,280,301	0.07%	29.76% to 27.09%
Variable Trust - Mid-Cap 1.5x Strategy Fund (RMED)
2014	0.45% to 2.50%	94,489	17.06 to 15.57	3,088,946	0.00%	11.43% to 9.14%
2013	0.45% to 2.50%	181,969	15.31 to 14.27	4,876,218	0.00%	49.56% to 46.48%
2012	0.45% to 2.50%	321,813	10.24 to 9.74	6,437,591	0.00%	23.77% to 21.21%
2011	0.45% to 2.50%	265,722	8.27 to 8.03	4,354,258	0.00%	-8.01% to -9.90%
2010	0.45% to 2.50%	552,427	8.99 to 8.92	10,223,461	0.00%	36.93% to 34.12%
Variable Fund - Multi-Hedge Strategies (RVARS)
2014	0.45% to 2.35%	732,401	9.17 to 8.44	6,714,451	0.00%	4.19% to 2.20%
2013	0.45% to 2.55%	794,484	8.80 to 7.95	7,062,750	0.00%	1.20% to -0.94%
2012	0.45% to 2.55%	901,230	8.69 to 8.03	7,991,268	0.68%	1.76% to -0.39%
2011	0.45% to 2.55%	676,240	8.54 to 8.06	5,936,147	0.00%	2.92% to 0.75%
2010	0.45% to 2.55%	714,090	8.30 to 8.00	6,167,122	0.00%	5.70% to 3.48%
Variable Trust - NASDAQ-100(R) 2x Strategy Fund (RVF)
2014	0.45% to 2.45%	1,027,097	28.37 to 28.14	31,048,384	0.00%	35.96% to 33.23%
2013	0.45% to 2.45%	936,401	20.86 to 21.12	20,772,792	0.00%	79.40% to 75.81%
2012	0.45% to 2.50%	458,586	11.63 to 11.97	5,970,633	0.00%	33.52% to 30.77%
2011	0.45% to 2.45%	514,544	8.71 to 9.18	5,033,949	0.00%	-1.12% to -3.10%
2010	0.45% to 2.50%	952,362	8.81 to 9.45	9,411,024	0.00%	36.28% to 33.48%
Variable Trust - NASDAQ-100(R) Fund (ROF)
2014	0.45% to 2.55%	746,528	20.32 to 19.28	19,033,453	0.00%	16.92% to 14.45%
2013	0.45% to 2.55%	887,995	17.38 to 16.84	19,264,862	0.00%	34.01% to 31.19%
2012	0.45% to 2.55%	436,120	12.97 to 12.84	7,425,414	0.00%	16.24% to 13.79%
2011	0.45% to 2.55%	435,810	11.16 to 11.28	6,569,631	0.00%	1.71% to -0.43%
2010	0.45% to 2.55%	719,153	10.97 to 11.33	10,918,017	0.00%	17.95% to 15.47%
Variable Trust - Nova Fund (RNF)
2014	0.45% to 2.55%	666,929	14.98 to 14.48	12,705,422	0.08%	18.05% to 15.56%
2013	0.45% to 2.55%	1,902,052	12.69 to 12.53	28,504,432	0.09%	48.32% to 45.19%
2012	0.45% to 2.55%	841,905	8.55 to 8.63	9,379,489	0.00%	21.69% to 19.12%
2011	0.45% to 2.55%	1,040,432	7.03 to 7.24	9,596,287	0.05%	-1.61% to -3.68%
2010	0.45% to 2.55%	1,293,811	7.14 to 7.52	12,255,667	0.23%	19.43% to 16.91%
Variable Trust - Precious Metals Fund (RPMF)
2014	0.45% to 2.50%	879,941	4.63 to 4.34	8,151,128	0.13%	-17.72% to -19.42%
2013	0.45% to 2.50%	851,731	5.62 to 5.38	9,524,330	0.93%	-46.34% to -47.45%
2012	0.45% to 2.50%	885,640	10.48 to 10.24	19,661,667	0.00%	-4.53% to -6.50%
2011	0.45% to 2.50%	1,056,256	10.97 to 10.96	24,363,086	0.06%	-24.50% to -26.05%
2010	0.45% to 2.50%	1,736,396	14.53 to 14.82	54,691,917	0.00%	37.46% to 34.63%

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS

December 31, 2014

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Inception Date****
Variable Trust - Real Estate Fund (RREF)
2014	0.45% to 2.50%	492,656	$ 12.68 to $ 10.84	$10,849,321	1.19%	20.46% to 17.98%
2013	0.45% to 2.50%	391,260	10.52 to 9.19	7,335,555	2.09%	3.48% to 1.35%
2012	0.45% to 2.50%	680,026	10.17 to 9.06	12,388,116	1.15%	17.81% to 15.38%
2011	0.45% to 2.50%	526,180	8.63 to 7.86	8,271,602	2.30%	1.81% to -0.29%
2010	0.45% to 2.50%	891,868	8.48 to 7.88	14,023,773	1.52%	24.30% to 21.75%
Variable Trust - Retailing Fund (RRF)
2014	0.45% to 2.50%	187,893	18.94 to 16.36	4,394,236	0.00%	8.17% to 5.94%
2013	0.45% to 2.50%	192,774	17.51 to 15.44	4,609,507	0.02%	35.19% to 32.40%
2012	1.15% to 2.50%	162,131	18.29 to 11.66	2,891,298	0.00%	15.43% to 13.85%
2011	0.45% to 2.50%	449,160	11.14 to 10.24	6,881,946	0.00%	4.83% to 2.67%
2010	1.00% to 2.50%	429,272	10.43 to 9.98	6,365,320	0.00%	23.89% to 22.01%
Variable Trust - Russell 2000(R) 1.5x Strategy Fund (RMEK)
2014	0.45% to 2.50%	237,482	14.69 to 12.72	5,562,054	0.00%	3.82% to 1.68%
2013	0.45% to 2.50%	252,741	14.15 to 12.51	5,980,277	0.00%	57.85% to 54.60%
2012	0.45% to 2.50%	279,441	8.96 to 8.09	4,500,142	0.00%	21.55% to 19.04%
2011	0.45% to 2.50%	336,537	7.37 to 6.80	4,364,860	0.00%	-12.58% to -14.38%
2010	0.45% to 2.50%	533,873	8.44 to 7.94	8,237,200	0.00%	37.23% to 34.41%
Variable Trust - S&P 500 2x Strategy Fund (RTF)
2014	0.45% to 2.50%	891,598	14.44 to 14.42	16,675,744	0.00%	24.09% to 21.54%
2013	0.45% to 2.50%	1,014,924	11.64 to 11.86	15,631,139	0.00%	67.95% to 64.50%
2012	0.45% to 2.50%	582,339	6.93 to 7.21	5,226,163	0.00%	28.80% to 26.15%
2011	0.45% to 2.50%	1,396,743	5.38 to 5.72	10,087,308	0.00%	-4.38% to -6.35%
2010	1.15% to 2.50%	1,486,798	7.77 to 6.10	11,351,949	0.00%	24.03% to 22.34%
Variable Trust - S&P 500 Pure Growth Fund (RVLCG)
2014	0.45% to 2.50%	3,194,594	19.39 to 17.00	62,517,460	0.00%	11.91% to 9.61%
2013	0.45% to 2.50%	2,287,444	17.32 to 15.51	40,474,629	0.00%	40.68% to 37.79%
2012	0.45% to 2.50%	1,437,364	12.31 to 11.26	18,360,948	0.00%	12.80% to 10.47%
2011	0.45% to 2.50%	1,364,526	10.92 to 10.19	15,651,318	0.00%	-1.53% to -3.56%
2010	0.45% to 2.50%	1,651,539	11.09 to 10.57	19,524,177	0.00%	24.47% to 21.91%
Variable Trust - S&P 500 Pure Value Fund (RVLCV)
2014	0.45% to 2.50%	2,128,730	16.01 to 15.24	41,597,840	0.37%	10.44% to 8.17%
2013	0.45% to 2.50%	2,417,188	14.50 to 14.09	43,034,012	0.00%	44.61% to 41.63%
2012	0.45% to 2.50%	1,057,510	10.02 to 9.94	13,120,094	0.39%	21.68% to 19.17%
2011	0.45% to 2.50%	1,398,503	8.24 to 8.35	14,524,395	0.02%	-3.60% to -5.59%
2010	0.45% to 2.45%	1,501,383	8.55 to 10.32	16,526,954	0.62%	19.77% to 17.53%
Variable Trust - S&P MidCap 400 Pure Growth Fund (RVMCG)
2014	0.45% to 2.50%	827,165	19.98 to 17.28	18,929,666	0.00%	-2.00% to -4.01%
2013	0.45% to 2.50%	1,496,626	20.39 to 18.00	35,384,794	0.00%	33.45% to 30.70%
2012	0.45% to 2.50%	995,696	15.28 to 13.78	18,018,082	0.00%	15.53% to 13.15%
2011	0.45% to 2.50%	670,396	13.22 to 12.17	10,603,297	0.00%	-1.10% to -3.14%
2010	0.45% to 2.50%	1,676,122	13.37 to 12.57	27,190,047	0.00%	31.98% to 29.27%
Variable Trust - S&P MidCap 400 Pure Value Fund (RVMCV)
2014	0.45% to 2.50%	573,667	14.96 to 13.91	11,065,293	0.04%	6.24% to 4.06%
2013	0.45% to 2.50%	1,127,639	14.08 to 13.36	20,702,285	0.10%	35.19% to 32.41%
2012	0.45% to 2.30%	483,777	10.42 to 12.98	6,630,169	0.00%	16.46% to 14.29%
2011	0.45% to 2.30%	1,362,882	8.95 to 11.35	16,294,604	0.00%	-7.57% to -9.28%
2010	0.45% to 2.30%	371,676	9.68 to 12.52	4,896,712	0.48%	19.59% to 17.37%
Variable Trust - S&P SmallCap 600 Pure Growth Fund (RVSCG)
2014	0.45% to 2.50%	756,633	16.74 to 14.69	14,965,168	0.00%	-0.45% to -2.50%
2013	0.45% to 2.50%	1,496,718	16.82 to 15.06	29,782,353	0.00%	40.67% to 37.78%
2012	0.45% to 2.45%	870,994	11.96 to 10.97	12,741,235	0.00%	10.11% to 7.89%
2011	0.45% to 2.45%	620,483	10.86 to 10.17	8,354,924	0.00%	3.05% to 0.98%
2010	0.45% to 2.45%	824,063	10.54 to 10.07	10,859,606	0.00%	24.84% to 22.33%
Variable Trust - S&P SmallCap 600 Pure Value Fund (RVSCV)
2014	0.45% to 2.45%	517,699	14.73 to 12.65	9,163,876	0.00%	0.86% to -1.17%
2013	0.45% to 2.45%	812,402	14.61 to 12.80	14,186,349	0.48%	42.18% to 39.33%
2012	0.45% to 2.50%	498,760	10.27 to 9.15	6,290,002	0.00%	19.84% to 17.36%
2011	0.45% to 2.45%	541,995	8.57 to 7.82	5,824,859	0.00%	-9.85% to -11.66%
2010	0.45% to 2.45%	474,756	9.51 to 11.28	5,747,110	0.00%	24.54% to 22.19%
Variable Trust - Strengthening Dollar 2x Strategy Fund (RVSDL)
2014	0.45% to 2.40%	560,826	8.05 to 5.96	3,757,287	0.00%	22.38% to 19.98%
2013	0.45% to 2.30%	150,484	6.58 to 5.01	808,868	0.00%	-3.41% to -5.20%
2012	1.00% to 2.30%	567,154	6.61 to 5.28	3,204,951	0.00%	-7.22% to -8.44%
2011	0.45% to 2.45%	465,951	7.30 to 5.65	2,839,577	0.00%	-4.69% to -6.60%
2010	1.00% to 2.45%	430,980	7.52 to 6.05	2,774,400	0.00%	-5.46% to -6.85%
Variable Trust - Technology Fund (RTEC)
2014	0.45% to 2.50%	527,975	14.01 to 12.90	9,837,345	0.00%	9.76% to 7.50%
2013	0.45% to 2.50%	362,371	12.77 to 12.00	6,237,296	0.00%	34.78% to 32.01%
2012	0.45% to 2.50%	354,947	9.47 to 9.09	4,670,093	0.00%	11.48% to 9.18%
2011	0.45% to 2.50%	376,999	8.50 to 8.33	4,491,807	0.00%	-9.61% to -11.47%
2010	1.15% to 2.50%	790,795	13.70 to 9.41	10,514,690	0.00%	10.75% to 9.24%
Variable Trust - Telecommunications Fund (RTEL)
2014	0.65% to 2.15%	126,898	7.92 to 12.39	1,138,272	1.99%	1.95% to 0.41%
2013	0.90% to 1.90%	117,499	8.86 to 8.29	1,042,534	2.05%	15.92% to 15.23%
2012	0.45% to 2.10%	119,021	6.73 to 10.79	923,565	1.56%	4.39% to 2.65%
2011	1.15% to 2.10%	281,388	7.56 to 10.51	2,092,890	0.84%	-15.38% to -16.20%
2010	1.15% to 2.10%	509,641	8.94 to 12.54	4,480,482	2.10%	13.19% to 12.11%

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS

December 31, 2014

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Inception Date****
Variable Trust - Transportation Fund (RTRF)
2014	0.45% to 2.50%	355,267	$ 17.59 to $ 15.58	$10,200,613	0.00%	22.25% to 19.73%
2013	0.45% to 2.50%	410,896	14.39 to 13.02	9,712,977	0.00%	49.96% to 46.88%
2012	0.45% to 2.50%	266,492	9.59 to 8.86	4,292,283	0.00%	17.05% to 14.64%
2011	0.45% to 2.50%	254,532	8.20 to 7.73	3,559,732	0.00%	-11.52% to -13.34%
2010	1.00% to 2.50%	443,935	9.09 to 8.92	7,080,384	0.00%	22.89% to 21.03%
Variable Trust - Utilities Fund (RUTL)
2014	0.45% to 2.50%	551,770	14.64 to 14.89	8,856,609	1.72%	22.34% to 19.82%
2013	0.45% to 2.50%	315,279	11.97 to 12.43	4,236,429	3.11%	13.12% to 10.79%
2012	0.45% to 2.50%	479,076	10.58 to 11.22	5,772,558	2.30%	0.66% to -1.42%
2011	0.45% to 2.50%	801,459	10.51 to 11.38	9,654,483	1.83%	15.77% to 13.39%
2010	0.45% to 2.50%	677,177	9.08 to 10.03	7,120,416	3.27%	6.40% to 4.21%
Variable Trust - Weakening Dollar 2x Strategy Fund (RVWDL)
2014	0.45% to 2.10%	69,426	6.97 to 7.18	524,984	0.00%	-22.27% to -23.56%
2013	0.45% to 2.10%	63,300	8.97 to 9.40	623,311	0.00%	-3.25% to -4.86%
2012	0.45% to 2.50%	77,859	9.27 to 9.80	803,071	0.00%	0.33% to -1.74%
2011	0.45% to 2.10%	79,878	9.24 to 10.01	822,499	0.00%	-4.12% to -5.70%
2010	1.15% to 2.35%	155,516	11.17 to 10.48	1,707,547	0.00%	-6.69% to -7.83%
Variable Funds Trust - Series F (Floating Rate Strategies Series) (GVFRB)
2014	0.45% to 2.45%	656,347	10.42 to 10.07	6,709,817	0.00%	1.92% to -0.13%
2013	0.45% to 2.20%	443,521	10.22 to 10.10	4,502,917	0.00%	2.21% to 1.01%	****
Variable Funds Trust - Series M (Macro Opportunities Series) (GSBLMO)
2014	0.45% to 2.35%	95,487	10.56 to 10.34	996,814	0.00%	4.87% to 2.87%
2013	1.35% to 2.10%	2,358	10.06 to 10.05	23,718	0.00%	0.61% to 0.51%	****
VIP Trust Global Hard Assets Fund - Initial Class (VWHA)
2014	0.45% to 2.50%	598,836	7.06 to 6.54	4,061,072	0.06%	-19.47% to -21.13%
2013	0.45% to 2.50%	461,180	8.76 to 8.29	3,930,479	0.54%	10.04% to 7.77%
2012	0.45% to 2.50%	276,250	7.96 to 7.69	2,159,544	0.73%	2.92% to 0.79%
2011	0.45% to 2.50%	86,604	7.74 to 7.63	671,686	0.00%	-22.62% to -23.68%	****
VIP Trust - Multi-Manager Alternatives Fund: Initial Class (VWAR)
2014	1.15% to 2.15%	188,357	9.78 to 9.43	1,819,617	0.00%	-2.20% to -3.19%
2013	1.15% to 2.20%	168,013	10.00 to 9.72	1,665,592	0.00%	3.84% to 2.74%
2012	1.15% to 2.15%	287,520	9.63 to 9.47	2,760,934	0.00%	0.16% to -0.85%
2011	1.15% to 1.80%	208,859	9.62 to 9.81	2,008,439	0.00%	-3.82% to -4.23%	****
Variable Insurance Portfolios - Asset Strategy (WRASP)
2014	0.45% to 2.50%	2,023,234	13.52 to 12.27	26,136,125	0.50%	-5.69% to -7.63%
2013	0.45% to 2.50%	2,219,333	14.33 to 13.28	30,788,998	1.16%	24.57% to 22.01%
2012	0.45% to 2.45%	2,119,340	11.51 to 10.90	23,773,000	1.06%	18.64% to 16.25%
2011	0.45% to 2.50%	2,026,378	9.70 to 9.37	19,482,900	1.07%	-7.62% to -9.52%
2010	0.45% to 2.35%	1,623,923	10.50 to 10.37	17,158,592	0.12%	5.00% to 3.67%	****
Variable Trust: Alternative Strategies Allocation Fund (obsolete) (RVASA)
2011	1.15% to 2.35%	360,426	9.27 to 8.93	3,310,377	2.08%	-4.19% to -5.35%
2010	0.45% to 2.10%	380,558	9.81 to 9.48	3,658,591	0.32%	-1.06% to -2.70%
Variable Fund - All-Asset Aggressive Strategy (obsolete) (RVAAS)
2012	0.45% to 2.30%	51,471	11.18	557,054	1.09%	12.13% to 10.04%
2011	0.45% to 2.50%	58,543	9.97	572,088	0.34%	-4.72%
2010	1.15% to 2.50%	445,037	10.42	4,622,028	1.52%	4.17%	****
Variable Fund - All-Asset Conservative Strategy (obsolete) (RVACS)
2012	0.45% to 2.25%	274,533	10.80 to 10.29	2,899,591	1.83%	7.22% to 5.28%
2011	0.45% to 2.25%	192,189	10.07 to 9.77	1,906,307	0.29%	-1.75% to -3.52%
2010	1.15% to 2.25%	292,601	10.20 to 10.13	2,979,398	2.95%	2.02% to 1.26%	****
Variable Fund - All-Asset Moderate Strategy (obsolete) (RVAMS)
2012	0.45% to 2.30%	381,412	10.81 to 10.28	4,020,875	1.52%	9.53% to 7.49%
2011	0.45% to 2.30%	431,152	9.87 to 9.57	4,190,316	0.35%	-3.24% to -5.04%
2010	1.15% to 2.30%	460,683	10.15 to 10.07	4,669,700	2.52%	1.52% to 0.74%	****
Federated NVIT High Income Bond Fund - Class III (obsolete) (HIBF3)
2013	0.45% to 2.15%	308,078	13.39 to 14.62	4,810,959	5.64%	6.46% to 4.64%
2012	0.45% to 2.45%	435,367	12.58 to 13.40	6,431,471	1.48%	14.19% to 11.89%
2011	0.45% to 2.45%	5,343,722	11.01 to 11.97	69,405,465	5.96%	3.34% to 1.27%
2010	0.45% to 2.45%	5,060,142	10.66 to 11.82	64,726,021	7.86%	6.58% to 10.39%	****
Variable Fund - DWA Flexible Allocation (obsolete) (RVDFA)
2012	0.45% to 2.50%	1,212,032	8.86 to 8.38	10,441,756	0.00%	1.65% to -0.45%
2011	0.45% to 2.50%	1,858,221	8.72 to 8.42	15,904,667	0.39%	-11.54% to -13.36%
2010	1.00% to 2.50%	2,129,161	9.82 to 9.72	20,832,375	0.00%	-1.82% to -2.81%	****
Variable Fund - DWA Sector Rotation (obsolete) (RVDSR)
2012	0.45% to 2.50%	1,578,196	9.19 to 8.69	14,127,817	0.00%	3.37% to 1.23%
2011	0.45% to 2.50%	2,618,123	8.89 to 8.59	22,892,659	0.14%	-7.73% to -9.63%
2010	0.45% to 2.50%	3,695,517	9.63 to 9.50	35,366,276	0.00%	-3.68% to -5.00%	****
NVIT Emerging Markets Fund - Class III (obsolete) (GEM3)
2013	0.45% to 2.50%	312,339	10.25 to 9.50	3,129,777	0.96%	0.30% to -1.77%
2012	0.45% to 2.20%	190,632	10.22 to 9.75	1,930,557	0.63%	16.71% to 14.65%
2011	0.45% to 2.20%	134,567	8.76 to 8.50	1,245,009	0.61%	-22.74% to -24.10%
2010	0.45% to 2.50%	203,740	11.34 to 11.18	2,493,091	0.14%	13.37% to 11.82%	****
Global Currents Variable International All Cap Opportunity Portfolio (obsolete) (SBIEP)
2011	1.30%	8,400	10.30	86,509	8.94%	-12.74%
2010	1.30%	8,402	11.80	99,160	1.81%	2.37%

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS

December 31, 2014

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Inception Date****
NVIT Nationwide Fund - Class III (obsolete) (TRF3)
2013	0.45% to 2 .30%	113,926	$ 15.59 to $ 16.83	$1,841,734	1.53%	30.53% to 28.11%
2012	0.45% to 2.30%	83,029	11.94 to 13.14	1,043,764	1.90%	13.81% to 11.69%
2011	1.15% to 2.30%	35,854	11.40 to 11.76	404,651	1.46%	-0.37% to -1.53%
2010	1.15% to 1.80%	25,101	11.44 to 10.80	279,379	1.09%	12.17% to 11.52%
NVIT Government Bond Fund - Class III (obsolete) (GBF3)
2013	0.45% to 2.15%	669,943	10.68 to 11.38	9,075,697	1.44%	-4.53% to -6.16%
2012	0.45% to 2.45%	1,281,066	11.19 to 11.96	18,225,025	1.99%	2.58% to 0.51%
2011	0.45% to 2.45%	1,741,410	10.90 to 11.90	24,573,093	2.99%	6.78% to 4.64%
2010	0.45% to 2.45%	2,020,667	10.21 to 12.26	27,039,696	2.99%	2.12% to 2.25%	****
NVIT Investor Destinations Aggressive Fund - Class VI (obsolete) (GVIDA6)
2013	0.45% to 1.95%	379,377	14.92 to 16.25	6,452,390	1.97%	26.61% to 24.70%
2012	0.45% to 1.80%	323,301	11.78 to 13.21	4,419,224	1.58%	15.40% to 13.83%
2011	1.15% to 1.80%	370,983	12.20 to 11.60	4,441,637	1.86%	-5.04% to -5.66%
2010	1.15% to 2.05%	396,111	12.85 to 12.09	4,985,129	1.88%	13.25% to 12.31%
NVIT Investor Destinations Balanced Fund - Class VI (obsolete) (NVDBL6)
2013	0.45% to 2.00%	106,233	12.93 to 12.21	1,328,607	1.95%	12.92% to 11.17%
2012	0.45% to 2.00%	88,965	11.45 to 10.98	994,694	2.07%	8.99% to 7.28%
2011	0.45% to 2.50%	42,375	10.50 to 10.15	437,306	2.09%	0.42% to -1.64%
2010	1.15% to 1.95%	55,752	10.41 to 10.36	579,146	0.68%	4.12% to 3.56%	****
NVIT Investor Destinations Capital Appreciation Fund - Class VI (obsolete) (NVDCA6)
2013	1.00% to 2.50%	96,385	13.56 to 12.82	1,276,664	2.10%	18.20% to 16.41%
2012	1.15% to 2.50%	51,664	11.42 to 11.01	585,042	1.44%	11.01% to 9.49%
2011	1.15% to 2.00%	50,520	10.29 to 10.14	518,356	1.32%	-2.12% to -2.96%
2010	1.15% to 2.00%	21,384	10.51 to 10.45	224,655	0.73%	5.14% to 4.54%	****
NVIT Investor Destinations Conservative Fund - Class VI (obsolete) (GVIDC6)
2013	0.45% to 2.30%	768,696	11.50 to 11.87	9,911,437	1.32%	4.23% to 2.30%
2012	0.45% to 2.30%	1,240,205	11.04 to 11.60	15,505,928	1.72%	4.68% to 2.73%
2011	0.45% to 2.50%	1,390,326	10.54 to 10.68	16,787,146	2.47%	2.48% to 0.37%
2010	0.45% to 2.30%	1,453,199	10.29 to 11.23	17,110,895	2.34%	2.87% to 3.50%	****
NVIT Investor Destinations Moderate Fund - Class VI (obsolete) (GVIDM6)
2013	0.45% to 2.50%	1,230,727	13.38 to 12.32	18,913,039	1.46%	16.03% to 13.64%
2012	0.45% to 2.50%	1,698,729	11.53 to 10.84	22,732,682	1.53%	10.34% to 8.07%
2011	0.45% to 2.50%	1,903,557	10.45 to 10.03	23,305,379	2.10%	-0.49% to -2.53%
2010	1.15% to 2.50%	1,859,898	12.69 to 10.29	23,158,697	2.00%	9.58% to 8.09%
NVIT Investor Destinations Moderately Aggressive Fund - Class VI (obsolete) (GVDMA6)
2013	0.45% to 1.95%	427,296	14.25 to 15.67	7,074,831	1.72%	21.82% to 19.98%
2012	0.45% to 1.80%	441,954	11.70 to 13.25	6,069,951	1.53%	13.23% to 11.71%
2011	1.15% to 1.80%	617,750	12.46 to 11.86	7,548,836	2.00%	-3.27% to -3.86%
2010	1.15% to 2.05%	762,011	12.88 to 12.13	9,649,660	1.92%	11.62% to 10.69%
NVIT Investor Destinations Moderately Conservative Fund - Class VI (obsolete) (GVDMC6)
2013	0.45% to 2.50%	671,052	12.52 to 11.92	9,594,807	1.25%	10.10% to 7.83%
2012	0.45% to 2.50%	1,136,193	11.37 to 11.05	14,897,003	1.67%	7.48% to 5.26%
2011	0.45% to 2.25%	1,162,051	10.58 to 11.60	14,381,049	2.32%	1.71% to -0.13%
2010	0.45% to 2.05%	1,252,758	10.40 to 11.79	15,322,320	2.16%	4.00% to 6.30%	****
NVIT Multi-Manager International Value Fund - Class VI (obsolete) (GVDIV6)
2013	0.45% to 2.45%	210,197	12.48 to 11.59	2,564,300	2.33%	20.55% to 18.13%
2012	0.45% to 2.00%	96,323	10.35 to 13.16	1,004,054	0.17%	16.42% to 14.56%
2011	0.45% to 2.00%	75,748	8.89 to 11.49	694,870	1.67%	-16.77% to -18.06%
2010	0.45% to 1.90%	78,665	10.68 to 10.58	838,675	3.53%	6.85% to 5.82%	****
NVIT Multi-Manager Small Cap Growth Fund - Class III (obsolete) (SCGF3)
2013	0.45% to 2.50%	108,907	18.01 to 12.27	1,728,650	0.00%	43.72% to 40.77%
2012	0.45% to 2.10%	47,661	12.53 to 13.44	527,377	0.00%	12.87% to 10.99%
2011	0.45% to 2.10%	51,142	11.11 to 12.11	515,631	0.00%	-1.10% to -2.73%
2010	0.45% to 1.90%	51,624	11.23 to 9.79	530,351	0.00%	12.28% to 23.03%	****
NVIT Multi-Manager Small Cap Value Fund - Class III (obsolete) (SCVF3)
2013	0.45% to 2.45%	132,331	17.07 to 14.54	2,714,433	1.05%	39.74% to 36.94%
2012	0.45% to 2.00%	65,799	12.22 to 14.90	968,868	0.99%	20.04% to 18.27%
2011	0.45% to 1.90%	49,161	10.18 to 12.72	658,532	0.39%	-5.59% to -6.96%
2010	0.45% to 1.85%	73,763	10.78 to 13.74	1,052,882	0.55%	7.82% to 24.23%	****
NVIT Multi-Manager Small Company Fund - Class III (obsolete) (SCF3)
2013	0.45% to 2.10%	142,009	16.81 to 25.48	3,283,214	0.15%	40.32% to 37.99%
2012	0.45% to 2.20%	156,996	11.98 to 18.28	2,626,810	0.17%	14.96% to 12.93%
2011	0.45% to 2.20%	171,964	10.42 to 16.19	2,524,182	0.54%	-5.97% to -7.62%
2010	1.15% to 2.20%	182,582	16.13 to 17.52	2,892,144	0.33%	23.91% to 22.59%
Variable Trust - International Long Short Select Fund (obsolete) (RVIRO)
2010	0.45% to 2.55%	430,229	8.20 to 7.75	3,435,470	0.62%	-1.44% to -3.52%

(Continued)

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS

December 31, 2014

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Inception Date****
ClearBridge Variable All Cap Value Portfolio Class I (obsolete) (SBTRP)
2011	1.30%	1,435	$23.02	$33,027	1.36%	-7.41%
2010	1.30%	1,436	24.86	35,696	1.78%	15.09%

2014	Reserves for annuity contracts in payout phase:			89,289
2014	Contract owners equity:			$1,524,687,920
2013	Reserves for annuity contracts in payout phase:			113,380
2013	Contract owners equity:			$1,358,664,885
2012	Reserves for annuity contracts in payout phase:			110,587
2012	Contract owners equity:			$1,146,493,847
2011	Reserves for annuity contracts in payout phase:			143,761
2011	Contract owners equity:			$1,059,222,360
2010	Reserves for annuity contracts in payout phase:			230,615
2010	Contract owners equity:			$1,112,505,376

*	This represents the range of annual contract expense rates of the variable account at the period end indicated and includes only those expenses that are charged through a reduction in the unit values. Excluded are expenses of the underlying mutual funds and charges made directly to contract owner accounts through the redemption of units.
**	This represents the ratio of dividends for the period indicated, excluding distributions of capital gains, received by the subaccount from the underlying mutual fund, net of management fees assessed by the fund manager, divided by monthly average net assets (excluding months where net assets are zero). The investment income ratio for subaccounts initially funded during the period presented has not been annualized. The ratios exclude those expenses that result in direct reductions to the contract owner accounts through reductions in unit values. The recognition of investment income by the subaccount is affected by the timing of the declaration of dividends by the underlying fund in which the subaccounts invest.
***	This represents the range of minimum and maximum total returns for the period indicated, including changes in the value of the underlying mutual fund, which reflects the reduction of unit values for expenses assessed. The total returns do not include any expenses assessed through the redemption of units; inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return is not annualized if the underlying mutual fund option is initially offered, funded, or both, during the period presented. Minimum and maximum ranges are not shown for underlying mutual fund options for which a single contract expense rate (product option) exists. In such cases, the total return presented is representative of all units issued and outstanding at period end.
****	Subaccounts denoted indicate the underlying mutual fund option was initially added and funded during the period presented.

KPMG LLP
Suite 500 191 West Nationwide Blvd. Columbus, OH 43215-2568

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholder

Nationwide Life Insurance Company:

We have audited the accompanying consolidated balance sheets of Nationwide Life Insurance Company and subsidiaries (the Company) as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2014. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedules as listed in the accompanying table of contents. These consolidated financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nationwide Life Insurance Company and subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

Columbus, Ohio

February 25, 2015

KPMG LLP is a Delaware limited liability partnership, the U.S.

member firm of KPMG International Cooperative (“KPMG

International”), a Swiss entity.

1

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Consolidated Statements of Operations

	Year ended December 31,
(in millions)	2014	2013	2012
Revenues
Policy charges	$2,065	$1,849	$1,670
Premiums	831	724	635
Net investment income	1,900	1,849	1,825
Net realized investment (losses) gains, including other-than-temporary impairment losses	(1,078)	678	319
Other revenues	11	17	7

Total revenues	$3,729	$5,117	$4,456

Benefits and expenses
Interest credited to policyholder account values	$1,096	$1,067	$1,038
Benefits and claims	1,502	1,354	1,227
Amortization of deferred policy acquisition costs	207	374	575
Other expenses, net of deferrals	1,055	981	917

Total benefits and expenses	$3,860	$3,776	$3,757

(Loss) income before federal income taxes and noncontrolling interests	$(131)	$1,341	$699
Federal income tax (benefit) expense	(147)	313	99

Net income	$16	$1,028	$600
Less: Loss attributable to noncontrolling interest, net of tax	(94)	(82)	(61)

Net income attributable to Nationwide Life Insurance Company	$110	$1,110	$661

See accompanying notes to consolidated financial statements.

2

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Consolidated Statements of Comprehensive Income

	Year ended December 31,
(in millions)	2014	2013	2012
Net income	$16	$1,028	$600

Other comprehensive income (loss), net of tax
Changes in:
Net unrealized gains (losses) on available-for-sale securities	$435	$(663)	$571
Other	27	(7)	(5)

Total other comprehensive income (loss), net of tax	$462	$(670)	$566

Total comprehensive income	$478	$358	$1,166
Less: Comprehensive loss attributable to noncontrolling interests, net of tax	(94)	(82)	(61)

Total comprehensive income attributable to Nationwide Life Insurance Company	$572	$440	$1,227

See accompanying notes to consolidated financial statements.

3

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Consolidated Balance Sheets

	December 31,
(in millions, except for share and per share amounts)	2014	2013
Assets
Investments:
Fixed maturity securities, available-for-sale	$35,418	$32,249
Mortgage loans, net of allowance	7,270	6,341
Policy loans	992	987
Short-term investments	935	411
Other investments	822	767

Total investments	$45,437	$40,755
Cash and cash equivalents	77	61
Accrued investment income	670	603
Deferred policy acquisition costs	4,063	3,778
Goodwill	200	200
Other assets	5,001	3,979
Separate account assets	88,076	84,069

Total assets	$143,524	$133,445

Liabilities and equity
Liabilities
Future policy benefits and claims	$40,730	$36,765
Short-term debt	660	278
Long-term debt	709	707
Other liabilities	5,313	4,122
Separate account liabilities	88,076	84,069

Total liabilities	$135,488	$125,941

Shareholder’s equity
Common stock ($1 par value; authorized - 5,000,000 shares, issued and outstanding - 3,814,779 shares)	$4	$4
Additional paid-in capital	1,718	1,718
Retained earnings	4,630	4,520
Accumulated other comprehensive income	1,044	582

Total shareholder’s equity	$7,396	$6,824
Noncontrolling interests	640	680

Total equity	$8,036	$7,504

Total liabilities and equity	$143,524	$133,445

See accompanying notes to consolidated financial statements.

4

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Consolidated Statements of Equity

(in millions)	Common stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income	Total shareholder’s equity	Non- controlling interest	Total equity
Balance as of December 31, 2011	$4	$1,718	$2,789	$686	$5,197	$345	$5,542
Cash dividend paid	—	—	(40)	—	(40)	—	(40)
Comprehensive income (loss):
Net income (loss)	—	—	661	—	661	(61)	600
Other comprehensive income	—	—	—	566	566	—	566

Total comprehensive income (loss)	$—	$—	$661	$566	$1,227	$(61)	$1,166
Change in noncontrolling interest	—	—	—	—	—	63	63

Balance as of December 31, 2012	$4	$1,718	$3,410	$1,252	$6,384	$347	$6,731

Comprehensive income (loss):
Net income (loss)	—	—	1,110	—	1,110	(82)	1,028
Other comprehensive loss	—	—	—	(670)	(670)	—	(670)

Total comprehensive income (loss)	$—	$—	$1,110	$(670)	$440	$(82)	$358
Change in noncontrolling interest	—	—	—	—	—	415	415

Balance as of December 31, 2013	$4	$1,718	$4,520	$582	$6,824	$680	$7,504

Comprehensive income (loss):
Net income (loss)	—	—	110	—	110	(94)	16
Other comprehensive income	—	—	—	462	462	—	462

Total comprehensive income (loss)	$—	$—	$110	$462	$572	$(94)	$478
Change in noncontrolling interest	—	—	—	—	—	54	54

Balance as of December 31, 2014	$4	$1,718	$4,630	$1,044	$7,396	$640	$8,036

See accompanying notes to consolidated financial statements.

5

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Consolidated Statements of Cash Flows

	Year ended December 31,
(in millions)	2014	2013	2012
Cash flows from operating activities
Net income	$16	$1,028	$600
Adjustments to net income:
Net realized investment losses (gains), including other-than-temporary impairment losses	1,078	(678)	(319)
Interest credited to policyholder account values	1,096	1,067	1,038
Capitalization of deferred policy acquisition costs	(685)	(604)	(470)
Amortization of deferred policy acquisition costs	207	374	575
Amortization and depreciation	128	77	80
Deferred tax (benefit) expense	(152)	346	243
Changes in:
Policy liabilities	(421)	(475)	(548)
Derivatives, net	(181)	(483)	(490)
Other, net	(59)	88	(84)

Net cash provided by operating activities	$1,027	$740	$625

Cash flows from investing activities
Proceeds from maturities of available-for-sale securities	$2,798	$3,689	$2,909
Proceeds from sales of available-for-sale securities	647	1,091	796
Purchases of available-for-sale securities	(5,640)	(6,842)	(5,167)
Proceeds from repayments and sales of mortgage loans	920	1,091	1,048
Issuances and purchases of mortgage loans	(1,837)	(1,593)	(1,114)
Net (increase) decrease in short-term investments	(524)	654	98
Collateral received (paid), net	399	(637)	(208)
Other, net	(94)	42	(12)

Net cash used in investing activities	$(3,331)	$(2,505)	$(1,650)

Cash flows from financing activities
Net change in short-term debt	$382	$(22)	$(477)
Proceeds from issuance of long-term debt	—	2	13
Cash dividend paid to Nationwide Financial Services, Inc.	—	—	(40)
Repayments of long-term debt	—	(299)	—
Investment and universal life insurance product deposits	6,037	6,139	5,566
Investment and universal life insurance product withdrawals	(4,095)	(4,034)	(4,063)
Other, net	(4)	(22)	39

Net cash provided by financing activities	$2,320	$1,764	$1,038

Net increase (decrease) in cash and cash equivalents	$16	$(1)	$13
Cash and cash equivalents at beginning of year	61	62	49

Cash and cash equivalents at end of year	$77	$61	$62

See accompanying notes to consolidated financial statements.

6

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

(1)	Nature of Operations

Nationwide Life Insurance Company (“NLIC,” or collectively with its subsidiaries, “the Company”) was incorporated in 1929 and is an Ohio domiciled stock life insurance company. The Company is a member of the Nationwide group of companies (“Nationwide”), which is comprised of Nationwide Mutual Insurance Company (“NMIC”) and all of its subsidiaries and affiliates.

All of the outstanding shares of NLIC’s common stock are owned by Nationwide Financial Services, Inc. (“NFS”), a holding company formed by Nationwide Corporation (“Nationwide Corp.”), a majority-owned subsidiary of NMIC.

The Company is a leading provider of long-term savings and retirement products in the United States of America (“U.S.”). The Company develops and sells a diverse range of products and services including individual annuities, private and public sector group retirement plans, investment products sold to institutions, life insurance and advisory services.

The Company sells its products through a diverse distribution network. Unaffiliated entities that sell the Company’s products to their own customer bases include independent broker-dealers, financial institutions, wirehouse and regional firms, pension plan administrators and life insurance specialists. Representatives of affiliates who market products directly to a customer base include Nationwide Retirement Solutions, Inc. (“NRS”) and Nationwide Financial Network (“NFN”) producers, which includes the agency distribution force of the Company’s ultimate parent company, NMIC.

Wholly-owned subsidiaries of NLIC as of December 31, 2014 include Nationwide Life and Annuity Insurance Company (“NLAIC”), Nationwide Investment Services Corporation (“NISC”) and Nationwide Investment Advisor (“NIA”). NLAIC primarily offers universal life insurance, variable universal life insurance, term life insurance, corporate-owned life insurance (“COLI”) and individual annuity contracts on a non-participating basis. NISC is a registered broker-dealer. NIA is a registered investment advisor.

As of December 31, 2014 and 2013, the Company did not have a significant concentration of financial instruments in a single investee, industry or geographic region of the U.S. Also, the Company did not have a concentration of business transactions with a particular customer, lender, distribution source, market or geographic region of the U.S. in which the Company is overly vulnerable to a single event which could cause a severe impact on the Company’s financial position.

(2)	Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of NLIC and companies in which NLIC directly or indirectly has a controlling financial interest. The consolidated financial statements include majority-owned subsidiaries and consolidated variable interest entities (“VIEs”). All significant intercompany accounts and transactions have been eliminated.

Entities in which NLIC does not have a controlling interest, but the Company has significant influence over the operating and financing decisions, and also certain other investments, are reported using the equity method.

Use of Estimates

The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”). The preparation of the consolidated financial statements in accordance with GAAP requires the Company to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Significant estimates include the balance and amortization of deferred policy acquisition costs (“DAC”), legal and regulatory reserves, certain investment and derivative valuations, future policy benefits and claims including the valuation of embedded derivatives resulting from living benefit guarantees on variable annuity contracts, goodwill, provision for income taxes and valuation of deferred tax assets. Actual results could differ significantly from those estimates.

7

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

Revenues and Benefits

Investment and universal life insurance products. Investment products are long-duration contracts that do not subject the Company to significant risk arising from mortality (the incidence of death) or morbidity (the incidence of disability resulting from disease or physical impairment). These include variable and fixed deferred annuity contracts in the accumulation phase with both individuals and groups, as well as certain annuities without life contingencies. Universal life insurance products include long-duration insurance contracts that do not have fixed or guaranteed terms. These include universal life insurance, variable universal life insurance, COLI, bank-owned life insurance (“BOLI”) and other interest-sensitive life insurance policies. Revenues for investment products and universal life insurance products consist of net investment income, surrender charges and other policy charges earned and assessed against policy account balances during the period. Policy charges are assessed on a daily or monthly basis and are recognized as revenue when assessed and earned. Assessments for services provided in future periods are recorded as unearned revenue and recognized as revenue over the periods benefited. Surrender charges are recognized as revenue upon surrender of a contract in accordance with contractual terms. Policy benefits and claims that are charged to expense include interest credited to policyholder accounts and benefits and claims incurred in the period in excess of related policyholder accounts.

Traditional life insurance products. Traditional life insurance products include those products with fixed and guaranteed terms, primarily consisting of whole life insurance, term life insurance and certain annuities with life contingencies. Premiums for traditional life insurance products are generally recognized as revenue when due. For certain annuities with life contingencies, any excess of gross premium over the net premium is deferred and recognized with the amount of expected future benefits. Benefits and expenses are associated with earned premiums so that profits are recognized over the life of the contract. This association is accomplished through the provision for future policy benefits and the deferral and amortization of policy acquisition costs.

Future Policy Benefits and Claims

Investment and universal life insurance products. The Company calculates its liability for future policy benefits and claims for investment products in the accumulation phase and for universal life insurance policies at the policy accrued account balance, which represents participants’ net deposits adjusted for investment performance, interest credited and applicable contract charges.

The Company offers certain universal life insurance and variable universal life insurance with no-lapse guarantees and variable annuity products with guaranteed minimum death benefits (“GMDB”) and/or guaranteed minimum income benefits (“GMIB”). Liabilities for these guarantees are calculated by multiplying the current benefit ratio by the cumulative assessments recorded from contract inception through the balance sheet date less the cumulative guaranteed benefit payments plus interest. The Company annually evaluates its experience and assumptions and adjusts the benefit ratio as appropriate. If experience or assumption changes result in a new benefit ratio, the reserves are adjusted to reflect the changes with a related charge or credit to other benefits and claims in the period of evaluation. Determination of the expected benefit payments and assessments are based on a range of scenarios and assumptions, including those related to market rates of return and volatility, contract surrenders and mortality experience. The accounting for these guarantees impacts estimated gross profits used to calculate the balance and amortization of DAC and other expenses. Refer to Note 4 for further discussion of these guarantees.

Guarantees to variable annuity contractholders can include a return of no less than the total deposits made on the contract less any customer withdrawals, total deposits made on the contract less any customer withdrawals plus a minimum return, or the highest contract value on a specified anniversary date minus any customer withdrawals following the contract anniversary. In addition, these guarantees can include benefits payable in the event of death, upon annuitization, upon periodic withdrawal or at specified dates during the accumulation period. Refer to Note 4 for further discussion of these guarantees.

8

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

The Company’s guaranteed minimum accumulation benefit (“GMAB”) and guaranteed living withdrawal benefit (“GLWB”) living benefit guarantees represent embedded derivatives in variable annuity contracts that are required to be separated from, and valued apart from, the host variable annuity contracts. The embedded derivatives are held at fair value and include the present value of attributed fees. Subsequent changes in the fair value of the embedded derivatives are recognized in earnings as a component of net realized investment gains and losses. The fair value of the embedded derivatives is calculated based on a combination of capital market and actuarial assumptions. Projections of cash flows inherent in the valuation of the embedded derivatives incorporate numerous assumptions including, but not limited to, mortality, lapse rates, index volatility, benefit utilization and discounting. Benefit utilization includes wait period (the number of years the policyholder is assumed to wait prior to beginning withdrawals once eligible) and efficiency of benefit utilization (the percent of the maximum permitted withdrawal that a policyholder takes). Discounting includes liquidity and non-performance risk (the risk that the liability will not be fulfilled) and affects the value at which the liability is transferred. The assumptions used to calculate the fair value of embedded derivatives are reviewed as part of an annual comprehensive study of assumptions. Quarterly, consideration is given as to whether adjustments to these assumptions are necessary.

The Company’s equity indexed products (life and annuity) have the policyholders’ interest credits based on market performance with caps and floors. The interest credits represent embedded derivatives within the insurance contract and therefore are required to be separated from, and valued apart from, the host contracts. The embedded derivatives are held at fair value. Subsequent changes in the fair value of the embedded derivatives are recognized in earnings as a component of interest credited. The fair value of the embedded derivatives is calculated based on a combination of capital market and actuarial assumptions. Projections of cash flows inherent in the valuation of the embedded derivative incorporate numerous assumptions including, but not limited to, mortality, lapse rates and index volatility. The assumptions used to calculate the fair value of embedded derivatives are reviewed as part of an annual comprehensive study of assumptions. Quarterly, consideration is given as to whether adjustments to these assumptions are necessary.

Traditional life insurance products. The process of calculating reserve amounts for traditional life insurance products involves the use of a number of assumptions, including those related to persistency, mortality, morbidity, interest rates (the rates expected to be paid or received on financial instruments) and certain other expenses.

The liability for future policy benefits and claims for traditional life insurance policies was determined using the net level premium method, with weighted average interest rates of 6.6% and estimates of mortality, morbidity, investment yields and persistency that were used or being experienced at the time the policies were issued, with a provision for adverse deviation.

The liability for future policy benefits for certain annuities with life contingencies was calculated using the present value of future benefits and certain expenses, discounted using weighted average interest rates of 4.8% with a provision for adverse deviation.

The Company issues fixed and floating rate funding agreements to the Federal Home Loan Bank of Cincinnati (“FHLB”). The liability for such funding agreements is recorded in future policy benefits and claims at amortized cost. The amount of collateralized funding agreements outstanding with the FHLB as of December 31, 2014 and 2013 was $1.8 billion and $913 million, respectively. In connection with an FHLB requirement for funding agreements, the Company held $35 million and $18 million of FHLB stock as of December 31, 2014 and 2013, respectively.

Reinsurance ceded

The Company cedes insurance to other companies in order to limit potential losses and to diversify its exposures. Such agreements do not relieve the original insurer from its primary obligation to the policyholder in the event the reinsurer is unable to meet the obligations it has assumed. Reinsurance premiums ceded and reinsurance recoveries on benefits and claims incurred are deducted from the respective income and expense accounts. Assets and liabilities related to reinsurance ceded are reported in the consolidated balance sheets on a gross basis, separately from the related future policy benefits and claims of the Company.

Deferred Policy Acquisition Costs

The Company has deferred certain acquisition costs that are directly related to the successful acquisition of new and renewal insurance and investment contracts. The methods and assumptions used to amortize and assess recoverability of the DAC balance depend on the type of product.

9

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

Investment and universal life insurance products. For certain investment and universal life insurance products, DAC is amortized with interest over the lives of the policies in relation to the present value of estimated gross profits, which is determined primarily from projected interest margins, policy charges and net realized investment gains and losses, less policy benefits and other expenses. The DAC asset related to investment and universal life insurance products is adjusted to reflect the impact of unrealized gains and losses on available-for-sale securities, with the corresponding adjustment recorded in accumulated other comprehensive income (“AOCI”). This adjustment to DAC represents the change in amortization that would have been required as a charge or credit to operations had such unrealized amounts been realized. DAC for investment and universal life insurance products is subject to recoverability testing in the year of policy issuance, and DAC for universal life insurance products is also subject to loss recognition testing at the end of each reporting period.

The Company regularly evaluates and adjusts the DAC balance when actual gross profits in a given reporting period vary from management’s initial estimates. Additionally, the assumptions used in the estimation of gross profits are based on the Company’s current best estimates of future events and are reviewed as part of an annual process. During the annual process, the Company performs a comprehensive study of assumptions, including mortality and persistency studies, maintenance expense studies and an evaluation of projected general and separate account investment returns. The most significant assumptions that are involved in the estimation of future gross profits include future net separate account investment performance, surrender/lapse rates, interest margins, renewal premiums and mortality. The Company refers to this process as “unlocking.” Quarterly, consideration is given as to whether adjustments to these assumptions are necessary. The Company uses a reversion to the mean process to determine the assumption for the future net separate account investment performance. This process assumes different performance levels over the next three years, such that the separate account mean return, measured from the anchor date to the end of the life of the product, equals the long-term assumption. The Company’s long-term assumptions for net separate account investment performance consist of assumed gross returns of 10.5% for equity funds and 5.0% for fixed funds.

Changes in assumptions and the emergence of actual gross profits can have a significant impact on the amount of DAC reported for investment and universal life insurance products and their related amortization patterns. Additionally, the amortization of DAC can be affected by the change in the valuation of the Company’s variable annuity guarantees. See Future Policy Benefits and Claims for further discussion of the valuation of the Company’s variable annuity guarantees. In the event actual experience differs from assumptions or future assumptions are revised, the Company will record an increase or decrease in DAC amortization expense, which could be significant.

Traditional life insurance. DAC is amortized with interest over the premium-paying period of the related policies in proportion to premium revenue recognized. These assumptions are consistent with those used in the calculation of liabilities for future policy benefits at issuance. DAC is evaluated for recoverability at the time of policy issuance, and loss recognition testing is conducted each reporting period.

Refer to Note 5 for discussion regarding assumption changes impacting DAC amortization and related balances.

Investments

Available-for-sale securities. Available-for-sale securities are reported at fair value, with unrealized holding gains and losses reported as a separate component of other comprehensive income, net of adjustments for DAC and other expenses, future policy benefits and claims, policyholder dividend obligations and deferred federal income taxes. Realized gains and losses on sales of available-for-sale securities are recognized in income based on the specific identification method. Interest and dividend income is recognized when earned.

As of December 31, 2014 and 2013, 99% of fixed maturity securities were priced using external source data. Independent pricing services are most often utilized (87% and 86% as of December 31, 2014 and 2013, respectively) to determine the fair value of securities for which market quotations are available. For these securities, the Company obtains the pricing services’ methodologies, inputs and assumptions and classifies the investments accordingly in the fair value hierarchy.

A corporate pricing matrix is used in valuing certain corporate debt securities. The corporate pricing matrix is developed using private spreads for corporate securities with varying weighted average lives and credit quality ratings. The weighted average life and credit quality rating of a particular fixed maturity security to be priced using the corporate pricing matrix are important inputs into the model and are used to determine a corresponding spread that is added to the appropriate U.S. Treasury yield to create an estimated market yield for that security. The estimated market yield and other relevant factors are then used to estimate the fair value of the particular security.

10

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

Non-binding broker quotes are also utilized to determine the fair value of certain corporate debt, mortgage-backed and other asset-backed securities when quotes are not available from independent pricing services, corporate pricing matrix or internal pricing models. These securities are classified with the lowest priority in the fair value hierarchy as only one broker quote is ordinarily obtained, the investment is not traded on an exchange, the pricing is not available to other entities and/or the transaction volume in the same or similar investments has decreased. Inputs used in the development of prices are not provided to the Company by the brokers, as the brokers often do not provide the necessary transparency into their quotes and methodologies. At least annually, the Company performs reviews and tests to ensure that quotes are a reasonable estimate of the investments’ fair value. Price movements of broker quotes are subject to validation and require approval from the Company’s management. Management uses its knowledge of the investment and current market conditions to determine if the price is indicative of the investment’s fair value.

When the collectability of contractual interest payments on fixed maturity securities is considered doubtful, such securities are placed in non-accrual status and any accrued interest is excluded from investment income. These securities are not restored to accrual status until the Company determines that payment of future principal and interest is probable.

For investments in certain residential and commercial mortgage-backed securities, the Company recognizes income and amortizes discounts and premiums using the effective-yield method, based on prepayment assumptions and the estimated economic life of the securities. When actual prepayments differ significantly from estimated prepayments, the effective-yield is recalculated to reflect actual payments to date and anticipated future payments. Any resulting adjustment is included in net investment income in the period the estimates are revised. All other investment income is recorded using the effective-yield method without anticipating the impact of prepayments.

The Company periodically reviews its available-for-sale securities to determine if any decline in fair value to below amortized cost is other-than-temporary. Factors considered in determining whether a decline is other-than-temporary include the length of time a security has been in an unrealized loss position, the severity of the unrealized loss, reasons for the decline in value and expectations for the amount and timing of a recovery in fair value.

In assessing corporate debt securities for other-than-temporary impairment, the Company evaluates the ability of the issuer to meet its debt obligations, the value of the company or specific collateral securing the debt, the Company’s intent to sell the security and whether it is more likely than not the Company will be required to sell the security before the recovery of its amortized cost basis. The Company evaluates U.S. government and agencies, as well as obligations of states, political subdivisions and foreign governments for other-than-temporary impairment by examining similar characteristics.

When evaluating whether residential mortgage-backed securities, commercial mortgage-backed securities and other asset-backed securities are other-than-temporarily impaired, the Company examines characteristics of the underlying collateral, such as delinquency and default rates, the quality of the underlying borrower, the type of collateral in the pool, the vintage year of the collateral, subordination levels within the structure of the collateral pool, the quality of any credit guarantors, the Company’s intent to sell the security and whether it is more likely than not it will be required to sell the security before the recovery of its amortized cost basis.

The Company evaluates its intent to sell on an individual security basis. Other-than-temporary impairment losses on securities when the Company does not intend to sell the security and it is not more likely than not it will be required to sell the security prior to recovery of the security’s amortized cost basis are bifurcated, with the credit portion of the impairment loss being recognized in earnings and the non-credit loss portion of the impairment and any subsequent changes in the fair value of those debt securities being recognized in other comprehensive income, net of applicable taxes and other offsets. To estimate the credit portion of an impairment loss recognized in earnings, the Company considers the present value of the cash flows. To the extent that the present value of cash flows generated by a debt security is less than the amortized cost, an other-than-temporary impairment is recognized through earnings.

It is possible that further declines in fair values of such investments, or changes in assumptions or estimates of anticipated recoveries and/or cash flows, may cause further other-than-temporary impairments in the near term, which could be significant.

Mortgage loans, net of allowance. The Company holds commercial mortgage loans that are collateralized by properties throughout the U.S. These mortgage loans are further segregated into the following classes based on the unique risk profiles of the underlying property types: office, industrial, retail, apartment and other. Mortgage loans held-for-investment are held at amortized cost less a valuation allowance.

As part of the underwriting process, specific guidelines are followed to ensure the initial quality of a new mortgage loan. Third-party appraisals are generally obtained to support loaned amounts, as the loans are usually collateral dependent.

11

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

The collectability and value of a mortgage loan are based on the ability of the borrower to repay and/or the value of the underlying collateral. Many of the Company’s commercial mortgage loans are structured with balloon payment maturities, exposing the Company to risks associated with the borrowers’ ability to make the balloon payment or refinance the property.

The Company actively monitors the credit quality of its mortgage loans to support the development of the valuation allowance. This monitoring process includes quantitative analyses, which facilitate the identification of deteriorating loans, and qualitative analyses, which consider other factors relevant to the borrowers’ ability to repay. Surveillance procedures identify loans with deteriorating credit fundamentals and these loans are evaluated based on the severity of their deterioration and management’s judgment as to the likelihood of loss.

Mortgage loans require a loan-specific reserve when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When management determines that a loan requires a loan-specific reserve, a provision for loss is established equal to the difference between the carrying value and either the fair value of the collateral less costs to sell or the present value of expected future cash flows discounted at the loan’s market interest rate. Loan-specific reserve charges are recorded in net realized investment gains and losses. In the event a loan-specific reserve charge is reversed, the recovery is also recorded in net realized investment gains and losses.

In addition to the loan-specific reserves, the Company maintains a non-specific reserve based primarily on loan surveillance categories and property type classes, which reflects management’s best estimate of probable credit losses inherent in the portfolio of loans without specific reserves as of the balance sheet date. Management’s periodic evaluation of the adequacy of the non-specific reserve is based on past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect a borrower’s ability to repay, the estimated value of the underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. Non-specific reserve changes are recorded in net realized investment gains and losses.

Interest income on performing mortgage loans is recognized over the life of the loan using the effective-yield method. Loans in default or in the process of foreclosure are placed on non-accrual status. Interest received on non-accrual status mortgage loans is included in net investment income in the period received. Loans are considered delinquent when contractual payments are 90 days past due.

Policy loans. Policy loans, which are collateralized by the related insurance policy, are held at the outstanding principal balance and do not exceed the net cash surrender value of the policy. As such, no valuation allowance for policy loans is required.

Short-term investments. Short-term investments consist primarily of highly liquid mutual funds and government agency discount notes with maturities of twelve months or less at acquisition. The Company and various affiliates maintain agreements with Nationwide Cash Management Company (“NCMC”), an affiliate, under which NCMC acts as a common agent in handling the purchase and sale of short-term securities for the respective accounts of the participants. Amounts on deposit with NCMC for the benefit of the Company are included in short-term investments on the consolidated balance sheets. The Company carries short-term investments at fair value.

Other investments. Other investments consist primarily of equity method investments in private equity, hedge funds and partnerships, as well as COLI, trading securities, equity securities and capital stock with the FHLB.

Securities lending. The Company has entered into securities lending agreements with a custodial bank whereby eligible securities are loaned to third parties, primarily major brokerage firms. These transactions are used to generate additional income on the securities portfolio. The Company is entitled to receive from the borrower any payments of interest and dividends received on loaned securities during the loan term. The agreements require a minimum of 102% of the fair value of loaned securities to be held as collateral. Cash collateral is invested by the custodial bank in investment-grade securities, which are included in the total investments of the Company. Periodically, the Company may receive non-cash collateral, which would be recorded off-balance sheet. The Company recognizes loaned securities in either available-for-sale or other investments. A securities lending payable is recorded in other liabilities for the amount of cash collateral received. Net income received from securities lending activities is included in net investment income. As of December 31, 2014 and 2013, the fair value of loaned securities was $254 million and $116 million, respectively.

Variable interest entities. In the normal course of business, the Company has relationships with VIEs. If the Company determines that it has a variable interest and is the primary beneficiary, it consolidates the VIE. The Company is the primary beneficiary if the Company has the power to direct the activities of the VIE that most significantly impact the economic performance of the entity and the obligation to absorb losses or receive benefits from the entity that could be potentially significant to the VIE. This determination is based on a review of the entity’s contract and other deal related information, such as the entity’s equity investment at risk, decision-making abilities, obligations to absorb economic risks and right to receive economic rewards of the entity.

12

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

The majority of the VIEs consolidated by the Company are due to guarantees provided to limited partners related to the amount of tax credits that will be generated by Low-Income-Housing Tax Credit Funds (“Tax Credit Funds”). The results of operations and financial position of each VIE for which the Company is the primary beneficiary, as well as the corresponding noncontrolling interests, are recorded in the consolidated financial statements. Ownership interests held by unrelated third parties in the consolidated VIEs are presented as noncontrolling interests in the equity section of the consolidated financial statements. Losses attributable to noncontrolling interests are excluded from the net income attributable to NLIC on the consolidated statements of operations.

The Company invests in fixed maturity securities that could qualify as VIEs, including corporate securities, mortgage-backed securities and asset-backed securities. The Company is not the primary beneficiary of these securities as the Company does not have the power to direct the activities that most significantly impact the entities’ performance. The Company’s maximum exposure to loss is limited to the carrying values of these securities. There are no liquidity arrangements, guarantees or other commitments by third parties that affect the fair value of the Company’s interest in these assets. Refer to Note 6 for additional disclosures related to these investments.

The Company is not required and does not intend to provide financial or other support outside of contractual requirements to any VIE.

Derivative Instruments

The Company uses derivative instruments to manage exposures and mitigate risks primarily associated with interest rates, equity markets and foreign currency. These derivative instruments primarily include interest rate swaps, futures contracts and options. Certain features embedded in the Company’s indexed products and certain variable annuity contracts require derivative accounting. Refer to the prior discussion of Future Policy Benefits and Claims for a description of the valuation applicable to these products. All derivative instruments are held at fair value and are reflected as assets or liabilities in the consolidated balance sheets.

The fair value of derivative instruments is determined using various valuation techniques relying predominantly on observable market inputs. These inputs include interest rate swap curves, credit spreads, interest rates, counterparty credit risk, equity volatility and equity index levels. In cases where observable inputs are not available, the Company will utilize non-binding broker quotes to determine fair value, and these instruments are classified accordingly in the fair value hierarchy. Price movements of these broker quotes are subject to validation and require approval from the Company’s management. Management uses models to internally value the instruments for comparison to the values received through broker quotes.

For derivatives that are not designated for hedge accounting, the gain or loss on the derivative is primarily recognized in net realized investment gains and losses.

For derivative instruments that are designated and qualify for fair value hedge accounting, the gain or loss on the derivative instrument, as well as the hedged item to the extent of the risk being hedged, are recognized in net realized investment gains and losses.

For derivative instruments that are designated and qualify for cash flow hedge accounting, the effective portion of the gain or loss on the derivative instrument is reported as a component of AOCI and reclassified into earnings in the same period or periods that the hedged transaction impacts earnings. The ineffective portion of the derivative’s change in value, if any, along with any of the derivative’s change in value that is excluded from the assessment of hedge effectiveness, are recorded in net realized investment gains and losses.

The Company’s derivative transaction counterparties are generally financial institutions. To reduce the credit risk associated with open contracts, the Company enters into master netting agreements, which permit the closeout and netting of transactions with the same counterparty upon the occurrence of certain events. In addition, the Company attempts to reduce credit risk by obtaining collateral from counterparties. The determination of the need for and the levels of collateral vary based on an assessment of the credit risk of the counterparty. The Company accepts collateral in the form of cash and marketable securities.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s view of market assumptions in the absence of observable market information. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. In determining fair value, the Company uses various methods, including market and income approaches.

13

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

The Company categorizes its financial instruments into a three-level hierarchy based on the priority of the inputs to the valuation technique. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure fair value fall within different levels of the hierarchy, the category level is based on the lowest priority level input that is significant to the fair value measurement of the instrument in its entirety.

The Company categorizes assets and liabilities held at fair value in the consolidated balance sheets as follows:

Level 1. Unadjusted quoted prices accessible in active markets for identical assets or liabilities at the measurement date and mutual funds where the value per share (unit) is determined and published daily and is the basis for current transactions.

Level 2. Unadjusted quoted prices for similar assets or liabilities in active markets or inputs (other than quoted prices) that are observable or that are derived principally from or corroborated by observable market data through correlation or other means. Primary inputs to this valuation technique may include comparative trades, bid/asks, interest rate movements, U.S. Treasury rates, London Interbank Offered Rate (“LIBOR”), prime rates, cash flows, maturity dates, call ability, estimated prepayments, and/or underlying collateral values.

Level 3. Prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. Inputs reflect management’s best estimate about the assumptions market participants would use at the measurement date in pricing the asset or liability. Consideration is given to the risk inherent in both the method of valuation and the valuation inputs.

The Company reviews its fair value hierarchy classifications for assets and liabilities quarterly. Changes in the observability of significant valuation inputs identified during these reviews may trigger reclassifications. Reclassifications are reported as transfers at the beginning of the period in which the change occurs.

Fair Value Option

The Company assesses the fair value option election for newly acquired assets or liabilities on a prospective basis. There are no material assets or liabilities for which the Company has elected the fair value option.

Federal Income Taxes

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, net operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income or loss in the years in which those temporary differences are expected to be recovered or settled. Under this method, the effect on deferred tax assets and liabilities due to a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recorded to reduce a deferred tax asset to the amount expected to be realized. Interest expense and any associated penalties which relate to tax years still subject to review by the Internal Revenue Service (“IRS”) are recorded as income tax expense.

The Company provides for federal income taxes based on amounts the Company believes it ultimately will owe. Inherent in the provision for federal income taxes are estimates regarding the deductibility of certain items and the realization of certain tax credits. In the event the ultimate deductibility of certain items or the realization of certain tax credits differs from estimates, the Company may be required to change the provision for federal income taxes recorded in the consolidated financial statements, which could be significant.

Tax reserves are reviewed regularly and are adjusted as events occur that the Company believes impact its liability for additional taxes, such as the lapsing of applicable statutes of limitations, conclusion of tax audits or substantial agreement with taxing authorities on the deductibility/nondeductibility of uncertain items, additional exposure based on current calculations, identification of new issues, release of administrative guidance or rendering of a court decision affecting a particular tax issue.

NLIC files a separate consolidated federal income tax return with its subsidiaries and is eligible to join the NMIC consolidated tax return group in 2015.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid investments with original maturities of less than three months.

14

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

Goodwill

In connection with business acquisitions, the Company recognizes goodwill as the excess of the purchase price over the fair value of net assets acquired as goodwill. Goodwill is not amortized, but is evaluated for impairment at the reporting unit level annually. Goodwill of a reporting unit is tested for impairment on an interim basis, in addition to the annual evaluation, if an event occurs or circumstances change which would more likely than not reduce the fair value of a reporting unit below its carrying amount. If a reporting unit’s fair value is less than its carrying value, the Company will calculate implied goodwill. An impairment would be recognized on a reporting unit for the amount that the carrying value of its goodwill exceeds the implied value of its goodwill.

The process of evaluating goodwill for impairment requires several judgments and assumptions to be made to determine the fair value of the reporting units, including the method used to determine fair value, discount rates, expected levels of cash flows, revenues and earnings, and the selection of comparable companies used to develop market-based assumptions. The Company performed its 2014 annual impairment test and determined that no impairment was required.

Closed Block

In connection with the sponsored demutualization of Provident Mutual Life Insurance Company (“Provident”) prior to its acquisition by the Company, Provident established a closed block for the benefit of certain classes of individual participating policies that had a dividend scale payable in 2001. Assets were allocated to the closed block in an amount that produces cash flows which, together with anticipated revenues from closed block business, is reasonably expected to be sufficient to provide for (1) payment of policy benefits, specified expenses and taxes, and (2) the continuation of dividends throughout the life of the Provident policies included in the closed block based upon the dividend scales payable for 2001, if the experience underlying such dividend scales continues.

Assets allocated to the closed block benefit only the holders of the policies included in the closed block and will not revert to the benefit of the Company. No reallocation, transfer, borrowing or lending of assets can be made between the closed block and other portions of the Company’s general account, any of its separate accounts, or any affiliate of the Company without the approval of the Pennsylvania Insurance Department and Ohio Department of Insurance (“ODI”). The closed block will remain in effect as long as any policy in the closed block is in force.

If, over time, the aggregate performance of the closed block assets and policies is better than was assumed in funding the closed block, dividends to policyholders will increase. If, over time, the aggregate performance of the closed block assets and policies is less favorable than was assumed in the funding, dividends to policyholders could be reduced. If the closed block has insufficient funds to make guaranteed policy benefit payments, such payments will be made from the Company’s assets outside of the closed block, which are general account assets.

The assets and liabilities allocated to the closed block are recorded in the Company’s consolidated financial statements on the same basis as other similar assets and liabilities. The carrying amount of closed block liabilities in excess of the carrying amount of closed block assets at the date Provident was acquired by the Company represents the maximum future earnings from the assets and liabilities designated to the closed block that can be recognized in income, for the benefit of stockholders, over the period the policies in the closed block remain in force.

If actual cumulative earnings exceed expected cumulative earnings, the expected earnings are recognized in income. This is because the excess actual cumulative earnings over expected cumulative earnings, which represents undistributed accumulated earnings attributable to policyholders, is recorded as a policyholder dividend obligation. Therefore, the excess will be paid to closed block policyholders as an additional policyholder dividend expense in the future unless it is otherwise offset by future performance of the closed block that is less favorable than originally expected. If actual cumulative performance is less favorable than expected, actual earnings will be recognized in income.

The principal cash flow items that affect the amount of closed block assets and liabilities are premiums, net investment income, purchases and sales of investments, policyholder benefits, policyholder dividends, premium taxes and income taxes. The principal income and expense items excluded from the closed block are management and maintenance expenses, commissions and net investment income and realized gains and losses on investments held outside of the closed block that support the closed block business, all of which enter into the determination of total gross margins of closed block policies. See Note 10 for further disclosure.

Separate Accounts

Separate account assets and liabilities represent contractholders’ funds that have been legally segregated into accounts with specific investment objectives. In the separate account, investment income and gains and losses on investments accrue directly to, and investment risk is borne by, the contractholder. Separate account assets are primarily comprised of public, privately registered and non-registered mutual funds. Separate account assets are recorded at fair value based on the methodology that would be applicable to the underlying assets. The value of separate account liabilities is set to equal the fair value for separate account assets.

15

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

Participating Business

Participating business, which refers to policies that participate in profits through policyholder dividends, represented approximately 4% of the Company’s life insurance in force in 2014 and 2013 and 5% in 2012 and 37% of the number of life insurance policies in force in 2014 (38% in 2013 and 40% in 2012). The provision for policyholder dividends was based on the respective year’s dividend scales and has been included in future policy benefits and claims in the consolidated balance sheets.

Subsequent Events

The Company evaluated subsequent events through February 25, 2015, the date the consolidated financial statements were issued.

(3)	Recently Issued Accounting Standards

Adopted Accounting Standards

On January 1, 2014, the Company adopted ASU 2013-04, which amends existing guidance in ASC 405, Liabilities. The ASU provides guidance for the recognition, measurement and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date. The adoption of this guidance had no impact on the Company’s consolidated financial statements.

On January 1, 2014, the Company adopted ASU 2013-08, which amends existing guidance in ASC 946, Financial Services – Investment Companies. The amended guidance modifies the definition of investment companies and requires new disclosures around the status and operations of investment companies. In addition, the guidance requires an investment company to measure its noncontrolling interests in another investment company at fair value rather than the equity method of accounting. The adoption of this guidance had no impact on the Company’s consolidated financial statements.

On January 1, 2014, the Company adopted ASU 2013-11, which amends existing guidance in ASC 740, Income Taxes. The amended guidance provides clarification on the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss or a tax credit carryforward exists. The adoption of this guidance had no impact on the Company’s consolidated financial statements.

Pending Accounting Standards

In January 2014, the FASB issued ASU 2014-01, which amends existing guidance in ASC 323, Equity Method and Joint Ventures. The amended guidance permits reporting entities to make an accounting policy election to account for their investments in qualified affordable housing projects using the proportional amortization method if certain conditions are met. The Company will adopt the ASU for interim and annual reporting periods beginning January 1, 2015. The Company is currently in the process of determining the impact of adoption.

In January 2014, the FASB issued ASU 2014-04, which amends existing guidance in ASC 310, Receivables and ASC 360, Property, Plant and Equipment. The amended guidance provides clarification on the accounting for situations in which a creditor obtains collateral assets in satisfaction of all or part of a receivable. The Company will adopt the ASU for interim and annual periods beginning January 1, 2015. The Company is currently in the process of determining the impact of adoption.

In May 2014, the FASB issued ASU 2014-09, which amends existing guidance in ASC 606, Revenue from Contracts with Customers and ASC 340, Other Assets and Deferred Costs – Contracts with Customers. The amended guidance develops a single standard to recognize revenue when the identified performance obligation is satisfied. The Company will adopt the ASU for interim and annual periods beginning January 1, 2017. The Company is currently in the process of determining the impact of adoption.

In June 2014, the FASB issued ASU 2014-11, which amends existing guidance in ASC 860, Transfers and Servicing. The amended guidance amends certain criteria when evaluating effective control in certain repurchase agreement transactions and eliminates specific guidance on repurchase financing and requires that these transactions be treated in the same manner as repurchase transactions. Additionally, the amended guidance requires additional disclosures for repurchase agreements. The Company will adopt the ASU for interim and annual periods beginning January 1, 2015. The Company is currently in the process of determining the impact of adoption.

In August 2014, the FASB issued ASU 2014-14, which amends ASC 310, Receivables. The amended guidance requires creditors to classify certain foreclosed government guaranteed mortgage loans as a receivable from the guarantor that is measured at the amount expected to be recovered under the guarantee, without treating the guarantee as a separate unit of account. The Company will adopt the ASU for interim and annual periods beginning January 1, 2015. The Company is currently in the process of determining the impact of adoption.

16

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

In November 2014, the FASB issued ASU 2014-17, which amends ASC 805, Business Combinations. The amended guidance gives an acquired entity the option to apply pushdown accounting in its stand-alone financial statements. The Company will adopt the ASU for interim and annual periods beginning January 1, 2015. The Company is currently in the process of determining the impact of adoption.

(4)	Certain Long-Duration Contracts

Variable Annuity Contracts

Contractholder assets are invested in general and separate account investment options as directed by the contractholder. The Company issues variable annuity contracts through its separate accounts. The Company also provides various forms of guarantees to benefit the related contractholders. The Company provides five primary guarantee types: (1) GMDB; (2) GLWB; (3) GMAB; (4) a hybrid guarantee with GMAB and GLWB; and (5) GMIB.

The GMDB, offered on every variable annuity contract, provides a specified minimum return upon death. Many of these death benefits are spousal, whereby a death benefit will be paid upon death of the first spouse. The survivor has the option to terminate the contract or continue it by having the death benefit paid into the contract and having a second death benefit paid upon the survivor’s death.

The GLWB, offered in the Company’s Lifetime Income products, are living benefits that provide for enhanced retirement income security without the liquidity loss associated with annuitization. The withdrawal rates vary based on the age when withdrawals begin and are applied to a benefit base to determine the guaranteed lifetime income amount available to a contractholder. The benefit base is equal to the variable annuity premium at contract issuance and may increase as a result of a feature driven by account performance and policy duration.

The GMAB, which was offered in the Company’s Capital Preservation Plus product, is a living benefit that provides the contractholder with a guaranteed return of deposits, adjusted proportionately for withdrawals, after a specified time period (5, 7 or 10 years) selected by the contractholder at the issuance of the variable annuity contract. In some cases, the contractholder also has the option, after a specified time period, to drop the guarantee and continue the variable annuity contract without the GMAB. In general, the GMAB requires a minimum allocation to guaranteed term options or adherence to limitations required by an approved asset allocation strategy.

The GMIB, which was offered with several variable annuity contracts, is a living benefit that provides the contractholder with a guaranteed annuitization stream of income.

The following table summarizes information regarding variable annuity contracts with guarantees invested in general and separate accounts, as of the dates indicated (a contract may contain multiple guarantees):

	December 31, 2014				December 31, 2013
(in millions)	General account value	Separate account value	Net amount at risk[1]	Average age[2]	General account value	Separate account value	Net amount at risk[1]	Average age[2]
Contracts with GMDB:
Return of net deposits	$872	$23,079	$21	65	$916	$19,927	$13	64
Minimum return or anniversary contract value	1,918	33,662	292	69	2,031	33,520	237	69

Total contracts with GMDB	$2,790	$56,741	$313	68	$2,947	$53,447	$250	67

GLWB Minimum return or anniversary contract value	$135	$31,031	$195	66	$178	$28,071	$74	64
GMAB Return of net deposits[3]	$43	$1,552	$—	67	$92	$2,383	$—	64
GMIB Minimum return or anniversary contract value	$45	$451	$1	66	$49	$510	$—	64

1	Net amount at risk is calculated on a policy-level basis and equals the respective guaranteed benefit less the account value (or zero if the account value exceeds the guaranteed benefit).
2	Represents the weighted average attained age of contractholders.
3	Contracts with the hybrid accumulation/withdrawal benefits are included with the accumulation benefits contracts.

17

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

The following table summarizes the reserve balances for guarantees on variable annuity contracts, as of the dates indicated:

	December 31,
(in millions)	2014	2013
GMDB	$76	$55
GLWB[1]	$174	$(1,075)
GMAB[1,2]	$3	$(19)
GMIB	$1	$2

1	The changes in reserve balances for withdrawal benefits and accumulation benefits were primarily driven by declines in key interest rates, partially offset by rising equity markets during 2014. Refer to Note 7 for discussion of the related derivative programs.
2	Contracts with the hybrid accumulation/withdrawal benefits are included with the accumulation benefits contracts.

Paid claims for GMDBs were $11 million and $22 million for the years ended December 31, 2014 and 2013, respectively.

Paid claims for GLWBs, GMABs and GMIBs were immaterial for the years ended December 31, 2014 and 2013.

The following table summarizes the account balances of deferred variable annuity contracts with guarantees invested in separate accounts, as of the dates indicated:

	December 31,
(in millions)	2014	2013
Mutual funds:
Bond	$5,280	$5,685
Domestic equity	47,316	43,505
International equity	2,969	3,179

Total mutual funds	$55,565	$52,369
Money market funds	1,176	1,078

Total[1]	$56,741	$53,447

1	Excludes $31.3 billion and $30.6 billion as of December 31, 2014 and 2013, respectively, of separate account assets not related to deferred variable annuity contracts with guarantees, primarily attributable to retirement plan, variable universal life and COLI products.

The Company did not transfer any assets from the general account to the separate account to cover guarantees for any of its variable annuity contracts during the years ended December 31, 2014 and 2013.

Universal and Variable Universal Life Insurance Contracts

The Company offers certain universal life and variable universal life insurance products with no-lapse guarantees. These no-lapse guarantees provide that a policy will not lapse so long as the policyholder makes minimum premium payments. The reserve balances on these guarantees were $401 million and $325 million as of December 31, 2014 and 2013, respectively. Paid claims on contracts maintained in force by these guarantees were immaterial for the years ended December 31, 2014 and 2013.

The following table summarizes information regarding universal and variable universal life insurance contracts with no-lapse guarantees invested in general and separate accounts, as of the dates indicated:

(in millions)	General account value	Separate account value	Adjusted insurance in force[1]	Average age[2]
December 31, 2014	$1,954	$2,191	$41,484	51
December 31, 2013[3]	$1,522	$2,235	$36,956	51

1	The adjusted insurance in force is calculated on a policy-level basis and equals the respective guaranteed death benefit less the account value.
2	Represents the weighted average attained age of contractholders.
3	Amounts above are based on all policies with no-lapse guarantees. Previously, only those policies with a no-lapse guarantee carrying a reserve were included in the disclosure.

18

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

(5)	Deferred Policy Acquisition Costs

The following table summarizes changes in the DAC balance, as of the dates indicated:

	December 31,
(in millions)	2014	2013	2012
Balance at beginning of year	$3,778	$3,249	$3,487
Capitalization of DAC	685	604	470
Amortization of DAC, excluding unlocks	(397)	(373)	(525)
Amortization of DAC related to unlocks	190	(1)	(50)
Adjustments to DAC related to unrealized gains and losses on available- for-sale securities	(193)	299	(133)

Balance at end of year	$4,063	$3,778	$3,249

During 2014, the Company recognized a decrease in DAC amortization of $190 million as a result of the annual comprehensive review of model assumptions and enhancements. The updated assumptions were primarily related to the actual performance of the block of business since the prior year review and the expectations for lapses, partially offset by an update to the Company’s long-term assumptions for separate account investment performance.

During 2013, the net change in DAC amortization as a result of the annual comprehensive review of model assumptions was immaterial.

During 2012, the Company incurred additional DAC amortization of $50 million as a result of the annual comprehensive review of model assumptions, as well as a deviation from equity market performance as compared to assumed net separate account returns. The updated assumptions were primarily related to actual gross profits and the in force block of business deviating from expectations, renewal premiums, general account margins and lapses.

19

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

(6)	Investments

Available-for-Sale Securities

The following table summarizes the amortized cost, unrealized gains and losses and fair value of available-for-sale securities, as of the dates indicated:

(in millions)	Amortized cost	Unrealized gains	Unrealized losses	Fair value
December 31, 2014
Fixed maturity securities:
U.S. government and agencies	$448	$79	$—	$527
Obligations of states, political subdivisions and foreign governments	1,966	320	1	2,285
Corporate public securities	19,851	1,519	120	21,250
Corporate private securities	4,398	286	34	4,650
Residential mortgage-backed securities	3,694	190	45	3,839
Commercial mortgage-backed securities	1,431	74	3	1,502
Other asset-backed securities	1,410	27	72	1,365

Total fixed maturity securities	$33,198	$2,495	$275	$35,418
Equity securities	6	15	—	21

Total available-for-sale securities	$33,204	$2,510	$275	$35,439

December 31, 2013
Fixed maturity securities:
U.S. government and agencies	$484	$79	$2	$561
Obligations of states, political subdivisions and foreign governments	1,892	111	40	1,963
Corporate public securities	18,004	1,076	295	18,785
Corporate private securities	4,374	258	38	4,594
Residential mortgage-backed securities	3,919	163	79	4,003
Commercial mortgage-backed securities	1,439	86	21	1,504
Other asset-backed securities	890	26	77	839

Total fixed maturity securities	$31,002	$1,799	$552	$32,249
Equity securities	6	18	—	24

Total available-for-sale securities	$31,008	$1,817	$552	$32,273

The fair value of the Company’s investments may fluctuate significantly in response to changes in interest rates, investment quality ratings and credit spreads. The Company has the ability and intent to hold equity securities until recovery. The Company does not have the intent to sell, nor is it more likely than not it will be required to sell, debt securities in an unrealized loss position.

20

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

The following table summarizes the amortized cost and fair value of fixed maturity securities, by contractual maturity, as of December 31, 2014. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without early redemption penalties.

(in millions)	Amortized cost	Fair value
Fixed maturity securities:
Due in one year or less	$1,018	$1,037
Due after one year through five years	9,196	9,898
Due after five years through ten years	8,267	8,617
Due after ten years	8,182	9,160

Subtotal	$26,663	$28,712
Residential mortgage-backed securities	3,694	3,839
Commercial mortgage-backed securities	1,431	1,502
Other asset-backed securities	1,410	1,365

Total fixed maturity securities	$33,198	$35,418

The following table summarizes components of net unrealized gains and losses, as of the dates indicated:

	December 31,
(in millions)	2014	2013
Net unrealized gains on available-for-sale securities, before adjustments, taxes and fair value hedging	$2,235	$1,265

Net unrealized gains on available-for-sale securities, before adjustments and taxes[1]	$2,235	$1,265
Adjustment to DAC and other expense	(372)	(176)
Adjustment to future policy benefits and claims	(159)	(89)
Adjustment to policyholder dividend obligation	(120)	(85)
Deferred federal income tax expense	(548)	(314)

Net unrealized gains on available-for-sale securities	$1,036	$601

1	Includes net unrealized losses of $9 million and $40 million as of December 31, 2014 and 2013, respectively, related to the non-credit portion of other-than-temporarily impaired securities.

The following table summarizes the change in net unrealized gains and losses reported in accumulated other comprehensive income, for the years ended:

	December 31,
(in millions)	2014	2013
Balance at beginning of year	$601	$1,264
Unrealized gains and losses arising during the year:
Net unrealized gains (losses) on available-for-sale securities before adjustments	939	(1,657)
Non-credit impairments and subsequent changes in fair value of impaired debt securities	31	8
Net adjustment to DAC and other expense	(196)	306
Net adjustment to future policy benefits and claims	(70)	206
Net adjustment to policyholder dividend obligations	(35)	92
Related federal income tax (expense) benefit	(234)	366

Unrealized gains (losses) on available-for-sale securities	$435	$(679)
Reclassification adjustment for net losses realized on available-for-sale securities, net of tax benefit ($0 and $8 as of December 31, 2014 and 2013, respectively)	—	(16)

Net unrealized gains (losses) on available-for-sale securities	$435	$(663)

Balance at end of year	$1,036	$601

21

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

The following table summarizes, by asset class, available-for-sale securities, in an unrealized loss position based on the amount of time each type of security has been in an unrealized loss position, as well as the related fair value, as of the dates indicated:

	Less than or equal to one year		More than one year		Total
(in millions)	Fair value	Unrealized losses	Fair value	Unrealized losses	Unrealized losses[1]
December 31, 2014
Fixed maturity securities:
Corporate public securities	$1,642	$63	$1,578	$57	$120
Residential mortgage-backed securities	268	2	487	43	45
Other asset-backed securities	662	5	493	67	72
Other	589	27	457	11	38

Total[2]	$3,161	$97	$3,015	$178	$275

December 31, 2013
Fixed maturity securities:
Corporate public securities	$4,889	$256	$442	$39	$295
Residential mortgage-backed securities	725	16	604	63	79
Other asset-backed securities	507	6	144	71	77
Other	1,838	85	222	16	101

Total[2]	$7,959	$363	$1,412	$189	$552

1	As of December 31, 2014 and 2013, there were $66 million and $82 million, respectively, of unrealized losses related to available-for-sale securities with a fair value to amortized cost ratio of less than 80%.
2	Represents 541 and 816 available-for-sale securities in an unrealized loss position as of December 31, 2014 and 2013, respectively.

Residential mortgage-backed securities are assessed for impairment using default estimates based on loan level data, where available. Where loan level data is not available, a proxy based on collateral characteristics is used. The impairment assessment considers loss severity as a function of multiple factors, including unpaid balance, interest rate, mortgage insurance ratios, assessed property value at origination, change in property value, loan-to-value (“LTV”) ratio at origination and prepayment speeds. Cash flows generated by the collateral are then utilized, along with consideration for the instrument’s position in the overall structure, to determine cash flows associated with the security.

Certain other asset-backed securities are assessed for impairment using expected cash flows based on various inputs, including default estimates based on the underlying corporate securities, historical and forecasted loss severities or other market inputs when recovery estimates are not feasible. When the collateral is regional bank and insurance company trust preferred securities, default estimates used to estimate cash flows are based on U.S. Bank Rating service data and broker research.

The Company believes the unrealized losses on these available-for-sale securities represent temporary fluctuations in economic factors that are not indicative of other-than-temporary impairment.

22

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

Mortgage Loans, Net of Allowance

The following table summarizes the amortized cost of mortgage loans by method of evaluation for credit loss, and the related valuation allowances by type of credit loss, as of the dates indicated:

	December 31,
(in millions)	2014	2013
Amortized cost:
Loans with non-specific reserves	$7,279	$6,350
Loans with specific reserves	17	26

Total amortized cost	$7,296	$6,376
Valuation allowance:
Non-specific reserves	$21	$29
Specific reserves	5	6

Total valuation allowance	$26	$35

Mortgage loans, net of allowance	$7,270	$6,341

The following table summarizes activity in the valuation allowance for mortgage loans, for the years ended:

	December 31,
(in millions)	2014	2013	2012
Balance at beginning of year	$35	$44	$60
Current period provision[1]	(8)	(4)	2
Recoveries[2]	(1)	(5)	(15)
Charge offs and other	—	—	(3)

Balance at end of year	$26	$35	$44

1	Includes specific reserve provisions and all changes in non-specific reserves.
2	Includes recoveries on sales and increases in the valuation of loans with specific reserves.

As of December 31, 2014 and 2013, the carrying values of commercial mortgage loans specifically reserved were $12 million and $20 million, respectively, which is net of $5 million and $6 million, respectively, in specific reserves.

Interest income recognized on impaired commercial mortgage loans was $1 million and $3 million for the years ended December 31, 2014 and 2013, respectively. The average recorded investment was $16 million and $30 million for the years ended December 31, 2014 and 2013, respectively.

As of December 31, 2014 and 2013, the Company’s mortgage loans classified as delinquent and/or in non-accrual status were immaterial in relation to the total mortgage loan portfolio. The Company had no mortgage loans 90 days or more past due and still accruing interest.

Management evaluates the credit quality of individual mortgage loans and the portfolio as a whole through a number of loan quality measurements, including, but not limited to, LTV and debt service coverage (“DSC”) ratios. The LTV ratio is calculated as a ratio of the amortized cost of a loan to the estimated value of the underlying collateral. DSC is the amount of cash flow generated by the underlying collateral of the mortgage loan available to meet periodic interest and principal payments of the loan. This process identifies mortgage loans representing the lowest risk profile and lowest potential for loss and those representing the highest risk profile and highest potential for loss. These factors are updated and evaluated at least annually.

23

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

The following table summarizes the LTV ratio and DSC ratios of the mortgage loan portfolio, as of the dates indicated:

	LTV ratio				DSC ratio
(in millions)	Less than 80%	80% - less than 90%	90% or greater	Total	Greater than 1.10	1.00- 1.10	Less than 1.00	Total
December 31, 2014
Apartment	$2,156	$111	$17	$2,284	$2,252	$26	$6	$2,284
Industrial	1,131	34	35	1,200	1,048	89	63	1,200
Office	1,004	16	20	1,040	990	4	46	1,040
Retail	2,506	64	11	2,581	2,421	128	32	2,581
Other	191	—	—	191	191	—	—	191

Total[1]	$6,988	$225	$83	$7,296	$6,902	$247	$147	$7,296

December 31, 2013
Apartment	$1,788	$52	$30	$1,870	$1,857	$6	$7	$1,870
Industrial	951	52	86	1,089	893	122	74	1,089
Office	837	30	38	905	800	43	62	905
Retail	2,236	41	21	2,298	2,214	61	23	2,298
Other	213	—	1	214	214	—	—	214

Total[2]	$6,025	$175	$176	$6,376	$5,978	$232	$166	$6,376

1	As of December 31, 2014, the weighted average DSC ratios for the respective LTV ratio ranges above were 1.97, 1.27 and 0.90, with a total weighted average DSC ratio of 1.93. As of December 31, 2014, the weighted average LTV ratios for the respective DSC ratio ranges above were 60%, 59% and 90%, with a total weighted average LTV ratio of 60%.
2	As of December 31, 2013, the weighted average DSC ratios for the respective LTV ratio ranges above were 1.77, 1.22 and 1.00, with a total weighted average DSC ratio of 1.74. As of December 31, 2013, the weighted average LTV ratios for the respective DSC ratio ranges above were 60%, 61% and 91%, with a total weighted average LTV ratio of 61%.

While these loan quality measurements contribute to management’s assessment of relative credit risk in the mortgage loan portfolio for the dates indicated, based on underwriting criteria and ongoing assessment of the properties’ performance, management believes the amounts, net of valuation allowance, are collectible.

Available-For-Sale Securities on Deposit, Held in Trust and Pledged as Collateral

Available-for-sale securities with a carrying value of $8 million were on deposit with various regulatory agencies as required by law as of December 31, 2014 and 2013. Additionally, available-for-sale securities with a carrying value of $683 million and $849 million were pledged as collateral to secure recoveries under reinsurance contracts and other funding agreements as of December 31, 2014 and 2013, respectively. These securities are primarily included in fixed maturity securities in the consolidated balance sheets.

Tax Credit Funds

The Company has sold $1.3 billion and $1.2 billion in Tax Credit Funds to unrelated third parties as of December 31, 2014 and 2013, respectively. The Company has guaranteed after-tax benefits to the third party investors through periods ending in 2029. The Company held immaterial reserves on these transactions as of December 31, 2014 and 2013. These guarantees are in effect for periods of approximately 15 years each. The Tax Credit Funds provide a stream of tax benefits to the investors that will generate a yield and return of capital. If the tax benefits are not sufficient to provide these cumulative after-tax yields, the Company must fund any shortfall. The maximum amount of undiscounted future payments that the Company could be required to pay the investors under the terms of the guarantees is $744 million, but the Company does not anticipate making any material payments related to the guarantees. The Company’s risks are mitigated in the following ways: (1) the Company has the right to buyout the equity related to the guarantee under certain circumstances, (2) the Company may replace underperforming properties to mitigate exposure to guarantee payments and (3) the Company oversees the asset management of the deals.

24

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

Consolidated VIEs

The Company has relationships with VIEs where the Company is the primary beneficiary. These consolidated VIEs are primarily made up of Tax Credit Funds with guarantees to limited partners. Net assets (controlling and noncontrolling interests) of all consolidated VIEs totaled $640 million and $680 million as of December 31, 2014 and 2013, respectively, and are included within the balance sheet primarily as other investments of $580 million, other assets of $109 million and other liabilities of $75 million as of December 31, 2014, other investments of $554 million, other assets of $182 million and other liabilities of $82 million as of December 31, 2013. The Company’s general credit is not exposed to the creditors or beneficial interest holders of these consolidated VIEs.

Unconsolidated VIEs

In addition to the consolidated VIEs, the Company holds investments in VIEs where the Company is not the primary beneficiary, which are primarily investments in Tax Credit Funds without guarantees to limited partners. The carrying value of these investments was $113 million and $104 million as of December 31, 2014 and 2013, respectively. In addition, the Company has made commitments for further investments in these VIEs of $17 million and $29 million as of December 31, 2014 and 2013, respectively.

Net Investment Income

The following table summarizes net investment income, by investment type, for the years ended:

	December 31,
(in millions)	2014	2013	2012
Fixed maturity securities, available-for-sale	$1,575	$1,565	$1,506
Mortgage loans	362	348	366
Policy loans	51	52	53
Other	(29)	(57)	(45)

Gross investment income	$1,959	$1,908	$1,880
Investment expenses	59	59	55

Net investment income	$1,900	$1,849	$1,825

Net Realized Investment Gains and Losses, Including Other-Than-Temporary Impairments

The following table summarizes net realized investment gains and losses, including other-than-temporary impairments, by source, for the years ended:

	December 31,
(in millions)	2014	2013	2012
Net realized derivative (losses) gains	$(1,087)	$705	$314
Realized gains on sales	31	32	48
Realized losses on sales	(19)	(54)	(23)
Other	2	—	12

Net realized investment (losses) gains before other-than-temporary impairments on fixed maturity securities	$(1,073)	$683	$351
Other-than-temporary impairments on fixed maturity securities[1]	(5)	(5)	(32)

Net realized investment (losses) gains, including other-than-temporary impairments	$(1,078)	$678	$319

1	Other-than-temporary impairments on fixed maturity securities are net $1 million, $6 million and $36 million of non-credit losses included in other comprehensive income for the years ended December 31, 2014, 2013 and 2012, respectively.

Proceeds from the sale of available-for-sale securities were $0.6 billion, $1.1 billion and $0.8 billion during the years ended December 31, 2014, 2013 and 2012, respectively. Gross gains of $17 million, $31 million and $47 million and gross losses of $10 million, $50 million and $20 million were realized on sales of available-for-sale securities during the years ended December 31, 2014, 2013 and 2012, respectively.

25

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

The following table summarizes the cumulative credit losses, for the years ended:

(in millions)	December 31,
	2014	2013	2012
Cumulative credit losses at beginning of year[1]	$(272)	$(289)	$(328)
New credit losses	(2)	(3)	(18)
Incremental credit losses	(4)	(3)	(10)
Losses related to securities included in the beginning balance sold or paid down during the period	24	23	67

Cumulative credit losses at end of year[1]	$(254)	$(272)	$(289)

1	Cumulative credit losses are defined as amounts related to the Company’s credit portion of the other-than-temporary impairment losses on debt securities that the Company does not intend to sell and that it is not more likely than not the Company will be required to sell prior to recovery of the amortized cost basis.

(7)	Derivative Instruments

The Company is exposed to certain risks related to its ongoing business operations which are managed using derivative instruments.

Interest rate risk management. The Company uses interest rate contracts, primarily interest rate swaps, to reduce or alter interest rate exposure arising from mismatches between assets and liabilities. In the case of interest rate swaps, the Company enters into a contractual agreement with a counterparty to exchange, at specified intervals, the difference between fixed and variable rates of interest, calculated on a reference notional amount.

Interest rate swaps are used by the Company in association with fixed and variable rate investments to achieve cash flow streams that support certain financial obligations of the Company and to produce desired investment returns. As such, interest rate swaps are generally used to convert fixed rate cash flow streams to variable rate cash flow streams or vice versa. The Company also enters into interest rate swap transactions, which are structured to provide an offset against the negative impact of higher interest rates on the Company’s capital position.

Equity market and interest rate risk management. The Company has a variety of variable annuity products with guaranteed benefit features. These products and related obligations expose the Company to various market risks, primarily equity and interest rate risks. Adverse changes in the equity markets or interest rate movements expose the Company to significant volatility. To mitigate these risks and hedge the guaranteed benefit obligations, the Company enters into a variety of derivatives including interest rate swaps, equity index futures, options and total return swaps.

Other risk management. As part of its regular investing activities, the Company may purchase foreign currency denominated investments. These investments and the associated income expose the Company to volatility associated with movements in foreign exchange rates. As foreign exchange rates change, the increase or decrease in the cash flows of the derivative instrument generally offsets the changes in the functional-currency equivalent cash flows of the hedged item. To mitigate this risk, the Company uses cross-currency swaps and futures, which are primarily included in other derivative contracts in the following tables.

Credit risk associated with derivatives transactions. The Company periodically evaluates the risks within the derivative portfolios due to credit exposure When evaluating this risk, the Company considers several factors which include, but are not limited to, the counterparty credit risk associated with derivative receivables, the Company’s own credit as it relates to derivative payables, the collateral thresholds associated with each counterparty and changes in relevant market data in order to gain insight into the probability of default by the counterparty. In addition, the impact the Company’s exposure to credit risk could have on the effectiveness of the Company’s hedging relationships is considered. As of December 31, 2014 and 2013, the impact of the exposure to credit risk on the fair value measurement of derivatives and the effectiveness of the Company’s hedging relationships was immaterial.

26

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

The following table summarizes the fair value and related notional amounts of derivative instruments, as of the dates indicated:

	Derivative assets		Derivative liabilities
(in millions)	Fair value	Notional	Fair value	Notional
December 31, 2014
Derivatives designated and qualifying as hedging instruments	$29	$381	$9	$176
Derivatives not designated as hedging instruments:
Interest rate contracts	$2,602	$32,829	$2,611	$32,756
Equity contracts	411	5,990	—	—
Total return swaps	—	—	41	2,808
Other derivative contracts	—	—	3	2

Total derivative instruments[1]	$3,042	$39,200	$2,664	$35,742
Accrued interest on derivative assets and liabilities	243		244

Total derivative positions	$3,285		$2,908

December 31, 2013
Derivatives designated and qualifying as hedging instruments	$1	$6	$26	$345
Derivatives not designated as hedging instruments:
Interest rate contracts	$1,787	$26,156	$2,100	$29,715
Equity contracts	343	6,556	—	—
Total return swaps	6	1,101	52	1,183
Other derivative contracts	—	—	5	2

Total derivative instruments[1]	$2,137	$33,819	$2,183	$31,245
Accrued interest on derivative assets and liabilities	196		227

Total derivative positions	$2,333		$2,410

1	Derivative assets and liabilities are included in other assets and other liabilities, respectively, in the consolidated balance sheets.

Of the $3.3 billion and $2.3 billion of fair value of total derivative assets at December 31, 2014 and 2013, $2.6 billion and $1.7 billion, respectively, are subject to master netting agreements. The Company received $535 million and $382 million of cash collateral and held $64 million and $29 million, respectively, of securities as off-balance sheet collateral, resulting in an immaterial uncollateralized position as of December 31, 2014 and 2013. Of the $2.9 billion and $2.4 billion of fair value of total derivative liabilities at December 31, 2014 and 2013, $2.6 billion and $1.7 billion, respectively, are subject to master netting agreements. The Company posted $330 million and $435 million of cash collateral and pledged securities with a fair value of $174 million and $173 million, respectively, resulting in an immaterial uncollateralized position as of December 31, 2014 and 2013.

27

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

The following table summarizes gains and losses for derivative instruments recognized in net realized investment gains and losses in the consolidated statements of operations, for the years ended:

	December 31,
(in millions)	2014	2013	2012
Derivatives designated and qualifying as hedging instruments	$—	$(1)	$(1)
Derivatives not designated as hedging instruments:
Interest rate contracts	$142	$(209)	$(125)
Equity contracts	(79)	(776)	(665)
Total return swaps	(195)	(321)	(343)
Other derivative contracts	4	(9)	(1)
Net interest settlements	20	14	53

Total derivative losses[1]	$(108)	$(1,302)	$(1,082)

Change in embedded derivatives on guaranteed benefit annuity programs[2]	(1,271)	1,751	1,185
Other revenue on guaranteed benefit annuity programs	292	256	211

Change in embedded derivative liabilities and related fees	$(979)	$2,007	$1,396

Net realized derivative (losses) gains	$(1,087)	$705	$314

1	Included in total derivative losses are economic hedging gains (losses) of $941 million, $(1.8) billion and $(827) million related to the guaranteed benefit annuity programs for the years ended December 31, 2014, 2013 and 2012, respectively. Also included are economic hedging (losses) gains of $(1.0) billion, $645 million and $(129) million, respectively, related to the program that protects against the negative impact of higher interest rates on the Company’s statutory surplus position.
2	For the individual variable annuity business, the annual comprehensive review of model assumptions included a favorable impact for the years ended December 31, 2014 and 2013, primarily due to model enhancements and updated assumptions for discounting and benefit utilization, partially offset by mortality and lapse rates.

28

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

(8)	Fair Value Measurements

The following table summarizes assets and liabilities held at fair value on a recurring basis as of December 31, 2014:

(in millions)	Level 1	Level 2	Level 3	Total
Assets
Investments:
Fixed maturity securities, available-for-sale:
U.S. government and agencies	$523	$1	$3	$527
Obligations of states, political subdivisions and foreign governments	66	2,219	—	2,285
Corporate public securities	—	21,158	92	21,250
Corporate private securities	—	3,659	991	4,650
Residential mortgage-backed securities	1,034	2,796	9	3,839
Commercial mortgage-backed securities	—	1,499	3	1,502
Other asset-backed securities	—	1,196	169	1,365

Total fixed maturity securities, available-for-sale, at fair value	$1,623	$32,528	$1,267	$35,418
Other investments at fair value[1]	42	899	36	977

Investments at fair value	$1,665	$33,427	$1,303	$36,395

Derivative instruments - assets	—	2,631	411	3,042
Separate account assets	84,583	1,387	2,106	88,076

Assets at fair value	$86,248	$37,445	$3,820	$127,513

Liabilities
Future policy benefits and claims:
Embedded derivatives on living benefits	$—	$—	$(177)	$(177)
Embedded derivatives on indexed products	—	—	(84)	(84)

Total future policy benefits and claims	$—	$—	$(261)	$(261)
Derivative instruments - liabilities	—	(2,661)	(3)	(2,664)

Liabilities at fair value	$—	$(2,661)	$(264)	$(2,925)

1	Other investments at fair value includes $21 million of trading securities as of December 31, 2014.

The following table presents the rollforward of Level 3 assets and liabilities held at fair value on a recurring basis during the year ended December 31, 2014:

(in millions)	Fixed maturity securities[2]	Other investments	Derivative assets[3]	Separate account assets	Total assets at fair value	Liabilities at fair value[3]
Balance as of December 31, 2013	$1,088	$45	$343	$2,083	$3,559	$1,005
Net gains (losses)
In operations[1]	(5)	6	40	23	64	(1,269)
In other comprehensive income	21	1	—	—	22	—
Purchases	121	—	46	—	167	—
Sales	(241)	(16)	(18)	—	(275)	—
Transfers into Level 3	400	—	—	—	400	—
Transfers out of Level 3	(117)	—	—	—	(117)	—

Balance as of December 31, 2014	$1,267	$36	$411	$2,106	$3,820	$(264)

1	Net gains and losses included in operations are reported in net realized investment gains and losses and interest credited to policyholder accounts. The net unrealized gains on separate account assets are attributable to contractholders and therefore are not included in the Company’s earnings. The change in unrealized (losses) gains included in operations on assets and liabilities still held at the end of the year was $(1.3) billion for future policy benefits and claims, $154 million for derivative assets, and $6 million for other investments at fair value.
2	Non-binding broker quotes were utilized to determine a fair value of $1.1 billion of total fixed maturity securities as of December 31, 2014.
3	Non-binding broker quotes were utilized to determine a fair value of all Level 3 derivative assets and liabilities.

29

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

Transfers into and out of Level 3 during the year ended December 31, 2014 are primarily due to certain corporate private securities, which changed pricing sources between broker quotes and independent pricing services. There were no material transfers between Levels 1 and 2 during the year ended December 31, 2014.

As discussed in Note 2, the valuation of embedded derivatives in living benefit guarantees and equity indexed products incorporates many inputs. Significant unobservable inputs for living benefit guarantees include discounting, index volatility, mortality, lapse rates, wait period and benefit utilization, while significant unobservable inputs for equity indexed products include mortality, lapse rates and index volatility. For both products, the Company derives these inputs, which vary widely by product, attained age, policy duration, benefits in the money (living benefit guarantees only) and the existence of surrender charges, from current experience and industry data. The fair value for these benefits is calculated using the mean of discounted cash flows across numerous random scenarios, an approach that is commonly used by the insurance industry for this type of valuation. This process considers a broader range of assumptions than what would be found in a deterministic approach.

Living Benefit Guarantees

The following table summarizes significant unobservable inputs used for fair value measurements for living benefits liabilities classified as Level 3 as of December 31, 2014:

Unobservable Inputs	Range
Mortality	0.1% - 8%²
Lapse	0% - 35%
Wait period	0 yrs - 30 yrs³
Efficiency of benefit utilization[1]	65% -100%
Discount rate	See footnote 4
Index volatility	15% - 25%

1	The unobservable input is not applicable to GMABs.
2	Represents the mortality for the majority of business with living benefits, with policyholders ranging from 45 to 85.
3	A portion of the contractholders could never use the benefit, which would extend the range to an indeterminate period.
4	Incorporates the liquidity and non-performance risk adjustment. The liquidity spread takes into consideration market observables for spreads in illiquid assets. The non-performance risk adjustment reflects an additional spread over LIBOR determined by market observables for similarly rated public bonds.

The following changes in any of the significant unobservable inputs presented in the table above may result in a change in the fair value measurements of the living benefits liability:

Higher mortality rates tend to decrease the value of the liability and lower mortality rates tend to increase the value of the liability.

Higher lapse rates tend to decrease the value of the liability and lower lapse rates tend to increase the value of the liability. Factors that impact the predicted lapse rate can include: age, policy duration, policy size, benefit in-the-moneyness, tax status (i.e. qualified or non-qualified), interest rate levels and applicable surrender charges. All else being equal, policies that are in-the-money will have lower lapse rates than policies that are out-of-the-money, and policies that have a surrender charge present will have lower lapse rates than policies without a surrender charge.

The assumed wait period and the efficiency of utilization determine the timing and amount of living benefits withdrawals. These assumptions vary by the product type, age of the policyholder and policy duration. Many products have a bonus feature which enhances the guarantee on every policy anniversary for the first ten years so long as withdrawals have not commenced. All else being equal, policies commencing withdrawals at a time around the year ten bonus will have higher liability values than policies commencing withdrawals 20 years after issue or policies commencing withdrawals only one year after issue. In addition, policies that are assumed to withdraw the maximum permitted amount will have a higher liability value than a policy that is assumed to withdraw less than the maximum allowed amount.

A higher discount rate tends to decrease the value of the liability and a lower discount rate tends to increase the value of the liability.

Higher index volatility tends to increase the value of the liability and lower index volatility tends to decrease the value of the liability.

30

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

Equity Indexed Products

The following table summarizes significant unobservable inputs used for fair value measurements for indexed universal life equity indexed products classified as Level 3 as of December 31, 2014:

Unobservable Inputs	Range
Mortality	0% - 4%¹
Lapse	0% - 10%
Index volatility	15% - 25%

1	Represents the mortality for the majority of business, with policyholders ranging from 0 to 75.

The following changes in any of the significant unobservable inputs presented in the table above may result in a change in the fair value measurements of the equity indexed products:

Higher mortality rates tend to decrease the value of the liability and lower mortality rates tend to increase the value of the liability.

Higher lapse rates tend to decrease the value of the liability and lower lapse rates tend to increase the value of the liability. Factors that impact the predicted lapse rate can include: age, policy duration, policy size, and applicable surrender charges. All else being equal, policies with a surrender charge present will have lower lapse rates than policies without a surrender charge.

Higher index volatility tends to increase the value of the liability and lower index volatility tends to decrease the value of the liability.

Separate Accounts

The Company’s separate account assets include an investment in a mutual fund with a non-readily determinable fair value. Net asset value has been used to estimate the fair value of this investment as a practical expedient. The investments are included in Level 3 as they may not be redeemed until the guarantee period expires in 2016. The investment strategy of this fund is to build a portfolio where the assets shall be sufficient to achieve a target portfolio value by the end of the guarantee period. The net asset value of this fund reported in separate account assets was $1.7 billion as of December 31, 2014 and 2013.

31

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

The following table summarizes assets and liabilities held at fair value on a recurring basis as of December 31, 2013:

(in millions)	Level 1	Level 2	Level 3	Total
Assets
Investments:
Fixed maturity securities, available-for-sale:
U.S. government and agencies	$557	$1	$3	$561
Obligations of states, political subdivisions and foreign governments	63	1,900	—	1,963
Corporate public securities	1	18,705	79	18,785
Corporate private securities	—	3,791	803	4,594
Residential mortgage-backed securities	791	3,203	9	4,003
Commercial mortgage-backed securities	—	1,504	—	1,504
Other asset-backed securities	—	645	194	839

Total fixed maturity securities, available-for-sale, at fair value	$1,412	$29,749	$1,088	$32,249
Other investments at fair value[1]	64	357	45	466

Investments at fair value	$1,476	$30,106	$1,133	$32,715

Derivative instruments - assets	—	1,794	343	2,137
Separate account assets	80,647	1,339	2,083	84,069

Assets at fair value	$82,123	$33,239	$3,559	$118,921

Liabilities
Future policy benefits and claims:
Embedded derivatives on living benefits	$—	$—	$1,094	$1,094
Embedded derivatives on indexed products	—	—	(84)	(84)

Total future policy benefits and claims	$—	$—	$1,010	$1,010
Derivative instruments - liabilities	—	(2,178)	(5)	(2,183)

Liabilities at fair value	$—	$(2,178)	$1,005	$(1,173)

1	Other investments at fair value includes $31 million of trading securities as of December 31, 2013.

The following table presents the rollforward of Level 3 assets and liabilities held at fair value on a recurring basis during the year ended December 31, 2013:

(in millions)	Fixed maturity securities[2]	Other investments	Derivative assets[3]	Separate account assets	Total assets at fair value	Liabilities at fair value[3]
Balance as of December 31, 2012	$1,197	$62	$822	$2,025	$4,106	$(753)
Net gains (losses)
In operations[1]	(1)	(6)	(447)	58	(396)	1,758
In other comprehensive income	1	6	—	—	7	—
Purchases	115	5	129	—	249	—
Sales	(232)	(22)	(161)	—	(415)	—
Transfers into Level 3	142	—	—	—	142	—
Transfers out of Level 3	(134)	—	—	—	(134)	—

Balance as of December 31, 2013	$1,088	$45	$343	$2,083	$3,559	$1,005

1	Net gains and losses included in operations are reported in net realized investment gains and losses and interest credited to policyholder accounts. The net unrealized gains on separate account assets are attributable to contractholders and therefore are not included in the Company’s earnings. The change in unrealized gains (losses) included in operations on assets and liabilities still held as of the end of the year was $1.8 billion for future policy benefits and claims, $(297) million for derivative assets and $(6) million for other investments at fair value.
2	Non-binding broker quotes were utilized to determine a fair value of $924 million of total fixed maturity securities as of December 31, 2013.
3	Non-binding broker quotes were utilized to determine a fair value of all Level 3 derivative assets and liabilities.

Transfers into and out of Level 3 during the year ended December 31, 2013 are primarily due to certain corporate private securities and other asset-backed securities, which changed pricing sources between broker quotes and independent pricing services. There were no transfers between Levels 1 and 2 during the year ended December 31, 2013.

32

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

Financial Instruments Not Carried at Fair Value

The following table summarizes the carrying value and fair value of the Company’s financial instruments not carried at fair value as of the dates indicated. The valuation techniques used to estimate these fair values are described below.

	December 31, 2014				December 31, 2013
(in millions)	Carrying value	Fair value	Level 2	Level 3	Carrying value	Fair value	Level 2	Level 3
Assets
Investments:
Mortgage loans, net of allowance	$7,270	$7,616	$—	$7,616	$6,341	$6,481	$—	$6,481
Policy loans	$992	$992	$—	$992	$987	$987	$—	$987
Other investments	$60	$60	$—	$60	$43	$43	$—	$43

Liabilities
Investment contracts	$23,470	$21,742	$—	$21,742	$21,874	$20,436	$—	$20,436
Short-term debt	$660	$660	$—	$660	$278	$278	$—	$278
Long-term debt	$709	$1,069	$1,060	$9	$707	$1,004	$997	$7

Mortgage loans, net of allowance. The fair values of mortgage loans are estimated using discounted cash flow analyses based on interest rates currently being offered for similar loans to borrowers with similar credit ratings.

Policy loans. The carrying amount reported in the consolidated balance sheets approximates fair value.

Other investments. Other investments not held at fair value consist of FHLB stock. The carrying amount reported in the consolidated balance sheets approximates fair value.

Investment contracts. For investment contracts without defined maturities, fair value is the amount payable on demand, net of surrender charges. For investment contracts with known or determined maturities, fair value is estimated using discounted cash flow analysis. Interest rates used in this analysis are similar to currently offered contracts with maturities consistent with those remaining for the contracts being valued. The fair value of adjustable rate contracts approximates their carrying value.

Short-term debt. The carrying amount reported in the consolidated balance sheets approximates fair value.

Long-term debt. The fair values for long-term debt are based on estimated market prices using observable inputs from similar debt instruments.

(9)	Goodwill

The following table summarizes changes in the carrying value of goodwill by segment for the years indicated:

(in millions)	Retirement Plans	Individual Products & Solutions - Life and NBSG	Total
Balance as of December 31, 2012[1]	$25	$175	$200
Adjustments	—	—	—

Balance as of December 31, 2013[1]	$25	$175	$200
Adjustments	—	—	—

Balance as of December 31, 2014[1]	$25	$175	$200

1	The goodwill balances have not been previously impaired.

33

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

(10)	Closed Block

The amounts shown in the following tables for assets, liabilities, revenues and expenses of the closed block are those that enter into the determination of amounts that are to be paid to policyholders.

The following table summarizes financial information for the closed block, as of the dates indicated:

	December 31,
(in millions)	2014	2013
Liabilities:
Future policyholder benefits	$1,669	$1,703
Policyholder funds and accumulated dividends	139	141
Policyholder dividends payable	22	23
Policyholder dividend obligation	152	113
Other policy obligations and liabilities	33	29

Total liabilities	$2,015	$2,009

Assets:
Fixed maturity securities, available-for-sale	$1,336	$1,320
Mortgage loans, net of allowance	272	257
Policy loans	149	157
Other assets	86	93

Total assets	$1,843	$1,827

Excess of reported liabilities over assets	172	182

Portion of above representing other comprehensive income:
Increase (decrease) in unrealized gain on fixed maturity securities, available-for-sale	$35	$(92)
Adjustment to policyholder dividend obligation	(35)	92

Total	$—	$—

Maximum future earnings to be recognized from assets and liabilities	$172	$182

Other comprehensive income:
Fixed maturity securities, available-for-sale:
Fair value	$1,336	$1,320
Amortized cost	1,216	1,235
Shadow policyholder dividend obligation	(120)	(85)

Net unrealized appreciation	$—	$—

34

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

The following table summarizes closed block operations for the years ended:

	December 31,
(in millions)	2014	2013	2012
Revenues:
Premiums	$61	$66	$73
Net investment income	93	94	98
Realized investment gains	1	—	1
Realized losses credited to policyholder benefit obligation	(5)	(4)	(5)

Total revenues	$150	$156	$167

Benefits and expenses:
Policy and contract benefits	$124	$123	$134
Change in future policyholder benefits and interest credited to policyholder accounts	(34)	(29)	(27)
Policyholder dividends	43	44	50
Change in policyholder dividend obligation	(1)	3	(8)
Other expenses	2	(2)	1

Total benefits and expenses	$134	$139	$150

Total revenues, net of benefits and expenses, before federal income tax expense	$16	$17	$17
Federal income tax expense	6	6	6

Revenues, net of benefits and expenses and federal income tax expense	$10	$11	$11

Maximum future earnings from assets and liabilities:
Beginning of period	$182	$193	$204
Change during period	(10)	(11)	(11)

End of period	$172	$182	$193

Cumulative closed block earnings from inception through December 31, 2014, 2013 and 2012 were higher than expected as determined in the actuarial calculation. Therefore, policyholder dividend obligations (excluding the adjustment for unrealized gains on available-for-sale securities) were $32 million, $28 million and $21 million as of December 31, 2014, 2013 and 2012, respectively.

35

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

(11)	Short-Term Debt

The Company classifies debt as short-term if the maturity date at inception is less than one year.

The following table summarizes the carrying value of short-term debt and weighted average annual interest rates, as of the dates indicated:

	December 31,
(in millions)	2014	2013
$600 million commercial paper program (0.20% and 0.24%, respectively)	$264	$278
$400 million revolving variable rate line of credit (1.57% and 0.00%, respectively)	396	—

Total short-term debt	$660	$278

In November 2014, the Company entered into a $400 million unsecured revolving promissory note and line of credit agreement with its parent company, NFS. Outstanding principal balances of the line of credit bear interest at the rate of six-month London Interbank Offered Rate (“LIBOR”) plus 1.25%. Interest is due and payable as of the last day of each interest period, as defined in the agreement, while there are outstanding principal balances. Under the terms of the agreement, the Company may borrow, repay and re-borrow advances under the line of credit at any time prior to the termination of the note, which, among other conditions, is November 2015, subject to automatic renewal for additional one year periods unless either party terminates the agreement. In February 2015, the Company repaid $200 million of the outstanding balance.

In March 2014, the Company renewed an agreement to extend its ability to borrow with the FHLB. This extension, which expires on March 27, 2015, allows the Company access to borrow up to $250 million, which would be collateralized by pledged securities. The Company had $8.5 billion and $4.3 billion in eligible collateral and no amounts outstanding under the agreement as of December 31, 2014 and 2013, respectively. Additionally, as part of the agreement, NLIC purchased $25 million in capital stock with the FHLB.

NMIC, NFS, and NLIC have a $600 million revolving variable rate credit facility that matures on May 6, 2015. NLIC had no amounts outstanding under the facility as of December 31, 2014 and 2013.

The Company has entered into an agreement with its custodial bank to borrow against the cash collateral that is posted in connection with its securities lending program. The maximum amount available under the agreement is $350 million. The borrowing rate on this program is equal to one-month U.S. LIBOR. The Company had no amounts outstanding under this agreement as of December 31, 2014 and 2013.

The terms of each debt instrument contain various restrictive covenants, including, but not limited to, minimum statutory surplus and minimum net worth requirements, and maximum debt to statutory surplus leverage ratio requirements, as defined in the agreements. The Company was in compliance with all covenants as of December 31, 2014 and 2013.

The amount of interest paid on short-term debt was immaterial in 2014, 2013 and 2012.

(12)	Long-Term Debt

The following table summarizes the carrying value of long-term debt, as of the dates indicated:

	December 31,
(in millions)	2014	2013
8.15% surplus note, due June 26, 2032, payable to NFS	$300	$300
7.50% surplus note, due December 17, 2031, payable to NFS	300	300
6.75% surplus note, due December 23, 2033, payable to NFS	100	100
Other	9	7

Total long-term debt	$709	$707

On December 31, 2010, Olentangy Reinsurance, LLC (“Olentangy”), a special purpose financial captive insurance company subsidiary of NLAIC domiciled in the State of Vermont, issued a variable funding surplus note due on December 31, 2040 to Nationwide Corporation, a majority-owned subsidiary of NMIC. In June 2013, the Company paid the outstanding balance of the surplus note. The Company made interest payments on the surplus note totaling $5 million during 2013 prior to the repayment of the outstanding balance. Payments of interest and principal under the notes require the prior approval of the State of Vermont.

The Company made interest payments to NFS on surplus notes totaling $54 million for the years ended December 31, 2014, 2013 and 2012. Payments of interest and principal under the notes require the prior approval of the ODI.

36

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

(13)	Federal Income Taxes

The following table summarizes the components of federal income tax (benefit) expense for the years ended:

	December 31,
(in millions)	2014	2013	2012
Current tax expense (benefit)	$5	$(33)	$(144)
Deferred tax (benefit) expense	(152)	346	243

Total tax (benefit) expense	$(147)	$313	$99

The following table summarizes how the total federal income tax (benefit) expense differs from the amount computed by applying the U.S. federal income tax rate to net (loss) income for the years ended:

	December 31,
	2014		2013		2012
(in millions)	Amount	%	Amount	%	Amount	%
Rate reconciliation:
Computed (expected tax (benefit) expense)	$(46)	35%	$469	35%	$245	35%
Dividends received deduction	(87)	66%	(112)	(8)%	(75)	(11)%
Tax credits	(53)	41%	(82)	(6)%	(85)	(12)%
Other, net	39	(30)%	38	2%	14	2%

Total	$(147)	112%	$313	23%	$99	14%

The Company’s current federal income tax liability was $18 million and $13 million as of December 31, 2014 and 2013, respectively.

The Company made immaterial payments for the year ended December 31, 2014 and received refunds of $107 million and $95 million for the years ended 2013 and 2012, respectively.

During 2014 and 2013, the Company recorded a tax expense (benefit) of $16 million and $(13) million, respectively. These changes in estimates were primarily driven by differences in the Company’s separate account dividends received deduction (“DRD”) between the previous year’s estimate and the amount reported on the previous year’s tax return. No material changes in estimated income tax expense were recorded in 2012.

As of December 31, 2014, the Company had gross federal net operating loss carryforwards of $332 million, which expire in 2028. In addition, the Company had $147 million in low-income-housing credit carryforwards, which expire between 2024 and 2034, and $155 million in alternative minimum tax credit carryforwards, which have an unlimited carryforward. In addition, the Company had $53 million in foreign tax credit carryforwards which expire between 2019 and 2024. The Company expects to fully utilize all carryforwards.

37

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

The following table summarizes the tax effects of temporary differences that gave rise to significant components of the net deferred tax liability included in other liabilities in the consolidated balance sheets, as of the dates indicated:

	December 31,
(in millions)	2014	2013
Deferred tax assets
Future policy benefits and claims	$1,274	$1,244
Tax credit carryforwards	355	352
Other	840	845

Gross deferred tax assets	$2,469	$2,441
Valuation allowance	(17)	(17)

Net deferred tax assets	$2,452	$2,424

Deferred tax liabilities
Deferred policy acquisition costs	$(1,113)	$(1,048)
Available-for-sale securities	(1,201)	(821)
Derivatives, including embedded derivatives	(267)	(600)
Other	(269)	(255)

Gross deferred tax liabilities	$(2,850)	$(2,724)

Net deferred tax liability	$(398)	$(300)

In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion of the total gross deferred tax assets will not be realized. Valuation allowances are established when necessary to reduce the deferred tax assets to amounts expected to be realized. Based on the Company’s analysis, it is more likely than not that the results of future operations and the implementation of tax planning strategies will generate sufficient taxable income to enable the Company to realize the deferred tax assets for which the Company has not established valuation allowances.

The following table is a rollforward of the beginning and ending uncertain tax positions, including permanent and temporary differences, but excluding interest and penalties:

(in millions)	2014	2013	2012
Balance at beginning of period	$36	$36	$76
Additions for current year tax positions	3	2	(2)
Additions for prior years tax positions	—	—	25
Reductions for prior years tax positions	(1)	(2)	(63)

Balance at end of period	$38	$36	$36

The Company believes it is reasonably possible that the 2006 to 2010 IRS audit for the NLIC’s consolidated tax returns will be effectively settled within the next 12 months and as a result the liability for unrecognized tax benefits could decrease $15 million.

The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. The Company is no longer subject to U.S. federal, state or local income tax examinations by tax authorities through the 2005 tax year. In 2013, the IRS commenced an examination of the Company’s U.S. income tax returns for the years 2009 through 2010. Any adjustments that may result from IRS examination of tax returns are not expected to have a material effect on the results of operations, cash flows or financial position of the Company.

38

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

(14)	Statutory Financial Information

Statutory Results

The Company’s life insurance subsidiaries prepare their statutory financial statements in conformity with the statutory accounting practices prescribed and permitted by insurance regulatory authorities, subject to any deviations prescribed or permitted by the applicable state departments of insurance. Olentangy was granted a permitted practice from the State of Vermont that changed NLAIC’s valuation of this subsidiary by $66 million as of December 31, 2014 and 2013, which also allowed NLIC to admit additional deferred tax assets of $10 million as of December 31, 2014 and 2013. Statutory accounting practices focus on insurer solvency and differ materially from GAAP primarily due to charging policy acquisition and other costs to expense as incurred, establishing future policy benefits and claims reserves based on different actuarial assumptions, excluding certain assets from statutory admitted assets and valuing investments and establishing deferred taxes on a different basis.

The following table summarizes the statutory net income (loss) and statutory capital and surplus for the Company’s primary life insurance subsidiaries for the years ended:

	December 31,
(in millions)	2014	2013	2012
Statutory net income (loss)
NLIC	$341	$262	$764
NLAIC	$(122)	$(103)	$(54)

Statutory capital and surplus
NLIC	$4,408	$3,550	$3,837
NLAIC	$691	$534	$311

Dividend Restrictions

The payment of dividends by NLIC is subject to restrictions set forth in the insurance laws and regulations of the State of Ohio, its domiciliary state. The State of Ohio insurance laws require Ohio-domiciled life insurance companies to seek prior regulatory approval to pay a dividend or distribute cash or other property if the fair market value thereof, together with that of other dividends or distributions made in the preceding twelve months, exceeds the greater of (1) 10% of statutory-basis policyholders’ surplus as of the prior December 31 or (2) the statutory-basis net income of the insurer for the prior year. During the years ended December 31, 2014 and 2013, NLIC did not pay any dividends to NFS. During the year ended December 31, 2012, NLIC paid a cash dividend of $40 million to NFS. As of January 1, 2015, NLIC has the ability to pay dividends to NFS totaling $441 million without obtaining prior approval.

The State of Ohio insurance laws also require insurers to seek prior regulatory approval for any dividend paid from other than earned surplus. Earned capital and surplus is defined under the State of Ohio insurance laws as the amount equal to the Company’s unassigned funds as set forth in its most recent statutory financial statements, including net unrealized capital gains and losses or revaluation of assets. Additionally, following any dividend, an insurer’s policyholder capital and surplus must be reasonable in relation to the insurer’s outstanding liabilities and adequate for its financial needs. The payment of dividends by the Company may also be subject to restrictions set forth in the insurance laws of the State of New York that limit the amount of statutory profits on the Company’s participating policies (measured before dividends to policyholders) available for the benefit of the Company and its stockholders.

The Company currently does not expect such regulatory requirements to impair the ability to pay operating expenses and dividends in the future.

Regulatory Risk-Based Capital

The National Association of Insurance Commissioners’ (“NAIC”) Risk-Based Capital (“RBC”) model law requires every insurer to calculate its total adjusted capital and RBC requirement to ensure insurer solvency. Regulatory guidelines provide for an insurance commissioner to intervene if the insurer experiences financial difficulty, as evidenced by a company’s total adjusted capital falling below established relationships to required RBC. The model includes components for asset risk, liability risk, interest rate exposure and other factors. The State of Ohio, where NLIC and NLAIC are domiciled, imposes minimum RBC requirements that are developed by the NAIC. The formulas in the model for determining the amount of RBC specify various weighting factors that are applied to financial balances or various levels of activity based on the perceived degree of risk. Regulatory compliance is determined by a ratio of total adjusted capital to authorized control level RBC, as defined by the NAIC. Companies below specific trigger points or ratios are classified within certain levels, all of which require specified corrective action. NLIC, NLAIC and Olentangy each exceeded the minimum RBC requirements for all periods presented.

39

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

(15)	Related Party Transactions

The Company has entered into significant, recurring transactions and agreements with NMIC, other affiliates and subsidiaries as a part of its ongoing operations. These include annuity and life insurance contracts, employee benefit plans, office space cost sharing arrangements, and agreements related to reinsurance, cost sharing, administrative services, marketing, intercompany loans, intercompany repurchases, cash management services and software licensing. Measures used to allocate expenses among companies include individual employee estimates of time spent, special cost studies, the number of full-time employees, commission expense and other methods agreed to by the participating companies.

In addition, Nationwide Services Company, LLC (“NSC”), a subsidiary of NMIC, provides data processing, systems development, hardware and software support, telephone, mail and other services to the Company, based on specified rates for units of service consumed. For the years ended December 31, 2014, 2013 and 2012, the Company made payments to NMIC and NSC totaling $275 million, $277 million and $283 million, respectively.

The Company has issued group annuity and life insurance contracts and performs administrative services for various employee benefit plans sponsored by NMIC or its affiliates. Total account values of these contracts were $3.3 billion as of December 31, 2014 and 2013. Total revenues from these contracts were $131 million, $137 million and $140 million for the years ended December 31, 2014, 2013 and 2012, respectively, and include policy charges, net investment income from investments backing the contracts and administrative fees. Total interest credited to the account balances was $109 million for the years ended December 31, 2014 and 2013, and $113 million for the year ended December 31, 2012. The terms of these contracts are materially consistent with what the Company offers to unaffiliated parties.
The Company has a cost sharing arrangement with NMIC to occupy office space. The Company made payments to NMIC of $16 million for the years ended December 31, 2014 and 2013, and $15 million for the year ended December 31, 2012. In addition, an affiliate of NMIC has a cost sharing arrangement with the Company to occupy office space.

NLIC has a reinsurance agreement with NMIC whereby all of NLIC’s accident and health business not ceded to unaffiliated reinsurers is ceded to NMIC on a modified coinsurance basis. Either party may terminate the agreement on January 1 of any year with prior notice. Under a modified coinsurance agreement, the ceding company retains invested assets, and investment earnings are paid to the reinsurer. Under the terms of NLIC’s agreements, the investment risk associated with changes in interest rates is borne by the reinsurer. The ceding of risk does not discharge the original insurer from its primary obligation to the policyholder. The Company believes that the terms of the modified coinsurance agreements are consistent in all material respects with what the Company could have obtained with unaffiliated parties. Revenues ceded to NMIC for the years ended December 31, 2014, 2013 and 2012 were $208 million, $179 million and $161 million, respectively, while benefits, claims and expenses ceded during these years were $217 million, $178 million and $167 million, respectively.

Funds of Nationwide Funds Group (“NFG”), an affiliate, are offered to the Company’s customers as investment options in certain of the Company’s products. As of December 31, 2014 and 2013, customer allocations to NFG funds totaled $58.1 billion and $53.2 billion, respectively. For the years ended December 31, 2014, 2013 and 2012, NFG paid the Company $185 million, $163 million and $144 million, respectively, for the distribution and servicing of these funds.

Amounts on deposit with NCMC for the benefit of the Company were $636 million and $228 million as of December 31, 2014 and 2013, respectively.

Refer to Note 12 for discussion of variable funding surplus note between Olentangy Reinsurance, LLC and Nationwide Corporation.

Nationwide Bank has a line of credit agreement with NLIC that allows the Bank access to borrow up to $50 million from NLIC. The borrowing rate on the line of credit is equal to the daily Prime Rate. The Bank had no amounts outstanding under this agreement as of December 31, 2014 and 2013.

Certain annuity products are sold through affiliated companies, which are also subsidiaries of NFS. Total commissions and fees paid to these affiliates were $57 million for the year ended December 31, 2014, and $54 million for the years ended December 31, 2013 and 2012.

The Company provides financing to Nationwide Realty Investors, LTD, a subsidiary of NMIC. As of December 31, 2014 and 2013, the Company had notes receivable outstanding of $142 million and $146 million, respectively.

40

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

(16)	Contingencies

Legal and Regulatory Matters

The Company is subject to legal and regulatory proceedings in the ordinary course of its business. The Company’s legal and regulatory matters include proceedings specific to the Company and other proceedings generally applicable to business practices in the industries in which the Company operates. These matters are subject to many uncertainties, and given their complexity and scope, their outcomes cannot be predicted. Regulatory proceedings could also affect the outcome of one or more of the Company’s litigation matters. Furthermore, it is often not possible to determine the ultimate outcomes of the pending regulatory investigations and legal proceedings or to provide reasonable ranges of potential losses with any degree of certainty. Some matters, including certain of those referred to below, are in very preliminary stages, and the Company does not have sufficient information to make an assessment of the plaintiffs’ claims for liability or damages. In some of the cases seeking to be certified as class actions, the court has not yet decided whether a class will be certified or (in the event of certification) the size of the class and class period. In many of the cases, the plaintiffs are seeking undefined amounts of damages or other relief, including punitive damages and equitable remedies, which are difficult to quantify and cannot be defined based on the information currently available. The Company believes, however, that based on currently known information, the ultimate outcome of all pending legal and regulatory matters is not likely to have a material adverse effect on the Company’s consolidated financial position. Nonetheless, given the large or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation, it is possible that such outcomes could materially affect the Company’s consolidated financial position or results of operations in a particular quarter or annual period.

The various businesses conducted by the Company are subject to oversight by numerous federal and state regulatory entities, including but not limited to the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Department of Labor, the IRS and state insurance authorities. Such regulatory entities may, in the normal course, be engaged in general or targeted inquiries, examinations and investigations of the Company and/or its affiliates. The financial services industry has been the subject of increasing scrutiny in connection with a broad spectrum of regulatory issues; with respect to all such scrutiny directed at the Company and/or its affiliates, the Company is cooperating with regulators. The Company will cooperate with NMIC insofar as any inquiry, examination or investigation encompasses NMIC’s operations.

On August 15, 2001, NFS and NLIC were named in a lawsuit filed in the United States District Court for the District of Connecticut entitled Lou Haddock, as trustee of the Flyte Tool & Die, Incorporated Deferred Compensation Plan, et al v. Nationwide Financial Services, Inc. and Nationwide Life Insurance Company. On November 18, 2009, the plaintiffs filed a sixth amended complaint amending the list of named plaintiffs and claiming to represent a class of qualified retirement plan trustees under the Employee Retirement Income Security Act of 1974 (“ERISA”) that purchased variable annuities from NLIC. The plaintiffs allege that they invested ERISA plan assets in their variable annuity contracts and that NLIC and NFS breached ERISA fiduciary duties by allegedly accepting service payments from certain mutual funds. The complaint seeks damages in an amount equivalent to some or all of the payments allegedly received by NFS and NLIC, other unspecified relief for restitution, declaratory and injunctive relief and attorneys’ fees. On November 6, 2009, the Court granted the plaintiffs’ motion for class certification. On October 21, 2010, the District Court dismissed NFS from the lawsuit. On February 6, 2012, the Second Circuit Court of Appeals vacated the November 6, 2009 order granting class certification and remanded the case back to the District Court for further consideration. On September 6, 2013, the District Court granted the plaintiffs’ motion for class certification. On December 11, 2014, the plaintiffs filed a seventh amended complaint adding another sub class of defendants that held trust platform products. On December 11, 2014, the plaintiffs filed a motion for preliminary approval of settlement. On January 5, 2015, the Court signed the Order Preliminarily Approving Settlement and Approving Form and Manner of Notice. A Fairness Hearing has been set for March 31, 2015. NLIC has made adequate provision for all probable and reasonably estimable losses associated with this settlement.

Lehman Brothers Holdings, Inc. (Debtors) and Giddens, James v NLIC and NMIC, et al. In 2012, the Plaintiff, Debtor in Possession Lehman Brothers Special Financing, Inc., filed a class action in the United States Bankruptcy Court for the Southern District of New York seeking the recovery of certain assets from approximately 200 defendants, including NLIC and NMIC (the “Distributed Action”). The claims against NLIC and NMIC arise from the bankruptcy filings in 2008 of the Plaintiff and its parent company, Lehman Brothers Holding, Inc., which triggered the early termination of two collateralized debt obligation transactions, resulting in payments to NLIC and NMIC. The Plaintiff seeks to have certain sums returned to the bankruptcy estate in addition to prejudgment interest and costs. In 2013, Plaintiff sent correspondence to all defendants inviting settlement discussions and served NMIC and NLIC with a “SPV Derivatives ADR Notice,” formally starting the Alternative Dispute Resolution process. NMIC and NLIC responded, taking part in the ADR process, including a mediation. On July 17, 2014, the parties reached a settlement of this matter. On December 8, 2014, the settlement agreements were finalized and executed. Nationwide has issued the settlement payment, was dismissed from the case with prejudice on December 31, 2014, and this matter will shortly be closed.

41

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

Indemnifications

In the normal course of business, the Company provides standard indemnifications to contractual counterparties. The types of indemnifications typically provided include breaches of representations and warranties, taxes and certain other liabilities, such as third party lawsuits. The indemnification clauses are often standard contractual terms and are entered into in the normal course of business based on an assessment that the risk of loss would be remote. The terms of the indemnifications vary in duration and nature. In many cases, the maximum obligation is not explicitly stated, and the contingencies triggering the obligation to indemnify have not occurred and are not expected to occur. Consequently, the amount of the obligation under such indemnifications is not determinable. Historically, the Company has not made any material payments pursuant to these obligations.

Tax Matters

The Company’s federal income tax returns are routinely audited by the IRS. The Company has established tax reserves as described in Note 2. The Company believes its tax reserves reasonably provide for potential assessments that may result from IRS examinations and other tax-related matters for all open tax years.

(17)	Reinsurance

The following table summarizes the effects of reinsurance on life, accident and health insurance in force and premiums for the years ended:

	December 31,
(in millions)	2014	2013	2012
Premiums
Direct	$1,178	$1,015	$890
Assumed from other companies	—	—	—
Ceded to other companies	(347)	(291)	(255)

Net	$831	$724	$635

Life, accident and health insurance in force
Direct	$241,936	$228,095	$216,002
Assumed from other companies	5	6	5
Ceded to other companies	(59,588)	(58,310)	(59,895)

Net	$182,353	$169,791	$156,112

Amounts recoverable under reinsurance contracts totaled $704 million, $675 million and $684 million as of December 31, 2014, 2013 and 2012, respectively, and are included in other assets in the consolidated balance sheets.

(18)	Segment Information

Management views the Company’s business primarily based on its underlying products and uses this basis to define its four reportable segments: Individual Products and Solutions-Annuity (formerly named Individual Investments), Retirement Plans, Individual Products and Solutions-Life and NBSG (formerly named Individual Protection) and Corporate and Other.

The primary segment profitability measure that management uses is a non-GAAP financial measure called pre-tax operating earnings (loss), which is calculated by adjusting income before federal income taxes to exclude: (1) net realized investment gains and losses, except for operating items (trading portfolio realized gains and losses, trading portfolio valuation changes and net realized gains and losses related to hedges on GMDB contracts); (2) the adjustment to amortization of DAC and other related expenses related to net realized investment gains and losses; and (3) net losses attributable to noncontrolling interest.

Due to a change in the manner in which we view our reportable segments, certain prior period amounts have been restated.

42

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

Individual Products and Solutions-Annuity

The Individual Products & Solutions - Annuity segment consists of individual annuity products marketed under the Nationwide DestinationSM and other Nationwide-specific or private label brands. Deferred annuity contracts provide the customer with tax-deferred accumulation of savings and flexible payout options including lump sum, systematic withdrawal or a stream of payments for life. In addition, deferred variable annuity contracts provide the customer with access to a wide range of investment options and asset protection features, while deferred fixed annuity contracts generate a return for the customer at a specified interest rate fixed for prescribed periods. Immediate annuities differ from deferred annuities in that the initial premium is exchanged for a stream of income for a certain period and/or for the owner’s lifetime without future access to the original investment. The majority of assets and recent sales for the Individual Products & Solutions - Annuity segment consist of deferred variable annuities.

Retirement Plans

The Retirement Plans segment is comprised of the private and public sector retirement plans businesses. The private sector business primarily includes Internal Revenue Code (“IRC”) Section 401 qualified plans funded through fixed and variable group annuity contracts issued through NLIC. The public sector business primarily includes IRC Section 457 (b) and Section 401(a) governmental plans, both in the form of full-service arrangements that provide plan administration along with fixed and variable group annuities, as well as administration-only business. Across the public and private sector business Nationwide Investment Advisors managed account services are also available. The Retirement Plans segment also includes stable value wrap products and solutions.

Individual Products and Solutions-Life and NBSG

The Individual Products & Solutions - Life and NBSG segment consists of life insurance products, including individual variable universal life, COLI and BOLI products, traditional life insurance products, fixed universal life insurance products and indexed universal life insurance products. Life insurance products provide a death benefit and, for certain products, allow the customer to build cash value on a tax-advantaged basis.

Corporate and Other

The Corporate and Other segment includes non-operating realized gains and losses and related amortization, including mark-to-market adjustments on embedded derivatives, net of economic hedges, related to products with living benefits included in the Individual Products & Solutions - Annuity segment, other-than-temporary impairment losses, and other revenues and expenses not allocated to other segments. Additionally, this segment includes the funding agreements with the FHLB, as well as the medium-term note (“MTN”) program that concluded in the fourth quarter of 2012.

43

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

The following tables summarize the Company’s business segment operating results for the years ended:

(in millions)	Individual Products and Solutions- Annuity	Retirement Plans	Individual Products and Solutions- Life and NBSG	Corporate and Other	Total
December 31, 2014
Revenues:
Policy charges	$1,175	$107	$783	$—	$2,065
Premiums	518	—	284	29	831
Net investment income	546	750	565	39	1,900
Non-operating net realized investment losses, including other-than-temporary impairment losses[1]	—	—	—	(1,051)	(1,051)
Other revenues[2]	(38)	—	12	10	(16)

Total revenues	$2,201	$857	$1,644	$(973)	$3,729
Benefits and expenses:
Interest credited to policyholder accounts	$370	$482	$231	$13	$1,096
Benefits and claims	828	—	644	30	1,502
Amortization of DAC	120	(28)	122	(7)	207
Other expenses, net of deferrals	300	153	348	254	1,055

Total benefits and expenses	$1,618	$607	$1,345	$290	$3,860

Income before federal income taxes and noncontrolling interests	$583	$250	$299	$(1,263)	$(131)

Less: non-operating net realized investment losses, including other-than-temporary impairment losses[1]	—	—	—	1,051
Less: adjustment to amortization of DAC and other related expenses related to net realized investment gains and losses	—	—	—	(11)
Less: net loss attributable to noncontrolling interest	—	—	—	94

Pre-tax operating earnings (loss)	$583	$250	$299	$(129)

Assets as of year end	$72,429	$30,744	$29,322	$11,029	$143,524

1	Excluding operating items (trading portfolio realized gains and losses, trading portfolio valuation changes and net realized gains and losses related to hedges on GMDB contracts).
2	Includes operating items discussed above.

44

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

(in millions)	Individual Products and Solutions- Annuity	Retirement Plans	Individual Products and Solutions- Life and NBSG	Corporate and Other	Total
December 31, 2013
Revenues:
Policy charges	$1,021	$101	$727	$—	$1,849
Premiums	416	—	282	26	724
Net investment income	546	743	544	16	1,849
Non-operating net realized investment gains, including other-than-temporary impairment losses[1]	—	—	—	783	783
Other revenues[2]	(109)	—	6	15	(88)

Total revenues	$1,874	$844	$1,559	$840	$5,117
Benefits and expenses:
Interest credited to policyholder accounts	$377	$473	$213	$4	$1,067
Benefits and claims	694	—	636	24	1,354
Amortization of DAC	185	(2)	125	66	374
Other expenses, net of deferrals	295	151	347	188	981

Total benefits and expenses	$1,551	$622	$1,321	$282	$3,776

Income before federal income taxes and noncontrolling interests	$323	$222	$238	$558	$1,341
Less: non-operating net realized investment gains, including other-than-temporary impairment losses[1]	—	—	—	(783)
Less: adjustment to amortization of DAC and other related expenses related to net realized investment gains and losses	—	—	—	70
Less: net loss attributable to noncontrolling interest	—	—	—	82

Pre-tax operating earnings (loss)	$323	$222	$238	$(73)

Assets as of year end	$68,805	$29,904	$27,183	$7,553	$133,445

1	Excluding operating items (trading portfolio realized gains and losses, trading portfolio valuation changes and net realized gains and losses related to hedges on GMDB contracts).
2	Includes operating items discussed above.

45

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

(in millions)	Individual Products and Solutions- Annuity	Retirement Plans	Individual Products and Solutions- Life and NBSG	Corporate and Other	Total
December 31, 2012
Revenues:
Policy charges	$899	$94	$677	$—	$1,670
Premiums	334	—	274	27	635
Net investment income	551	736	534	4	1,825
Non-operating net realized investment gains, including of other-than-temporary impairment losses[1]	—	—	—	427	427
Other revenues[2]	(124)	—	—	23	(101)

Total revenues	$1,660	$830	$1,485	$481	$4,456
Benefits and expenses:
Interest credited to policyholder accounts	$375	$457	$199	$7	$1,038
Benefits and claims	613	—	588	26	1,227
Amortization of DAC	185	14	150	226	575
Other expenses, net of deferrals	266	164	307	180	917

Total benefits and expenses	$1,439	$635	$1,244	$439	$3,757

Income before federal income taxes and noncontrolling interests	$221	$195	$241	$42	$699
Less: non-operating net realized investment gains, including other-than-temporary impairment losses[1]	—	—	—	(427)
Less: adjustment to amortization of DAC and other related expenses related to net realized investment gains and losses	—	—	—	243
Less: net loss attributable to noncontrolling interest	—	—	—	61

Pre-tax operating earnings (loss)	$221	$195	$241	$(81)

Assets as of year end	$58,707	$27,842	$25,301	$8,320	$120,170

1	Excluding operating items (trading portfolio realized gains and losses, trading portfolio valuation changes and net realized gains and losses related to hedges on GMDB contracts).
2	Includes operating items discussed above.

46

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Schedule I        Consolidated Summary of Investments – Other Than Investments in Related Parties

As of December 31, 2014 (in millions)

Column A	Column B	Column C	Column D
Type of investment	Cost	Fair value	Amount at which shown in the consolidated balance sheet
Fixed maturity securities, available-for-sale:
Bonds:
U.S. government and agencies	$448	$527	$527
Obligations of states, political subdivisions and foreign governments	1,966	2,285	2,285
Public utilities	2,969	3,228	3,228
All other corporate, mortgage-backed and asset-backed securities	27,815	29,378	29,378

Total fixed maturity securities, available-for-sale	$33,198	$35,418	$35,418
Equity securities, available-for-sale:
Common stocks:
Industrial, miscellaneous and all other	$6	$16	$16
Nonredeemable preferred stocks	—	5	5

Total equity securities, available-for-sale	$6	$21	$21
Trading assets	20	21	21
Mortgage loans, net of allowance	7,296		7,270	[1]
Policy loans	992		992
Other investments	780		780
Short-term investments	935		935

Total investments	$43,227		$45,437

1	Difference from Column B primarily is attributable to valuation allowances due to impairments on mortgage loans (see Note 6 to the audited consolidated financial statements).

See accompanying notes to consolidated financial statements and report of independent registered public accounting firm.

47

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Schedule III        Supplementary Insurance Information

As of December 31, 2014, 2013 and 2012 and for each of the years then ended (in millions)

Column A	Column B	Column C	Column D	Column E	Column F
Year: Segment	Deferred policy acquisition costs	Future policy benefits, losses, claims and loss expenses	Unearned premiums[1]	Other policy claims and benefits payable[1]	Premium revenue
2014
IPS - Annuity	$2,495	$12,619			$518
Retirement Plans	216	14,905			—
IPS - Life and NBSG	1,717	10,763			284
Corporate and Other	(365)	2,443			29

Total	$4,063	$40,730			$831

2013
IPS - Annuity	$2,214	$10,985			$416
Retirement Plans	179	14,313			—
IPS - Life and NBSG	1,557	10,068			282
Corporate and Other	(172)	1,399			26

Total	$3,778	$36,765			$724

2012
IPS - Annuity	$2,110	$12,214			$334
Retirement Plans	168	13,628			—
IPS - Life and NBSG	1,442	9,564			301
Corporate and Other	(471)	748			—

Total	$3,249	$36,154			$635

Column A	Column G	Column H	Column I	Column J	Column K
Year: Segment	Net investment income[2]	Benefits, claims, losses and settlement expenses	Amortization of deferred policy acquisition costs	Other operating expenses[2]	Premiums written
2014
IPS - Annuity	$546	$1,198	$120	$300
Retirement Plans	750	482	(28)	153
IPS - Life and NBSG	565	875	122	348
Corporate and Other	39	43	(7)	254

Total	$1,900	$2,598	$207	$1,055

2013
IPS - Annuity	$546	$1,071	$185	$295
Retirement Plans	743	473	(2)	151
IPS - Life and NBSG	544	849	125	347
Corporate and Other	16	28	66	188

Total	$1,849	$2,421	$374	$981

2012
IPS - Annuity	$551	$988	$185	$266
Retirement Plans	736	457	14	164
IPS - Life and NBSG	536	787	150	307
Corporate and Other	2	33	226	180

Total	$1,825	$2,265	$575	$917

1	Unearned premiums and other policy claims and benefits payable are included in Column C amounts.
2	Allocations of net investment income and certain operating expenses are based on numerous assumptions and estimates, and reported segment operating results would change if different methods were applied.

48

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Schedule IV        Reinsurance

As of December 31, 2014, 2013 and 2012 and for each of the years then ended (in millions)

Column A	Column B	Column C	Column D	Column E	Column F
	Gross amount	Ceded to other companies	Assumed from other companies	Net amount	Percentage of amount assumed to net
2014
Life, accident and health insurance in force	$241,936	$(59,588)	$5	$182,353	—
Premiums:
Life insurance[1]	$888	$(57)	$—	$831	—
Accident and health insurance	290	(290)	—	—	—

Total	$1,178	$(347)	$—	$831	—

2013
Life, accident and health insurance in force	$228,095	$(58,310)	$6	$169,791	—
Premiums:
Life insurance[1]	$783	$(59)	$—	$724	—
Accident and health insurance	232	(232)	—	—	—

Total	$1,015	$(291)	$—	$724	—

2012
Life, accident and health insurance in force	$216,002	$(59,895)	$5	$156,112	—
Premiums:
Life insurance[1]	$701	$(66)	$—	$635	—
Accident and health insurance	189	(189)	—	—	—

Total	$890	$(255)	$—	$635	—

1	Primarily represents premiums from traditional life insurance and life-contingent immediate annuities and excludes deposits on investment and universal life insurance products.

See accompanying notes to consolidated financial statements and report of independent registered public accounting firm.

49

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Schedule V        Valuation and Qualifying Accounts

Years ended December 31, 2014, 2013 and 2012 (in millions)

Column A	Column B	Column C		Column D	Column E
Description	Balance at beginning of period	Charged to costs and expenses	Charged to other accounts	Deductions[1]	Balance at end of period
2014
Valuation allowances - mortgage loans	$35	$(8)	$—	$1	$26

2013
Valuation allowances - mortgage loans	$44	$(4)	$—	$5	$35

2012
Valuation allowances - mortgage loans	$60	$1	$—	$17	$44

1	Amounts generally represent payoffs, sales and recoveries.

See accompanying notes to consolidated financial statements and report of independent registered public accounting firm.

50

PART C. OTHER INFORMATION
Item 24. Financial Statements and Exhibits
(a)	Financial Statements
Nationwide Variable Account-4:
Report of Independent Registered Public Accounting Firm.
Statement of Assets, Liabilities and Contract Owners' Equity as of December 31, 2014.
Statement of Operations for the year ended December 31, 2014.
Statements of Changes in Contract Owners Equity for the years ended December 31, 2014 and 2013.
Notes to Financial Statements.
Nationwide Life Insurance Company and subsidiaries:
Report of Independent Registered Public Accounting Firm.
Consolidated Statements of Operations for the years ended December 31, 2014, 2013 and 2012.
Consolidated Statements of Comprehensive Income (Loss) for the years ended December 31, 2014, 2013 and 2012.
Consolidated Balance Sheets as of December 31, 2014 and 2013.
Consolidated Statements of Changes in Equity as of December 31, 2014, 2013 and 2012.
Consolidated Statements of Cash Flows for the years ended December 31, 2014, 2013 and 2012.
Notes to Consolidated Financial Statements.
Financial Statement Schedules.
(b)	Exhibits
(1)	Resolution of the Depositor's Board of Directors authorizing the establishment of the Registrant - Filed with Pre-Effective Amendment No. 4 on September 7, 2007 (File No. 333-135650) as Exhibit 24 and hereby incorporated by reference.
(2)	Not Applicable.
(3)	Underwriting or Distribution of Contracts between the Depositor and NISC as Principal Underwriter - Filed with Post-Effective Amendment No. 16 on April 30, 2007 (File No. 333-103093) as Exhibit 3 and hereby incorporated by reference.
(4)	The form of the variable annuity contract - Attached hereto.
(5)	Variable Annuity Application - Attached hereto.
(6)	Depositor's Certificate of Incorporation and By-Laws.
(a)	Amended Articles of Incorporation for Nationwide Life Insurance Company. Filed previously with initial registration statement (333-164125) on January 4, 2010 as document "exhibit6a.htm" and hereby incorporated by reference.
(b)	Amended and Restated Code of Regulations of Nationwide Life Insurance Company. Filed previously with initial registration statement (333-164125) on January 4, 2010 as document "exhibit6b.htm" and hereby incorporated by reference.
(c)	Articles of Merger of Nationwide Life Insurance Company of America with and into Nationwide Life Insurance Company, effective December 31, 2009. Filed previously with initial registration statement (333-164125) on January 4, 2010 as document "exhibit6c.htm" and hereby incorporated by reference.
(7)	Not Applicable.
(8)	Form of Participation Agreements -
The following Fund Participation Agreements were previously filed on July 17, 2007 with pre-effective amendment number 1 of registration statement (333-140608) under Exhibit 26(h), and are hereby incorporated by reference.
(1)	Fund Participation Agreement with AIM Variable Insurance Funds, AIM Advisors, Inc., and AIM Distributors dated January 6, 2003, under document "aimfpa99h1.htm".

(2)	Amended and Restated Fund Participation and Shareholder Services Agreement with American Century Investment Services, Inc., as amended, dated September 15, 2004, under document "amcentfpa99h2.htm".
(3)	Fund Participation Agreement with Nationwide Variable Insurance Trust (formerly, Gartmore Variable Insurance Trust) dated May 2, 2005, as amended, under document "nwfpa99h12a.htm".
(4)	Fund Participation Agreement with Nationwide Variable Insurance Trust (formerly, Gartmore Variable Insurance Trust), American Funds Insurance Series, and Capital Research and Management Company, dated May 1, 2007, under document "nwfpa99h12b.htm".
(5)	Restated and Amended Fund Participation Agreement with The Dreyfus Corporation, as amended, dated January 27, 2000, as "drewfusfpa99h3.htm".
(6)	Fund Participation Agreement with Fidelity Variable Insurance Products Fund, dated May 1, 1988, as amended, including Fidelity Variable Insurance Products Fund IV and Fidelity Variable Insurance Products Fund V, under document "fidifpa99h5.htm".
(7)	Amended and Restated Fund Participation with Franklin Templeton Variable Insurance Products Trust and Franklin/Templeton Distributors, Inc., dated May 1, 2003, as amended, under document "frankfpa99h8.htm".
(8)	Fund Participation Agreement, Service and Institutional Shares, with Janus Aspen Series, dated December 31, 1999, under document "janusfpa99h9a.htm".
(9)	Fund Participation Agreement with Neuberger Berman Management Inc., dated January 1, 2006, under document "neuberfpa99h13.htm".
(10)	Fund Participation Agreement with Oppenheimer Variable Account Funds and Oppenheimer Funds, Inc., dated April 13, 2007, under document "oppenfpa99h14.htm".
(11)	Fund Participation Agreement with T. Rowe Price Equity Series, Inc., T. Rowe Price International Series, Inc., T. Rowe Price Fixed Income Series, Inc., and T. Rowe Price Investment Services, Inc., as amended, dated October 1, 2002, under document "trowefpa99h15.htm".
(12)	Fund Participation Agreement with The Universal Institutional Funds, Inc., Morgan Stanley & Co. Incorporated, and Morgan Stanley Investment Management, Inc., dated February 1, 2002, as amended, under document "univfpa99h16.htm".
The following Fund Participation Agreements were previously filed on September 27, 2007 with pre-effective amendment number 3 of registration statement (333-137202) under Exhibit 26(h), and are hereby incorporated by reference.
(13)	Fund Participation Agreement with American Funds Insurance Series and Capital Research and Management Company, dated July 20, 2005, under document "americanfundsfpa.htm".
(14)	Fund Participation Agreement with BlackRock (formerly FAM Distributors, Inc. and FAM Variable Series Funds, Inc.), dated April 13, 2004, as amended, under document "blackrockfpa.htm".
(15)	Fund Participation Agreement with Waddell & Reed Services Company and Waddell & Reed, Inc., dated December 1, 2000, under document "waddellreedfpa.htm".
(16)	Fund Participation Agreement with Legg Mason Investor Services, LLC (formerly, Salomon Brothers Variable Series Funds Inc., Salomon Brothers Asset Management Inc.), as amended, dated September 1999, under document "leggmasonfpa.htm".
(17)	Fund Participation Agreement with Lord Abbett Series Fund, Inc. and Lord Abbett Distributor LLC, as amended, dated December 31, 2002, under document "lordabbettfpa.htm".
(18)	Fund Participation Agreement with PIMCO Variable Insurance Trust and PIMCO Funds Distributors, LLC, dated March 28, 2002, as amended, under document "pimcofpa.htm".
(19)	Fund Participation Agreement with Putnam Variable Trust and Putnam Retail Management, L.P., dated February 1, 2002, under document "putnamfpa.htm".
(20)	Fund Participation Agreement with Van Eck Investment Trust, Van Eck Associates Corporation, and Van Eck Securities Corporation, dated September 1, 1989, as amended, under document "vaneckfpa.htm".
The following Fund Participation Agreement was previously filed on April 18, 2008 with post-effective amendment number 20 of registration statement (333-62692) under Exhibit 24(b), and is hereby incorporated by reference.

(21)	Fund Participation Agreement with Rydex Variable Trust & Rydex Distributors, Inc., dated September 10, 2001, under document "rydexfundpartagreement.htm".
The following Fund Participation Agreement was previously filed on April 30, 2008 with post-effective amendment number 42 of registration statement (333-59517) under Exhibit 26(h), and is hereby incorporated by reference.
(22)	Fund Participation Agreement with J.P. Morgan Series Trust II, dated February 18, 2003, under document "jpmorganfpa.htm".
The following Fund Participation Agreements were previously filed on April 12, 2011 with post-effective amendment number 43 of registration statement (333-43671) under Exhibit 26(h), and are hereby incorporated by reference.
(23)	Fund Participation Agreement with Delaware Management Company and Delaware Distributors, L.P., as amended, dated February 5, 2008, under document "delawarefpa.htm".
(24)	Fund Participation Agreement with Eaton Vance Variable Trust and Eaton Vance Distributors, Inc., dated March 24, 2011, under document "eatonvancefpa.htm".
(25)	Fund Participation Agreement with Goldman Sachs Variable Insurance Trust, and Goldman Sachs & Co., dated December 22, 1998, under document "goldmansachsfpa.htm".
(26)	Fund Participation Agreement with Lazard Retirement Series, Inc., and Lazard Asset Management Securities LLC, dated April 13, 2009, under document "lazardfpa.htm".
The following Fund Participation Agreement was previously filed on April 24, 2012 with post-effective amendment number 8 of registration statement (333-135650) under Exhibit 24(b), and is hereby incorporated by reference.
(27)	Fund Participation Agreement with Rafferty Asset Management, LLC, dated February 9, 2012 as document "direxionfpa.htm".
The following Fund Participation Agreements were previously filed on October 15, 2013 with post-effective amendment number 12 of registration statement (333-135650) under Exhibit 24(b), and are hereby incorporated by reference.
(28)	Fund Participation Agreement with ALPS Variable Investment Trust and ALPS Portfolio Solutions Distributor, Inc., dated October 10, 2013, as document "d612202dex99826.htm".
(29)	Fund Participation Agreement with The Merger Fund VL and Westchester Capital Management, LLC, dated October 11, 2013, as document "d612202dex99827.htm".
The following Fund Participation Agreement was previously filed on April 16, 2015 with post-effective amendment number 15 to the registration statement associated with 1933 Act File No. 333-149213 under Exhibit 24(b), and is hereby incorporated by reference.
(30)	Participation Agreement Among MFS Variable Insurance Trust, MFS Variable Insurance Trust II, Nationwide Financial Services, Inc., and MFS Fund Distributors, Inc., dated May 2, 2011, under document "mfsfpa.htm".
For information regarding payments Nationwide receives from underlying mutual funds, please see the "Information on Underlying Mutual Fund Payments" section of the prospectus and/or the underlying mutual fund prospectuses.
(9)	Opinion of Counsel - Filed with initial Registration Statement on February 2, 2015 (File No. 333-201820) as Exhibit (9) and hereby incorporated by reference.
(10)	Consent of Independent Registered Public Accounting Firm - Attached hereto.
(11)	Not Applicable.
(12)	Not Applicable.
(99)	Power of Attorney - Attached hereto.

Item 25. Directors and Officers of the Depositor
The business address of the Directors and Officers of the Depositor is:
One Nationwide Plaza, Columbus, Ohio 43215
President and Chief Operating Officer and Director	Kirt A. Walker
Executive Vice President-Chief Legal and Governance Officer	Patricia R. Hatler
Senior Vice President-President, Nationwide Growth Solutions	Terri L. Hill
Executive Vice President-Chief Marketing Officer	Matthew Jauchius
Executive Vice President-Chief Information Officer	Michael C. Keller
Executive Vice President-Chief Human Resources Officer	Gale V. King
Executive Vice President	Mark A. Pizzi
Executive Vice President and Director	Mark R. Thresher
Senior Vice President	Harry H. Hallowell
Senior Vice President and Treasurer	David LaPaul
Senior Vice President-Chief Compliance Officer	Sandra L. Rich
Senior Vice President-Chief Financial Officer and Director	Timothy G. Frommeyer
Senior Vice President-CIO Enterprise Applications	Michael A. Richardson
Senior Vice President-CIO NF Systems	Susan J. Gueli
Senior Vice President-NW Retirement Plans and Director	John L. Carter
Senior Vice President-Head of Taxation	Pamela A. Biesecker
Senior Vice President-Individual Products & Solutions and Director	Eric S. Henderson
Senior Vice President-Investment Management Group	Michael S. Spangler
Senior Vice President-IT Chief Financial Officer and Chief Procurement Officer	Andrew Walker
Senior Vice President-CIO CL & Agency	Tammy Craig
Senior Vice President-Nationwide Financial	Steven C. Power
Senior Vice President-Nationwide Financial Network	Peter A. Golato
Senior Vice President-NFS Legal	Rae Ann Dankovic
Senior Vice President-NF Distribution and Sales	David L. Giertz
Senior Vice President-NI Brand Marketing	Jennifer M. Hanley
Senior Vice President-President-Nationwide Bank	J. Lynn Anderson
Director	Stephen S. Rasmussen
Item 26. Persons Controlled by or Under Common Control with the Depositor or Registrant.
Following is a list of entities directly or indirectly controlled by or under common control with the depositor or registrant. Ownership is indicated through indentation. Unless otherwise indicated, each subsidiary is either wholly-owned or majority-owned by the parent company immediately preceding it. (For example, Nationwide Fund Distributors, LLC is either wholly-owned or majority owned by NFS Distributors, Inc.) Separate accounts that have been established pursuant to board resolution but are not, and have never been, active are omitted.
Company	Jurisdiction of Domicile	Brief Description of Business
Nationwide Financial Services, Inc.	Delaware	The company acts primarily as a holding company for companies within the Nationwide organization that offer or distribute life insurance, long-term savings and retirement products.
NFS Distributors, Inc.	Delaware	The company acts primarily as a holding company for Nationwide Financial Services, Inc. companies.
Nationwide Financial General Agency, Inc.	Pennsylvania	The company is a multi-state licensed insurance agency.
Nationwide Financial Institution Distributors Agency, Inc.	Delaware	The company is an insurance agency.
Nationwide Fund Distributors, LLC	Delaware	The company is a limited purpose broker-dealer.
Nationwide Fund Management, LLC	Delaware	The company provides administration, transfer and dividend disbursing agent services to various mutual fund entities.
Nationwide Retirement Solutions, Inc.	Delaware	The company markets and administers deferred compensation plans for public employees.

Company	Jurisdiction of Domicile	Brief Description of Business
Nationwide Retirement Solutions, Inc. of Arizona	Arizona	The company markets and administers deferred compensation plans for public employees.
Nationwide Retirement Solutions Insurance Agency, Inc.	Massachusetts	The company markets and administers deferred compensation plans for public employees.
Nationwide Retirement Solutions, Inc. of Ohio, Inc.[1]	Ohio	The company provides retirement products, marketing and education and administration to public employees.
Nationwide Retirement Solutions, Inc. of Texas, Inc.[1]	Texas	The company markets and administers deferred compensation plans for public employees.
Nationwide Securities, LLC	Delaware	The company is a registered broker-dealer.
Nationwide Bank	Federal	This is a federally chartered savings bank supervised by the Office of the Office of the Comptroller of the Currency to exercise deposit, lending, agency, custody and fiduciary powers and to engage in activities permissible for federal savings banks under the Home Owners' Loan Act of 1933.
Nationwide Financial Services Capital Trust	Delaware	The trust's sole purpose is to issue and sell certain securities representing individual beneficial interests in the assets of the trust
Nationwide Life Insurance Company[2]	Ohio	A stock corporation. The corporation provides individual life insurance, group and health insurance, fixed and variable annuity products and other life insurance products.
MFS Variable Account[2,3]	Ohio	A separate account issuing variable annuity contracts.
Nationwide Multi-Flex Variable Account[2,3]	Ohio	A separate account issuing variable annuity contracts.
Nationwide Variable Account[2,3]	Ohio	A separate account issuing variable annuity contracts.
Nationwide Variable Account-II2,3	Ohio	A separate account issuing variable annuity contracts.
Nationwide Variable Account-3[2,3]	Ohio	A separate account issuing variable annuity contracts.
Nationwide Variable Account-4[2,3]	Ohio	A separate account issuing variable annuity contracts.
Nationwide Variable Account-5[2,3]	Ohio	A separate account issuing variable annuity contracts.
Nationwide Variable Account-6[2,3]	Ohio	A separate account issuing variable annuity contracts.
Nationwide Variable Account-7[2,3]	Ohio	A separate account issuing variable annuity contracts.
Nationwide Variable Account-8[2,3]	Ohio	A separate account issuing variable annuity contracts.
Nationwide Variable Account-9[2,3]	Ohio	A separate account issuing variable annuity contracts.
Nationwide Variable Account-10[2,3]	Ohio	A separate account issuing variable annuity contracts.
Nationwide Variable Account-11[2,3]	Ohio	A separate account issuing variable annuity contracts.
Nationwide Variable Account-12[2,3]	Ohio	A separate account issuing variable annuity contracts.
Nationwide Variable Account-13[2,3]	Ohio	A separate account issuing variable annuity contracts.

Company	Jurisdiction of Domicile	Brief Description of Business
Nationwide Variable Account-14[2,3]	Ohio	A separate account issuing variable annuity contracts.
Nationwide Provident VA Separate Account 1[2,3]	Pennsylvania	A separate account issuing variable annuity contracts.
Nationwide VLI Separate Account[2,3]	Ohio	A separate account issuing variable life insurance policies.
Nationwide VLI Separate Account-2[2,3]	Ohio	A separate account issuing variable life insurance policies.
Nationwide VLI Separate Account-3[2,3]	Ohio	A separate account issuing variable life insurance policies.
Nationwide VLI Separate Account-4[2,3]	Ohio	A separate account issuing variable life insurance policies.
Nationwide VLI Separate Account-5[2,3]	Ohio	A separate account issuing variable life insurance policies.
Nationwide VLI Separate Account-6[2,3]	Ohio	A separate account issuing variable life insurance policies.
Nationwide VLI Separate Account-7[2,3]	Ohio	A separate account issuing variable life insurance policies.
Nationwide Provident VLI Separate Account 1[2,3]	Pennsylvania	A separate account issuing variable life insurance policies.
Nationwide Investment Services Corporation[3]	Oklahoma	This is a limited purpose broker-dealer and distributor of variable annuities and variable life products for Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company. The company also provides educational services to retirement plan sponsors and its participants.
Nationwide Financial Assignment Company[3]	Ohio	The company is an administrator of structured settlements.
Nationwide Investment Advisors, LLC[3]	Ohio	The company provides investment advisory services.
Life Reo Holdings, LLC[3]	Ohio	The company is an investment holding company.
Nationwide Life and Annuity Insurance Company[2,3]	Ohio	The company engages in underwriting life insurance and granting, purchasing and disposing of annuities.
Nationwide VA Separate Account-A2,3	Ohio	A separate account issuing variable annuity contracts.
Nationwide VA Separate Account-B2,3	Ohio	A separate account issuing variable annuity contracts.
Nationwide VA Separate Account-C2,3	Ohio	A separate account issuing variable annuity contracts.
Nationwide VA Separate Account-D2,3	Ohio	A separate account issuing variable annuity contracts.
Nationwide Provident VA Separate Account A2,3	Delaware	A separate account issuing variable annuity contracts.
Nationwide VL Separate Account-A2,3	Ohio	A separate account issuing variable life insurance policies.
Nationwide VL Separate Account-B2,3	Ohio	A separate account issuing variable life insurance policies.

Company	Jurisdiction of Domicile	Brief Description of Business
Nationwide VL Separate Account-C2,3	Ohio	A separate account issuing variable life insurance policies.
Nationwide VL Separate Account-D2,3	Ohio	A separate account issuing variable life insurance policies.
Nationwide VL Separate Account-G2,3	Ohio	A separate account issuing variable life insurance policies.
Nationwide Provident VLI Separate Account A2,3	Delaware	A separate account issuing variable life insurance policies.
Olentangy Reinsurance, LLC[3]	Vermont	The company is a captive life reinsurance company.
Registered Investment Advisors Services, Inc.[3]	Texas	The company is a technology company that facilitates third-party money management services for registered investment advisors
Nationwide Fund Advisors[3,4]	Delaware	The trust acts as a registered investment advisor.
[1]	This subsidiary/entity is controlled by its immediate parent through contractual association.
[2]	This subsidiary/entity files separate financial statements.
[3]	Information for this subsidiary/entity is included in the consolidated financial statements of its immediate parent.
[4]	This subsidiary/entity is a business trust.
Item 27. Number of Contract Owners
N/A
Item 28. Indemnification
Provision is made in Nationwide's Amended and Restated Code of Regulations and expressly authorized by the General Corporation Law of the State of Ohio, for indemnification by Nationwide of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, officer or employee of Nationwide, against expenses, including attorneys fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, to the extent and under the circumstances permitted by the General Corporation Law of the State of Ohio.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("Act") may be permitted to directors, officers or persons controlling Nationwide pursuant to the foregoing provisions, Nationwide has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
Item 29. Principal Underwriter
Nationwide Investment Services Corporation ("NISC")
(a)	NISC serves as principal underwriter and general distributor for the following separate investment accounts of Nationwide or its affiliates:

MFS Variable Account	Nationwide VA Separate Account-C
Multi-Flex Variable Account	Nationwide VA Separate Account-D
Nationwide Variable Account	Nationwide VLI Separate Account
Nationwide Variable Account-II	Nationwide VLI Separate Account-2
Nationwide Variable Account-3	Nationwide VLI Separate Account-3

Nationwide Variable Account-4	Nationwide VLI Separate Account-4
Nationwide Variable Account-5	Nationwide VLI Separate Account-5
Nationwide Variable Account-6	Nationwide VLI Separate Account-6
Nationwide Variable Account-7	Nationwide VLI Separate Account-7
Nationwide Variable Account-8	Nationwide VL Separate Account-A
Nationwide Variable Account-9	Nationwide VL Separate Account-C
Nationwide Variable Account-10	Nationwide VL Separate Account-D
Nationwide Variable Account-11	Nationwide VL Separate Account-G
Nationwide Variable Account-12	Nationwide Provident VA Separate Account 1
Nationwide Variable Account-13	Nationwide Provident VA Separate Account A
Nationwide Variable Account-14	Nationwide Provident VLI Separate Account 1
Nationwide VA Separate Account-A	Nationwide Provident VLI Separate Account A
Nationwide VA Separate Account-B	Nationwide VA Separate Account-D
(b)	Directors and Officers of NISC:

President	Robert O. Cline
Vice President-Chief Compliance Officer	James J. Rabenstine
Associate Vice President and Secretary	Kathy R. Richards
Associate Vice President and Assistant Secretary	Parag H. Shah
Associate Vice President-NFS Distribution Compliance	Valerie Hamilton
Senior Vice President-Head of Taxation	Pamela A. Biesecker
Vice President and Treasurer	John A. Reese
Assistant Treasurer	J. Morgan Elliott
Director	John L. Carter
Director	Eric S. Henderson
Director	David L. Giertz
The business address of the Directors and Officers of NISC is:
One Nationwide Plaza, Columbus, Ohio 43215.
(c)
Name of Principal Underwriter	Net Underwriting Discounts and Commissions	Compensation on Redemption or Annuitization	Brokerage Commissions	Compensation
Nationwide Investment Services Corporation	N/A	N/A	N/A	N/A
Item 30. Location of Accounts and Records
Timothy G. Frommeyer
Nationwide Life Insurance Company
One Nationwide Plaza
Columbus, OH 43215
Item 31. Management Services
Not Applicable
Item 32. Undertakings
The Registrant hereby undertakes to:
(a)	file a post-effective amendment to this registration statement as frequently as is necessary to ensure that the audited financial statements in the registration statement are never more than 16 months old for so long as payments under the variable annuity contracts may be accepted;
(b)	include either (1) as part of any application to purchase a contract offered by the prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a post card or similar written communication affixed to or included in the prospectus that the applicant can remove to send for a Statement of Additional Information; and

(c)	deliver any Statement of Additional Information and any financial statements required to be made available under this form promptly upon written or oral request.
The Registrant represents that any of the contracts which are issued pursuant to Section 403(b) of the Internal Revenue Code, are issued by Nationwide through the Registrant in reliance upon, and in compliance with, a no-action letter issued by the Staff of the Securities and Exchange Commission to the American Council of Life Insurance (publicly available November 28, 1988) permitting withdrawal restrictions to the extent necessary to comply with Section 403(b)(11) of the Internal Revenue Code.
Nationwide Life Insurance Company represents that the fees and charges deducted under the contract in the aggregate are reasonable in relation to the services rendered, the expenses expected to be incurred and risks assumed by Nationwide Life Insurance Company.

SIGNATURES
As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant certifies that it has caused this Registration Statement to be signed by the undersigned, duly authorized, in the City of Columbus, and State of Ohio, on June 16, 2015.
Nationwide Variable Account-4
(Registrant)
Nationwide Life Insurance Company
(Depositor)
By: /s/ JAMIE RUFF CASTO
Jamie Ruff Casto Attorney-in-Fact
As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated, on June 16, 2015.
KIRT A. WALKER
Kirt A. Walker, President and Chief Operating Officer, and Director
MARK R. THRESHER
Mark R. Thresher, Executive Vice President and Director
TIMOTHY G. FROMMEYER
Timothy G. Frommeyer, Senior Vice President-Chief Financial Officer and Director
ERIC S. HENDERSON
Eric S. Henderson, Senior Vice President - Individual Products & Solutions and Director
JOHN L. CARTER
John L. Carter, Senior Vice President – Nationwide Retirement Plans and Director
STEPHEN S. RASMUSSEN
Stephen S. Rasmussen, Director
By /s/ JAMIE RUFF CASTO
Jamie Ruff Casto Attorney-in-Fact